Form 10-K, Exhibit 13
period 1995-12-31
PINNACLE BANC GROUP INC
filed 1996-03-21
CIK 827085

                                 ANNUAL REPORT
                                      1995

--------------------------------------------------------------------------------

                           [PINNACLE BANC GROUP LOGO]

                              FINANCIAL HIGHLIGHTS

                           PINNACLE BANC GROUP, INC.

      --------------------------------------------------------------------
                                                                   Percent
                                       1995            1994        Change
      --------------------------------------------------------------------
      For the Year:
        Net income...............  $ 12,493,455    $  2,255,497       N/M
        Return on average
         equity..................          18.1%            3.4%
        Return on average
         assets..................          1.55            0.32

      Per Share:
        Net income...............  $       2.83    $       0.51       N/M
        Book value...............         18.05           15.62        16%
        Dividends................          1.16            1.08         7

      At Year End:
        Total assets.............  $818,697,283    $684,892,118        20%
        Loans....................   309,599,860     248,404,294        25
        Portfolio funds..........   443,754,703     389,315,596        14
        Deposits.................   712,804,697     599,879,284        19
        Notes payable............    20,600,000       5,400,000       N/M
        Stockholders' equity.....    78,960,815      68,835,677        15

                               TABLE OF CONTENTS

Letter to Shareholders...........................................................          2
Consolidated Financial Statements................................................          4
Report of Independent Public Accountants.........................................         21
Selected Financial Data..........................................................         22
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.....................................................................         23
Board of Directors, Executive Officers, Bank and Banking Center Presidents, and
  Department Heads...............................................................         37
Shareholder Information..........................................................         38
Corporate Information............................................................         39

--------------------------------------------------------------------------------

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

Dear Shareholder:

Each year this letter serves as our forum to report to you on Pinnacle's performance for the past year as well as an opportunity to communicate our objectives for the future. As we look back on 1995, we see a successful twelve months on a number of fronts. Net income exceeded our initial expectations, total assets were up 20%, and stockholders' equity increased 15%. Pinnacle's common stock price increased 12%. An acquisition added two new banking centers to the group and a conversion to a new data processor has given us the technology necessary to provide enhanced service and to market products beyond Pinnacle's previous capabilities.

FINANCIAL PERFORMANCE

Net income for 1995 was $12,493,000, or $2.83 per share, compared to $2,255,000, or $0.51 per share earned in 1994. The substantial increase was the result of large net securities losses recorded in 1994. In addition, a 5% increase in net interest income and a lower provision for loan losses in 1995 compared with 1994 contributed to the improvement in earnings. The return on average equity was 18.1% in 1995 and the return on average assets totalled 1.55%.

Total assets were $818,697,000 at December 31, 1995, up 20% from the previous year end. The increase was the result of the acquisition of Acorn Financial Corp and its subsidiary bank, Suburban Trust & Savings Bank, in January, 1995. Likewise, loans and deposits increased. At year-end 1995, total loans were $309,600,000, up 25%, and total deposits amounted to $712,805,000, an increase of 19% from the prior year end.

Stockholders' equity was $78,961,000 at December 31, 1995 which represented a 15% increase over the amount at year-end 1994. Book value per share amounted to $18.05. Dividends of $1.16 per share were paid in 1995, up 7% from 1994.

The components of Pinnacle's earnings were similar to previous years. Net securities gains totalled $4,730,000 in 1995 with three-fourths of the gains resulting from Pinnacle's term portfolio and the remaining one-fourth from the equity portfolio. While net interest income was up 5%, an increase in the level of earning assets was the contributor. Pinnacle's net interest margin fell from 4.28% in 1994 to 3.90% in 1995 as the relatively low level of interest rates coupled with a high volume of U. S. Government securities held compressed the spread between the yields earned and the rates paid.

No provision for loan losses was made in 1995 compared to $900,000 provided in 1994. Net charge-offs amounted to $151,000, or 0.05% of average loans in 1995. The allowance for loan losses was $6,023,000, or 1.95% of total loans at December 31, 1995 compared to 1.70% of loans at year-end 1994. Total nonperforming loans were $8,015,000 and other real estate owned amounted to $284,000 at year-end 1995. While the total nonperforming asset total of $8,299,000 increased 2.2 times from the amount at year-end 1994, approximately one-half of the increase was the result of the Acorn transaction which added significant dollars to Pinnacle's reserve for loan losses. Notwithstanding this increase, several long-standing problem assets were resolved in 1995. Nonperforming assets at December 31, 1995 were 2.68% of total loans plus other real estate owned, and amounted to 1.01% of total assets.

THE BANKING SIDE

One of Pinnacle's stated objectives has been to improve the core earnings of the banking function. Too many times Pinnacle is viewed on the outside for its non-bank successes -- the investment portfolio, tax planning strategies and other innovative programs unrelated to traditional banking. While these items can continue to play an important part for Pinnacle, today's environment mandates the importance of the core banking function.

Many of Pinnacle's successes in 1995 were with this factor in mind. The acquisition of Acorn in January of 1995 added two locations to the Pinnacle franchise. Pinnacle now has twelve banking locations, including seven within a seven-mile radius in the near western suburbs.

Early in 1995, Pinnacle completed the conversion to a new data processing system. While the obvious factors of enhanced customer service and improved technology should be evident in any conversion, the corollary benefits were substantial. For example, extensive training touched each employee and new data capabilities provided information to take marketing and sales to a new level.

In this regard, Pinnacle expanded its advertising to include both television and radio for the first time. Direct marketing also became a dominant program. Gone are the days where bankers only needed to wait at their desks for customers to walk in the door. Our challenge is to meet the competition of other banking organizations and the non-bank financial providers with a stronger marketing and sales culture. Pinnacle added ten new banking products including free checking, new loan options and expanded trust and non-

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

bank products in its markets during the past year. We must make sure that the current customer base and our perspective clients know what we have to offer.

The investment in technology and people in 1995 was supplemented by an investment in facilities during the year. A newly constructed facility in Cicero replaced an existing, outdated building. The core of the Pinnacle trust department moved to the recently purchased Westmont facility in order to enhance Pinnacle's visibility in a highly fertile market. In Elburn, on the western fringe of the Chicago area, a new banking facility is under construction in order to replace a less visible location.

The lending function continues to be an area of opportunity for Pinnacle. The loan growth in 1995 resulted from the Acorn acquisition. While internal growth on a year end-to-year end comparative basis was minimal without the acquisition, a significant number of new credits were booked. In order to compete in a highly competitive lending environment, we intend to be a little more aggressive on pricing while keeping our credit standards intact.

OUR OBJECTIVES

Our goals remain the same: to enhance shareholder value by effectively leveraging Pinnacle's equity base and to achieve returns on equity and assets significantly in excess of peer group performance. We can accomplish these objectives through continued acquisitions; our goal is to exceed $1 billion in assets within the next twelve months. We will continue to repurchase Pinnacle shares and we have increased the dividend payout in January, 1996, for the eighth consecutive year. On the banking side, we will continue our efforts to improve the core earnings of the bank and ensure that responsive, quality service will differentiate Pinnacle banks from our competitors.

In any successful corporation, the organizational structure is a key component in achieving corporate objectives. During the past two years, Pinnacle has been undergoing a process which culminated in changes in executive management effective January 1, 1996. On that date, John J. Gleason, Jr. was designated as Chief Executive Officer of Pinnacle, succeeding John J. Gleason, Sr. who continues as Chairman of the Board. William P. Gleason was named President of Pinnacle succeeding Mark P. Burns. Mark, who had previously indicated a desire to reduce his on-site commitment to Pinnacle, will continue to be active primarily through business development, officer calling programs and sales training.

The recently completed year of 1995 was a successful one for Pinnacle. The year currently underway will be much more challenging. The relatively low rate environment coupled with the high volume of U. S. Government securities and a flat yield curve will continue to put pressure on Pinnacle's net interest margin and its earnings in the near term. We have cautioned many times against putting too much emphasis on one good or bad year or quarter of results for Pinnacle. Our objective is to manage with a wider perspective. Over the past five years, Pinnacle's return on equity has averaged 16.3% and the return on assets has amounted to 1.50%. Both continue to be well in excess of peer group performance and management is confident in its ability to continue to post strong results over future periods.

We thank you for your continued support and assure you that maximizing shareholder value remains our number one priority.

Sincerely,
/s/ John. J. Gleason, Jr.

John J. Gleason, Jr.
Vice Chairman and
 Chief Executive Officer

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                            at December 31
                                                      --------------------------
                                                          1995          1994
--------------------------------------------------------------------------------
ASSETS:
  Cash and due from banks...........................  $ 27,272,616  $ 20,265,069
  Federal funds sold................................    14,100,000         --0--
                                                      --------------------------
    TOTAL CASH AND CASH EQUIVALENTS.................    41,372,616    20,265,069
  Interest-bearing deposits.........................     2,725,891     2,815,326
  Securities--Available for sale (Note 3)
    (amortized cost: 1995--$418,637,073
                     1994--$382,617,989)............   426,928,812   386,500,270

  Loans (Note 4)....................................   309,599,860   248,404,294
  Less: Allowance for loan losses (Note 5)..........    (6,023,011)   (4,228,608)
                                                      --------------------------
    NET LOANS.......................................   303,576,849   244,175,686
  Premises and equipment (Note 6)...................    15,565,402     9,714,259
  Goodwill and other intangibles (Note 2)...........    19,177,420     7,965,307
  Other assets......................................     9,350,293    13,456,201
                                                      --------------------------
    TOTAL...........................................  $818,697,283  $684,892,118
                                                      --------------------------
LIABILITIES:
  Demand deposits:
    Noninterest-bearing.............................  $ 96,714,490  $ 73,921,734
    Interest-bearing................................    89,230,444    74,699,554
  Savings deposits..................................   257,793,601   251,468,974
  Other time deposits...............................   269,066,162   199,789,022
                                                      --------------------------
    TOTAL DEPOSITS..................................   712,804,697   599,879,284
  Short-term borrowings.............................         --0--     4,800,000
  Notes payable (Note 8)............................    20,600,000     5,400,000
  Other liabilities.................................     6,331,771     5,977,157
                                                      --------------------------
    TOTAL LIABILITIES...............................   739,736,468   616,056,441
                                                      --------------------------
COMMITMENTS AND CONTINGENCIES (Notes 13 & 16)

STOCKHOLDERS' EQUITY (Notes 10 & 11):
  Preferred stock...................................         --0--         --0--
    1,000 shares authorized, none issued
  Common stock, $4.69 par...........................    20,505,323    20,653,341
    20,000,000 shares authorized; shares issued and
     outstanding:
     1995: 4,374,469; 1994: 4,406,046
  Additional paid-in capital........................    17,897,900    17,550,439
  Retained earnings.................................    33,505,657    27,583,618
  Unrealized gain on securities available for sale,
   net of tax (Notes 1 & 3).........................     7,051,935     3,048,279
                                                      --------------------------
    TOTAL STOCKHOLDERS' EQUITY......................    78,960,815    68,835,677
                                                      --------------------------
    TOTAL...........................................  $818,697,283  $684,892,118

--------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------

                                               CONSOLIDATED STATEMENTS OF INCOME

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                              For the year ended December 31
                                           -------------------------------------
                                              1995         1994         1993
--------------------------------------------------------------------------------
INTEREST INCOME:
  Loans..................................  $26,316,430  $20,484,573  $19,495,705
  Securities:
    Taxable..............................   23,347,400   19,437,500   17,755,773
    Tax exempt...........................    2,570,921    2,922,814    3,346,248
  Interest-bearing deposits,
   Federal funds sold and other..........    1,062,640       75,545      181,522
                                           -------------------------------------
    INTEREST INCOME......................   53,297,391   42,920,432   40,779,248
                                           -------------------------------------
INTEREST EXPENSE:
  Deposits:
    Interest-bearing demand..............    1,731,705    1,376,110    1,486,590
    Savings..............................    8,340,858    7,015,535    7,795,301
    Other time...........................   13,664,253    7,495,603    7,876,907
  Short term borrowings..................       38,609      470,347       87,502
  Notes payable..........................    1,963,897      282,937      423,947
                                           -------------------------------------
    INTEREST EXPENSE.....................   25,739,322   16,640,532   17,670,247
                                           -------------------------------------
NET INTEREST INCOME......................   27,558,069   26,279,900   23,109,001
  Provision for loan losses (Note 5).....        --0--      900,000    1,700,000
                                           -------------------------------------
    NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES.....................   27,558,069   25,379,900   21,409,001
                                           -------------------------------------
OTHER INCOME:
  Other income (Note 17).................    7,225,843    5,461,870    5,615,709
  Net securities gains (losses)..........    4,730,481   (9,844,817)   8,740,587
                                           -------------------------------------
    OTHER INCOME (LOSS)..................   11,956,324   (4,382,947)  14,356,296
                                           -------------------------------------
OTHER EXPENSE:
  Salaries, profit sharing and other
   employee benefits (Note 9)............   12,050,743    9,459,353    9,578,833
  Occupancy (Note 6).....................    3,137,414    1,847,694    1,918,996
  Amortization of goodwill and other
   intangibles (Note 2)..................    1,885,135    1,680,921    1,680,919
  Other expense (Note 17)................    6,808,646    8,072,488    7,288,301
                                           -------------------------------------
    OTHER EXPENSE........................   23,881,938   21,060,456   20,467,049
                                           -------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES........   15,632,455      (63,503)  15,298,248
  Provision (benefit) for income taxes
   (Note 7)..............................    3,139,000   (2,319,000)   4,005,000
                                           -------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING FOR INCOME TAXES..........  $12,493,455  $ 2,255,497  $11,293,248
  Cumulative effect of change in
   accounting for income taxes (Note 1)          --0--        --0--    1,700,000
                                           -------------------------------------
    NET INCOME...........................  $12,493,455  $ 2,255,497  $12,993,248
                                           -------------------------------------
EARNINGS PER SHARE (NOTE 11):
  Primary:
    Income before cumulative effect of
     change in accounting for income
     taxes...............................        $2.83        $0.51        $2.50
      Cumulative effect of change in
       accounting for income taxes.......        --0--        --0--         0.37
                                           -------------------------------------
    NET INCOME...........................        $2.83        $0.51        $2.87
                                           -------------------------------------
  Fully diluted:
    Income before cumulative effect of
     change in accounting for income
     taxes...............................        $2.83        $0.51        $2.50
      Cumulative effect of change in
       accounting for income taxes.......        --0--        --0--         0.37
                                           -------------------------------------
    NET INCOME...........................        $2.83        $0.51        $2.87
                                           -------------------------------------

--------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                 UNREALIZED
                                                                                  GAIN ON
                                                                                 SECURITIES
                                                       ADDITIONAL                AVAILABLE
                                            COMMON       PAID-IN     RETAINED    FOR SALE,
                                             STOCK       CAPITAL     EARNINGS    NET OF TAX     TOTAL
--------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1992..............  $21,144,080  $17,250,084  $24,900,350  $    --0--  $63,294,514

  Net income............................                             12,993,248               12,993,248
  Dividends paid--$0.96 per share.......                             (4,315,840)              (4,315,840)
  Purchase and retirement of common
   stock................................     (192,539)               (1,141,340)              (1,333,879)
  Exercise of stock options.............       62,207      129,057                               191,264
  Addition to capital (Notes 7 & 10)....                    26,542                                26,542
                                          --------------------------------------------------------------
BALANCE, DECEMBER 31, 1993..............   21,013,748   17,405,683   32,436,418       --0--   70,855,849

  Net income............................                              2,255,497                2,255,497
  Dividends paid--$1.08 per share.......                             (4,797,510)              (4,797,510)
  Purchase and retirement of common
   stock................................     (416,427)               (2,310,787)              (2,727,214)
  Exercise of stock options.............       56,020      144,756                               200,776
  Unrealized gain on securities
   available for sale, net of tax (Notes
   1 & 3)...............................                                          3,048,279    3,048,279
                                          --------------------------------------------------------------
BALANCE, DECEMBER 31, 1994..............   20,653,341   17,550,439   27,583,618   3,048,279   68,835,677

  Net income............................                             12,493,455               12,493,455
  Dividends paid--$1.16 per share.......                             (5,108,673)              (5,108,673)
  Purchase and retirement of common
   stock................................     (268,379)               (1,462,743)              (1,731,122)
  Exercise of stock options.............      120,361      333,954                               454,315
  Addition to capital (Notes 7 & 10)....                    13,507                                13,507
  Unrealized gain on securities
   available for sale, net of tax (Notes
   1 & 3)...............................                                          4,003,656    4,003,656
                                          --------------------------------------------------------------
BALANCE, DECEMBER 31, 1995..............  $20,505,323  $17,897,900  $33,505,657  $7,051,935  $78,960,815

--------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                             For the year ended December 31
                                                    -------------------------------------------------
                                                         1995             1994             1993
-----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................  $    12,493,455  $     2,255,497  $    12,993,248
    Adjustments to reconcile net income to net
     cash from operating activities:
      Depreciation................................        1,272,478          651,397          717,628
      Amortization of goodwill and other
       intangibles................................        1,885,135        1,680,921        1,680,919
      Amortization of purchase accounting
       adjustments................................          147,065           54,245          507,228
      Provision for loan losses...................            --0--          900,000        1,700,000
      Premium amortization........................          246,086        1,467,132        2,792,625
      Discount accretion..........................      (20,738,014)      (6,090,913)      (3,186,516)
      Increase (decrease) in deferred loan fees...         (182,757)        (264,458)        (203,606)
      (Gain) loss on sales of securities..........       (4,730,481)       9,844,817       (8,740,587)
      Decrease (increase) in interest
       receivable.................................          406,622        2,875,195         (150,139)
      Deferred income taxes.......................          824,000         (401,000)       1,417,000
      Cumulative effect of change in accounting
       for income taxes...........................            --0--            --0--       (1,700,000)
      Decrease (increase) in other assets.........        5,106,829       (2,416,008)      (2,092,723)
      Increase (decrease) in other liabilities....       (1,785,973)       1,863,535       (2,621,643)
      Other, net..................................           10,454            --0--           26,544
                                                    -------------------------------------------------
        Total adjustments.........................      (17,538,556)      10,164,863       (9,853,270)
        NET CASH PROVIDED BY (USED FOR) OPERATING
          ACTIVITIES..............................       (5,045,101)      12,420,360        3,139,978
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash portion of acquisitions, net of cash
   acquired (Note 1)..............................      (14,799,803)           --0--            --0--
  Proceeds from sales of securities held for
   investment.....................................            --0--            --0--        4,995,492
  Purchases of securities held for investment.....            --0--            --0--       (5,012,500)
  Proceeds from sales of securities available or
   held for sale..................................    3,096,014,082    1,624,941,668    1,477,244,532
  Purchases of securities available or held for
   sale...........................................   (3,088,494,087)  (1,614,523,638)  (1,471,962,078)
  Proceeds from maturities and paydowns of
   securities.....................................       26,915,053       20,660,202       26,975,158
  Net decrease (increase) in interest-bearing
   deposits.......................................       12,458,356       (1,489,694)       1,173,812
  Net loan principal (advanced) collected.........        9,797,528         (626,379)      (7,732,727)
  Premises and equipment, net.....................       (1,709,330)        (610,100)        (467,506)
                                                    -------------------------------------------------
        NET CASH PROVIDED BY INVESTING
         ACTIVITIES...............................       40,181,799       28,352,059       25,214,183
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in total deposits.......      (18,043,671)     (33,733,520)     (26,597,380)
  Net increase (decrease) in short-term
   borrowings.....................................       (4,800,000)      (8,800,000)      12,900,000
  Proceeds from notes payable.....................       31,800,000       11,200,000        4,700,000
  Principal reductions of notes payable...........      (16,600,000)      (5,800,000)     (19,209,000)
  Issuance of common stock........................          454,315          200,776          191,264
  Purchase and retirement of common stock.........       (1,731,122)      (2,727,214)      (1,333,879)
  Dividends paid..................................       (5,108,673)      (4,797,510)      (4,315,840)
                                                    -------------------------------------------------
        NET CASH USED FOR FINANCING ACTIVITIES....      (14,029,151)     (44,457,468)     (33,664,835)
Net increase (decrease) in cash and cash
 equivalents......................................       21,107,547       (3,685,049)      (5,310,674)
Cash and cash equivalents at beginning of year....       20,265,069       23,950,118       29,260,792
                                                    -------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR..........  $    41,372,616  $    20,265,069  $    23,950,118
                                                    -------------------------------------------------
Cash paid during year for:
  Interest........................................  $    25,690,952  $    16,644,628  $    18,619,252
  Income taxes....................................        2,207,000        1,526,000        4,802,016

--------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(1)   ACCOUNTING POLICIES:

      The consolidated financial statements of the Pinnacle Banc Group, Inc. (the "Corporation") and Subsidiaries have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking industry. The Corporation is a multi-bank holding company registered under the Bank Holding Company Act and is engaged in the business of banking through the ownership of subsidiary banks. A description of the significant accounting policies follows:

     (a)  CONSOLIDATION -

          The consolidated financial statements of the Corporation and Subsidiaries include the accounts of the Corporation and its subsidiaries, Pinnacle Bank ("PB"), Pinnacle Bank of the Quad-Cities ("PBQC"), and Batavia Savings Bank ("BSB"). Significant intercompany accounts and transactions have been eliminated in the preparation of these statements.

          PB was formed through the merger of First National Bank of Cicero ("FNBC"), Berwyn National Bank ("BNB"), and First National Bank in Harvey ("FNBH") with and into Bank of LaGrange Park ("BLGP") on July 9, 1993. Each of these Banks were subsidiaries of the Corporation. As part of the merger, the name of BLGP was changed to Pinnacle Bank. The transaction was accounted for in a manner similar to a pooling of interests.

          PBQC was formed through the merger of The Henry County Bank ("HCB") with Bank of Silvis ("BOS") on December 7, 1992. HCB and BOS were each subsidiaries of the Corporation. The transaction was accounted for in a manner similar to a pooling of interests.

     (b)  STATEMENTS OF CASH FLOWS -

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

                  i.) In the consolidated statements of cash flows, acquisitions by the Corporation are recorded as net cash from investing activities and, accordingly, cash flows are net of the impact of the acquisitions discussed below. In 1995, Acorn Financial Corp ("AFC") and its subsidiary bank, Suburban Trust & Savings Bank ("STSB") was purchased by the Corporation and cash of $23,413,897 was paid for the acquisition. At the date of purchase, the balance sheet of AFC included cash and cash equivalents of $8,614,094 resulting in a net cash position of $14,799,803.

                  ii.) In the statements of cash flows for the Parent Company (Note 18), acquisitions by the Corporation are recorded as net cash from investing activities in the amount of the cash paid for the acquisitions net of cash acquired. In 1995, this amount was $23,413,897 for the acquisition of AFC.

     (c)  SECURITIES -

          Effective January 1, 1994, the Corporation adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 addresses the accounting and reporting of investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities are to be classified in three categories: held-to-maturity securities, trading securities and available-for-sale securities.

          Upon adoption of SFAS No. 115, all securities held by Pinnacle were classified as available-for-sale. As a result, securities are carried on the balance sheet at fair value, with corresponding (after tax) valuation adjustments included in stockholders' equity. The adoption of SFAS No. 115 had the effect of increasing stockholders' equity by approximately $6,800,000, at January 1, 1994.

          Premium and discount on securities are included in interest income on securities over the period from acquisition to maturity or earlier call date using the level-yield method. The specific identification method is used to record gains and losses on securities transactions.

     (d)  LOANS -

          Loans are stated net of unearned income. The unearned income on installment loans is recognized as interest income over the term of the loans using the sum-of-the-months-digits method, which does not differ materially from the effective interest method.

          Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Corporation generally amortizes these amounts over the contractual life of the related loans.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

          In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan". This standard was amended in October, 1994, by SFAS No. 118, "Accounting for Creditors for Impairment of a Loan--Income Recognition and Disclosure". SFAS No. 114 addresses the accounting for loans when it is probable that all principal and interest amounts due on a loan will not be collected in accordance with its contractual terms (i.e. "impaired loans"). Pursuant to SFAS No. 114, to the extent the recorded investment of an impaired loan exceeds the present value of the loan's expected future cash flows or other measures of value, a valuation allowance is established for the difference. The corresponding allocation or charge will be to either the allowance for loan losses or to the provision for loan losses, respectively, depending on the adequacy of the overall allowance for loan losses. The Corporation adopted SFAS No. 114 and SFAS No. 118 effective as of January 1, 1995. There was no effect on the financial position and results of operation of the Corporation upon adopting these standards.

          No changes were required to Pinnacle's accounting policies to loans, charge-offs, and interest income as a result of adopting these Statements.

     (e)  ALLOWANCE FOR LOAN LOSSES -

          The allowance for loan losses is determined by management based on factors such as past loan loss experience, evaluation of known and inherent losses in the loan portfolio, prevailing economic conditions, and other factors and estimates which are subject to change over time. Management adjusts the allowance for loan losses by recording a provision for loan losses in an amount sufficient to maintain the allowance at a level commensurate with the risks in the loan portfolio. Loans are charged-off when deemed to be uncollectible by management.

     (f)  PREMISES AND EQUIPMENT -

          Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using a combination of the straight-line and accelerated methods over the estimated useful lives of the assets.

     (g)  OTHER REAL ESTATE -

          Other real estate, included in other assets, includes property acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of cost or fair value. Losses arising at the time of acquisition of property in full or partial satisfaction of loans are recorded as loan losses. Subsequent losses or expenses on the property are charged to other expenses. Income received on the property is recorded as an offset to expenses.

     (h)     INCOME TAXES -

          The consolidated Federal income tax return of the Corporation includes the accounts of each subsidiary bank. Under the terms of a tax-sharing agreement with the Corporation, each subsidiary bank is required to pay to the Corporation the Federal income tax liability computed as if the subsidiary bank were to file a separate income tax return. In the event of a separate bank net operating loss, the Corporation shall remit to each subsidiary bank the appropriate amount of each refund. The tax-sharing agreement also includes a provision that the Corporation will indemnify each subsidiary bank against all tax liabilities for any taxable year in which the subsidiary bank joins with the Corporation in filing a consolidated return.

          Pinnacle adopted SFAS No. 109, "Accounting for Income Taxes", which modified the provisions of SFAS No. 96, with an effective date of January 1, 1993. SFAS No. 109 requires an asset and liability approach for accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences for items that have been recognized in the Corporation's financial statements or tax returns. The measurement of tax assets and liabilities is based on enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

          The cumulative effect of the adoption of SFAS No. 109 on periods prior to January 1, 1993 amounted to a benefit of $1,700,000, net of a valuation allowance, which was recorded as a deferred tax asset.

     (i)  LONG-LIVED ASSETS -

          In March 1995, the Financial Accounting Standards Board issued Statement No. 121 "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed of" ("SFAS 121"). The Corporation is required to adopt the provisions of SFAS 121 in 1996. Based

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

on information currently available, the Corporation does not expect the impact of adoption SFAS 121 to have a material effect on its consolidated financial condition or results of operations.

     (j)  ESTIMATES -
          In preparing the consolidated financial statements, management made estimates and assumptions that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change and future results could differ from those estimates and assumptions.

(2)   ACQUISITIONS:

      On January 6, 1995, the Corporation completed the acquisition of AFC and its subsidiary STSB. The purchase price was $23,413,897 in cash for all the issued and outstanding shares of AFC. Funds to pay for the purchase were borrowed from an unaffiliated bank. At the date of purchase, AFC was liquidated and concurrent with the liquidations, STSB was merged into PB. As of the date of purchase, AFC had total assets of approximately $144,000,000. Goodwill of approximately $13,000,000 created in the acquisition is being amortized on a straight line basis over fifteen years.

      This transaction was accounted for using the purchase method of accounting and the excess of the aggregate purchase price paid over the fair value of the net assets acquired consisted of goodwill. The results of operations of STSB have been included in the consolidated financial statements since date of acquisition. No pro forma financial information is presented for 1995 since the acquisition closely coincides with the beginning of the year and would not differ significantly from the results reported. The following unaudited condensed results of operations reflect the acquisition of AFC as if the acquisition had occurred at the beginning of 1994 (in thousands, except per share amounts):

                                    1994
                                  ---------
Net interest income.............  $  29,872
Net income......................      1,564
Net income per share--fully
 diluted........................       0.35

      At December 31, 1995 and 1994, the Corporation had goodwill of $17,046,795 and $5,493,782, respectively. Goodwill is stated net of accumulated amortization of $17,465,633 and $15,921,398 at December 31, 1995 and 1994, respectively.
Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets received in the purchases of FNBC and BLGP in 1980, FNBH in 1982, FNBC's purchase of Cicero State Bank ("CSB") in 1982, BOS in 1989, BNB and HCB in 1991, BSB in 1992, and AFC in 1995. Goodwill is being amortized on straight line and accelerated methods over periods of 10 years to 20 years. Amortization of goodwill amounted to $1,544,235 in 1995, $1,340,021 in 1994, and $1,340,019 in 1993.

      Other intangibles consist of a deposit base intangible totalling $2,130,625 and $2,471,525 as of December 31, 1995 and 1994, respectively, which was allocated to values associated with the acquired deposits of the Berwyn branch of Olympic Federal Savings Association. Other intangibles are stated net of accumulated amortization of $1,278,375 and $937,475 at December 31, 1995 and 1994, respectively. Amortization of the deposit base intangible, which is being amortized over an estimated 10-year life, amounted to $340,900 in 1995, 1994, and 1993.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(3)   SECURITIES:

      As discussed in Note 1, the Corporation adopted SFAS No. 115, effective January 1, 1994. The amortized cost and the estimated fair value of the Corporation's securities as of December 31, 1995 and 1994, are as follows:

                                                   1995
                           ----------------------------------------------------
                                           Gross        Gross
                            Amortized    Unrealized   Unrealized    Estimated
                               Cost        Gains        Losses      Fair Value
                           ----------------------------------------------------
Available for Sale:......
  U.S. Treasury and U.S.
   Government agencies...  $370,084,058  $  460,886  $      --0--  $370,544,944
  Mortgage-backed
   securities............     3,001,298      16,934        23,186     2,995,046
  Floating rate
   collateralized
   mortgage
   obligations...........     7,335,163       5,754        29,552     7,311,365
  State and municipal....    22,917,762   2,925,251         3,570    25,839,443
  Other debt
   securities............     1,461,232      21,000         --0--     1,482,232
                           ----------------------------------------------------
    Total debt
     securities..........   404,799,513   3,429,825        56,308   408,173,030
  Corporate and other
   equity securities.....    13,837,560   4,918,222         --0--    18,755,782
                           ----------------------------------------------------
    Total securities.....  $418,637,073  $8,348,047  $     56,308  $426,928,812
                           ----------------------------------------------------

                                                   1994
                           ----------------------------------------------------
                                           Gross        Gross
                            Amortized    Unrealized   Unrealized    Estimated
                               Cost        Gains        Losses      Fair Value
                           ----------------------------------------------------
Available for Sale:
  U.S. Treasury and U.S.
   Government agencies...  $316,256,236  $    --0--  $     56,000  $316,200,236
  Mortgage-backed
   securities............     3,723,130      35,534        25,534     3,733,130
  Floating rate
   collateralized
   mortgage
   obligations...........    11,180,414       --0--       149,000    11,031,414
  State and municipal....    32,874,309   2,311,781        15,178    35,170,912
  Other debt
   securities............        10,000       --0--         --0--        10,000
                           ----------------------------------------------------
    Total debt
     securities..........   364,044,089   2,347,315       245,712   366,145,692
  Corporate and other
   equity securities.....    18,573,900   2,170,305       389,627    20,354,578
                           ----------------------------------------------------
    Total securities.....  $382,617,989  $4,517,620  $    635,339  $386,500,270
                           ----------------------------------------------------

      The amortized cost and estimated fair value or carrying value of debt securities at December 31, 1995 and 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                   1995                        1994
                        --------------------------  --------------------------
                         Amortized     Estimated     Amortized     Estimated
                            Cost       Fair Value       Cost       Fair Value
                        --------------------------  --------------------------
  Due in one year or
    less..............  $367,916,146  $368,502,612  $321,520,921  $321,571,140
  Due after one year
    through five
    years.............    14,264,861    15,006,919     5,741,300     5,829,073
  Due after five years
    through ten
    years.............     9,363,839    11,288,949    11,893,423    13,425,583
  Due after ten
    years.............     2,918,206     3,068,139     9,984,901    10,555,352
                        --------------------------  --------------------------
                         394,463,052   397,866,619   349,140,545   351,381,148
  Mortgage-backed
    securities........     3,001,298     2,995,046     3,723,130     3,733,130
  Floating rate
    collateralized
    mortgage
    obligations.......     7,335,163     7,311,365    11,180,414    11,031,414
                        --------------------------  --------------------------
    Total debt
     securities.......  $404,799,513  $408,173,030  $364,044,089  $366,145,692
                        --------------------------  --------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      Proceeds from sales of debt securities during 1995 were $3,091,833,533. Gross gains of $4,279,315 and gross losses of $272,550 were realized on those sales. Proceeds from sales of debt securities during 1994 were $1,621,779,610. Gross gains of $807,111 and gross losses of $12,292,899 were realized on those sales.

      At December 31, 1995 and 1994, securities carried at approximately $29,477,162 and $26,131,828, respectively, were pledged to secure public and trust deposits, securities sold under agreement to repurchase, and for other purposes as required or permitted by law.

      The mortgage-backed securities are direct obligations of U. S. Government agencies and the floating rate collateralized mortgage obligations are primarily secured by obligations of U. S. Government agencies. In the opinion of management, there were no material securities held at either December 31, 1995 or 1994, which constituted an unusual credit risk for the Corporation.

(4)   LOANS:

      The composition of loans included in the accompanying consolidated balance sheets is as follows:

                                                             December 31
                                                      --------------------------
                                                          1995          1994
                                                      --------------------------
Commercial and other................................  $ 83,939,538  $ 68,788,323
Real estate--
  Residential.......................................   135,085,525   119,520,349
  Commercial and construction.......................    42,072,760    22,220,220
Consumer............................................    49,464,246    38,981,697
                                                      --------------------------
    Gross loans.....................................   310,562,069   249,510,589
Less--Unearned income...............................       962,209     1,106,295
                                                      --------------------------
    Loans, net of unearned income...................  $309,599,860  $248,404,294
                                                      --------------------------

      The balance of impaired loans at December 31, 1995, was $5,739,714, while the average balance for the year was $5,992,000. No portion of the allowance for loan losses was allocated to the impaired loans at December 31, 1995. Interest income recognized on impaired loans was approximately $267,000. Interest income recognized on a cash basis only was approximately $119,000.

      Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. Although the Corporation has a diversified loan portfolio, a substantial natural geographic concentration of credit risk exists within the Corporation's defined customer market areas. These geographic market areas include the Chicago metropolitan area and the Quad-Cities metropolitan area of Illinois and Iowa.

(5)   ALLOWANCE FOR LOAN LOSSES:

      The changes in the allowance for loan losses were as follows:

                                                   Year ended December 31
                                             -----------------------------------
                                                1995        1994        1993
                                             -----------------------------------
Beginning balance..........................  $4,228,608  $3,547,183  $ 3,001,313
Balances acquired (Note 2).................   1,945,941       --0--        --0--
Loans charged off..........................    (372,289)   (305,820)  (1,428,318)
Recoveries on loans........................     220,751      87,245      274,188
Provision for loan losses..................       --0--     900,000    1,700,000
                                             -----------------------------------
  Ending balance...........................  $6,023,011  $4,228,608  $ 3,547,183
                                             -----------------------------------

(6)   PREMISES AND EQUIPMENT:

      A summary of premises and equipment is detailed below:

                                                              December 31
                                                        ------------------------
                                                           1995         1994
                                                        ------------------------
Land..................................................  $ 2,453,865  $ 1,713,498
Buildings & improvements..............................   13,091,656    8,345,840
Leasehold improvements................................      351,530      329,250
Furniture and equipment...............................    5,587,592    3,968,667
                                                        ------------------------
  Total...............................................  $21,484,643  $14,357,255
Accumulated depreciation..............................   (5,919,241)  (4,642,996)
                                                        ------------------------
  Premises and equipment..............................  $15,565,402  $ 9,714,259
                                                        ------------------------

      Depreciation expense for the year ended December 31, 1995, 1994, and 1993 was $1,272,478, $651,397, and $717,628, respectively.

      The Corporation leases office space for its corporate headquarters under an agreement expiring in the year 1997, leases its banking premises in LaGrange Park under an agreement expiring in the year 2003, and leases its banking facility in North Riverside under an agreement expiring in the year 2007. Future minimum lease payments on these operating leases at December 31, 1995, are as follows:

                                                            Future Minimum
      Year                                                  Lease Payments
      --------------------------------------------------------------------
      1996................................................    $  181,904
      1997................................................       170,376
      1998................................................       144,280
      1999................................................       144,280
      2000................................................       144,280
      Later years.........................................       644,319
                                                            --------------
      Total minimum payments required.....................    $1,429,439
                                                            --------------

      Rental expenses for leases, included in the consolidated statements of income as occupancy

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

expenses, amounted to $156,079 in 1995, $181,485 in 1994, and $174,983 in 1993.
The North Riverside and LaGrange Park leases are subject to periodic adjustment based on changes in the U.S. Department of Labor Consumer Price Index and deposit growth, respectively.
      The Corporation's aggregate future minimum net rentals to be received under non-cancelable leases from third party tenants for its locations in Oak Park and Westmont are as follows:

                                                                    Future
                                                                   Minimum
                                                                  Net Lease
    Year                                                           Rentals
    ------------------------------------------------------------------------
    1996........................................................  $173,577
    1997........................................................   122,899
    1998........................................................   104,334
    1999........................................................    28,756
    2000 and after..............................................     --0--
                                                                  ----------
    Total minimum net rentals...................................  $429,566
                                                                  ----------

      The Corporation also receives reimbursement from its tenants for certain occupancy expenses including, taxes, insurance, and operating expenses, as defined in the lease agreement. Rental income, included as an offset to occupancy expenses, amounted to $178,620 in 1995.

(7)   INCOME TAXES:

      The provision for income taxes in the consolidated statements of income is composed of the following:

                                                   Year ended December 31
                                             -----------------------------------
                                                1995        1994         1993
                                             -----------------------------------
Federal
  Current..................................  $2,315,000  $(1,157,000) $2,696,000
  Deferred.................................     824,000     (401,000)  1,417,000
State......................................       --0--     (761,000)   (108,000)
                                             -----------------------------------
    Provision (benefit) for income taxes...  $3,139,000  $(2,319,000) $4,005,000
                                             -----------------------------------

      Not included in the above table, but credited directly to stockholders' equity in 1995 and 1993 were taxes in the amount of $13,507 and $26,542, respectively, related to the disposition of stock option shares by participants of the Incentive Stock Option Plan before the expiration of defined holding periods for tax purposes.

      The following table reconciles the provision for income taxes with the amounts computed at the applicable statutory Federal income tax rate of 34% for each period:

                                                 Year ended December 31
                                        ----------------------------------------
                                            1995          1994          1993
                                        ----------------------------------------
Tax provision at Federal statutory
  rate................................  $  5,314,495  $    (22,287) $  5,211,307
Tax-exempt income.....................    (1,027,916)   (1,859,472)   (1,591,860)
Amortization of purchase accounting
  assets and goodwill and other
  intangibles.........................       691,717       605,927       628,665
Dividend received deduction...........      (900,821)     (170,711)     (143,522)
Securities writedown..................      (239,850)        --0--      (142,869)
State income taxes, net of Federal
  income tax benefit..................         --0--      (474,431)      (59,428)
Other, net............................      (698,625)     (398,026)      102,707
                                        ----------------------------------------
  Provision (benefit) for income
   taxes..............................  $  3,139,000  $ (2,319,000) $  4,005,000
                                        ----------------------------------------

      The components of and changes in the net deferred tax asset were as follows:

                                                              December 31
                                                        ------------------------
                                                           1995         1994
                                                        ------------------------
Deferred tax assets:
  Allowance for loan losses...........................  $ 1,366,224  $ 1,112,925
  Installment note sale...............................        --0--      747,000
  Deferred compensation...............................      656,524      612,946
  Other reserves......................................      190,480      663,132
  State tax operating loss carryforward...............    1,690,807        --0--
  Federal regular tax operating loss carryforward.....    1,237,815    1,237,815
  Alternative minimum tax credit carryforward.........    1,284,000      198,000
  Other, net..........................................      243,181      452,871
                                                        ------------------------
    Gross deferred tax assets.........................    6,669,031    5,024,689
      Valuation allowance.............................   (1,783,914)  (1,704,280)
                                                        ------------------------
    Gross deferred tax assets, net of valuation
     allowance........................................    4,885,117    3,320,409
                                                        ------------------------
Deferred tax liabilities:
  Bond accretion......................................        --0--      504,727
  Depreciation........................................      292,479      168,178
  Purchase accounting adjustments.....................      873,608      883,955
  Other...............................................      757,030      332,549
  Unrealized gain on securities.......................    1,240,000      834,000
                                                        ------------------------
    Gross deferred tax liabilities....................    3,163,117    2,723,409
                                                        ------------------------
Net deferred tax asset................................  $ 1,722,000  $   597,000
                                                        ------------------------

      A valuation allowance is provided when the realization potential of a portion of the deferred tax asset cannot be determined to be more likely than not. The Corporation has established a valuation allowance for a portion of its Federal and State tax net operating loss carryforward. In

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

1995, a deferred tax asset relating to an installment note sale, for which a valuation allowance had been established, was recognized. This, together with establishment of the valuation allowance for the state tax net operating loss carryforward resulted in the change in the valuation allowance. Also included in the net deferred tax asset is the tax effect of the unrealized gain on securities which is not recorded through the provision for taxes, but directly to Stockholders' Equity.

      The net operating loss carryforward for Federal purposes relates to the parent company and is subject to significant limitation on its usage. At December 31, 1995, the Federal net operating loss carryforward amounted to approximately $3,641,000 which expires, if unused, in the years 1999 to 2001. The State net operating loss carryforward amounted to $23,549,000 which expires, if unused, in the years 2010 and 2011.

      At December 31, 1995, the Corporation had an alternative minimum tax credit carryforward of approximately $1,284,000, which is not subject to expiration.

(8)   NOTES PAYABLE:

      The Corporation has financed acquisitions, purchases of equity securities and short-term cash requirements of the parent company with an unaffiliated bank. At December 31, 1995, the borrowings are composed of a $23,000,000 demand loan used for the acquisition of AFC and a $7,000,000 revolving line of credit. Total outstandings were $20,600,000 at December 31, 1995 of which $20,000,000 related to the AFC note. During 1994, the borrowings of the Corporation were composed of a non-revolving note and a $10,000,000 revolving line of credit which was replaced by the aforementioned line of credit. Total outstandings were $5,400,000 at December 31, 1994.

      These borrowings bear interest at a floating rate tied to the prime rate or LIBOR, are due on demand and are secured by the common stock owned by the Corporation of each subsidiary bank.

(9)   PROFIT-SHARING AND INCENTIVE PLANS:

      The Corporation maintains a trusteed, profit-sharing plan covering substantially all employees who have met age and service requirements. Annual contributions are made in accordance with a resolution passed by the Boards of Directors of the Corporation and each subsidiary bank and amounted to $414,144 for 1995, $337,072 for 1994, and $339,259 for 1993.

      The Corporation and each subsidiary bank maintain profit incentive plans which are available to certain key executives. Distributions are based on the performance levels of the Corporation and each subsidiary bank, and are subject to the Board of Directors' approval.

(10)  STOCK OPTION PLAN:

      In April, 1990, the shareholders approved the 1990 Incentive Stock Option Plan ("1990 Plan"). The 1990 Plan covers key employees of the Corporation and requires that all options be issued at an option price at least equal to the fair market value per share of the Corporation's common stock on the date granted. No options may be granted to any individual who owns more than 10% of the Corporation's common stock unless the grant is at a purchase price of 110% of the option's fair market value on the date of grant. Under the 1990 Plan, the aggregate number of shares which could be issued under options are 246,666 shares.

      The Corporation previously had an incentive stock option plan originally adopted in 1981 ("Prior Plan") which terminated on December 31, 1990 in regards to the issuance of new options. The Prior Plan was amended in 1988 and the options previously granted by companies merged into the Corporation were converted into options to purchase shares of the Corporation. The substantive terms of the Prior Plan were the same as the 1990 Plan. Under the Prior Plan, the aggregate number of shares which could be issued under options were 366,667 shares. Upon adoption of the 1990 Plan, no additional option shares could be issued under the Prior Plan.

      The following table summarizes stock option transactions for 1995, 1994, and 1993 giving effect to stock splits. At December 31, 1995, 47,166 option shares under the 1990 Plan and no

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

option shares under the Prior Plan were outstanding. All options outstanding may be exercised at any time during the five year period from the date of grant.

                                                          Number     Weighted
                                                            of     Average Price
                                                          Shares     Per Share
                                                         -----------------------
Outstanding at December 31, 1992.......................    93,065         $18.13
  Options granted......................................     --0--          --0--
  Options exercised....................................   (13,271)         14.41
                                                         -----------------------
Outstanding at December 31, 1993.......................    79,794          18.75
  Options granted......................................     --0--          --0--
  Options exercised....................................   (11,951)         16.80
                                                         -----------------------
Outstanding at December 31, 1994.......................    67,843          19.09
  Options granted......................................     5,000          28.63
  Options exercised....................................   (25,677)         17.69
                                                         -----------------------
Outstanding at December 31, 1995.......................    47,166         $20.86
                                                         -----------------------

      In 1995 and 1993, the Corporation derived tax deductions from the disposition of stock option shares by participants of the Prior Plan before the expiration of defined holding periods for tax purposes. These tax deductions are measured by the excess of the market value over the option price at the date of sale by the participant. The related tax benefit is credited to additional paid-in capital. The Corporation makes no charges against capital with respect to options granted.

      During 1993, individuals exercised stock appreciation rights relating to 13,333 shares with an average grant value of $10.42 per share. Upon exercise of these stock appreciation rights, the Corporation paid compensation, the majority of which was previously accrued, to the individuals holding the stock appreciation rights in the amount of the difference between the market price of the Corporation's common stock on the date of exercise and the grant price. At December 31, 1995 and 1994, no stock appreciation rights were outstanding.

(11)  CAPITAL STOCK:

      The weighted average number of common and common equivalent shares outstanding for the year ended December 31 are as follows:

                                                   1995       1994       1993
                                                 -------------------------------
Primary........................................  4,417,701  4,456,437  4,526,161
Fully diluted..................................  4,419,006  4,459,599  4,528,298

      RELATED-PARTY TRANSACTIONS: (12)

      Analysis of loans made to directors and executive officers of the Corporation and subsidiaries is as follows:

    Balance, December 31, 1994..................................  $3,651,594
    Additions...................................................   1,694,049
    Collections.................................................   2,290,628
                                                                  ----------
      Balance, December 31, 1995................................  $3,055,015
                                                                  ----------

      Directors of the Corporation and subsidiaries were customers of and had transactions with the subsidiaries in the ordinary course of business during the period presented above and additional transactions may be expected in the future. In management's opinion, all outstanding loans, commitments and deposit relationships included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility or other unfavorable features.

      One director of the Corporation is a partner in a law firm that provides various legal services to the Corporation and its subsidiary banks. Fees for these services were $250,128 in 1995, $262,040 in 1994, and $104,150 in 1993.

(13)  LITIGATION:

      During the first quarter of 1994, a judgment in the amount of $2,300,000 was entered in the U. S. Bankruptcy Court against PB. The judgment is the result of a suit filed against PB by a trustee of a debtor in bankruptcy. The trustee claimed that PB honored overdrafts in the debtor's bank account without obtaining prior court approval. The amount of the judgment represents the cumulative amount of all payments received by PB from the debtor to cover overdrafts. While PB appealed the decision in 1994, management, upon the advice of legal counsel, settled the case for $1,275,000 in December, 1995. The settlement amount had been previously accrued.

      The Corporation and the subsidiary banks are subject to other pending and threatened legal actions which arise in the normal course of business. In the opinion of management, based upon consultation of legal counsel, the disposition of all outstanding matters will not have a materially adverse effect on the consolidated financial position and results of operations.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(14)  DISCLOSURES ABOUT ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

      SFAS No. 107, "Disclosures About Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments for which it is practicable to estimate that value, and the disclosure of the method(s) and significant assumptions used to estimate the fair value of financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    (a) CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND INTEREST BEARING DEPOSITS -

          For these short-term instruments, the carrying value approximates fair value because these instruments are short-term in nature and do not present unanticipated credit concerns.

    (b)   SECURITIES -

          For debt securities and equity securities available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments or carried at cost.

    (c)   LOANS -

          The fair value of performing loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's and the industry's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

      Fair value for significant impaired loans is based on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

    (d)   DEPOSIT LIABILITIES -

          The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1995. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

    (e)   SHORT TERM BORROWINGS AND NOTES PAYABLE -

          Rates currently available to the Corporation and Subsidiaries for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

    (f)   UNRECOGNIZED FINANCIAL INSTRUMENTS -

          The fair value of unrecognized financial instruments including commitments to extend credit, standby letters of credit and financial guarantees are insignificant and, therefore, not presented.

      The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                                                1995
                                                    ----------------------------
                                                                     Estimated
                                                      Carrying         Fair
                                                        Value          Value
                                                    ----------------------------
Financial assets:
  Cash and due from banks, Federal funds sold and
   interest-bearing deposits......................  $  44,098,000  $  44,098,000
  Securities......................................    426,929,000    426,929,000
  Loans, net......................................    303,577,000    306,361,000
Financial liabilities:
  Deposits........................................   (712,805,000)  (713,888,000)
  Short term borrowings...........................          --0--          --0--
  Notes payable...................................    (20,600,000)   (20,600,000)


                                                                1994
                                                    ----------------------------
                                                                     Estimated
                                                      Carrying         Fair
                                                        Value          Value
                                                    ----------------------------
Financial assets:
  Cash and due from banks, Federal funds sold and
   interest-bearing deposits......................  $  23,080,000  $  23,080,000
  Securities......................................    386,500,000    386,500,000
  Loans, net......................................    244,176,000    236,457,000
Financial liabilities:
  Deposits........................................   (599,879,000)  (600,840,000)
  Short term borrowings...........................     (4,800,000)    (4,800,000)
  Notes payable...................................     (5,400,000)    (5,400,000)

    (g)   LIMITATIONS -

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no actively traded market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

      Fair value estimates are based on existing on and off-balance-sheet financial instruments. The disclosures do not address the value of the Corporation's other types of recognized and unrecognized assets and liabilities or the value of anticipated future business. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

(15)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

      The Corporation has, through its subsidiary banks, financial instruments with off-balance-sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the subsidiary banks have in particular classes of financial instruments. The Corporation is not using any derivative products for hedging or other purposes.

      The subsidiary banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. Each subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. At December 31, 1995 and 1994, the subsidiary banks had the following financial instruments with off-balance-sheet risk:

                                                            Contract Amount
                                                        ------------------------
                                                           1995         1994
                                                        ------------------------
Commitments to extend credit..........................  $70,651,000  $59,326,000
Standby letters of credit and financial guarantees
 written..............................................    2,982,000    3,412,000

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each subsidiary bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, by each subsidiary bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

      Standby letters of credit and financial guarantees written are conditional commitments issued by the subsidiary banks to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private financing arrangements for a period of less than two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Each subsidiary bank holds collateral supporting those commitments for which collateral is deemed necessary.

(16)  REGULATORY REQUIREMENTS:

      The subsidiary banks are subject to Federal and state laws which restrict the payment of dividends to the Corporation. Based on these restrictions, at January 1, 1996, the subsidiary banks could have declared approximately $2,715,000 in dividends without requesting approval of the applicable Federal or state regulatory agency.

      Based on the types and amounts of deposits received, banks are required to maintain non-interest bearing cash balances in accordance with Federal Reserve Bank reserve requirements. At December 31, 1995 and 1994, the non-interest

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

bearing cash balances maintained to meet reserve requirements were $10,527,000 and $7,199,000, respectively.

(17)  OTHER INCOME AND OTHER EXPENSE:

      The following is the detail of the "Other income" and "Other expense" lines on the Consolidated Statements of Income for the year ended December 31:

                                                           1995        1994        1993
                                                        ----------------------------------
Other income:
  Banking services....................................  $3,139,142  $2,378,781  $2,632,216
  Trust services......................................   2,307,358   1,758,212   1,713,043
  Other income........................................   1,779,343   1,324,877   1,270,450
                                                        ----------------------------------
    Total.............................................  $7,225,843  $5,461,870  $5,615,709
                                                        ----------------------------------
Other expense:
  Equipment expense...................................  $1,316,296  $  828,877  $  829,185
  FDIC insurance premium..............................     983,962   1,398,995   1,416,314
  Data processing.....................................   1,206,129     890,275     985,719
  Litigation expense..................................       --0--     750,000       --0--
  Other expense.......................................   3,302,259   4,204,341   4,057,083
                                                        ----------------------------------
    Total.............................................  $6,808,646  $8,072,488  $7,288,301
                                                        ----------------------------------

(18)  PARENT COMPANY STATEMENTS:

      Presented on the following pages are the balance sheets, statements of income and statements of cash flows for the Parent Company.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

BALANCE SHEETS
PINNACLE BANC GROUP, INC. (Parent only)

                                                            at December 31
                                                       -------------------------
                                                           1995         1994
                                                       -------------------------
Assets:
  Cash in subsidiary banks...........................  $      9,329  $   160,643
  Investment in subsidiary banks.....................    79,065,813   52,052,420
  Goodwill and purchase accounting adjustments.......     3,018,123    3,576,249
  Securities.........................................    18,184,182   19,791,578
    (amortized cost: 1995--$13,265,960
                1994--$18,359,297)
  Other assets.......................................       898,965      440,633
                                                       -------------------------
    Total............................................  $101,176,412  $76,021,523
                                                       -------------------------
Liabilities and stockholders' equity:
  Notes payable......................................  $ 20,600,000  $ 5,400,000
  Accrued income taxes...............................       948,322    1,018,501
  Other liabilities..................................       667,275      767,345
  Stockholders' equity...............................    78,960,815   68,835,677
                                                       -------------------------
    Total............................................  $101,176,412  $76,021,523
                                                       -------------------------

STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. (Parent only)

                                              For the year ended December 31
                                           -------------------------------------
                                              1995         1994         1993
                                           -------------------------------------
Income:
  Dividends from subsidiary banks........  $10,013,068  $ 4,273,958  $22,132,942
  Management fees from subsidiary
   banks.................................        --0--        --0--    1,320,955
  Dividend and interest income...........    1,157,391    1,489,839    1,340,871
  Net securities gains...................      694,875    1,772,013    1,478,474
  Other income...........................       44,098       30,029        9,025
                                           -------------------------------------
    Total................................   11,909,432    7,565,839   26,282,267

Expenses:
  Interest on notes payable..............    1,963,897      282,937      423,947
  Employee compensation and benefits.....      639,554      530,600    1,565,276
  Amortization of goodwill and purchase
   accounting adjustments................      637,038    1,311,443    1,294,872
  Other expenses.........................      351,575      641,897      511,068
                                           -------------------------------------
    Total................................    3,592,064    2,766,877    3,795,163

Income before income taxes and
  undistributed earnings of subsidiary
  banks..................................    8,317,368    4,798,962   22,487,104
  Provision (benefit) for income taxes...   (1,383,000)    (398,000)   1,361,000
  Equity in undistributed earnings of
   subsidiary banks......................    2,793,087   (2,941,465)  (7,247,856)
                                           -------------------------------------
Income before cumulative effect of change
  in accounting for income taxes.........   12,493,455    2,255,497   13,878,248
  Cumulative effect of change in
   accounting for income taxes...........        --0--        --0--     (885,000)
                                           -------------------------------------
Net income...............................  $12,493,455  $ 2,255,497  $12,993,248
                                           -------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
PINNACLE BANC GROUP, INC. (Parent only)

                                             For the year ended December 31
                                        ----------------------------------------
                                            1995          1994          1993
                                        ----------------------------------------
Cash flows from operating activities:
  Net income..........................  $ 12,493,455  $  2,255,497  $ 12,993,248
  Adjustments to reconcile net income
   to net cash provided by
   operating activities:
    Excess of equity in undistributed
      earnings of subsidiaries (over)
      under dividends received........    (2,793,087)    2,941,465     7,247,856
    Amortization of goodwill and
     purchase accounting
     adjustments......................       637,038     1,311,443     1,294,872
    Gain on sales of securities.......      (694,875)   (1,772,013)   (1,478,474)
    Increase (decrease) in interest
     payable..........................       (66,662)      179,341       (41,190)
    (Increase) decrease in other
     assets...........................      (458,332)     (279,808)    2,347,337
    Decrease in other liabilities and
     accrued income taxes.............      (103,587)     (117,541)         (585)
    Other, net........................      (344,008)     (780,504)     (710,372)
                                        ----------------------------------------
      Total adjustments...............    (3,823,513)    1,482,383     8,659,444
      Net cash provided by operating
       activities.....................     8,669,942     3,737,880    21,652,692
Cash flows from investing activities:
  Cash portion of acquisitions, net of
   cash acquired (Note 1).............   (23,413,897)        --0--         --0--
  Purchase of minority shares.........         --0--         --0--      (156,319)
  Purchases of securities.............      (107,500)   (4,923,065)   (4,670,000)
  Proceeds from sales of securities...     3,056,625     2,870,722     2,081,280
  Proceeds from maturities and
   paydowns of securities.............     2,828,996         --0--     1,012,900
                                        ----------------------------------------
      Net cash used for investing
       activities.....................   (17,635,776)   (2,052,343)   (1,732,139)
Cash flows from financing activities:
  Proceeds from notes payable.........    31,800,000    11,200,000     4,700,000
  Principal reductions of notes
   payable............................   (16,600,000)   (5,800,000)  (19,209,000)
  Issuance of common stock............       454,315       200,776       191,264
  Purchase and retirement of common
   stock..............................    (1,731,122)   (2,727,214)   (1,333,879)
  Dividends paid......................    (5,108,673)   (4,797,510)   (4,315,840)
                                        ----------------------------------------
      Net cash provided by (used for)
       financing activities...........     8,814,520    (1,923,948)  (19,967,455)
Net increase (decrease) in cash and
  cash equivalents....................      (151,314)     (238,411)      (46,902)
Cash and cash equivalents at beginning
  of year.............................       160,643       399,054       445,956
                                        ----------------------------------------
Cash and cash equivalents at end of
  year................................  $      9,329  $    160,643  $    399,054
                                        ----------------------------------------
Cash paid during year for:
  Interest............................  $  2,030,559  $    103,597  $    465,138
  Income taxes........................     2,207,000     1,526,000     4,802,016

--------------------------------------------------------------------------------

                                        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Pinnacle Banc Group, Inc.:

We have audited the accompanying consolidated balance sheets of Pinnacle Banc Group, Inc. (an Illinois Corporation) and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the December 31, 1993 financial statements of Batavia Savings Bank, which statements reflect assets of 10 percent of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for that entity, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Banc Group, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Chicago, Illinois,
January 19, 1996

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(In thousands; except per
  share data)                            For the year ended December 31
                                ------------------------------------------------
                                  1995      1994      1993      1992      1991
--------------------------------------------------------------------------------
Interest income...............  $ 53,297  $ 42,920  $ 40,779  $ 42,054  $ 44,362
Interest expense..............    25,739    16,640    17,670    20,233    23,708
                                ------------------------------------------------
Net interest income...........    27,558    26,280    23,109    21,821    20,654
  Provision for loan losses...     --0--       900     1,700     1,753       680
                                ------------------------------------------------
  Net interest income after
   provision for loan
   losses.....................    27,558    25,380    21,409    20,068    19,974
Other income..................     7,225     5,461     5,616     5,413     4,934
Net securities gains
  (losses)....................     4,731   (9,845)     8,740    10,950     4,741
Other expense.................    23,882    21,060    20,467    20,282    18,133
                                ------------------------------------------------
  Income (loss) before
   taxes......................    15,632      (64)    15,298    16,149    11,516
Income tax provision
  (benefit)...................     3,139   (2,319)     4,005     3,235       978
                                ------------------------------------------------
  Income before cumulative
   effect of change in
   accounting
   for income taxes...........    12,493     2,255    11,293    12,914    10,538
  Cumulative effect of change
   in accounting for income
   taxes......................     --0--     --0--     1,700     --0--     --0--
                                ------------------------------------------------
Net income....................  $ 12,493  $  2,255  $ 12,993  $ 12,914  $ 10,538
                                ------------------------------------------------

Per common share data:
  Earnings per share--fully
   diluted
    Income before cumulative
     effect of change in
     accounting for
     income taxes.............  $   2.83  $   0.51  $   2.50  $   2.81  $   2.25
    Net income................      2.83      0.51      2.87      2.81      2.25
  Book value..................     18.05     15.62     15.81     14.03     12.33
  Dividends paid..............      1.16      1.08      0.96      0.88      0.80

Average common and common
  equivalent shares
  outstanding on a fully
  diluted basis...............     4,419     4,460     4,528     4,597     4,685

At end of year:
  Total assets................  $818,697  $684,892  $722,382  $746,195  $580,501
  Loans.......................   309,600   248,404   248,076   241,918   195,940
  Portfolio funds.............   443,755   389,316   420,742   453,007   336,744
  Deposits....................   712,805   599,879   633,613   660,756   509,474
  Notes payable...............    20,600     5,400     --0--    14,509     7,400
  Stockholders' equity........    78,961    68,836    70,856    63,295    56,919

Selected financial ratios:
  Return on average assets....      1.55%     0.32%     1.80%     1.94%     1.86%
  Return on average equity....     18.09      3.35     18.88     21.49     19.50
  Net interest margin.........      3.90      4.28      3.70      3.87      4.36
  Dividend payout.............     40.89    213.70     33.22     31.13     35.48
  Average equity to average
   assets.....................      8.55      9.61      9.52      9.05      9.53
  Allowance for loan losses to
   year-end loans.............      1.95      1.70      1.43      1.24      1.28
  Net charge-offs to average
   loans......................      0.05      0.09      0.48      0.75      0.52
  Nonperforming assets to
   year-end assets............      1.01      0.54      1.29      0.74      1.33

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                                   NET INCOME

                             1995 COMPARED TO 1994

NET INCOME

Consolidated net income was $12,493,000, or $2.83 per share, on a fully diluted basis in 1995, an increase from the $2,255,000, or $0.51 per share, earned in 1994. The return on average assets was 1.55% for 1995 and 0.32% for 1994. For each year, the return on average equity was 18.1% and 3.4%, respectively. Return on average assets and equity for 1995, calculated including the effects of SFAS No. 115 would not be materially different.

Net income for 1995 included pre-tax securities gains of $4,730,000 compared with $(9,845,000) of net securities losses in 1994. The majority of the securities gains were taken in the second quarter of 1995 and were part of the ongoing term portfolio management system which Pinnacle has followed since 1988.

Net interest income increased 5%, primarily as a result of the increase in average earning assets of 14% due to the acquisition of Acorn Financial Corp ("AFC").

Other factors contributing to the improved earnings for Pinnacle was a decrease in the provision for loan losses and the increase in other operating income due to the acquisition. Other operating expense was up 13% also primarily due to the acquisition.

The results for 1995 include the acquisition of AFC and its subsidiary bank, Suburban Trust & Savings Bank, on January 6, 1995. AFC was liquidated into Pinnacle and concurrent with the liquidation, Suburban Trust & Savings Bank ("Suburban") was merged with Pinnacle Bank, a wholly-owned subsidiary of Pinnacle. The acquisition was accounted for as a purchase. Results of operations of Suburban, including purchase accounting adjustments, are included in the operating results of Pinnacle Bank.

NET INTEREST INCOME

The primary component of Pinnacle's consolidated earnings is net interest income, or the difference between interest income on earning assets and interest paid on supporting liabilities. The net interest margin is net interest income expressed as a percentage of average earning assets. Pinnacle's earning assets consist of loans, securities, interest bearing deposits at banks and Federal funds sold. Supporting liabilities primarily consist of deposits, short-term borrowings and notes payable. A portion of Pinnacle's interest income is earned on tax exempt investments such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yields on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a tax-equivalent basis.

An analysis of net interest income is presented in Table 1. The variance analysis of net interest income due to rate and volume changes is contained in Table 2.

Pinnacle's average earning assets were $744,318,000 in 1995, or 14% higher than the previous year. The increase in average earning assets was due to the acquisition. The net interest margin for 1995 was 3.90% compared to 4.28% for 1994. The decrease in the net interest margin has been the result of the relatively low level of interest rates coupled with the structure of Pinnacle's balance sheet, its low loan-to-deposit ratio, and high volume of short-term U.
S. Government securities. Net interest income on a fully tax-equivalent basis was $29,019,000 in 1995, or 4% higher than in 1994. Actual net interest income increased 5%.

The yield earned on total earning assets was 7.36% in 1995 compared to 6.83% in 1994. The increase resulted from a higher level of interest rates in the entire year of 1995 compared to 1994. As a result of the reinvestment of securities proceeds from the term portfolio management system into higher yielding securities, the average rate on taxable securities was 6.16% for 1995 compared to 5.29% of a year ago. The average volume of taxable securities increased $11,851,000 due to the acquisition of Suburban. This, coupled with the increased yield, increased interest income on taxable securities by $3,909,000. The average yield earned on loans increased to 8.54% for 1995 compared to 8.31% of a year ago. While the increase in the yield on average loans is not large, the ratio of average loans to average earning assets was 41.6% in 1995 compared to 38% of a year ago. The average volume of loans increased to $309,818,000 or 25% in 1995 due to the acquisition. The average yield earned on short-term investments increased 124 basis points to 5.55% in 1995 while average balances increased $17,395,000. Total interest income, on a fully taxable equivalent basis, increased $10,206,000 due to both the positive effect of the increase in interest rates and the increase in the level of average earning assets.

The average cost of interest-bearing liabilities increased 100 basis points to 4.02% in 1995 from

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

3.02% in 1994. The average rate paid on interest-bearing demand and savings deposits increased 35 basis points. The average rate paid on money market deposits increased 38 basis points. Pinnacle has taken action at appropriate intervals to adjust the rates paid on these accounts in order to keep these accounts in line with market rates. The average rate paid on other time deposits has had the largest increase due to changes in the level of interest rates, with a 145 basis point increase. Absent the effect of the acquisition, the average balances in certain of the deposit categories, including savings deposits and money market deposits have decreased while other time deposits have increased. Management believes the decrease in savings deposits is partially the result of the previous low interest rate environment where customers attempted to achieve higher yields by switching funds to non-bank investments or special-term deposits at other financial institutions. Additionally, certain of the banking locations are in older, mature neighborhoods where the deposits are being lost due to death, moving, or changing demographics of the neighborhood. Management has taken steps to limit the disintermediation of funds by raising interest rates in certain time deposit categories beginning in the latter half of 1994 and continuing through 1995. Special-term deposits have also been introduced. Management has also added other deposit options including free checking, as well as non-bank investment choices, for its customer base. While the non-bank investment option does not necessarily retain or attract new deposits, the fee income generated offsets some of the cost of lost deposits. These steps have resulted in new accounts and current customers' committing their funds to longer time periods as evidenced by the increase in average time deposit balances. All these moves by management have, however, added to the increase in the rate paid on certain deposit categories as indicated above.

The average balance in short-term borrowings decreased due to the greater availability of investible funds resulting from the acquisition. The average balance in notes payable increased to $24,684,000 due to the acquisition of AFC. The average rate paid on notes payable has increased as the rates paid on these notes are tied to either prime or LIBOR-based indices, which have increased since 1994.

As a result of the increase in rates paid, as well as average balances, total interest expense was $9,099,000 higher in 1995 compared to 1994.

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 1. ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)                       Year ended                    Year ended                    Year ended
                                          December 31, 1995             December 31, 1994             December 31, 1993
                                     ---------------------------   ---------------------------   ---------------------------
                                     Average                       Average                       Average
                                     Balance   Interest    Rate    Balance   Interest    Rate    Balance   Interest    Rate
                                     ---------------------------------------------------------------------------------------
Assets:
  Interest earning assets:
    Interest-bearing deposits at
      banks and Federal funds
      sold.........................  $ 19,137  $  1,063    5.55%   $  1,742  $     75    4.31%   $  6,224  $    182    2.92%
    Taxable securities.............   379,223    23,347    6.16     367,372    19,438    5.29     389,304    17,756    4.56
    Non-taxable securities.........    36,140     3,895   10.78      34,966     4,429   12.67      40,439     5,070   12.54
    Loans..........................   309,818    26,454    8.54     248,000    20,611    8.31     238,826    19,605    8.21
                                     ---------------------------   ---------------------------   ---------------------------
      Total interest-earning
       assets......................   744,318    54,759    7.36     652,080    44,553    6.83     674,793    42,613    6.31
  Noninterest-earning assets:
    Cash and due from banks........    23,755                        18,107                        18,581
    Allowance for loan losses......    (6,383)                       (4,068)                       (3,542)
    Other assets...................    46,455                        33,542                        33,473
                                     --------                      --------                      --------
      Total assets.................  $808,145                      $699,661                      $723,305
                                     --------                      --------                      --------

Liabilities and stockholders'
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits......................  $ 86,573  $  1,732    2.00%   $ 74,565  $  1,376    1.85%   $ 75,235  $  1,487    1.98%
    Savings deposits...............   219,852     6,852    3.12     215,662     5,721    2.65     222,344     6,446    2.90
    Money market deposits..........    50,732     1,489    2.94      50,509     1,295    2.56      54,021     1,349    2.50
    Other time deposits............   258,569    13,664    5.28     195,657     7,496    3.83     209,899     7,877    3.75
    Short term borrowings..........       589        39    6.62      10,989       470    4.28       2,728        88    3.23
    Notes payable..................    24,684     1,964    7.96       3,857       283    7.34       7,183       424    5.90
                                     ---------------------------   ---------------------------   ---------------------------
      Total interest-bearing
       liabilities.................   640,999    25,740    4.02     551,239    16,641    3.02     571,410    17,671    3.09
  Noninterest-bearing liabilities:
    Demand deposits................    91,481                        74,827                        75,839
    Other liabilities..............     6,588                         6,358                         7,162
    Minority interest..............     --0--                         --0--                            68
    Stockholders' equity...........    69,077                        67,237                        68,826
                                     --------                      --------                      --------
      Total liabilities and
       stockholders'
       equity......................  $808,145                      $699,661                      $723,305
                                     --------                      --------                      --------
Net interest income and margin.....            $ 29,019    3.90%             $ 27,912    4.28%             $ 24,942    3.70%
----------------------------------------------------------------------------------------------------------------------------

Interest income is adjusted to taxable equivalents for the tax-exempt assets based on a Federal income tax rate of 34% for each year. The fully taxable equivalent adjustments to interest income for the years ended December 31, 1995, 1994 and 1993 were, in thousands, $1,462, $1,632, and $1,833, respectively. The average balance of nonaccrual loans is included in the total loans category in each year. The average balances do not include the effects of SFAS No. 115.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 2. ANALYSIS OF VOLUME / RATE VARIANCE

(Dollars in thousands)           1995 versus 1994           1994 versus 1993
                             -------------------------  ------------------------
                              Change due to              Change due to
                             ----------------   Total   ---------------   Total
                             Volume    Rate    Change   Volume   Rate    Change
                             -------------------------  -------------------------
Interest earned on:
  Interest-bearing deposits
   at banks and Federal
   funds sold..............  $   749  $   239  $   988  $  (131) $    24  $  (107)
  Taxable securities.......      627    3,282    3,909   (1,000)   2,682    1,682
  Nontaxable securities....      149     (683)    (534)    (686)      45     (641)
  Loans....................    5,138      705    5,843      753      253    1,006
                             -------------------------  -------------------------
    Total interest
     income................    6,663    3,543   10,206   (1,064)   3,004    1,940
                             -------------------------  -------------------------
Interest paid on:
  Interest-bearing demand
   deposits................      221      136      357      (13)     (98)    (111)
  Savings deposits.........      111    1,020    1,131     (194)    (531)    (725)
  Money market deposits....        6      188      194      (88)      34      (54)
  Other time deposits......    2,411    3,756    6,167     (534)     153     (381)
  Short-term borrowings....     (445)      14     (431)     266      116      382
  Notes payable............    1,528      153    1,681     (196)      55     (141)
                             -------------------------  -------------------------
    Total interest
     expense...............    3,832    5,267    9,099     (759)    (271)  (1,030)
                             -------------------------  -------------------------
Net interest income........  $ 2,831  $(1,724) $ 1,107  $  (305) $ 3,275  $ 2,970
                             -------------------------  -------------------------

The change due to volume is calculated by multiplying the change in volume by the prior year's rate. The change due to rate is calculated by multiplying the change in rate by the prior year's volume. The change attributable to both volume and rate has been allocated to the rate column.

                         ------------------------------

PROVISION FOR LOAN LOSSES

Management records a provision for loan losses in an amount sufficient to maintain the allowance for loan losses at a level commensurate with the risks in the loan portfolio. The allowance for loan losses is adjusted through charges to current income based on factors such as past loan loss experience, management's evaluation of potential losses in the loan portfolio, and prevailing economic conditions.

Effective January 1, 1995, Pinnacle adopted Statements of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan", and its amendment No. 118, "Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosure". The adoption of these standards did not have any effect on the financial position and results of operations of Pinnacle.

Management's system of review of the loan portfolio and the attendant determination of the adequacy of the allowance for loan losses is made up of a number of factors. The most significant part of the system is the independent credit review system which reviews all commercial credits in excess of $100,000 and all commercial real estate credits in excess of $250,000 on an annual basis at a minimum, with problem credits reviewed more often as necessary. An informed, judgmental determination is made of the risk associated with loans which have received low grades under the credit review system. This estimated risk as well as any valuation allowances related to impaired loans are taken into account in determining the allowance for loan losses. In addition, the allowance includes additional reserves for coverage of unidentified risks.

In addition to the credit review system, on a quarterly basis an internal report provides an analysis of the adequacy of the allowance for management and the Board of Directors. This analysis focuses on allocations based on loan review ratings and historical charge-off and recovery data. Management also reviews the status of all watch list credits on a monthly basis. The process and the amount of the allowance and of the provision have also been subject to the review of external auditors and banking regulatory authorities. Management believes that it has an effective system of credit review assessment demonstrated by the fact that Pinnacle has not recorded a significant loss from a loan that had not been previously identified as a watch list credit by the loan review process.

There was no provision for loan losses in 1995 compared to $900,000 for 1994. Pinnacle had net

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

charge-offs of $151,000, or 0.05% of average loans, in 1995 compared to net charge-offs of $218,000, or 0.09% of average loans in 1994. The allowance for loan losses was $6,023,000, or 1.95% of loans, at December 31, 1995, compared to 1.70% of loans at year-end 1994. The decrease in the provision for loan losses to zero from $900,000 of a year ago was made due to several circumstances, including the level of allowance for possible loan losses to total loans, which has been steadily increasing for the last five years, management's assessment of the overall adequacy of the allowance for loan losses, as well as the downward trend of net charge-offs to average loans.

At December 31, 1995, nonperforming loans, defined as nonaccrual loans; loans past due greater than 90 days and still accruing; and restructured loans, were $8,015,000 compared with $1,300,000 at the previous year end. While this increase is significant, approximately 50% of these loans are attributed to the acquisition in 1995. At the date of the acquisition, AFC was required by Pinnacle to have a reserve of at least 2.5% of total loans to cover the potential problem loans in the portfolio as well as those loans which were noted during the due diligence performed by Pinnacle. A restructured loan which was acquired from AFC, included in the above total, is current and performing as agreed. Loans considered impaired under SFAS No. 114 include nonaccrual loans, restructured loans, and loans classified as at least doubtful under Pinnacle's credit risk classification system. All of Pinnacle's impaired loans are included in the nonperforming category.

In addition, Pinnacle held $284,000 classified as other real estate owned ("OREO") at December 31, 1995. Other real estate includes property acquired through foreclosure or deed in lieu of foreclosure. These assets are carried at the lower of fair value less estimated cost to sell or cost. Losses arising at the time of acquisition of property in full or partial satisfaction of loans are recorded as loan losses. Subsequent losses or expenses on the property are charged to other expenses. Income received on the property is recorded as an offset to expense. During 1995, all property carried at December 31, 1994 was sold with no significant impact on the results of operations. The remaining OREO consists of three properties from AFC which are actively being offered for sale.

                            ------------------------
               TABLE 3. ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                                     Year ended December 31
                                                        ------------------------------------------------
                                                          1995      1994      1993      1992      1991
                                                        ------------------------------------------------
      Average loans outstanding.......................  $309,818  $248,000  $238,826  $185,797  $200,551
                                                        ------------------------------------------------
      Total loans at year end.........................  $309,600  $248,404  $248,076  $241,918  $195,940
                                                        ------------------------------------------------

      Allowance for loan losses at beginning of
        year..........................................  $  4,229  $  3,547  $  3,001  $  2,517  $  2,542

      Balance acquired................................     1,945     --0--     --0--       130       347

      Loans charged off:
        Commercial and other..........................       257       186       769       692       877
        Consumer......................................       115        78       107       313       309
        Real estate...................................     --0--        42       552       667         5
                                                        ------------------------------------------------
          Total.......................................       372       306     1,428     1,672     1,191
                                                        ------------------------------------------------
      Recoveries of loans previously charged off:
        Commercial and other..........................       168        14       126       198        72
        Consumer......................................        53        65        86        74        67
        Real estate...................................     --0--         9        62         1       -0-
                                                        ------------------------------------------------
          Total.......................................       221        88       274       273       139
                                                        ------------------------------------------------
      Net loans charged off...........................       151       218     1,154     1,399     1,052
                                                        ------------------------------------------------
      Provision charged to expense....................     --0--       900     1,700     1,753       680
                                                        ------------------------------------------------
      Allowance for loan losses at end of year........  $  6,023  $  4,229  $  3,547  $  3,001  $  2,517
                                                        ------------------------------------------------
      Ratio of net charge-offs to average loans
        outstanding...................................      0.05%     0.09%     0.48%     0.75%     0.52%
                                                        ------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Total nonperforming assets were $8,299,000, or 2.68% of total loans plus other real estate owned at December 31, 1995. Total nonperforming assets were 1.01% of total assets at year end. Table 4 provides data regarding nonperforming assets.

NET SECURITIES GAINS

In 1995, a significant factor contributing to Pinnacle's higher net income was net securities gains. On a pre-tax basis, net securities gains were $4,730,000 compared to losses of $(9,845,000) in 1994. The net gains realized in 1995 consisted of gross gains of $5,079,000 and gross losses of $349,000.

The majority of the net securities gains recorded by Pinnacle related to its U.
S. Government securities portfolio. Sales of these securities resulted in net securities gains of $3,586,000 recorded in 1995 and net securities losses of $(11,392,000) recorded in 1994. The securities sales were made as part of Pinnacle's disciplined portfolio funds management system. The majority of the gain taken on securities transactions was in the second quarter and consisted of
U. S. Government securities with a maximum maturity of less than one year. At December 31, 1995, the U. S. Government securities had a remaining maturity of four months.

The timing of these sales and the determination of the acceptable maturity for the reinvestment of the proceeds was made dependent on the slope of the yield curve and on management's assessment of the acceptable interest rate risk for Pinnacle. The use of the securities portfolio to manage interest rate risk is especially crucial to Pinnacle because of the fact that its loan to asset ratio was a low 38% at December 31, 1995. This results in a securities portfolio significantly larger than comparable financial institutions. The maximum term of any U. S. Government security held as part of Pinnacle's term portfolio strategy is four years although at year-end, the longest maturity of any single issue was four months based on management's assessment of interest rate risk. Management views the portion of the net gains recorded on this program due to slope as closely related to its net interest income as opposed to a one-time item. While management believes that its system of portfolio strategy, as it relates to the slope of the yield curve, will continue to add dollars to earnings above the base yield on securities, management also recognizes that in a period of rising interest rates, any rise in the interest margin would be offset by losses taken through the term portfolio strategy. While this scenario occurred in 1994, the proceeds of those sales and subsequent sales in 1995 were reinvested at higher interest rates, and the loss in 1994 was recovered by the resulting increase in the net interest margin prior to the original maturity of the securities sold in 1994. Since implementation of the program, the average yield on these securities has outperformed the U. S. Treasury Index by 31 basis points and by including the net gain for the period, the total yield is 145 basis points higher than the same Index.

The net securities gains recorded in 1995 included gains of $695,000 related to Pinnacle's equity investment program which consists of preferred and common stock investments in other financial institutions. The remaining gains relate to the sale of securities acquired through the AFC purchase.

                            ------------------------

                         TABLE 4. NON-PERFORMING ASSETS
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                     1995    1994    1993    1992    1991
                                    --------------------------------------
      Nonaccrual..................  $4,791  $  748  $5,283  $2,646  $3,294
      Past due 90 days or more and
        still accruing............   2,293     552     585   1,067   2,713
      Restructured................     931   --0--   --0--   --0--   1,629
                                    --------------------------------------
        Nonperforming loans.......  $8,015  $1,300  $5,868  $3,713  $7,636
                                    --------------------------------------

      Other real estate owned.....  $  284  $2,416  $3,444  $1,803  $   87

      Ratios:
        Nonperforming loans/total
         loans....................    2.59%   0.52%   2.37%   1.53%   3.90%
        Nonperforming assets/total
         assets...................    1.01    0.54    1.29    0.74    1.33
        Net charge-offs/average
         loans....................    0.05    0.09    0.48    0.75    0.52
        Allowance for loan
         losses/total loans.......    1.95    1.70    1.43    1.24    1.28
        Allowance for loan
         losses/nonperforming
         loans....................   75.15  325.28   60.44   80.82   32.96

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

OTHER NON-INTEREST INCOME

The major components of Pinnacle's other non-interest income consist of service charges on deposit accounts, other banking income and trust fees. Fees on banking services and other income were $4,918,000 for 1995 compared to $3,704,000 in 1994, an increase of 33%. The primary source of banking fee income in 1995 was deposit service charges totalling $3,139,000, an increase of 32% from the $2,379,000 level of 1994, due to the acquisition. Also included in other banking income was a gain of approximately $319,000 relating to the sale of an installment note included in Other Assets. Trust fees increased 31% on a year-to-year basis. Trust assets under management at year end amounted to $241 million at December 31, 1995, or 44% above the total one year earlier. Both the increase in trust fees and trust assets resulted from the acquisition.

NON-INTEREST EXPENSE

Non-interest expense totalled $23,882,000, an increase of 13% in 1995 compared to 1994. Employee compensation and benefits increased 27%, primarily due to the acquisition, higher profit incentive bonus accruals due to higher 1995 earnings and general employee raises. Occupancy expense totalled $3,137,000, up 70% from 1994. While the acquisition of AFC added to the increase, occupancy expense also included a planned write-off of $434,000 relating the demolition of an old branch office building (a new building contiguous to the old site was opened in June, 1995) and a $150,000 accrual for a lease buy out on a storage facility which occurred in January, 1996. Other expense decreased 16%. These expenses were reduced by approximately $364,000 as a result of the FDIC insurance premium rebate. Also included in other operating expenses in 1994 was a loss contingency charge of $750,000 relating to litigation which was settled in the last quarter of 1995. Legal expenses also decreased on a year-to-year basis, down $310,000. This decrease was the result of the settlement of several pending litigation items as well as sale in early 1995 of certain pieces of OREO. Other expenses relating to that OREO also decreased $154,000. Offsetting these decreases were increases in equipment and data processing costs associated with the conversion to a new data processing system for Pinnacle that was completed in 1995 as well as expenses related to the acquisition of AFC.

INCOME TAXES

Pinnacle's Federal income tax return is prepared on a consolidated basis including the accounts of its subsidiary banks. Due to the higher level of pre-tax income in 1995, there was a tax provision of $3,139,000 in 1995 compared to a benefit of $(2,319,000) in 1994. The primary components of Pinnacle's net deferred tax asset at December 31, 1995 are differences between the book and tax bases of securities and other assets, allowance for loan losses, purchase accounting adjustments, deferred compensation and deferred loan fees. A detailed analysis of income taxes and the components of the deferred tax assets is contained in Note 7 to the Consolidated Financial Statements. At December 31, 1995, Pinnacle had a consolidated Federal net operating loss carryforward of $3,641,000, which if not used, expires from the years 1999 to 2001. The majority of the Federal net operating loss carryforward relates to the parent company and is subject to significant limitations on its usage.

There was no provision for state income taxes in 1995 compared to a benefit of $(761,000) in 1994. There was no state tax benefit in 1995 due to the significant holdings of U. S. Government securities which are exempt from state tax. Additionally, all carryback claims for losses were utilized in 1994, with carryforwards remaining. The tax benefit in 1994 related to low pre-tax earnings for Pinnacle and the ability to carryback losses for state tax purposes for a refund of previously paid taxes. At December 31, 1995, Pinnacle had, for state tax purposes, a net operating loss carryforward of $23,549,000 which expires in the years 2010 and 2011.

                                   NET INCOME

                             1994 COMPARED TO 1993

NET INCOME

Consolidated net income was $2,255,000, or $0.51 per share, on a fully diluted basis in 1994, a per share decrease of 82% from the $12,993,000, or $2.87 per share earned in 1993. The return on average assets was 0.32% for 1994 and 1.80% for 1993. For each year, the return on average equity was 3.4% and 18.9%, respectively. Return on average assets and equity for 1994, calculated including the effects of SFAS No. 115 would not be materially different.

Net income for 1994 included pre-tax securities losses of $(9,845,000) compared with $8,741,000

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

of net securities gains in 1993. The majority of the securities losses were taken in the second quarter of 1994 and were part of the ongoing term portfolio management system which Pinnacle has followed since 1988.

While the rising interest rate environment created the losses taken in the portfolio, the proceeds of those transactions were reinvested in higher-yielding, shorter-term securities which, in turn, had a direct positive impact on the net interest margin in 1994. Net interest income increased $3,171,000, or 14% over 1993. In 1994, there was a decrease in the provision for loan losses of $800,000, or 47%. Other operating income decreased 3%, while other operating expense increased 3%. Due to the effect of the securities losses in 1994, there was an income tax benefit of $(2,319,000) versus a provision of $4,005,000 in 1993.

NET INTEREST INCOME

Pinnacle's average earning assets were $652,080,000 in 1994, or 3% lower than the previous year. The decrease in average earning assets was due to the corresponding decrease in deposits, primarily in other time deposits. The net interest margin for 1994 was 4.28% compared to 3.70% for 1993. The increase in the net interest margin resulted from the reinvestment of proceeds from the securities transactions into higher-yielding securities, a higher ratio of loans to average earning assets in 1994 and the general lag in the repricing of core savings deposits in an increasing interest rate environment. Net interest income on a fully tax-equivalent basis was $27,912,000 in 1994, or 12% higher than in 1993. Actual net interest income increased 14%.

The yield earned on total earning assets was 6.83% in 1994 compared to 6.31% in 1993. The increase resulted from a higher level of interest rates in 1994 compared to 1993. As a result of the reinvestment of securities proceeds in higher yielding securities, the average rate on taxable securities was 5.29% for 1994 compared to 4.56% of a year ago. While the average volume of taxable securities declined $21,932,000 due to the reduction in deposits, the increase in yield earned on taxable securities more than offset the decline in volume and thus increased interest income on taxable securities by $1,682,000. The average yield earned on loans increased to 8.31% for 1994 compared to 8.21% of a year ago. While the increase in the yield on average loans is not large, the ratio of loans to average earning assets was 38% in 1994 compared to 35% of a year ago. The average volume of loans increased $9,174,000 or 4% in 1994. The average yield earned on short-term investments increased 139 basis points to 4.31% in 1994. Total interest income, on a fully taxable equivalent basis, increased $1,940,000 with the positive effect of the increase in interest rates outweighing the decrease in the level of average earning assets.

The average cost of interest-bearing liabilities declined 7 basis points to 3.02% in 1994 from 3.09% in 1993. The average rate paid on interest-bearing demand and savings deposits declined 22 basis points. This drop is much less than the drop in 1993 from 1992 of 70 basis points. Due to the rapidly increasing interest rate environment, Pinnacle has taken action at appropriate intervals to adjust the rates paid on these accounts in order to keep these accounts in line with market rates. The average balance of these accounts dropped $7,352,000 or 2% from 1993. The average rate paid on time deposits, conversely, has increased 8 basis points. The average balance of these accounts has decreased $14,242,000, or 7% from a year ago. Management believes that the decline in these deposits is the result of the previous low interest rate environment and the customer's attempt to achieve higher yields by switching funds to non-bank investments or special-term deposits at other financial institutions. Management has taken steps by raising interest rates in certain time deposit categories in the last six months of 1994 to limit the disintermediation of these funds. This move by management has added to the increase in the average rate paid on time deposits which, until the fourth quarter of 1994, had declined 15 basis points. Total interest expense was $1,030,000 lower in 1994 compared to 1993, primarily as a result of the decrease in average balances of interest-bearing deposits.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $900,000 for 1994 compared to $1,700,000 for 1993. Pinnacle had net charge-offs of $218,000, or 0.09% of average loans, in 1994 compared to net charge-offs of $1,154,000, or 0.48% of average loans in 1993. The net charge-off amount recorded in 1993 was primarily the result of charge-offs totalling $1,232,000 related to two loans secured by commercial real estate. The allowance for loan losses was $4,229,000, or 1.70% of loans, at December 31, 1994, compared to 1.43% of loans at year-end 1993. The decrease in the provision for loan losses of $800,000 at year-end 1994, compared with the previous year-end, was reflective of the decreased level of non-performing assets.

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

At December 31, 1994, nonperforming loans, defined as nonaccrual loans; loans past due greater than 90 days and still accruing; and restructured loans, were $1,300,000 compared with $5,868,000 at the previous year end. The decrease in nonperforming loans is attributable to the payment of principal in full of one loan totalling $1,300,000; the return to accrual of a loan totalling $1,900,000 which has continued to perform, with principal reductions in excess of $1,000,000; and the return to accrual of a loan which is adequately secured by real estate and on which payments are current. If non-accrual loans had been accruing interest at their original terms in 1994, additional interest income would have amounted to $66,000.

NET SECURITIES LOSSES

In 1994, the most significant factor contributing to Pinnacle's lower net income was net securities losses. On a pre-tax basis, net securities losses were $(9,845,000) compared to gains of $8,740,000 in 1993. The net losses realized in 1994 consisted of gross losses of $12,440,000 and gross gains of $2,595,000.

The majority of the net securities losses recorded by Pinnacle related to its U.
S. Government securities portfolio. Sales of these securities resulted in net securities losses of $11,392,000 recorded in 1994 and net securities gains of $7,311,000 recorded in 1993. The securities sales were made as part of Pinnacle's disciplined portfolio funds management system. The majority of the loss taken on securities transactions was in the second quarter and consisted of
U. S. Government securities with a maximum maturity of 24 months. During the third quarter, the average maturity was shortened with little loss taken. Additional losses of approximately $3,200,000 recorded in the final quarter of 1994 were taken on these U. S. Government securities with the continued intent of shortening the average maturity of the term portfolio. At December 31, 1994, the U. S. Government securities had a remaining maturity of five months.

The timing of these sales and the determination of the acceptable maturity for the reinvestment of the proceeds was made dependent on the slope of the yield curve and on management's assessment of the acceptable interest rate risk for Pinnacle. The use of the securities portfolio to manage interest rate risk is especially crucial to Pinnacle because of the fact that its loan to asset ratio was a low 36% at December 31, 1994. This results in a securities portfolio significantly larger than comparable financial institutions. While the majority of the losses taken on the term portfolio in 1994 resulted from the significant rise in interest rates since the beginning of 1994, management continues to feel that its system of portfolio strategy as it relates to the slope of the yield curve will continue to add dollars to earnings above the base yield on securities. Because of the rising interest rate environment of 1994 and despite the shortening of the average maturity throughout the year, reinvestment of the proceeds of the securities sales were made at yields greater than the rates on securities sold, thus offsetting the effect of the losses by increasing the net interest margin.

The net securities gains recorded in 1994 included gains of $1,772,000 related to Pinnacle's equity investment program which consists of preferred and common stock investments in other financial institutions. The remaining gains were recorded on the term portfolio early in the first quarter of 1994.

OTHER NON-INTEREST INCOME

The major components of Pinnacle's other non-interest income consist of service charges on deposit accounts, other banking income and trust fees. Fees on banking services and other income were $3,704,000 for 1994 compared to $3,903,000 in 1993, a decrease of 5%. The primary source of banking fee income in 1994 was deposit service charges totalling $2,379,000, a drop of 10% from the $2,632,000 level of 1993. A significant portion of the drop in service charges related to business deposit accounts. In a rising interest rate environment, these customers earn greater credit on their balances, thus offsetting fees charged. Trust fees increased 3% on a year-to-year basis. Trust assets under management at year end amounted to $167 million at December 31, 1994, or 2% above the total one year earlier.

NON-INTEREST EXPENSE

Non-interest expense totalled $21,060,000, an increase of 3% in 1994 compared to 1993. Employee compensation and benefits decreased 1%, primarily as a result of lower profit incentive bonus accruals due to lower 1994 earnings. Occupancy expense totalled $1,848,000, down 4%. Other general expenses amounted to $8,072,000, up 11%. Included in other general expenses was a provision of $750,000 for issues currently in litigation. Without these reserves, other expenses would have been unchanged.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INCOME TAXES

Due to the high level of securities losses in 1994, there was a tax benefit of $(2,319,000) in 1994 compared to a provision for $4,005,000 in 1993. The primary components of Pinnacle's deferred tax asset at December 31, 1994 are differences between the book and tax bases of securities and other assets, provision for loan losses, purchased accounting adjustments, deferred compensation and deferred loan fees. A detailed analysis of income taxes and the components of the deferred tax assets is contained in Note 7 to the Consolidated Financial Statements. At December 31, 1994, Pinnacle had a consolidated net operating loss carryforward of $3,641,000, which if not used, expires from the years 1999 to 2001. The majority of the net operating loss carryforward relates to the parent company and is subject to significant limitations on its usage.

The provision for state income taxes in 1994 was a tax benefit in the amount of $(761,000) compared to a benefit of $(108,000) in 1993. The tax benefit in 1994 related to low pre-tax earnings for Pinnacle and from Pinnacle's significant holdings of U. S. Government securities, which are exempt from state tax, and the ability to carryback losses for state tax purposes for a refund of previously paid taxes.

                                 BALANCE SHEET

Total assets were $818,697,000 at December 31, 1995, or 20% higher than total assets of $684,892,000 at year-end 1994. The increase in total assets relates to the acquisition of AFC on January 6, 1995.

SECURITIES

Pinnacle's securities portfolio is its most significant Balance Sheet asset. Total securities were $426,929,000 at December 31, 1995 and consisted of U. S. Government securities of $370,545,000; MBS's and CMO's totalling $10,306,000; State and municipal bonds of $25,839,000 and Corporate and other securities of $20,238,000. Total securities outstanding increased 10% from 1994. The increase was primarily due to the acquisition of AFC. Certain securities acquired from AFC which were not within Pinnacle's investment guidelines were sold with proceeds reinvested primarily in U. S. Government securities. A detailed analysis of securities, including unrealized gains and losses as well as maturity schedules is contained in Note 3 to the Consolidated Financial Statements.

Currently, Pinnacle is not using any derivative products for hedging or other purposes.

Pinnacle adopted SFAS No. 115, effective January 1, 1994 and classified all securities held by Pinnacle as available for sale. As a result, all securities are carried on the Balance Sheet at fair value, with corresponding (after tax) valuation adjustments included in stockholders' equity. During the year, the change in the valuation adjustment was an increase of $4,004,000 resulting in total unrealized gains, net of tax, of $7,052,000 at December 31, 1995.

LOANS

Total loans were $309,600,000 at December 31, 1995, an increase of 25% over loans outstanding of $248,404,000 at December 31, 1994. All categories of loans increased due to the acquisition, with the greatest increase in commercial real estate loans. Absent the effects of the acquisition, loans increased approximately $3,000,000, with the majority of the increase in both residential and commercial real estate loans. Pinnacle's loan to asset ratio increased to 38% at December 31, 1995; although it remains significantly lower than the industry average. Factors which contribute to the low loan to asset ratio include the market areas in which certain of the banks are located as well as certain acquisitions in recent years, such as Berwyn National Bank acquired in 1991 with a 13% loan to asset ratio and the acquisition of $120 million in deposits of the Berwyn branch of Olympic Federal Savings Association in 1992 with no corresponding loans. Management's goal is to increase this ratio through quality loan growth across a consistent spectrum of commercial, consumer and real estate borrowers. Management targets borrowers who are or will be full relationship banking customers as opposed to single product loan customers.

At December 31, 1995, Pinnacle's mix of loans consisted of 57% in real estate loans, 27% in commercial loans and 16% in consumer loans, which remained substantially consistent with the mix at December 31, 1994. Commercial loans declined while consumer installment loans increased. A substantial portion of Pinnacle's loans are owner-occupied, one-to-four family residences, as well as consumer related with home equity and home improvement loans. This mix is in line with Pinnacle's focus on increasing the importance of retail lending.

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

DEPOSITS

Total deposits were $712,805,000 at December 31, 1995, or 19% higher than year-end 1994. The majority of the increase in deposits is a result of the acquisition. Table 5 provides an analysis of deposits by category for the past three years.

Absent the effect of the acquisition, savings deposits have dropped approximately $21,000,000 and money market deposits have dropped approximately $9,000,000. Other time deposits have increased approximately $21,000,000. Management believes the drop in savings and money market deposits is the result of the low interest rate environment in years prior to 1994 where customers earned similar rates on their savings deposits as they would have with time deposits without long-term commitment of funds. As the rates began to rise, customers attempted to earn higher rates by moving to non-bank products and special term deposits at other financial institutions or brokerage-type companies. Changing demographics of certain of the banking center locations has also led to the shift and loss of deposits. During the last half of 1994, and continuing throughout 1995, management has taken steps to increase and maintain interest rates on deposits and provide products to reduce the disintermediation of funds. As indicated by the mix of deposits shown on Table 5, deposits have shifted from savings and money market deposits into time deposits, indicating customers are more willing to commit their funds for defined periods of time.

Pinnacle's deposit base continues to be made up of a high amount of low cost core deposits in comparison with peer group institutions. However, the impact on earnings of this deposit base has been somewhat offset in the current environment due to increased rates paid on these deposits. Also, the increase in rates paid on time deposits caused a shift from savings and money market accounts to time deposits.

GOODWILL

Goodwill and other intangibles amounted to $19,177,000, or 24% of stockholders' equity, at December 31, 1995. Goodwill and other intangibles relate to premiums paid in Pinnacle's acquisitions. The increase from year-end 1994 was the result of the acquisition of AFC, where approximately $13,000,000 in goodwill was recorded.

SHORT-TERM BORROWINGS

Short-term borrowings are being made on a day-to-day basis to fund banking liquidity needs when necessary. There were no short-term borrowings at December 31, 1995.

NOTES PAYABLE

Pinnacle had $20,600,000 outstanding in notes payable at December 31, 1995, compared to $5,400,000 at December 31, 1994. During 1995, Pinnacle increased their borrowings by $23,000,000 to acquire AFC. An additional $8,800,000 was used for the repurchase common stock, the purchase of equity securities, and other corporate needs. Repayments of $16,600,000 were made from dividends from subsidiary banks, and sales and dividends of equity securities. Pinnacle had a revolving line of credit of $7,000,000 at December 31, 1995, of which $600,000 has been drawn.

                            ------------------------

               TABLE 5. PERCENTAGE OF TOTAL DEPOSITS BY CATEGORY
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                   1995              1994              1993
                              ---------------   ---------------   ---------------
                               Amount   Pct.     Amount   Pct.     Amount   Pct.
                              ---------------------------------------------------
Demand:
  Noninterest-bearing.......  $ 96,715  13.6%   $ 73,922  12.3%   $ 81,625  12.9%
  Interest-bearing..........    89,230  12.5      74,699  12.5      77,745  12.3
Savings.....................   211,615  29.7     202,172  33.7     223,058  35.2
Money market................    46,179   6.5      49,297   8.2      54,658   8.6
Other time less than
  $100,000..................   236,462  33.2     181,967  30.3     183,728  29.0
Other time greater than
  $100,000..................    32,604   4.5      17,822   3.0      12,799   2.0
                              ---------------------------------------------------
TOTAL DEPOSITS..............  $712,805   100%   $599,879   100%   $633,613   100%
                              ---------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

                               CAPITAL RESOURCES

Total stockholders' equity of Pinnacle was $78,961,000 at December 31, 1995 up 15% from $68,836,000 at December 31, 1994. The ratio of equity to assets was 9.64% and 10.05% at each year end, respectively.

The Federal Reserve Board ("Board") regulations prescribe capital requirements for bank holding companies. Pinnacle must have a Leverage Capital Ratio with a minimum level of Leverage capital to total assets of 3.00%. Leverage capital is the same as Tier One capital, and consists of common stock, additional paid-in capital and retained earnings, and is exclusive of Pinnacle's allowance for loan losses, goodwill and other intangibles, and unrealized gain on securities available for sale, net of tax. As of December 31, 1995 and December 31, 1994, Pinnacle's Leverage Capital Ratio amounted to 6.60% and 8.54%, respectively. In addition, the Board has issued Risk-Based Capital Guidelines with a minimum standard of Tier One regulatory capital to risk weighted assets of 4.00%, and Total (Tier One plus Tier Two) regulatory capital to risk weighted assets of 8.00%. Tier Two capital consists of Pinnacle's allowance for loan losses up to a maximum of 1.25% of risk weighted assets. The structure of Pinnacle's balance sheet results in a Risk-Based Capital Ratio significantly in excess of the guidelines. At December 31, 1995, and December 31, 1994, Pinnacle's total risk-based capital ratio was 18.09% and 23.85%, respectively, assuming the deduction of all goodwill and other intangibles in compliance with the guidelines. The reduction in the total risk based capital ratio was the result of the AFC acquisition, where certain of the assets acquired had higher risk weightings.

The following table provides an analysis of the minimum capital requirements and the excess over the minimum which Pinnacle holds as capital, as of December 31, 1995, in thousands.

                                     Minimum   Minimum                     Excess
                                     Required  Required Actual    Actual    over
                                      Ratio    Amount    Ratio    Amount   Minimum
                                     ---------------------------------------------
Leverage Capital...................    3.00%   $23,986    6.60%   $52,732  $28,746
Risk-based Capital:
  Tier One.........................    4.00    12,528    16.84     52,732  40,204
  Total (Tier Two).................    8.00    25,056    18.09     56,647  31,591

In addition, each of Pinnacle's subsidiary banks must meet similar minimum capital requirements as prescribed by Federal and state banking regulatory authorities. At December 31, 1995, Pinnacle and each of its subsidiary banks was in compliance with the current capital guidelines.

Book value per share was $18.05 at December 31, 1995 compared to $15.62 at December 31, 1994. During 1995, Pinnacle repurchased 45,755 shares of its common stock at market prices in privately negotiated and market transactions as part of its announced stock repurchase program. Dividends amounting to $1.16 per share were paid in 1995.

                    LIQUIDITY AND INTEREST RATE SENSITIVITY

As is characteristic of the banking industry, Pinnacle's indicators of liquidity are principally its deposit base, loan and securities portfolios. On a short term basis, adjustments are made in these categories based on deposit fluctuations and loan demand. Longer term, liquidity is determined by growth objectives, rate pricing policies and the ability to borrow debt or raise equity. In general, Pinnacle is able to meet deposit withdrawals and to fund loan demand through earnings and the maturity or sale of securities. Pinnacle would also be able to respond to short term cash flow needs through short term borrowings. On a longer term basis, Pinnacle has the ability to incur debt or to raise equity through the sale of preferred or common stock.

Pinnacle's cash flows are comprised of three general types. Cash flows from operating activities are primarily Pinnacle's net income. Cash flows from investing activities consist of loans made to and collected from customers; and purchases, sales and maturities of securities available for sale. Cash flows from financing activities are determined by Pinnacle's deposit base and from Pinnacle's ability to borrow and repay debt and issue or repurchase stock. For 1995, cash flows were generated from a $34,435,000 net decrease in securities, a $12,458,000 decrease in interest-bearing deposits, and a $15,200,000 net increase in notes payable. Cash flow uses and needs included $5,045,000 from earnings, an $18,044,000 decrease in deposits, a $4,800,000 decrease in short-term borrowings, net cash of $14,800,000 to purchase AFC and $6,840,000 to pay dividends and repurchase common stock. Pinnacle's net cash position increased $21,108,000 with the majority of the increase in Federal funds sold.

Pinnacle's subsidiary banks have a relatively stable base of deposits and any increased loan demand can be sufficiently funded without a material change in its balance sheet. Pinnacle's corporate

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

strategy includes acquisitions. These acquisitions, such as the AFC acquisition, are primarily funded with debt. Reductions of debt would be made from Pinnacle's earnings. At December 31, 1995, Pinnacle had a line of credit of $7,000,000 with an unaffiliated bank. Subsequent to year end, this line of credit was increased to $10,000,000.

Regulatory requirements exist which influence Pinnacle's liquidity and cash flow needs. These requirements include the maintenance of satisfactory capital ratios on a consolidated and subsidiary bank basis, restrictions on the amount of dividends which a subsidiary bank may pay and reserve requirements with the Federal Reserve Bank. Based on these restrictions, at January 1, 1996, bank subsidiaries could have declared approximately $2,715,000 in dividends without requesting approval of the applicable Federal or State regulatory agency. In addition, Pinnacle has made loan commitments which could result in increased cash flow requirements for loans. Management is of the opinion that these regulatory requirements and loan commitments will not have a significant impact on the liquidity of Pinnacle. Management is not aware of any known trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on Pinnacle. Pending before Congress is a plan to recapitalize the SAIF fund for thrifts and banks which have "Oakar" deposits (deposits purchased from failed thrift institutions). This plan includes potential one-time charges of $0.85 per $100 of deposits on thrift deposits and $0.66 per $100 of "Oakar" deposits. After this recapitalization, the insurance rate would then be the same rate as now assessed by the FDIC, which is currently at the minimum of $2,000 per year for "well-capitalized" banks. This one-time charge, anticipated to be levied in 1996, would cost the Pinnacle banks approximately $1,000,000 on a before tax basis.

Management had no significant commitments for capital expenditures at December 31, 1995.

Table 6 details the Corporation's interest rate sensitive position at December 31, 1995. The table is one method of monitoring the interest rate risk of the Corporation. Interest rate risk arises when the maturity or repricing of assets differs significantly from the maturity or repricing of liabilities.

The table presents a static gap analysis which does not fully capture the true dynamics of interest rate changes including the timing and/or the degree of interest rate changes. The Corporation analyzes on a continuing basis the effects that changes in interest rates would have on its interest rate sensitive position and finds the following gap acceptable in light of its balance sheet mix and current interest and economic environment.

                            ------------------------

                  TABLE 6. INTEREST RATE SENSITIVITY POSITION
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                  1-90     91-180   181-365    Over 1
                                  Days      Days      Days      Year     Total
                                ------------------------------------------------
Rate Sensitive Assets:
  Interest-bearing deposits...  $ 15,642  $     98  $    591  $    495  $ 16,826
  Taxable securities..........   375,550     4,169       212     2,402   382,333
  Tax-exempt securities.......     1,154     --0--       956    23,730    25,840
  Loans, net..................    67,978    17,253    25,963   193,075   304,269
                                ------------------------------------------------
    Total.....................   460,324    21,520    27,722   219,702   729,268
                                ------------------------------------------------
    Cumulative total..........  $460,324  $481,844  $509,566  $729,268
                                --------------------------------------
Rate Sensitive Liabilities:
  Interest-bearing demand.....  $  --0--  $  --0--  $  --0--  $ 89,230  $ 89,230
  Savings deposits............   257,794     --0--     --0--     --0--   257,794
  Time deposits...............    75,452    61,844    74,911    56,859   269,066
  Purchased funds.............     --0--     --0--     --0--     --0--     --0--
  Notes payable...............    20,600     --0--     --0--     --0--    20,600
                                ------------------------------------------------
    Total.....................   353,846    61,844    74,911   146,089   636,690
                                ------------------------------------------------
    Cumulative total..........  $353,846  $415,690  $490,601  $636,690
                                --------------------------------------
    Cumulative gap............  $106,478  $ 66,154  $ 18,965  $ 92,578
                                --------------------------------------
Cumulative ratio of earning
 assets to interest-bearing
 liabilities..................     1.30x     1.16x     1.04x     1.15x

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

A ratio greater than 1.00x of earning assets to interest-bearing liabilities indicates that an increase in interest rates would generally result in an increase in net income for Pinnacle. Conversely, a ratio less than 1.00x of earning assets to interest-bearing liabilities indicates that an increase in interest rates would generally result in a decrease in net income for Pinnacle. Shifts in the structure of interest sensitive assets and liabilities are made by management in response to interest rate movements. These changes would be made primarily through the purchase and sale of securities. All securities owned by Pinnacle are available for sale and the proceeds from a sale of these securities could be reinvested in an alternative maturity range in order to respond to a change in interest rates. Table 6 includes savings deposits as repricing within the earliest period presented. Management believes that in reality these deposits have longer term repricing characteristics because of the infrequency of repricing and because these deposits are fairly price inelastic and bear relatively low interest rates. If these deposits were included in the longest term category, the cumulative ratio of earning assets to interest-bearing liabilities would be 4.79x for 1-90 days; 3.05x for 91-180 days; and 2.19x for 181-365 days.

--------------------------------------------------------------------------------

                 BOARD OF DIRECTORS, EXECUTIVE OFFICERS, BANK AND BANKING CENTER
                                                PRESIDENTS, AND DEPARTMENT HEADS
--------------------------------------------------------------------------------

BOARD OF DIRECTORS

Richard W. Burke, PARTNER, BURKE, WARREN & MACKAY, P.C.
Mark P. Burns, VICE CHAIRMAN OF SUBSIDIARY BANKS
William J. Finn, Jr., PRESIDENT, FINN INSURANCE AGENCY, INC.
Samuel M. Gilman, PARTNER, COYLE, GILMAN & STENGEL
Albert Giusfredi, PRESIDENT, HEADLY MANUFACTURING CO.
John J. Gleason, CHAIRMAN
John J. Gleason, Jr., VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
William P. Gleason, PRESIDENT AND TREASURER
James L. Greene, PRESIDENT, JIM GREENE ASSOCIATES, INC.
Donald G. King, FORMER CHAIRMAN, FIRST NATIONAL BANK IN HARVEY
James A. Maddock, PRESIDENT, MADDOCK INDUSTRIES
James J. McDonough, PRESIDENT, MCDONOUGH ASSOCIATES
William C. Nickels, CHAIRMAN, REPLOGLE GLOBES, INC.
John E. O'Neill, PRESIDENT, F.C. PILGRIM & COMPANY
James R. Phillip, Jr., PRESIDENT, PHILLIP'S FLOWERS AND GIFTS
Kenneth C. Whitener, Jr., EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER

EXECUTIVE OFFICERS

John J. Gleason, CHAIRMAN
John J. Gleason, Jr., VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
William P. Gleason, PRESIDENT AND TREASURER
Kenneth C. Whitener, Jr., EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER Richard W. Burke, SECRETARY

BANK AND BANKING CENTER PRESIDENTS

Robert A. Becker, BATAVIA SAVINGS BANK, F.S.B.
Robert J. Boucek, LAGRANGE PARK AND WESTMONT BANKING CENTERS
Mark P. Burns, VICE CHAIRMAN
Larry R. Clark, PINNACLE BANK OF THE QUAD-CITIES
William P. Gleason, PINNACLE BANK AND BERWYN BANKING CENTER
Dennis J. Irvin, HARVEY BANKING CENTER
Richard G. Pogvara, OAK PARK BANKING CENTER
William A. Spoo, CICERO BANKING CENTER

DEPARTMENT HEADS

J. Frank Daly, TRUST DEPARTMENT
Robert F. Geringer, Jr., DIRECTOR OF AUDITING
Glenn M. Mazade, CHIEF CREDIT OFFICER
Denise Medema, DIRECTOR OF PERSONNEL
Sara J. Mikuta, CHIEF FINANCIAL OFFICER
Ronald J. Rous, CASHIER
David F. Spiewak, DIRECTOR OF OPERATIONS
Kenneth C. Whitener, Jr., CHIEF INVESTMENT OFFICER

--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
----------------------------------------------------------------------
MARKET PRICE AND           The Corporation's common stock is traded in the
DIVIDENDS                  over-the- counter market and is quoted on the
                           National Association of Securities Dealers Automated
                           Quotation System (NASDAQ) under the Small-Cap Issues.
                           The Corporation's ticker symbol is "PINN" and newspaper listings use the abbreviations "PinBG" and "PinclBcs". The following table sets forth the high and low sales price by quarter as reported by NASDAQ.

                                                1995
                                 ----------------------------------
                                                            Cash
                                 Quarter   High    Low    Dividends
                                 ----------------------------------
                                 First    $31.50  $26.75    $0.29
                                 Second    33.25   29.00     0.29
                                 Third     32.00   28.00     0.29
                                 Fourth    34.00   29.00     0.29


                                                1994
                                ----------------------------------
                                                           Cash
                                Quarter   High    Low    Dividends
                                ----------------------------------
                                First    $36.50  $30.50    $0.27
                                Second    33.00   30.50     0.27
                                Third     33.00   26.50     0.27
                                Fourth    30.50   26.75     0.27

MARKET MAKERS              Principal market makers are The Chicago Corporation
                           and Howe Barnes Investments, Inc.

TRANSFER AGENT             The Transfer Agent for the Corporation's common stock
                           is Harris Trust and Savings Bank, Corporate Agencies
                           Administration Division, P. O. Box 755, Chicago,
                           Illinois 60690.

FORM 10-K                  The Form 10-K Annual Report filed with the Securities
                           and Exchange Commission can be obtained by written request to the Vice Chairman of the Corporation.

NOTICE OF MEETING          A meeting of Shareholders of Pinnacle Banc Group,
                           Inc. will be held at the Drake Oak Brook Plaza Office
                           Building, Lower Level Conference Room, 2215 York
                           Road, Oak Brook, Illinois on Tuesday, April 16, 1996 at 3:00 p.m.

--------------------------------------------------------------------------------

                                                           CORPORATE INFORMATION
--------------------------------------------------------------------------------

                                PINNACLE BANC GROUP, INC.
                                Corporate Headquarters
                                2215 York Road, Suite 208
                                Oak Brook, Illinois 60521
[PINNACLE BANC GROUP LOGO]      708/574-3550

                                SUBSIDIARY BANKS

PINNACLE BANK                            PINNACLE BANK OF THE QUAD-CITIES
CICERO BANKING CENTER                    SILVIS BANKING CENTER
6000 West Cermak Road                    Eleventh Street at First Avenue
Cicero, Illinois 60650                   Silvis, Illinois 61282
         and                             309/752-1200
2500 South Cicero Avenue                 GREEN ROCK-COLONA BANKING CENTER
Cicero, Illinois 60650                   107 First Street
708/780-5000                             Green Rock, Illinois 61241
OAK PARK BANKING CENTER                  309/792-3384
840 South Oak Park Avenue                BATAVIA SAVINGS BANK, F.S.B.
Oak Park, Illinois 60304                 BATAVIA BANKING CENTER
708/848-6700                             165 West Wilson Street
HARVEY BANKING CENTER                    Batavia, Illinois 60510
174 East 154th Street                    708/879-5300
Harvey, Illinois 60426                   ELBURN BANKING CENTER
708/333-2010                             100 South Main Street
BERWYN BANKING CENTER                    Elburn, Illinois 60119
7112 West Cermak Road                    708/365-9292
Berwyn, Illinois 60402
         and
7373 West 25th Street
North Riverside, Illinois 60546
708/788-4700
LAGRANGE PARK BANKING CENTER
Oak Avenue at Sherwood Road
LaGrange Park, Illinois 60525
708/579-2000
WESTMONT BANKING CENTER
640 Pasquinelli Drive
Westmont, Illinois 60559
708/654-2800

--------------------------------------------------------------------------------