Form 10-K, Exhibit 13
period 1995-12-31
PINNACLE BANC GROUP INC
filed 1996-03-21
CIK 827085

EXHIBIT 13.2 - INDEPENDENT AUDITOR'S REPORT



  Independent Auditors' Report provided by Crowe, Chizek and Company regarding the 1993 and 1992 financial statements of Batavia Savings Bank, F.S.B., a subsidiary of the Corporation.

                REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Batavia Savings Bank, F.S.B.
Batavia, Illinois


We have audited the accompanying statements of income, changes in stockholder's equity and cash flows of Batavia Savings Bank, F.S.B. (the "Bank") for the year ended December 31, 1993. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements referred to above present fairly, in all material respects, the results of operations and cash flows of Batavia Savings Bank, F.S.B. for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Bank changed its method of accounting for income taxes for the year ended December 31, 1993, in accordance with Statement of Financial Accounting Standards No. 109.


                               Crowe, Chizek and Company


Oak Brook, Illinois
January 15, 1994