Form 10-K, Exhibit 13
period 1996-12-31
PINNACLE BANC GROUP INC
filed 1997-03-24
CIK 827085

                                                                     EXHIBIT 13




--------------------------------------------------------------------------------

                              FINANCIAL HIGHLIGHTS
                           PINNACLE BANC GROUP, INC.

--------------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)
                                                                             Percent
                                                       1996       1995       Change
--------------------------------------------------------------------------------------
For the Year:
  Net income....................................... $    7,127  $  12,493         (43)%
  Return on average equity.........................       9.0%      18.1%
  Return on average assets.........................       0.82       1.55
Per Share:
  Net income....................................... $     1.05  $    1.89         (44)%
  Book value.......................................      13.23      12.03          10
  Dividends........................................       0.83       0.77           8
At Year End:
  Total assets..................................... $1,048,376  $ 818,697          28%
  Loans............................................    525,069    309,600          70
  Portfolio funds..................................    439,332    443,755          (1)
  Deposits.........................................    877,552    712,805          23
  Notes payable....................................     32,800     20,600          59
  Stockholders' equity.............................    100,824     78,961          28

                               TABLE OF CONTENTS

Letter to Shareholders...........................................................          2
Consolidated Financial Statements................................................          4
Report of Independent Public Accountants.........................................         25
Selected Financial Data..........................................................         26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.....................................................................         27
Board of Directors, Executive Officers, Bank and Banking Center Presidents, and
  Department Heads...............................................................         41
Shareholder Information..........................................................         42
Corporate Information............................................................         43

--------------------------------------------------------------------------------

EXHIBIT 2 - ANNUAL REPORT TO SECURITY HOLDERS

Letter to Shareholders
--------------------------------------------------------------------------------

Dear Shareholder:

Each year this letter serves as our forum to review Pinnacle's performance for the past year as well as an opportunity to communicate our objectives for the future. The recently completed year was one of mixed results from our viewpoint. While the financial results were not up to Pinnacle's high performance standards and the price of Pinnacle common shares declined, some significant strides were made in achieving our stated objectives. An acquisition was completed bringing total assets to in excess of $1 billion and improvement was made in Pinnacle's core banking function including internally generated loan growth of 14% in 1996.

FINANCIAL PERFORMANCE

In last year's letter, we stated that while 1995 was a successful one for Pinnacle from a numbers standpoint, 1996 would be much more challenging. We were concerned that the relatively low rate environment coupled with Pinnacle's high volume of U. S. Government securities and a relatively flat yield curve would continue to put pressure on Pinnacle's net interest margin and earnings in the near term. Unfortunately, we were correct. Net income for 1996 totalled $7,127,000, or $1.05 per share, adjusted for the 3-for-2 stock split which was effective on February 10, 1997, compared to net income of $12,493,000, or $1.89 per share, earned in 1995, a per share decrease of 44%. The return on average equity for 1996 was 9.0% and the return on average assets amounted to 0.82%.

In fact, the relatively low rate environment was the primary reason for the earnings decrease. Pinnacle's net interest margin declined to 3.51% in 1996 from 3.90% in 1995. Lower yields earned on U. S. Government securities, which made up a significant portion of Pinnacle's balance sheet, and moderately higher deposit costs resulting from the reallocation of funds by customers from savings and money market deposits to time accounts, were contributors to the lower net interest margin. In addition, net income was negatively impacted by the fact that only $159,000 in net gains on the sale of securities were recorded in 1996 compared to $4,731,000 of gains booked in 1995.

Total assets were $1.05 billion at December 31, 1996, a 28% increase from the same date of the previous year. Total loans were $525 million, up 70%, and total deposits amounted to $878 million, a 23% increase. Equity capital totalled $101 million, an increase of 28%. Book value was $13.23 at December 31, 1996, adjusted for the stock split. The increase in each of the balance sheet categories was the result of the acquisition which was completed at the end of the third quarter of 1996.

Pinnacle's common stock price did not fare well in 1996. The stock closed at year-end 1996 at $18.83, adjusted for the stock split, versus a closing price of $22.33 on December 31, 1995, a decline of 16%. This was especially disappointing since the decline took place in a year in which significant gains were recorded in the market in general and in bank stocks in particular. Our belief is that the decrease was attributable to two factors. First, Pinnacle's earnings results in 1996 were lower than historical levels. Second, an over supply of shares in the marketplace during mid-year and the effect of the cash/stock allocation in the acquisition completed in September limited the opportunity for any price appreciation since supply outweighed demand.

MOMENTUM FOR THE FUTURE

The year's most significant accomplishment was the acquisition of Financial Security Corp. and its wholly-owned subsidiary, Security Federal Savings and Loan Association of Chicago, which was completed on September 30, 1996. The acquisition added $213 million in year end assets to Pinnacle pushing the company to over $1 billion in assets and accomplishing an objective that was first stated in our 1994 annual report letter, and reaffirmed last year--to reach $1 billion in assets by year-end 1996. As a result of the transaction, two new locations were added to the Pinnacle franchise, one on the near northwest side of Chicago and the other in north suburban Niles. The acquisition also made some important additions to Pinnacle's management team and increased the company's total loan to asset ratio to 50%, both key factors in future success for Pinnacle. The acquisition was completed using a combination of cash and stock, Pinnacle's first such transaction since 1989. It was our hope that the issuance of stock to a new group of shareholders would increase the liquidity in Pinnacle common shares and narrow the quoted spread between the bid and asked side of the market. In fact, since the transaction, trading volume has increased and the quoted spread has narrowed. An additional benefit of the acquisition was the change to the NASDAQ National Market System from the Small Cap Market for trading in Pinnacle common shares.

Pinnacle made some tangible strides in accomplishing another of its objectives. A recurring theme in these annual letters has been the necessity to continue to improve the core earnings of the banking function. Total loans increased 14%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

in 1996, not including the effect of the acquisition. This marked the first time since 1988 that Pinnacle has had any meaningful internal loan growth. We believe this growth was the result of a stronger focus on the lending function, coupled with marketing efforts including a business calling program. We feel we have succeeded in a highly competitive lending environment by being a little more aggressive on pricing while keeping our credit standards in tact.

We also made strides in making Pinnacle a more visible provider of financial services. Hopefully, you have heard our radio advertising highlighting our home equity product, small business lending, trust alternatives, or Pinnacle's newest product which is PC Banking for banking at home by computer. We were able to increase our financial service products per household in 1996, although we still have plenty of room to go to meet our goals. We continue to complete the integration of our banking centers through the merger of Pinnacle's thrift subsidiaries into Pinnacle Bank. In addition, Pinnacle plans to open its first new branch location by the end of the summer in a west suburban location. By the end of the third quarter, Pinnacle will have thirteen locations in the Chicago area at which any customer can transact business with an additional two locations in the metropolitan area of the Quad-Cities, Illinois.

On the non-banking side of the performance ledger, Pinnacle's equity portfolio of investments in other banks and thrifts continued to evolve into a major earnings contributor for the future. At year-end 1996, the portfolio totalled $28.2 million with $8.7 million in unrealized appreciation. An interesting way to view this portfolio is that through these investments, Pinnacle holds an additional $250 million in non-balance sheet banking assets as an alternative to purchasing 100% of another financial institution. The plan is to use these investments as a vehicle to supplement improving core bank earnings, thereby achieving a high performance objective.

OUR OBJECTIVES

Our goals continue to remain the same as we have communicated in the past: enhance shareholder value by effectively leveraging Pinnacle's equity base and to achieve returns on equity and assets significantly in excess of peer group performance. On the corporate side, we can accomplish these goals through continued acquisitions and common share repurchases. As part of Pinnacle's equity management program, a 6% increase in the dividend was announced in January, 1997, the ninth consecutive annual increase since Pinnacle became a publicly traded company in 1988; and a 3-for-2 stock split was effective in February, 1997, the third such split since 1990. On the banking side, we will continue our efforts to improve the core earnings of the bank and ensure that responsive, quality service will differentiate Pinnacle banks from our competitors.

The recently completed year is a perfect example of this necessity. In past years, Pinnacle has relied for its success on non-core bank earnings--the investment portfolio, tax planning strategies and other innovative programs unrelated to traditional banking. These items can continue to play an important role for Pinnacle. However, the core bank portion of earnings must be enhanced in order to provide a more consistent earnings stream and to lessen the effect of an interest rate environment which may not be favorable to Pinnacle's investment portfolio as was the case in 1996.

In summary, while the financial numbers for 1996 relating to earnings and stock price performance were not up to Pinnacle's corporate standards, the acquisition, loan growth, marketing efforts, and equity portfolio made the year an acceptable foundation for the future. Pinnacle's performance in the past has been strong as evidenced by an average return on equity of 17.3% and a return on assets of 1.62% for the nine year life of Pinnacle as a publicly traded company. Pinnacle's performance in the future will hinge on our ability to accomplish the aforementioned objectives and management is confident in its ability to do so.

We thank you for your continued support and assure you that maximizing shareholder value remains our number one priority.

Sincerely,

/s/John J. Gleason, Jr.

John J. Gleason, Jr.
Vice Chairman and
 Chief Executive Officer

--------------------------------------------------------------------------------

Consolidated BALANCE SHEETS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(in thousands, except per share amounts)                                            at December 31
                                                                                 --------------------
                                                                                   1996       1995

-----------------------------------------------------------------------------------------------------
Assets:
  Cash and due from banks......................................................  $  21,745  $  27,273
  Federal funds sold...........................................................      1,350     14,100
                                                                                 --------------------
    Total cash and cash equivalents............................................     23,095     41,373
  Interest-bearing deposits....................................................      3,424      2,726
  Securities--Available for sale (Note 3)......................................    434,558    426,929
      (Amortized cost of $423,857 in 1996 and $418,637 in 1995)
  Loans (Note 4)...............................................................    525,069    309,600
  Less: Allowance for loan losses (Note 5).....................................     (8,364)    (6,023)
                                                                                 --------------------
    Net loans..................................................................    516,705    303,577
  Premises and equipment (Note 6)..............................................     17,301     15,565
  Goodwill and other intangibles (Note 2)......................................     25,366     19,177
  Other assets.................................................................     27,927      9,350
                                                                                 --------------------
    Total......................................................................  $1,048,376 $ 818,697
                                                                                 --------------------
Liabilities:
  Demand deposits:
    Noninterest-bearing........................................................  $ 101,127  $  96,715
    Interest-bearing...........................................................     88,489     89,230
  Savings deposits.............................................................    297,399    257,794
  Other time deposits..........................................................    390,537    269,066
                                                                                 --------------------
    Total deposits.............................................................    877,552    712,805
  Short-term borrowings and FHLB advances (Note 8).............................     28,525      --0--
  Notes payable (Note 8).......................................................     32,800     20,600
  Other liabilities............................................................      8,675      6,331
                                                                                 --------------------
    Total liabilities..........................................................    947,552    739,736
                                                                                 --------------------
Commitments and Contingencies (Notes 14 & 15)
Stockholders' equity (Notes 10, 11, 12 and 16):
  Preferred stock..............................................................      --0--      --0--
    1,000 shares authorized, none issued
  Common stock, $3.125 par.....................................................     23,811     20,505
    20,000,000 shares authorized; shares issued and outstanding: 1996:
     7,619,487; 1995: 6,561,704
  Additional paid-in capital...................................................     37,980     17,898
  Retained earnings............................................................     31,985     33,506
  Unrealized gain on securities available for sale, net of tax (Notes 1 & 3)...      7,048      7,052
                                                                                 --------------------
    Total stockholders' equity.................................................    100,824     78,961
                                                                                 --------------------
    Total......................................................................  $1,048,376 $ 818,697
                                                                                 --------------------
                                                                                 --------------------

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

--------------------------------------------------------------------------------

                                               Consolidated STATEMENTS OF INCOME
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                           For the year ended
(in thousands, except per share amounts)                                       December 31
                                                                     -------------------------------
                                                                       1996       1995       1994

----------------------------------------------------------------------------------------------------
Interest Income:
  Loans............................................................    $31,143    $26,316    $20,485
  Securities:
    Taxable........................................................     23,133     23,347     19,437
    Tax exempt.....................................................      1,746      2,571      2,923
  Interest-bearing deposits, Federal funds sold and other..........        252      1,063         75
                                                                     -------------------------------
    Interest income................................................     56,274     53,297     42,920
                                                                     -------------------------------
Interest Expense:
  Deposits:
    Interest-bearing demand........................................      1,841      1,732      1,376
    Savings........................................................      8,085      8,341      7,015
    Other time.....................................................     16,719     13,664      7,496
  Short-term borrowings and FHLB advances..........................        728         39        470
  Notes payable....................................................      1,745      1,963        283
                                                                     -------------------------------
    Interest expense...............................................     29,118     25,739     16,640
                                                                     -------------------------------
Net Interest Income................................................     27,156     27,558     26,280
  Provision for loan losses (Note 5)...............................      --0--      --0--        900
                                                                     -------------------------------
    Net interest income after provision for loan losses............     27,156     27,558     25,380
                                                                     -------------------------------
Other Income:
  Other income (Note 17)...........................................      7,562      7,225      5,461
  Net securities gains (losses)....................................        159      4,731     (9,845)
                                                                     -------------------------------
    Other income (loss)............................................      7,721     11,956     (4,384)
                                                                     -------------------------------
Other Expense:
  Salaries, profit sharing and other employee benefits (Note 9)....     12,678     12,051      9,459
  Occupancy (Note 6)...............................................      2,674      3,137      1,848
  Amortization of goodwill and other intangibles (Note 2)..........      2,033      1,885      1,681
  Other expense (Note 17)..........................................      8,315      6,809      8,072
                                                                     -------------------------------
    Other expense..................................................     25,700     23,882     21,060
                                                                     -------------------------------
Income (loss) before income taxes..................................      9,177     15,632        (64)
  Provision (benefit) for income taxes (Note 7)....................      2,050      3,139     (2,319)
                                                                     -------------------------------
    Net income.....................................................    $ 7,127    $12,493    $ 2,255
                                                                     -------------------------------
Earnings per share (Note 10):
    Net income.....................................................      $1.05      $1.89      $0.34

    Weighted average number of common and common equivalent
     shares outstanding............................................  6,829,232  6,626,552  6,684,656

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

--------------------------------------------------------------------------------

Consolidated STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                             Unrealized
                                                                                               Gain on
                                                                                             Securities
                                                                   Additional                 Available
                                                        Common       Paid-In     Retained     for Sale,
(in thousands, except per share amounts)                 Stock       Capital     Earnings    Net of Tax     Total
-------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1993..........................   $  21,014    $  17,406    $  32,436    $   --0--   $  70,856

  Net income........................................                                 2,256                    2,256
  Dividends paid--$0.72 per share...................                                (4,797)                  (4,797)
  Purchase and retirement of common stock...........        (417)                   (2,311)                  (2,728)
  Exercise of stock options.........................          56          145                                   201
  Unrealized gain on securities available for sale,
   net of tax (Notes 1 & 3).........................                                              3,048       3,048

                                                      -------------------------------------------------------------
Balance, December 31, 1994..........................      20,653       17,551       27,584        3,048      68,836

  Net income........................................                                12,493                   12,493
  Dividends paid--$0.77 per share...................                                (5,109)                  (5,109)
  Purchase and retirement of common stock...........        (268)                   (1,463)                  (1,731)
  Exercise of stock options.........................         120          334                                   454
  Addition to capital (Notes 7 & 12)................                       14                                    14
  Unrealized gain on securities available for sale,
   net of tax (Notes 1 & 3).........................                                              4,004       4,004
                                                      -------------------------------------------------------------
Balance, December 31, 1995..........................   $  20,505    $  17,899    $  33,505    $   7,052   $  78,961

  Net income........................................                                 7,127                    7,127
  Dividends paid--$0.83 per share...................                                (5,639)                  (5,639)
  Purchase and retirement of common stock...........        (740)                   (4,057)                  (4,797)
  Exercise of stock options.........................          29          103                                   132
  Correction of deferred tax valuation allowance
   (Note 7).........................................                                 1,049       (1,672)       (623)
  Issuance of common stock for acquisition (Note
   2)...............................................       4,017       19,978                                23,995
  Unrealized gain (loss) on securities available for
   sale, net of tax (Notes 1 & 3)...................                                              1,668       1,668
                                                      -------------------------------------------------------------
Balance, December 31, 1996..........................   $  23,811    $  37,980    $  31,985    $   7,048   $ 100,824
                                                      -------------------------------------------------------------
                                                      -------------------------------------------------------------

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

--------------------------------------------------------------------------------

                                           Consolidated STATEMENTS OF CASH FLOWS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(in thousands, except per share amounts)                            For the year ended December 31
                                                                    -------------------------------
                                                                      1996       1995       1994

---------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income......................................................  $   7,127  $  12,493  $   2,255
    Adjustments to reconcile net income to net cash from operating activities:
      Depreciation................................................      1,619      1,273        651
      Amortization of goodwill and other intangibles..............      2,033      1,885      1,681
      Amortization of purchase accounting adjustments.............        175        147         54
      Provision for loan losses...................................      --0--      --0--        900
      Premium amortization........................................        649        246      1,467
      Discount accretion..........................................     (6,894)   (20,738)    (6,091)
      Increase (decrease) in deferred loan fees...................        264       (183)      (264)
      (Gain) loss on sales of securities..........................       (159)    (4,731)     9,845
      Decrease (increase) in interest receivable..................     (8,108)       407      2,875
      Deferred income taxes.......................................       (311)       824       (401)
      Decrease (increase) in other assets.........................     20,018      5,107     (2,416)
      Increase (decrease) in other liabilities....................     (7,699)    (1,786)     1,864
      Other, net..................................................     (1,222)        10      --0--
                                                                    -------------------------------
        Total adjustments.........................................        365    (17,538)    10,165
        Net cash provided by (used for) operating activities......      7,492     (5,045)    12,420
Cash flows from investing activities:
  Cash portion of acquisitions, net of cash acquired (Note 1).....    (19,050)   (14,800)     --0--
  Proceeds from sales of securities available for sale............  1,112,527  3,096,014  1,624,942
  Purchases of securities available for sale...................... (1,101,715)(3,088,494)(1,614,524)
  Proceeds from maturities and paydowns of securities.............     10,048     26,915     20,660
  Net decrease (increase) in interest-bearing deposits............     31,990     12,458     (1,490)
  Net loan principal (advanced) collected.........................    (39,836)     9,798       (626)
  Premises and equipment, net.....................................     (2,638)    (1,709)      (610)
                                                                    -------------------------------
        Net cash provided by (used for) investing activities......     (8,674)    40,182     28,352
Cash flows from financing activities:
  Net increase (decrease) in total deposits.......................    (21,817)   (18,043)   (33,733)
  Net increase (decrease) in short-term borrowings................      2,825     (4,800)    (8,800)
  Proceeds from notes payable.....................................     24,500     31,800     11,200
  Principal reductions of notes payable...........................    (12,300)   (16,600)    (5,800)
  Issuance of common stock........................................        132        454        201
  Purchase and retirement of common stock.........................     (4,797)    (1,731)    (2,727)
  Dividends paid..................................................     (5,639)    (5,109)    (4,798)
                                                                    -------------------------------
        Net cash used for financing activities....................    (17,096)   (14,029)   (44,457)
Net increase (decrease) in cash and cash equivalents..............    (18,278)    21,108     (3,685)
Cash and cash equivalents at beginning of year....................     41,373     20,265     23,950
                                                                    -------------------------------
Cash and cash equivalents at end of year..........................  $  23,095  $  41,373  $  20,265
                                                                    -------------------------------
Cash paid during year for:
  Interest........................................................  $  29,221  $  25,691  $  16,645
  Income taxes....................................................      1,525      2,207      1,526

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

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      ALL DOLLARS IN THE FOLLOWING FOOTNOTES ARE IN THOUSANDS, EXCEPT PER SHARE AMOUNTS.

ACCOUNTING POLICIES:(1)

      The consolidated financial statements of the Pinnacle Banc Group, Inc. (the "Corporation") and Subsidiaries have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking and thrift industry. The Corporation is a multi-bank holding company registered under the Bank Holding Company Act and is engaged in the business of banking through the ownership of subsidiary banks. A description of the significant accounting policies follows:

CONSOLIDATION - (A)

          The consolidated financial statements of the Corporation and Subsidiaries include the accounts of the Corporation and its subsidiaries, Pinnacle Bank ("PB"), Pinnacle Bank of the Quad-Cities ("PBQC"), Security Federal Savings and Loan Association ("SF"), and Pinnacle Bank, FSB (formerly Batavia Savings Bank) ("FSB"). Significant intercompany accounts and transactions have been eliminated in the preparation of these statements.

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

STATEMENTS OF CASH FLOWS - (B)

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

     i.) In the consolidated statements of cash flows, acquisitions by the Corporation are recorded as net cash from investing activities and, accordingly, cash flows are net of the impact of the acquisitions discussed below. In 1996, Financial Security ("FinSec") and its subsidiary, SF, were purchased for a combination of stock and cash. The cash portion of the acquisition price was $20,140; the non-cash portion of the acquisition consisted of 1,285,413 (adjusted for stock split, see Footnote 10) shares valued at $23,995. At the date of purchase, the balance sheet of FinSec included cash and cash equivalents of $1,090, resulting in a net cash position of $19,050. In 1995, Acorn Financial Corp ("AFC") and its subsidiary bank, Suburban Trust & Savings Bank ("STSB") was purchased by the Corporation and cash of $23,414 was paid for the acquisition. At the date of purchase, the balance sheet of AFC included cash and cash equivalents of $8,614 resulting in a net cash position of $14,800.

    ii.) In the statements of cash flows for the Parent Company (Note 18), acquisitions by the Corporation are recorded as net cash from investing activities in the amount of the cash paid for the acquisitions net of cash acquired. In 1996, the amount was $6,022 for the acquisition of FinSec. In 1995, this amount was $23,414 for the acquisition of AFC.

SECURITIES - (C)

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

          Upon adoption of SFAS No. 115, all securities held by Pinnacle were classified as available-for-sale. As a result, securities are carried on the balance sheet at fair value, with corresponding (after tax) valuation adjustments included in stockholders' equity. The adoption of SFAS No. 115 had the effect of increasing stockholders' equity by approximately $6,800, at January 1, 1994.

          Premium and discount on securities are included in interest income on securities over the period from acquisition to maturity or earlier call date using the level-yield method. The specific identification method is used to record gains and losses on securities transactions.

LOANS - (D)

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

ALLOWANCE FOR LOAN LOSSES - (E)

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

PREMISES AND EQUIPMENT - (F)

          Premises and equipment are stated at cost less accumulated depreciation. For financial reporting purposes, depreciation is computed using a combination of the straight-line and accelerated methods over the estimated useful lives of the assets.

OTHER REAL ESTATE - (G)

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

INCOME TAXES - (H)

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

          SFAS No. 109, "Accounting for Income Taxes", requires an asset and liability approach for accounting for income taxes. Its objective is to recognize the amount of taxes payable or refundable for the current year, and deferred tax assets and liabilities for the future tax consequences for items that have been recognized in the Corporation's financial statements or tax returns. The measurement of tax assets and liabilities is based on enacted tax laws. Deferred tax assets are reduced, if necessary, by the amount of such benefits that are not expected to be realized based on available evidence.

NEW ACCOUNTING PRONOUNCEMENTS - (I)

          LONG-LIVED ASSETS

          Effective January 1, 1996, Pinnacle adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". The standard requires evaluation of impairment of long-lived assets to be reviewed when indicators of impairment are present. If impairment is indicated, any impairment is recorded in current earnings. There was no effect of the adoption of this standard on the financial position and results of operations of Pinnacle.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

STOCK BASED COMPENSATION

          In October, 1995, SFAS No. 123, "Accounting for Stock Based Compensation" was issued. This standard establishes accounting and reporting standards for stock-based awards, such as stock options, granted in fiscal years beginning after December 31, 1994. SFAS No. 123 establishes a fair value of accounting for stock options, with compensation expense reported for the fair value of these types of instruments in current earnings. Entities may elect not to adopt the fair value method of accounting, but are required to make pro forma disclosures of net income and earnings per share as if the statement was adopted. The Corporation elected not to adopt the fair value method. See Footnote 11.

TRANSFERS OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

          In 1996, FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125". The statement addresses the parameters in which the transfers of assets and extinguishment of liabilities are considered a sale and removed from the balance sheet or recorded as secured borrowings. This statements affects the Corporation through certain financial instruments such as loan participations or repurchase agreements and whether the Corporation has relinquished total control over the transfer of assets or extinguishment of liabilities. The effective date of the standard was for fiscal years beginning after December 31, 1996. The Corporation adopted SFAS No. 125 and SFAS No. 127 on January 1, 1997 and there was no significant effect on its consolidated financial position or results of operations.

ESTIMATES - (J)

          In preparing the consolidated financial statements, management made estimates and assumptions that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change and future results could differ from those estimates and assumptions.

ACQUISITIONS: (2)

      Effective September 30, 1996, Pinnacle completed the acquisition of FinSec and its subsidiary, SF. The total purchase price was $44,756, common shares issued were 1,285,413 (adjusted for stock split) valued at $23,995, and the remainder was paid in cash. Funds utilized to pay for the cash portion of the acquisition were obtained from funds on hand at Financial Security, a dividend from SF, and borrowed from an unaffiliated bank.

      At the date of the purchase, FinSec was liquidated and SF will remain a separate subsidiary of Pinnacle until January 31, 1997 at which time SF will be merged with and into PB. As of the date of the purchase, FinSec had total assets of approximately $250,000. Goodwill, based on management's estimates of fair value of assets acquired and liabilities assumed, approximates $8,100 which is being amortized on a straight-line basis over fifteen years. Fair value appraisals, tax net operating loss carrybacks, and determination of termination benefits are being updated and will be adjusted, if necessary, when completed. Management does not anticipate material changes to the above goodwill amount.

      This transaction is being accounted for using the purchase method of accounting and, accordingly, the excess of the aggregate purchase price over the fair value of the net assets acquired consisted of goodwill. Because the acquisition occurred at September 30, 1996, the income effect of SF is included in Pinnacle's results of operations for the last three months of 1996.

      The following unaudited results of operations reflect the acquisition of FinSec as if the acquisition had occurred at the beginning of 1995:

                              1996       1995
                            --------------------
Net interest income.......  $  32,285  $  35,847
Net income................      4,201     13,998
Net income per share
 (adjusted for stock
 split)...................       0.53       1.77

      On January 6, 1995, the Corporation completed the acquisition of AFC and its subsidiary STSB. The purchase price was $23,414 in cash for all the issued and outstanding shares of AFC. Funds to pay for the purchase were borrowed from an unaffiliated bank. At the date of purchase, AFC was liquidated and concurrent with the liquidations, STSB was merged into PB. As of the date of purchase, AFC had total assets of approximately $144,000. Goodwill of approximately $13,000 created in the acquisition is being amortized on a straight line basis over fifteen years.

      This transaction was accounted for using the purchase method of accounting and the excess of the aggregate purchase price paid over the fair value of the net assets acquired consisted of goodwill. The results of operations of STSB have been included in the consolidated financial statements since date of acquisition. No pro forma

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

financial information is presented for 1995 since the acquisition closely coincides with the beginning of the year and would not differ significantly from the results reported. The following unaudited condensed results of operations reflect the acquisition of AFC as if the acquisition had occurred at the beginning of 1994:

                                       1994
                                     ---------
Net interest income................  $  29,872
Net income.........................      1,564
Net income per share--fully
 diluted...........................       0.35

      At December 31, 1996 and 1995, the Corporation had goodwill of $23,576 and $17,047, respectively. Goodwill is stated net of accumulated amortization of $19,158 and $17,466 at December 31, 1996 and 1995, respectively. Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets received in the purchases of FNBC and BLGP in 1980, FNBH in 1982, Bank of Silvis in 1989, BNB and The Henry County Bank in 1991, Batavia Savings Bank in 1992, AFC in 1995, and FinSec in 1996. Goodwill is being amortized on straight line and accelerated methods over periods of 10 years to 20 years. Amortization of goodwill amounted to $1,692 in 1996, $1,544 in 1995, and $1,340 in 1994.

      Other intangibles consist of a deposit base intangible totalling $1,790 and $2,130 as of December 31, 1996 and 1995, respectively, which was allocated to values associated with the acquired deposits of the Berwyn branch of Olympic Federal Savings Association. Other intangibles are stated net of accumulated amortization of $1,619 and $1,278 at December 31, 1996 and 1995, respectively. Amortization of the deposit base intangible, which is being amortized over an estimated 10-year life, amounted to $341 in 1996, 1995, and 1994.

SECURITIES: (3)
      As discussed in Note 1, the Corporation adopted SFAS No. 115, effective January 1, 1994. The amortized cost and the estimated fair value of the Corporation's securities as of December 31, 1996 and 1995, are as follows:

                                                                                                1996
                                                                         --------------------------------------------------
                                                                                         Gross        Gross
                                                                          Amortized   Unrealized   Unrealized    Estimated
                                                                            Cost         Gains       Losses     Fair Value

                                                                         --------------------------------------------------
Available for Sale:
  U.S. Treasury and U.S. Government agencies...........................   $ 373,142    $      67    $     137    $ 373,072
  Mortgage-backed securities...........................................       3,221        --0--          260        2,961
  Floating rate collateralized mortgage obligations....................       2,990            2           10        2,982
  State and municipal..................................................      21,076        2,597          223       23,450
  Other debt securities................................................         251            3        --0--          254
                                                                         --------------------------------------------------
    Total debt securities..............................................     400,680        2,669          630      402,719
  Corporate and other equity securities................................      23,177        8,662        --0--       31,839
                                                                         --------------------------------------------------
    Total securities...................................................   $ 423,857    $  11,331    $     630    $ 434,558
                                                                         --------------------------------------------------

                                                                                                1995
                                                                         --------------------------------------------------
                                                                                         Gross        Gross
                                                                          Amortized   Unrealized   Unrealized    Estimated
                                                                            Cost         Gains       Losses     Fair Value
                                                                         --------------------------------------------------
Available for Sale:
  U.S. Treasury and U.S. Government agencies...........................   $ 370,084    $     461    $   --0--    $ 370,545
  Mortgage-backed securities...........................................       3,001           17           23        2,995
  Floating rate collateralized mortgage obligations....................       7,335            6           29        7,311
  State and municipal..................................................      22,918        2,925            4       25,840
  Other debt securities................................................       1,461           21        --0--        1,482
                                                                         --------------------------------------------------
    Total debt securities..............................................     404,799        3,430           56      408,173
  Corporate and other equity securities................................      13,838        4,918        --0--       18,756
                                                                         --------------------------------------------------
    Total securities...................................................   $ 418,637    $   8,348    $      56    $ 426,929
                                                                         --------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The amortized cost and estimated fair value or carrying value of debt securities at December 31, 1996 and 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    1996                      1995
                                          ------------------------  ------------------------
                                           Amortized    Estimated    Amortized    Estimated
                                             Cost      Fair Value      Cost      Fair Value

                                          ------------------------  ------------------------
Due in one year or less.................   $   2,714    $   2,746    $ 367,916    $ 368,503
Due after one year through five years...     378,139      378,754       14,265       15,007
Due after five years through ten
  years.................................      11,279       12,813        9,364       11,289
Due after ten years.....................       2,337        2,463        2,918        3,068
                                          ------------------------  ------------------------
                                             394,469      396,776      394,463      397,867
                                          ------------------------  ------------------------
Mortgage-backed securities..............       3,221        2,961        3,001        2,995
Floating rate collateralized mortgage
  obligations...........................       2,990        2,982        7,335        7,311
                                          ------------------------  ------------------------
  Total debt securities.................   $ 400,680    $ 402,719    $ 404,799    $ 408,173
                                          ------------------------  ------------------------

                            ------------------------

      Proceeds from sales of debt securities during 1996 were $1,110,249. Gross gains of $349 and gross losses of $190 were realized on those sales. Proceeds from sales of debt securities during 1995 were $3,092,834. Gross gains of $4,279 and gross losses of $273 were realized on those sales.

      At December 31, 1996 and 1995, securities carried at approximately $31,468 and $29,477, respectively, were pledged to secure public and trust deposits, securities sold under agreement to repurchase, and for other purposes as required or permitted by law.

      The mortgage-backed securities are direct obligations of U. S. Government agencies and the floating rate collateralized mortgage obligations are primarily secured by obligations of U. S. Government agencies. In the opinion of management, there were no material securities held at either December 31, 1996 or 1995, which constituted an unusual credit risk for the Corporation.

LOANS: (4)

      The composition of loans included in the accompanying consolidated balance sheets is as follows:

                                          December 31
                                      --------------------
                                        1996       1995

                                      --------------------
Commercial and other................  $ 111,454  $  83,940
Real estate--
  Residential.......................    307,217    135,085
  Commercial and construction.......     52,628     42,073
Consumer............................     54,535     49,464
                                      --------------------
  Gross loans.......................    525,834    310,562
Less--Unearned income...............        765        962
                                      --------------------
  Loans, net of unearned income.....  $ 525,069  $ 309,600
                                      --------------------

      The balance of impaired loans at December 31, 1996, was $6,485, while the average balance for the year was $7,543. Impaired loans secured by real estate totalled $3,247; commercial loans totalled $2,744; with the remaining $494 in installment loans. The balance of impaired loans at December 31, 1995 was $5,740, while the average balance for the year was $5,992. No portion of the allowance for loan losses was allocated to the impaired loans at December 31, 1996 and 1995. Interest income recognized on impaired loans was approximately $62 in 1996 and $267 in 1995.

      Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. Although the Corporation has a diversified loan portfolio, a substantial natural geographic concentration of credit risk exists within the Corporation's defined customer market areas with the exception of loans acquired from the acquisition of SF. Included in SF loan portfolio are certain purchased and participated loans outside the Corporation's defined customer markets. These loans totalled approximately $58,337 of the total loan portfolio of the Corporation and are in the following areas: 3.9% in California; 1.74% in the West (excluding California); 2.2% in Texas; and 2% in the Midwest (excluding the Chicago metropolitan area). All remaining loans are in the geographic market areas including the Chicago metropolitan area and the Quad-Cities metropolitan area of Illinois and Iowa.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES: (5)

      The changes in the allowance for loan losses were as follows:

                                     Year ended December 31
                                 -------------------------------
                                   1996       1995       1994

                                 -------------------------------
Beginning balance..............     $6,023     $4,228     $3,547
Balances acquired (Note 2).....      2,982      1,946      --0--
Loans charged off..............       (839)      (372)      (306)
Recoveries on loans............        198        221         87
Provision for loan losses......      --0--      --0--        900
                                 -------------------------------
  Ending balance...............     $8,364     $6,023     $4,228
                                 -------------------------------

PREMISES AND EQUIPMENT: (6)

      A summary of premises and equipment is detailed below:

                                            December 31
                                        --------------------
                                          1996       1995

                                        --------------------
Land..................................  $   2,745  $   2,454
Buildings & improvements..............     14,143     13,092
Leasehold improvements................        478        351
Furniture and equipment...............      6,909      5,587
                                        --------------------
  Total...............................     24,275     21,484
Accumulated depreciation..............     (6,974)    (5,919)
                                        --------------------
Premises and equipment................  $  17,301  $  15,565
                                        --------------------

      Depreciation expense for the year ended December 31, 1996, 1995, and 1994 was $1,604, $1,272, and $651, respectively.

      The Corporation leases office space for its corporate headquarters under an agreement expiring in the year 1997, leases its banking premises in LaGrange Park under an agreement expiring in the year 2003, leases its banking facility in North Riverside under an agreement expiring in the year 2007, and leases its banking facility in Niles under an agreement expiring in 1999. Future minimum lease payments on these operating leases at December 31, 1996, are as follows:

                                   Future Minimum
Year                               Lease Payments
--------------------------------------------------
1997.............................     $     188
1998.............................           163
1999.............................           162
2000.............................           144
Later years......................           644

                                   ---------------
Total minimum payments
  required.......................     $   1,301
                                   ---------------

      Rental expenses for leases, included in the consolidated statements of income as occupancy expenses, amounted to $177 in 1996, $156 in 1995, and $182 in 1994. The North Riverside and LaGrange Park leases are subject to periodic adjustment based on changes in the U.S. Department of Labor Consumer Price Index and deposit growth, respectively.

      The Corporation's aggregate future minimum net rentals to be received under non-cancelable leases from third party tenants for its locations in Oak Park and Westmont are as follows:

                                   Future Minimum
                                      Net Lease
Year                                   Rentals
--------------------------------------------------
1997.............................          $109
1998.............................           104
1999.............................            26
2000 and after...................         --0--

                                   ---------------
Total minimum net rentals........          $239
                                   ---------------

      The Corporation also receives reimbursement from its tenants for certain occupancy expenses including, taxes, insurance, and operating expenses, as defined in the lease agreement. Rental income, included as an offset to occupancy expenses, amounted to $157 in 1996 and $179 in 1995.

INCOME TAXES: (7)

      The provision for income taxes in the consolidated statements of income is composed of the following:

                                     Year ended December 31
                                 -------------------------------
                                   1996       1995       1994

                                 -------------------------------
Federal
  Current......................     $2,361     $2,315    $(1,157)
  Deferred.....................       (311)       824       (401)
State..........................      --0--      --0--       (761)
                                 -------------------------------
    Provision (benefit) for
     income taxes..............     $2,050     $3,139    $(2,319)
                                 -------------------------------

      Not included in the above table, but credited directly to stockholders' equity in 1995 were taxes in the amount of $14 related to the disposition of stock option shares by participants of the Incentive Stock Option Plan before the expiration of defined holding periods for tax purposes. The provision (benefit) for taxes on security gains (losses) was $54 in 1996, $1,609 in 1995, and $(3,347) in 1994.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The following table reconciles the provision (benefit) for income taxes with the amounts computed at the applicable statutory Federal income tax rate of 34% for each period:

                                     Year ended December 31
                                 -------------------------------
                                   1996       1995       1994

                                 -------------------------------
Tax provision at Federal
  statutory rate...............  $   3,121  $   5,314  $     (22)
Tax-exempt income..............       (690)    (1,028)    (1,860)
Amortization of purchase
  accounting assets and
  goodwill and other
  intangibles..................        619        692        606
Dividend received deduction....       (207)      (901)      (171)
Securities writedown...........        (24)      (240)     --0--
State income taxes, net of
  Federal income tax benefit...      --0--      --0--       (474)
Other, net.....................       (769)      (698)      (398)
                                 -------------------------------
  Provision (benefit) for
   income taxes................  $   2,050  $   3,139  $  (2,319)
                                 -------------------------------

      The components of and changes in the net deferred tax asset were as follows:

                                             December 31
                                         --------------------
                                           1996       1995
                                         --------------------
Deferred tax assets:
  Allowance for loan losses............  $   2,249  $   1,366
  Deferred compensation................        631        657
  Other reserves.......................        254        190
  State tax operating loss
   carryforward........................      3,188      1,691
  Federal regular tax operating loss
   carryforward........................      1,238      1,238
  Alternative minimum tax credit
   carryforward........................        207      1,284
  Other................................        704        243

                                         --------------------
    Gross deferred tax assets..........      8,471      6,669
      Valuation allowance..............     (2,296)    (1,784)
                                         --------------------
    Gross deferred tax assets, net of
     valuation allowance...............      6,175      4,885
                                         --------------------
Deferred tax liabilities:
  Partnership interests................        397      --0--
  Depreciation.........................        255        292
  Purchase accounting adjustments......        592        874
  Other................................        419        757
  Unrealized gain on securities........      3,653      1,240
                                         --------------------
    Gross deferred tax liabilities.....      5,316      3,163
                                         --------------------
Net deferred tax asset.................  $     859  $   1,722
                                         --------------------

      A valuation allowance is provided when the realization potential of a portion of the deferred tax asset cannot be determined to be more likely than not. A valuation allowance of $1,049 had been set up against the parent company only Federal net operating loss carryforward in 1993, when the Corporation adopted the provisions of SFAS No. 109. In reviewing its 1996 tax planning strategies relating to the parent company only Federal net operating loss carryforward, a portion which expires in 1999, the Corporation recognized that it did not need that specific valuation allowance because of the effect of the market value adjustment related to SFAS No. 115 on the parent company equity portfolio. A correcting entry was made in 1996 to reverse the valuation allowance and record the SFAS no. 115 adjustment. At the time of the correction, the adjustment to equity (including the SFAS No. 115 adjustment) was less than 1% of equity. Management reviewed the effect of this adjustment on prior period financial statements and determined it was immaterial to those financial statements due to the amount of the adjustment and because any correcting entry would have had no impact on the income or earnings per share of the Corporation. No restatement of prior periods was made. The valuation allowance at December 31, 1996 relates solely to the 1995 and 1996 state net operating loss carryforward. Also included in the net deferred tax asset is the tax effect of the unrealized gain on securities which is not recorded through the provision for taxes, but directly to Stockholders' Equity.

      The net operating loss carryforward for Federal purposes relates to the parent company and is subject to significant limitation on its usage. At December 31, 1996, the Federal net operating loss carryforward amounted to approximately $3,641 which expires, if unused, in the years 1999 to 2001. At December 31, 1996 and 1995, the State net operating loss carryforward amounted to $42,510 and $23,549, respectively, which expires, if unused, in the years 2010 through 2012.

      At December 31, 1996, the Corporation had an alternative minimum tax credit carryforward of approximately $207, which is not subject to expiration.

--------------------------------------------------------------------------------

                                      Notes to Consolidated Financial Statements
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

BORROWINGS, FHLB ADVANCES AND NOTES PAYABLE: (8)

      Included in short-term borrowings are Federal Home Loan advances with the following maturities and rates:

 Amount      Rate     Maturity
-------------------------------
   $5,000       5.65%  3/4/97
    2,500       7.27   5/6/98
    2,500       7.44   5/6/99
---------
  $10,000
---------

      The Corporation maintains qualifying collateral against these advances including its Federal Home Loan Bank Stock and 1 - 4 Family residential mortgages.

      The Corporation has financed acquisitions, purchases of equity securities and short-term cash requirements of the parent company with an unaffiliated bank. At December 31, 1996, the notes payable were a $15,000 note used to finance the acquisition of AFC in 1994; a $15,000 note used for the acquisition of FinSec and other equity securities and a $5,000 line for working capital of which $2,800 was outstanding. Total outstandings were $32,800 at December 31, 1996. During 1995, the total lines were composed of a $23,000 demand loan used for the acquisition of AFC and a $7,000 revolving line of credit. Total outstandings were $20,600 at December 31, 1995.

      The notes payable bear interest at a floating rate tied to the prime rate or LIBOR, are due on demand and are secured by stock of the Corporation's subsidiary bank stock and with respect to the acquisition line, secured by certain equity securities of the parent company.

RETIREMENT AND INCENTIVE PLANS: (9)

      The Corporation maintains a trusteed, profit-sharing plan covering substantially all employees who have met age and service requirements. Annual contributions are made in accordance with a resolution passed by the Boards of Directors of the Corporation and each subsidiary bank and amounted to $424 for 1996, $414 for 1995, and $337 for 1994.

      The Corporation and each subsidiary bank maintain profit incentive plans which are available to certain key executives. Distributions are based on the performance levels of the Corporation and each subsidiary bank, and are subject to the Board of Directors' approval.

      SF maintained certain retirement and incentive plans for its employees including a qualified non-contributory defined benefit pension plan and a Supplemental Retirement Agreement for one officer to provide supplemental retirement, death and disability benefits. In conjunction with the acquisition, these plans are in the process of being terminated and as of the most current valuation are fully funded. No gain or loss on termination is expected.

CAPITAL STOCK: (10)

      On January 21, 1997, the Board of Directors of the Corporation approved a 3-for-2 stock split payable February 10, 1997 to stockholders of record on February 3, 1997. The stock split has been recorded retroactively for consolidated financial statement purposes by adjusting the par value of the Corporation's common stock and the number of shares outstanding. Disclosures regarding earnings per share and stock options have been adjusted accordingly for all periods presented.

STOCK OPTION PLAN: (11)

      In April, 1990, the shareholders approved the 1990 Incentive Stock Option Plan ("1990 Plan"). The 1990 Plan covers key employees of the Corporation and requires that all options be issued at an option price at least equal to the fair market value per share of the Corporation's common stock on the date granted. No options may be granted to any individual who owns more than 10% of the Corporation's common stock unless the grant is at a purchase price of 110% of the option's fair market value on the date of grant. Under the 1990 Plan, the aggregate number of shares which could be issued under options are 369,999 shares.

      The following table summarizes stock option transactions for 1996, 1995, and 1994 giving effect to stock splits. At December 31, 1996, 65,250 option shares under the 1990 Plan were

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

outstanding. All options outstanding may be exercised at any time during the five year period from the date of grant.

                                    Number       Weighted
                                      of       Average Price
                                    Shares       Per Share
                                  --------------------------
Outstanding at December 31,
 1993...........................     119,691     $   12.50
  Options granted...............       --0--         --0--
  Options exercised.............     (17,927)        11.20
                                  --------------------------
Outstanding at December 31,
 1994...........................     101,764         12.73
  Options granted...............       7,500         19.09
  Options exercised.............     (38,515)        11.79
                                  --------------------------
Outstanding at December 31,
 1995...........................      70,749         13.91
  Options granted...............       3,750         21.33
  Options exercised.............      (9,249)        14.30
                                  --------------------------
Outstanding at December 31,
 1996...........................      65,250     $   14.28
                                  --------------------------

      In 1995, the Corporation derived tax deductions from the disposition of stock option shares by participants before the expiration of defined holding periods for tax purposes. These tax deductions are measured by the excess of the market value over the option price at the date of sale by the participant. The related tax benefit is credited to additional paid-in capital. The Corporation makes no charges against capital with respect to options granted.

      The range of options exercisable at December 31, 1996 are as follows:

Exercise    Number of
  Price      Shares     Maturity
---------------------------------
   $12.00       9,000    1/21/97
    13.20      27,000    1/21/97
    13.57      18,000    4/14/97
    19.08       7,500    1/17/00
    21.33       3,750    1/23/01
                -----
               65,250
                -----

      The Corporation accounts for its stock option plan under Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense has been recognized for stock options granted. SFAS 123 prescribes a fair value based method for determining compensation expense under stock option plans, but allows corporations to use APB No. 25 if they provide pro forma information compiled under the new standard. Had compensation cost been computed using the methodology contained in SFAS No. 123, net income would have been reduced by the following for options issued in 1996 and 1995:

                               1996       1995
                             --------------------
Net Income:
  As reported..............  $   7,127  $  12,493
  As adjusted..............      7,116     12,472
Earnings Per Share:
  As reported..............  $    1.05  $    1.89
  As adjusted..............       1.04       1.88

      The fair value of the options granted during 1996 and 1995 is estimated to be $4.23 and $4.31, respectively, using the Black-Scholes option value model with the following assumption for 1996 and 1995; dividend yield of 4.37% and 3.77%, a risk free interest rate of 5.95% and 7.37%, volatility of 24.38% and 22.11%, and an expected average life of five years.

      FinSec maintained five stock based plans, including an ESOP Plan, a Supplemental Retirement Plan, a Recognition and Retention Plan ("RRP"), an Incentive Stock Option Plan, and a Directors Stock Option Plan. At the acquisition, any unearned or unexercised shares in the ESOP, RRP and Incentive Stock Option and Directors Stock Option Plan were 100% vested. These plans are in the process of being terminated and stock and/or cash is being paid to its participants. Included in Other Assets in the Consolidated Balance Sheets is a loan to the ESOP of $516 which, along with accrued interest, will be paid to the Corporation when final termination is made.

RELATED-PARTY TRANSACTIONS: (12)

      Analysis of loans made to directors and executive officers of the Corporation and subsidiaries is as follows:

Balance, December 31, 1995.........  $   3,055
Additions..........................      6,455
Collections........................     (1,038)
                                     ---------
Balance, December 31, 1996.........  $   8,472
                                     ---------

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

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      One director of the Corporation is a partner in a law firm that provides various legal services to the Corporation and its subsidiary banks. Fees for these services were $229 in 1996, $250 in 1995, and $262 in 1994.

CONTINGENCIES: (13)

      During the first quarter of 1994, a judgment in the amount of $2,300 was entered in the U. S. Bankruptcy Court against PB. The judgment is the result of a suit filed against PB by a trustee of a debtor in bankruptcy. The trustee claimed that PB honored overdrafts in the debtor's bank account without obtaining prior court approval. The amount of the judgment represents the cumulative amount of all payments received by PB from the debtor to cover overdrafts. While PB appealed the decision in 1994, management, upon the advice of legal counsel, settled the case for $1,275 in December, 1995. The settlement amount had been previously accrued.

      The Corporation and the subsidiary banks are subject to other pending and threatened legal actions which arise in the normal course of business. In the opinion of management, based upon consultation of legal counsel, the disposition of all outstanding matters will not have a materially adverse effect on the consolidated financial position and results of operations.

      SF has sold two parcels of foreclosed real estate in California, whereby the City of Los Angeles funds the sale through the issuance of bonds, but the seller has full recourse liability until the bonds are repaid. There is a contingent liability of $664 related to sales under this program.

DISCLOSURES ABOUT ESTIMATED FAIR
VALUE OF FINANCIAL INSTRUMENTS: (14)

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

CASH AND DUE FROM BANKS, FEDERAL
FUNDS SOLD AND INTEREST BEARING DEPOSITS - (A)

          For these short-term instruments, the carrying value approximates fair value because these instruments are short-term in nature and do not present unanticipated credit concerns.

SECURITIES - (B)

          For debt securities and equity securities available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments or the security is carried at cost.

LOANS - (C)

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

DEPOSIT LIABILITIES - (D)

          The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1996. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

SHORT TERM BORROWINGS AND NOTES
PAYABLE - (E)

          Rates currently available to the Corporation and Subsidiaries for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

OFF-BALANCE SHEET FINANCIAL
INSTRUMENTS - (F)

          The fair value of unrecognized financial instruments including commitments to extend credit, standby letters of credit and financial guarantees are insignificant and, therefore, not presented.

          The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                          1996
                                  --------------------

                                             Estimated
                                  Carrying     Fair
                                    Value      Value

                                  --------------------
Financial assets:
  Cash and due from banks,
   Federal funds sold and
   interest-bearing deposits....  $  26,519  $  26,519
  Securities....................    434,558    434,558
  Loans, net....................    516,705    506,906
Financial liabilities:
  Deposits......................   (877,552)  (874,542)
  Short-term borrowings.........    (28,525)   (28,525)
  Notes payable.................    (32,800)   (32,800)

                                          1995
                                  --------------------
                                             Estimated
                                  Carrying     Fair
                                    Value      Value

                                  --------------------
Financial assets:
  Cash and due from banks,
   Federal funds sold and
   interest-bearing deposits....  $  44,099  $  44,099
  Securities....................    426,929    426,929
  Loans, net....................    303,577    306,361
Financial liabilities:
  Deposits......................   (712,805)  (713,888)
  Short term borrowings.........      --0--      --0--
  Notes payable.................    (20,600)   (20,600)

LIMITATIONS - (G)

          Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no actively traded market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

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

FINANCIAL INSTRUMENTS WITH OFF-
BALANCE SHEET RISK: (15)

      The Corporation has, through its subsidiary banks, financial instruments with off-balance sheet risk made in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated financial statements. The contract amounts of those instruments reflect the extent of involvement the subsidiary banks have in particular classes of financial instruments. The Corporation is not using any derivative products for hedging or other purposes.

      The subsidiary banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. Each subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 1996 and 1995, the subsidiary banks had the following financial instruments with off-balance-sheet risk:

                                       Contract Amount
                                     --------------------
                                       1996       1995
                                     --------------------
Commitments to extend credit.......  $  72,882  $  70,651
Standby letters of credit and
 financial guarantees written......      3,890      2,982

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

REGULATORY REQUIREMENTS: (16)

      The subsidiary banks are subject to Federal and state laws which restrict the payment of dividends to the Corporation. Based on these restrictions, at January 1, 1997, the subsidiary banks could have declared approximately $2,489 in dividends without requesting approval of the applicable Federal or state regulatory agency.

      Based on the types and amounts of deposits received, banks are required to maintain non-interest bearing cash balances in accordance with Federal Reserve Bank reserve requirements. At December 31, 1996 and 1995, the non-interest bearing cash balances maintained to meet reserve requirements were $11,750 and $10,527, respectively.

      The Corporation and its subsidiary banks are subject to regulatory capital requirements administered by the Federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.

      Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and Tier 1 leverage capital to average assets. If banks do not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on a bank's financial statements. Management believes, as of December 31, 1996, that the Corporation and its subsidiary banks meet all capital adequacy requirements to which they are subject.

      As of December 31, 1996, the most recent notification from the Federal Reserve Board categorized the Corporation and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 based and Tier 1 leverage ratios as set forth below.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The following table presents selected capital information for the Corporation (Consolidated) and significant subsidiaries as of December 31, 1996 and 1995:

                                                                                                      To Be Well-
                                                                                                   Capitalized Under
                                                                                                   Prompt Corrective
                                                             Actual         Minimum Requirements   Action Provisions
                                                      --------------------  --------------------  --------------------
December 31, 1996                                      Amount      Ratio     Amount      Ratio     Amount      Ratio

                                                      ----------------------------------------------------------------
Consolidated:
  Tier One Capital..................................  $  67,003      13.76% $  19,484       4.00% $  29,226       6.00%
  Total (Tier Two) Capital..........................     73,120      15.01     38,967       8.00     48,714      10.00
  Leverage Capital..................................     67,003       6.56     40,884       4.00     51,106       5.00
Pinnacle Bank:
  Tier One Capital..................................     47,867      19.05     10,053       4.00     15,080       6.00
  Total (Tier Two) Capital..........................     51,028      20.30     20,106       8.00     25,133      10.00
  Leverage Capital..................................     47,867       7.75     24,712       4.00     30,890       5.00
SF:
  Tier One Capital..................................     19,508      14.76      5,286       4.00      7,929       6.00
  Total (Tier Two) Capital..........................     21,175      16.02     10,572       8.00     13,215      10.00
  Leverage Capital..................................     19,508       9.77      7,989       4.00      9,986       5.00
PBQC:
  Tier One Capital..................................      7,413      15.23      1,947       4.00      2,921       6.00
  Total (Tier Two) Capital..........................      8,022      16.48      3,894       8.00      4,868      10.00
  Leverage Capital..................................      7,413       6.68      4,437       4.00      5,546       5.00

December 31, 1995
Consolidated:
  Tier One Capital..................................     52,732      16.84     12,528       4.00     18,792       6.00
  Total (Tier Two) Capital..........................     56,647      18.09     25,056       8.00     31,320      10.00
  Leverage Capital..................................     52,732       6.60     31,981       4.00     39,977       5.00
Pinnacle Bank:
  Tier One Capital..................................     47,130      21.76      8,663       4.00     12,995       6.00
  Total (Tier Two) Capital..........................     49,837      23.01     17,326       8.00     21,658      10.00
  Leverage Capital..................................     47,130       7.88     23,939       4.00     29,923       5.00
PBQC:
  Tier One Capital..................................      7,373      16.55      1,782       4.00      2,673       6.00
  Total (Tier Two) Capital..........................      7,930      17.80      3,565       8.00      4,456      10.00
  Leverage Capital..................................      7,373       6.97      4,233       4.00      5,292       5.00

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

OTHER INCOME AND OTHER EXPENSE: (17)

      The following is the detail of the "Other income" and "Other expense" lines on the Consolidated Statements of Income for the year ended December 31:

                              1996       1995       1994
                            -------------------------------
Other income:
  Banking services........     $3,016     $3,139  $   2,378
  Trust services..........      2,283      2,307      1,758
  Other income............      2,263      1,779      1,325

                            -------------------------------
    Total.................     $7,562     $7,225  $   5,461
                            -------------------------------
Other expense:
  Equipment expense.......     $1,647     $1,317  $     829
  FDIC insurance
   premium................      1,044        984      1,399
  Data processing.........      1,150      1,206        890
  Litigation expense......      --0--      --0--        750
  Other expense...........      4,474      3,302      4,204
                            -------------------------------
    Total.................     $8,315     $6,809  $   8,072
                            -------------------------------

PARENT COMPANY STATEMENTS: (18)

      Presented on the following pages are the balance sheets, statements of income and statements of cash flows for the Parent Company.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

BALANCE SHEETS
PINNACLE BANC GROUP, INC. (Parent only)

                                                                                     at December 31
                                                                                  --------------------
                                                                                    1996       1995

------------------------------------------------------------------------------------------------------
Assets:
  Cash in subsidiary banks......................................................  $      13  $       9
  Investment in subsidiary banks................................................    106,176     79,066
  Goodwill and purchase accounting adjustments..................................      2,460      3,018
  Securities....................................................................     28,234     18,184
    (amortized cost: 1996--$19,573
                1995--$13,266)
  Other assets..................................................................        624        899
                                                                                  --------------------
    Total.......................................................................  $ 137,507  $ 101,176
                                                                                  --------------------

Liabilities and stockholders' equity:
  Notes payable.................................................................  $  32,800  $  20,600
  Accrued income taxes..........................................................      1,356        948
  Other liabilities.............................................................      2,527        667
  Stockholders' equity..........................................................    100,824     78,961
                                                                                  --------------------
    Total.......................................................................  $ 137,507  $ 101,176
------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                      Notes to Consolidated Financial Statements
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. (Parent only)

                                                                               For the year ended December 31
                                                                               -------------------------------
                                                                                 1996       1995       1994

                                                                               -------------------------------
Income:
  Dividends from subsidiary banks............................................  $   8,653  $  10,013  $   4,274
  Dividend and interest income...............................................        831      1,157      1,490
  Net securities gains.......................................................      --0--        695      1,772
  Other income...............................................................        252         44         30
                                                                               -------------------------------
    Total....................................................................      9,736     11,909      7,566

Expenses:
  Interest on notes payable..................................................      1,745      1,964        283
  Employee compensation and benefits.........................................        608        639        531
  Amortization of goodwill and purchase accounting adjustments...............        564        637      1,311
  Other expenses.............................................................        488        352        642
                                                                               -------------------------------
    Total....................................................................      3,405      3,592      2,767

Income before income taxes and undistributed earnings of subsidiary banks....      6,331      8,317      4,799
  Provision (benefit) for income taxes.......................................     (1,050)    (1,383)      (398)
  Equity in undistributed earnings of subsidiary banks.......................       (254)     2,793     (2,942)
                                                                               -------------------------------
Net income...................................................................  $   7,127  $  12,493  $   2,255
                                                                               -------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
PINNACLE BANC GROUP, INC. (Parent only)

                                                                             For the year ended December 31
                                                                             -------------------------------
                                                                               1996       1995       1994

                                                                             -------------------------------
Cash flows from operating activities:
  Net income...............................................................  $   7,127  $  12,493  $   2,255
  Adjustments to reconcile net income to net cash provided by operating activities:
    Excess of equity in undistributed earnings of subsidiaries (over) under
      dividends received...................................................        254     (2,793)     2,942
    Amortization of goodwill and purchase accounting adjustments...........        564        637      1,311
    Gain on sales of securities............................................      --0--       (695)    (1,772)
    Increase (decrease) in interest payable................................        360        (67)       179
    (Increase) decrease in other assets....................................        275       (458)      (280)
    Decrease in other liabilities and accrued income taxes.................      2,097       (103)      (117)
    Other, net.............................................................         21       (344)      (780)
                                                                             -------------------------------
      Total adjustments....................................................      3,571     (3,823)     1,483
      Net cash provided by operating activities............................     10,698      8,670      3,738
Cash flows from investing activities:
  Cash portion of acquisitions, net of cash acquired (Note 1)..............     (6,022)   (23,414)     --0--
  Purchases of securities..................................................     (8,930)      (108)    (4,923)
  Proceeds from sales of securities........................................      1,862      3,057      2,871
  Proceeds from maturities and paydowns of securities......................        500      2,829      --0--
                                                                             -------------------------------
      Net cash used for investing activities...............................    (12,590)   (17,636)    (2,052)
Cash flows from financing activities:
  Proceeds from notes payable..............................................     24,500     31,800     11,200
  Principal reductions of notes payable....................................    (12,300)   (16,600)    (5,800)
  Issuance of common stock.................................................        132        454        201
  Purchase and retirement of common stock..................................     (4,797)    (1,731)    (2,727)
  Dividends paid...........................................................     (5,639)    (5,109)    (4,798)
                                                                             -------------------------------
      Net cash provided by (used for) financing activities.................      1,896      8,814     (1,924)
Net increase (decrease) in cash and cash equivalents.......................          4       (152)      (238)
Cash and cash equivalents at beginning of year.............................          9        161        399
                                                                             -------------------------------
Cash and cash equivalents at end of year...................................  $      13  $       9  $     161
                                                                             -------------------------------
Cash paid during year for:
  Interest.................................................................  $   1,385  $   2,031  $     104
  Income taxes.............................................................      1,525      2,207      1,526

--------------------------------------------------------------------------------

                                        Report of Independent Public Accountants
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Pinnacle Banc Group, Inc.:

We have audited the accompanying consolidated balance sheets of Pinnacle Banc Group, Inc. (an Illinois Corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Banc Group, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Chicago, Illinois,
January 21, 1997

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(in thousands; except per share data)                               For the year ended December 31
                                                         -----------------------------------------------------
                                                              1996       1995       1994       1993       1992

--------------------------------------------------------------------------------------------------------------
Interest income........................................  $  56,274  $  53,297  $  42,920  $  40,779  $  42,054
Interest expense.......................................     29,118     25,739     16,640     17,670     20,233
                                                         -----------------------------------------------------
  Net interest income..................................     27,156     27,558     26,280     23,109     21,821
Provision for loan losses..............................      --0--      --0--        900      1,700      1,753
                                                         -----------------------------------------------------
  Net interest income after provision for loan
   losses..............................................     27,156     27,558     25,380     21,409     20,068
Other income...........................................      7,562      7,225      5,461      5,616      5,413
Net securities gains (losses)..........................        159      4,731     (9,845)     8,740     10,950
Other expense..........................................     25,700     23,882     21,060     20,467     20,282
                                                         -----------------------------------------------------
  Income (loss) before taxes...........................      9,177     15,632        (64)    15,298     16,149
Income tax provision (benefit).........................      2,050      3,139     (2,319)     4,005      3,235
                                                         -----------------------------------------------------
  Income before cumulative effect of change in
   accounting for income taxes.........................      7,127     12,493      2,255     11,293     12,914
  Cumulative effect of change in accounting for income
   taxes...............................................      --0--      --0--      --0--      1,700      --0--
                                                         -----------------------------------------------------
Net income.............................................  $   7,127  $  12,493  $   2,255  $  12,993  $  12,914
                                                         -----------------------------------------------------

Per common share data (adjusted for stock split):
  Earnings per share--fully diluted
    Income before cumulative effect of change in
     accounting for income taxes.......................  $    1.05  $    1.89  $    0.34  $    1.66  $    1.87
    Net income.........................................       1.05       1.89       0.34       1.91       1.87
  Book value...........................................      13.23      12.03      10.41      10.54       9.35
  Dividends paid.......................................       0.83       0.77       0.72       0.64       0.59

Average common and common equivalent shares outstanding
  on a fully diluted basis.............................      6,829      6,627      6,685      6,792      6,896

At end of year:
  Total assets.........................................  $1,048,376 $ 818,697  $ 684,892  $ 722,382  $ 746,195
  Loans................................................    525,069    309,600    248,404    248,076    241,918
  Portfolio funds......................................    439,332    443,755    389,316    420,742    453,007
  Deposits.............................................    877,552    712,805    599,879    633,613    660,756
  Notes payable........................................     32,800     20,600      5,400      --0--     14,509
  Stockholders' equity.................................    100,824     78,961     68,836     70,856     63,295

Selected financial ratios:
  Return on average assets.............................       0.82%      1.55%      0.32%      1.80%      1.94%
  Return on average equity.............................       9.02      18.09       3.35      18.88      21.49
  Net interest margin..................................       3.51       3.90       4.28       3.70       3.87
  Dividend payout......................................      79.12      40.89     213.70      33.22      31.13
  Average equity to average assets.....................       9.05       8.55       9.61       9.52       9.05
  Allowance for loan losses to year-end loans..........       1.59       1.95       1.70       1.43       1.24
  Net charge-offs to average loans.....................       0.17       0.05       0.09       0.48       0.75
  Nonperforming assets to year-end assets..............       0.99       1.01       0.54       1.29       0.74

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

                                   NET INCOME

                             1996 COMPARED TO 1995

NET INCOME

Consolidated net income was $7,127,000, or $1.05 per share, on a fully diluted basis in 1996, a decrease from the $12,493,000, or $1.89 per share, earned in 1995. All per share amounts have been adjusted for the 3-for-2 stock split declared January 21, 1997. The return on average assets was 0.82% for 1996 and 1.55% for 1995. For each year, the return on average equity was 9% and 18.1%, respectively. Return on average assets and equity for each year, calculated including the effects of SFAS No. 115, would not be materially different.

Net income for 1996 included pre-tax securities gains on $159,000 compared to pre-tax gains in 1995 of $4,731,000. The majority of the securities gains in 1996 and 1995 were part of the ongoing term portfolio management system which Pinnacle has followed since 1988.

Net interest income decreased slightly (approximately 1%) primarily as a result of the lower yields earned on taxable securities and a shift of deposits into higher interest categories and the resulting higher interest costs.

Other income increased 5%, with the increase primarily due to the acquisition of Financial Security ("FinSec") by Pinnacle. Other expense also increased 8%, with approximately half the increase due to the acquisition and the remaining increase due to a reversal of a loss contingency accrual in 1995 that related to a case settled in the Corporation's favor. Absent these items, other expense would have increased slightly or 1%.

Net income in 1996 included the effects of the acquisition of FinSec and its subsidiary, Security Federal Savings & Loan Association of Chicago ("SF") which occurred on September 30, 1996. FinSec was liquidated into Pinnacle while SF remained a subsidiary of the Corporation. On January 31, 1997, SF will be merged into PB. The acquisition was accounted for as a purchase and, accordingly, the income and expense is included only from the date of acquisition.

NET INTEREST INCOME

The primary component of Pinnacle's consolidated earnings is net interest income, or the difference between interest income on earning assets and interest paid on supporting liabilities. The net interest margin is net interest income expressed as a percentage of average earning assets. Pinnacle's earning assets consist of loans, securities, interest-bearing deposits at banks and Federal funds sold. Supporting liabilities primarily consist of deposits, short-term borrowings and notes payable. A portion of Pinnacle's interest income is earned on tax exempt investments such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yields on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a tax-equivalent basis.

Pinnacle's average earning assets were $801,822,000 in 1996, or 8% higher than the previous year. The increase in average earning assets was due to the acquisition as well as the increase in average loans from 1995. Offsetting the increase in average earning assets was the decrease in the net interest margin. The net interest margin decreased 39 basis points to 3.51% in 1996 compared to 3.90% in 1995. The decrease in the net interest margin is a result of lower yields earned primarily on taxable securities, offset by the increase in the cost of deposits. Net interest income on a fully-equivalent basis was $28,147,000, or 3% lower than a year ago.

The yield earned on total earning assets was 7.14% in 1996 compared to 7.36% in 1995. The decrease resulted primarily from the lower level of yields earned on taxable securities as well as interest-bearing deposits. The yield earned on interest-bearing deposits decreased 83 basis points as a result of the decrease in rates on overnight deposits as well as the decrease in average balances in this category and the maturity of higher-yielding interest-bearing deposits acquired in 1995 from the AFC acquisition. The average rate on taxable securities decreased 38 basis points to 5.78% from 6.16% of a year ago. Average balances in taxable securities increased $20,680,000; however, the decrease in the yield earned offset the increase in the average balances, and interest income on taxable securities decreased $214,000. The average yield earned on loans decreased 20 basis points to 8.34% from 8.54% of a year ago. The average balance in loans increased 21%, partly from the acquisition. The majority of the growth in average loans resulted from a concerted effort on the part of management to increase the loan portfolio without sacrificing the credit quality of the portfolio. The effect on the average balance of loans due to the acquisition will be more visible in 1997; as evidenced by the increase in the ratio of loans to earning assets at December 31, 1996 of 54%, compared to the ratio in 1995 of 41%. The ratio of average loans to average earning assets

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

was 47% in 1996 compared to 42% a year ago. These factors resulted in the increase in interest income on average loans of $4,781,000, more than offsetting the slight decrease in the yield. Total interest income, on a fully taxable equivalent basis, increased $2,506,000 due to the positive impact of the increased loan portfolio.

The average cost of interest-bearing liabilities increased 19 basis points to 4.21% in 1996 from 4.02% in 1995. The average rate paid on interest-bearing demand deposits increased slightly by 7 basis points to 2.07% while the rate paid on savings deposits decreased 15 basis points. These deposit categories are considered core deposit categories and are less susceptible to market and rate changes. The interest rate paid on money market deposits increased 50 basis points to 3.44% in 1996. Pinnacle has taken action at appropriate intervals to adjust the rates paid on all deposits to not only keep them in line with market rates, but to meet the needs of its particular customer bases. For example, two of the subsidiary banks have added a third level of interest rates for certain of its high balance money market customers, thus the increase in that rate category. The average rate paid on other time deposits has increased 25 basis points to 5.53%. Rates have remained relatively flat on time deposits for 1996; however, the effect of management's increase in rates paid on longer-term time deposits in previous years are continuing to add to the increases in rates paid. The acquisition of SF has added to the increase in rates as certain of time deposits acquired were at higher rates than those offered by Pinnacle at the time of acquisition. Absent the affects of the acquisition of SF, the average balance in certain deposit accounts have decreased, particularly in savings and money market deposits, as the increase on rates paid on time deposits has caused customers to switch those deposits into other time deposits, as evidenced by the increase in the other time deposit categories. Interest expense paid on all deposits increased $2,908,000.

The average balance in short-term borrowings increased for two reasons. The increase in loan demand contributed to the $11,503,000 increase in average balances, as well as the acquisition of SF, whose short-term borrowings include fixed-term advances from the Federal Home Loan Bank. The average rate paid on short-term borrowings decreased 60 basis points; however, the increase in average balances resulted in increased interest expense of $689,000. The interest rate paid on notes payable decreased 84 basis points. The decrease was due to lower rates in indices (Prime or LIBOR) which are the interest rate basis to which the notes payable are tied. Average notes payable balances slightly decreased.

Interest expense for 1996 has increased $3,378,000 compared to 1995. An increase in the average interest-bearing liabilities of $51,290,000 and the shift of higher paying deposits categories has resulted in the increase.

A detailed Analysis of Net Interest Income for the three years ended December 31, 1996, 1995 and 1994 is included in Table 1. An Analysis of the Volume/Rate Variance for the last three years is found in Table 2.

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 1. ANALYSIS OF NET INTEREST INCOME

(Dollars in thousands)                          Year ended                        Year ended                  Year ended
                                            December 31, 1996                 December 31, 1995           December 31, 1994
                                     --------------------------------  --------------------------------  --------------------
                                      Average                           Average                           Average
                                      Balance   Interest      Rate      Balance   Interest      Rate      Balance   Interest

                                     ----------------------------------------------------------------------------------------
Assets:
  Interest earning assets:
    Interest-bearing deposits at
      banks and Federal funds
      sold.........................  $   5,344  $     252        4.72% $  19,137  $   1,063        5.55% $   1,742  $      75
    Taxable securities.............    399,903     23,133        5.78    379,223     23,347        6.16    367,372     19,438
    Non-taxable securities.........     21,928      2,645       12.06     36,140      3,895       10.78     34,966      4,429
    Loans..........................    374,647     31,235        8.34    309,818     26,454        8.54    248,000     20,611
                                     --------------------------------  --------------------------------  --------------------
      Total interest-earning
       assets......................    801,822     57,265        7.14    744,318     54,759        7.36    652,080     44,553
  Noninterest-earning assets:
    Cash and due from banks........     24,486                            23,755                            18,107
    Allowance for loan losses......     (6,750)                           (6,383)                           (4,068)
    Other assets...................     53,369                            46,455                            33,542
                                     ---------                         ---------                         ---------
      Total assets.................  $ 872,927                         $ 808,145                         $ 699,661
                                     ---------                         ---------                         ---------

Liabilities and stockholders'
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits......................  $  88,897  $   1,841        2.07% $  86,573  $   1,732        2.00% $  74,565  $   1,376
    Savings deposits...............    217,175      6,451        2.97    219,852      6,852        3.12    215,662      5,721
    Money market deposits..........     47,497      1,634        3.44     50,732      1,489        2.94     50,509      1,295
    Other time deposits............    302,128     16,719        5.53    258,569     13,664        5.28    195,657      7,496
    Short term borrowings..........     12,092        728        6.02        589         39        6.62     10,989        470
    Notes payable..................     24,500      1,745        7.12     24,684      1,964        7.96      3,857        283
                                     --------------------------------  --------------------------------  --------------------
      Total interest-bearing
       liabilities.................    692,289     29,118        4.21    640,999     25,740        4.02    551,239     16,641
  Noninterest-bearing liabilities:
    Demand deposits................     93,901                            91,481                            74,827
    Other liabilities..............      7,756                             6,588                             6,358
    Stockholders' equity...........     78,981                            69,077                            67,237
                                     ---------                         ---------                         ---------
      Total liabilities and
       stockholders'
       equity......................  $ 872,927                         $ 808,145                         $ 699,661
                                     ---------                         ---------                         ---------
Net interest income and margin.....             $  28,147        3.51%            $  29,019        3.90%            $  27,912
-----------------------------------------------------------------------------------------------------------------------------


(Dollars in thousands)


                                        Rate

Assets:
  Interest earning assets:
    Interest-bearing deposits at
      banks and Federal funds
      sold.........................        4.31%
    Taxable securities.............        5.29
    Non-taxable securities.........       12.67
    Loans..........................        8.31

      Total interest-earning
       assets......................        6.83
  Noninterest-earning assets:
    Cash and due from banks........
    Allowance for loan losses......
    Other assets...................

      Total assets.................

Liabilities and stockholders'
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits......................        1.85%
    Savings deposits...............        2.65
    Money market deposits..........        2.56
    Other time deposits............        3.83
    Short term borrowings..........        4.28
    Notes payable..................        7.34

      Total interest-bearing
       liabilities.................        3.02
  Noninterest-bearing liabilities:
    Demand deposits................
    Other liabilities..............
    Stockholders' equity...........

      Total liabilities and
       stockholders'
       equity......................

Net interest income and margin.....        4.28%
-----------------------------------

Interest income is adjusted to taxable equivalents for the tax-exempt assets based on a Federal income tax rate of 34% for each year. The fully taxable equivalent adjustments to interest income for the years ended December 31, 1996, 1995 and 1994 were, in thousands, $991, $1,462, and $1,632, respectively. The average balance of nonaccrual loans is included in the total loans category in each year. The average balances do not include the effects of SFAS No. 115.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 2. ANALYSIS OF VOLUME / RATE VARIANCE

(Dollars in thousands)                                             1996 versus 1995                  1995 versus 1994
                                                            -------------------------------  ---------------------------------
                                                               Change due to                     Change due to
                                                            --------------------    Total    ----------------------    Total
                                                             Volume      Rate      Change      Volume       Rate      Change

                                                            -------------------------------  ---------------------------------
Interest earned on:
  Interest-bearing deposits at banks and Federal funds
   sold...................................................  $    (766) $     (45) $    (811)  $     749   $     239  $     988
  Taxable securities......................................      1,273     (1,487)      (214)        627       3,282      3,909
  Nontaxable securities...................................     (1,532)       282     (1,250)        149        (683)      (534)
  Loans...................................................      5,535       (754)     4,781       5,138         705      5,843
                                                            -------------------------------  ---------------------------------
    Total interest income.................................      4,510     (2,004)     2,506       6,663       3,543     10,206
                                                            -------------------------------  ---------------------------------
Interest paid on:
  Interest-bearing demand deposits........................         46         63        109         221         136        357
  Savings deposits........................................        (83)      (318)      (401)        111       1,020      1,131
  Money market deposits...................................        (95)       240        145           6         188        194
  Other time deposits.....................................      2,302        753      3,055       2,411       3,756      6,167
  Short-term borrowings...................................        762        (73)       689        (445)         14       (431)
  Notes payable...........................................        (15)      (204)      (219)      1,528         153      1,681
                                                            -------------------------------  ---------------------------------
    Total interest expense................................      2,917        461      3,378       3,832       5,267      9,099
                                                            -------------------------------  ---------------------------------
Net interest income.......................................  $   1,593  $  (2,465) $    (872)  $   2,831   $  (1,724) $   1,107
                                                            -------------------------------  ---------------------------------

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

Management's system of review of the loan portfolio and the attendant determination of the adequacy of the allowance for loan losses is made up of a number of factors. The most significant part of the system is the independent credit review system which reviews all commercial credits in excess of $100,000 and all commercial real estate credits in excess of $250,000 on a bi-annual basis at a minimum, with problem credits reviewed more often as necessary. An informed, judgmental determination is made of the risk associated with loans which have received low grades under the credit review system. This estimated risk as well as any valuation allowances related to impaired loans are taken into account in determining the allowance for loan losses. In addition, the allowance includes additional reserves for coverage of unidentified risks.

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

There has been no provision for loan losses in both 1996 and 1995. Pinnacle had net charge-offs of $641,000 or 0.17% of average loans compared to $151,000 or 0.05% of average loans in 1995. The ratio of the allowance for loan losses to total loans was 1.59% at December 31, 1996 compared to 1.95% of a year ago. While Pinnacle's ratio of

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

allowance for loan losses to total loans has decreased from a year ago, and the ratio of net charge-offs to average loans has increased, management made no provision for loan losses for the past two years and believes the allowance for loan losses is adequate due to the following factors. First, a significant portion of its loan portfolio is in residential real estate, particularly the loans acquired in the FinSec acquisition, and the majority of the loans in this category are within the loan policy guidelines of loan to value ratio of 80%. Second, the total ratio of non-performing loans to total loans declined during 1996 to 1.79% at December 31, 1996 from 2.59% at year-end 1995. Third, the loan review process by management is operating effectively. This loan review process was instituted at SF and significant watch list credits were monitored by Pinnacle management prior to the acquisition on September 30, 1996, as part of its due diligence.

At December 31, 1996, total non-performing loans, defined as non-accrual loans; loans past due greater than 90 days and still accruing; and restructured loans, were $9,404,000 compared with $8,015,000 of a year ago. While this is a significant increase, 51% of the non-performing loans at December 31, 1996 resulted from the acquisition of SF. Prior to the acquisition, SF provided $1,275,000 to their allowance for loan losses to cover potential loan losses on classified loans. All restructured loans, including a $494,000 loan acquired from SF, are performing as agreed. Loans considered impaired under SFAS No. 114 and disclosed in the Notes to the Financial Statements are included in the non-performing category. These included non-accrual loans, restructured loans, and loans classified as at least doubtful under Pinnacle's credit risk classification system. Without the acquisition, non-performing loans would have decreased $3,453,000 from a year ago.

In addition, Pinnacle held $939,000 classified as other real estate owned ("OREO") at December 31, 1996. Other real estate includes property acquired through foreclosure or deed in lieu of foreclosure. These assets are carried at the lower of fair value less estimated cost to sell or cost. Losses arising at the time of acquisition of property in full or partial satisfaction of loans are recorded as loan losses. Subsequent losses or expenses on the property are charged to other expenses. Income received on property is recorded as an offset to expense. During 1996, all property carried at December 31, 1995 was sold with no significant impact on the results of operations. The remaining OREO consists of $667,000 acquired from SF and $272,000 at PB.

                            ------------------------

               TABLE 3. ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                               Year ended December 31
                                                -----------------------------------------------------

                                                  1996       1995       1994       1993       1992
                                                -----------------------------------------------------
Average loans outstanding.....................  $ 374,647  $ 309,818  $ 248,000  $ 238,826  $ 185,797
                                                -----------------------------------------------------
Total loans at year end.......................  $ 525,069  $ 309,600  $ 248,404  $ 248,076  $ 241,918
                                                -----------------------------------------------------
Allowance for loan losses at beginning of
  year........................................  $   6,023  $   4,229  $   3,547  $   3,001  $   2,517
Balance acquired..............................      2,982      1,945      --0--      --0--        130
Loans charged off:
  Commercial and other........................        365        257        186        769        692
  Consumer....................................        125        115         78        107        313
  Real estate.................................        349      --0--         42        552        667
                                                -----------------------------------------------------
    Total.....................................        839        372        306      1,428      1,672
                                                -----------------------------------------------------
Recoveries of loans previously charged off:
  Commercial and other........................        138        168         14        126        198
  Consumer....................................         48         53         65         86         74
  Real estate.................................         12      --0--          9         62          1
                                                -----------------------------------------------------
    Total.....................................        198        221         88        274        273
                                                -----------------------------------------------------
Net loans charged off.........................        641        151        218      1,154      1,399
                                                -----------------------------------------------------
Provision charged to expense..................      --0--      --0--        900      1,700      1,753
                                                -----------------------------------------------------
Allowance for loan losses at end of year......  $   8,364  $   6,023  $   4,229  $   3,547  $   3,001
                                                -----------------------------------------------------
Ratio of net charge-offs to average loans
  outstanding.................................      0.17%      0.05%      0.09%      0.48%      0.75%
                                                -----------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Total non-performing assets were $10,343,000, or 1.97% of total loans plus other real estate owned at December 31, 1996. Total non-performing assets were 0.99% of total assets at year end. Table 4 provides data regarding non-performing assets.

NET SECURITIES GAINS

In 1996, net securities gains were not a significant factor in the earnings. On a pre-tax basis, net securities gains were $159,000 compared to $4,731,000 in 1995. The net gains realized in 1996 consisted of gross gains of $349,000 and gross losses of $190,000.

The net gains in 1996 are primarily related to the sales in Pinnacle's U. S. Government securities portfolio. The decrease in the gains taken is primarily a product of the slope of the yield curve, which remained relatively flat in 1996. The gains in 1995 also related to Pinnacle's U. S. Government securities portfolio as well as the sale of an equity security and sale of securities acquired through the purchase of AFC in 1995. At December 31, 1996, the U. S. Government securities had a remaining maturity of fifteen months.

The timing of these sales and the determination of the acceptable maturity for the reinvestment of the proceeds was made dependent on the slope of the yield curve and on management's assessment of the acceptable interest rate risk for Pinnacle. The use of the securities portfolio to manage interest rate risk has been crucial to Pinnacle because of its relatively low loan to asset ratio, while increased to 50% at year-end 1996 due to the acquisition, on average was 43% throughout 1996. Management has always viewed the gains recorded on the U.
S. Government security term portfolio program as closely related to its net interest income as opposed to one-time security gains or losses. Accordingly, since implementation of the program, the yield on Pinnacle's U. S. Government portfolio has outperformed the U. S. Treasury yield by 30 basis points and, by including the net gains since the inception of the program, the total yield is 130 basis points higher than the same Index. For 1996, due to the relative flatness of the yield curve, the portfolio has only outperformed the Index by 16 basis points, and including the net gain by 20 basis points.

OTHER NON-INTEREST INCOME

The major components of Pinnacle's other non-interest income consist of service charges on deposit accounts, other banking income and trust fees. Fees on banking services and other income were $5,279,000 for 1996 compared to $4,918,000 in 1995. The increase was due primarily to the acquisition. Trust services decreased slightly due primarily to the decrease in estate administration fees. Assets under management at year end amounted to $268,000,000, or 11% above the total one year earlier. The increase in the amount of assets under management was due primarily as a result of the increase in market value of assets under management. Fee income related to that increased value will be realized in 1997.

NON-INTEREST EXPENSE

Non-interest expense totalled $25,700,000 an increase of 8% of a year ago. Employee compensation and benefits increased 5% primarily due to general employee raises. The acquisition of SF added approximately $376,000 to the increase in employee compensation in 1996. Occupancy expense totalled $2,674,000, or 15% lower than a year ago. Included in 1995 was a $434,000 write-off relating to the demolition of an old branch

                            ------------------------

                         TABLE 4. NON-PERFORMING ASSETS
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                                  1996       1995       1994       1993       1992
                                                                -----------------------------------------------------
Nonaccrual....................................................  $   7,441  $   4,791  $     748  $   5,283  $   2,646
Past due 90 days or more and still accruing...................        633      2,293        552        585      1,067
Restructured..................................................      1,330        931      --0--      --0--      --0--
                                                                -----------------------------------------------------
  Nonperforming loans.........................................  $   9,404  $   8,015  $   1,300  $   5,868  $   3,713
                                                                -----------------------------------------------------

Other real estate owned.......................................  $     939  $     284  $   2,416  $   3,444  $   1,803

Ratios:
  Nonperforming loans/total loans.............................       1.79%      2.59%      0.52%      2.37%      1.53%
  Nonperforming assets/total assets...........................       0.99       1.01       0.54       1.29       0.74
  Net charge-offs/average loans...............................       0.17       0.05       0.09       0.48       0.75
  Allowance for loan losses/total loans.......................       1.59       1.95       1.70       1.43       1.24
  Allowance for loan losses/nonperforming loans...............      88.94      75.15     325.28      60.44      80.82

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

office building in 1995 and a $150,000 accrual for a lease buyout on a storage facility which occurred in January, 1996. Absent these two factors, occupancy expense would have increased 5%, primarily due to the acquisition. Other expense increased 22% primarily due to the acquisition which contributed 23% of the increase, the result of a reversal of a loss contingency accrual in 1995 for litigation settled in Pinnacle's favor, and a $744,000 charge to earnings for the SAIF fund recapitalization recorded in the third quarter of 1996. Absent these changes, other expense would have decreased 4%.

INCOME TAXES

Pinnacle's Federal and State income tax return is prepared on a consolidated basis including the accounts of its subsidiaries. Due to the lower level of pre-tax income, there was a reduction in the Federal tax provision to $2,050,000 compared to $3,139,000 of a year ago. There continues to be no provision for state income taxes in 1996 as in 1995 due to the significant holdings of U. S. Government securities which are exempt from state tax. See Note 7 to the Consolidated Financial Statements for additional detail on the provision for taxes.

                                   NET INCOME

                             1995 COMPARED TO 1994

NET INCOME

Consolidated net income was $12,493,000, or $1.89 per share, on a fully diluted basis in 1995, an increase from the $2,255,000, or $0.34 per share, earned in 1994. The return on average assets was 1.55% for 1995 and 0.32% for 1994. For each year, the return on average equity was 18.1% and 3.4%, respectively. Return on average assets and equity for 1995, calculated including the effects of SFAS No. 115 would not be materially different.

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

The average cost of interest-bearing liabilities increased 100 basis points to 4.02% in 1995 from 3.02% in 1994. The average rate paid on interest-bearing demand and savings deposits increased 35 basis points. The average rate paid on money market deposits increased 38 basis points. Pinnacle has taken action at appropriate intervals to adjust the rates paid on these accounts in order to keep these accounts in line with market rates. The average rate paid on other time deposits has had the largest increase due to changes in the level of interest rates, with a 145 basis point increase. Absent the effect of the acquisition, the average balances in certain of the deposit categories, including savings deposits and money market deposits have decreased while other time deposits have increased. Management believes the decrease in savings deposits is partially the result of the previous low interest rate environment where customers attempted to achieve higher yields by switching funds to non-bank investments or special-term deposits at other financial institutions. Additionally, certain of the banking locations are in older, mature neighborhoods where the deposits are being lost due to death, moving, or changing demographics of the neighborhood. Management has taken steps to limit the disintermediation of funds by raising interest rates in certain time deposit categories beginning in the latter half of 1994 and continuing through 1995. Special-term deposits have also been introduced. Management has also added other deposit options including free checking, as well as non-bank investment choices, for its customer base. While the non-bank investment option does not necessarily retain or attract new deposits, the fee income generated offsets some of the cost of lost deposits. These steps have resulted in new accounts and current customers' committing their funds to longer time periods as evidenced by the increase in average time deposit balances. All these moves by management have, however, added to the increase in the rate paid on certain deposit categories as indicated above.

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

PROVISION FOR LOAN LOSSES

There was no provision for loan losses in 1995 compared to $900,000 for 1994. Pinnacle had net charge-offs of $151,000, or 0.05% of average loans, in 1995 compared to net charge-offs of $218,000, or 0.09% of average loans in 1994. The allowance for loan losses was $6,023,000, or 1.95% of loans, at December 31, 1995, compared to 1.70% of loans at year-end 1994. The decrease in the provision for loan losses to zero from $900,000 of a year ago was made due to several circumstances, including the level of allowance for possible loan losses to total loans, which has been steadily increasing for the last five years, management's assessment of the overall adequacy of the allowance for loan losses, as well as the downward trend of net charge-offs to average loans.

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

In addition, Pinnacle held $284,000 classified as other real estate owned at December 31, 1995. Total non-performing assets were $8,299,000, or 2.68% of total loans plus other real estate owned at December 31, 1995. Total non-performing assets were 1.01% of total assets at year end.

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

OTHER NON-INTEREST INCOME

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

                                 BALANCE SHEET

Total assets were $1,048,376,000 at December 31, 1996, or 28% higher than total assets of $818,697,000 at year-end 1995. The increase in total assets related primarily to the acquisition of FinSec on September 30, 1996.

SECURITIES

Until the acquisition, Pinnacle's securities portfolio was its most significant Balance Sheet asset and still totals 41% of total assets. All securities are available for sale and carried at fair value with corresponding (after tax) valuation adjustments included in stockholders' equity. Total securities were $434,558,000 on December 31, 1996 and consisted of U. S. Government securities of $373,072,000; mortgage-backed securities and collateralized mortgage obligations totalled $5,943,000; State and municipal bonds totalled $23,450,000 and corporate and other securities totalled $32,093,000. Total securities increased 2% in 1996. The increase was primarily due to the increased in purchases of parent company only equity securities as well as the increased market value of those same equity securities. A detailed analysis of securities, including unrealized gains and losses as well as maturity schedules is contained in Note 3 to the Consolidated Financial Statements.

Currently, Pinnacle is not using any derivative products for hedging or other purposes.

LOANS

Total loans were $525,069,000 at December 31, 1996, an increase of 70% from a year ago. All categories of loans increased due to the acquisition of FinSec, with the largest increase from the acquisition in real estate loans. Absent the effects of the acquisition, loans increased $43,413,000, or 14%, with the largest increase in commercial and residential real estate related loans. Pinnacle's loan to asset ratio increased to 50% from 38% of a year ago due to the acquisition. This ratio, while much higher than previous years, still remains lower than the industry average of approximately 60%. Management's goal is to continue to increase this ratio through quality loan growth across a consistent spectrum of commercial, consumer and real estate borrowers. Strategic plans include maintaining the level of loans at SF at its current balance of approximately $170,000,000 by allowing paydowns on participated loans as scheduled, potential package loan sales and offsetting this by growth in SF's natural geographic area.

At December 31, 1996, Pinnacle's mix of loans consisted of 69% in real estate loans, 21% in commercial loans and the remainder in consumer loans. The shift in mix of loans to real estate loans relate primarily to the make-up of the SF portfolio which, as a thrift, emphasizes lending in this area. See Note 4 in the Notes to Consolidated Financial Statements for a detailed analysis of loans by composition and geographic mix.

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

DEPOSITS

Total deposits were $877,552,000 at December 31, 1996, or 23% higher than year-end 1995. All of the increase related to the acquisition. Table 5 provides an analysis of deposits by category for the past three years.

Absent the effect of the acquisition, interest-bearing demand deposits have decreased $5,000,000 and savings deposits have dropped approximately $13,000,000. Other time deposits have increased approximately $8,000,000. Management believes the drop in savings and the corresponding increase in time deposits was due to Pinnacle customers being more willing to commit their funds to defined periods of time. Management continues to take an active role to monitor interest rates on deposits and provide products to reduce the disintermediation of funds.

Pinnacle's deposit base continues to be made up of a high amount of low cost core deposits in comparison with peer group institutions. The impact on earnings of this deposit base has been somewhat offset by increased rates on these deposits in the earlier part of the year and the increase in rates paid on time deposits caused a shift from savings to time deposits.

GOODWILL

Goodwill and other intangibles amounted to $25,366,000, or 25% of stockholders' equity, at December 31, 1996. Goodwill and other intangibles relate to premiums paid in Pinnacle's acquisitions. The increase from year-end 1995 was the result of the acquisition of FinSec, where approximately $8,100,000 in goodwill was recorded.

DEFERRED INCOME TAXES

The primary components of Pinnacle's net deferred tax asset at December 31, 1996 are differences between the book and tax bases of securities and other assets, allowance for loan losses, purchased accounting adjustments, deferred compensation and deferred loan fees. A detailed analysis of the components of the deferred tax assets is contained in Note 7 to the Consolidated financial Statements. At December 31, 1996, Pinnacle had a consolidated Federal net operating loss carryforward of $3,641,000 the benefit of which is included in the deferred tax asset and, if not used, expires from the years 1999 to 2001. All of the Federal net operating loss carryforward relates to the parent company and is subject to significant limitations on its usage. It is Pinnacle's intent to utilize certain of the net operating loss carryforward in 1997 through potential sales of certain of its equity portfolio in order not to lose the cash benefit of the carryforward. At December 31, 1996, Pinnacle had, for state tax purposes, a net operating loss carryforward of $42,510,000 which expires, if unused, in the years 2010 through 2012.

SHORT-TERM BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase ("repos") and FHLB advances constitute all of Pinnacle's short-term borrowings. These short-term borrowings are not subject to FDIC deposit insurance premiums or reserve requirements.

Short-term borrowings and FHLB advances increased to $28,525,000 at December 31, 1996 from no balance of a year ago. The increase was due to added loan demand and the acquisition,

                            ------------------------

               TABLE 5. PERCENTAGE OF TOTAL DEPOSITS BY CATEGORY
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                       1996                   1995                   1994
                                               ---------------------  ---------------------  ---------------------
                                                Amount       Pct.      Amount       Pct.      Amount       Pct.
                                               -------------------------------------------------------------------
Demand:
  Noninterest-bearing........................  $ 101,127       11.5%  $  96,715       13.6%  $  73,922       12.3%
  Interest-bearing...........................     88,489       10.1      89,230       12.5      74,699       12.5
Savings......................................    249,918       28.5     211,615       29.7     202,172       33.7
Money market.................................     47,481        5.4      46,179        6.5      49,297        8.2
Other time less than $100,000................    315,597       36.0     236,462       33.2     181,967       30.3
Other time greater than $100,000.............     74,940        8.5      32,604        4.5      17,822        3.0
                                               -------------------------------------------------------------------
Total deposits...............................  $ 877,552        100%  $ 712,805        100%  $ 599,879        100%
                                               -------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

which included fixed term FHLB advances. Table 6 highlights short-term borrowings and FHLB advances for the prior three years.

NOTES PAYABLE

Pinnacle had $32,800,000 outstanding in notes payable at December 31, 1996, compared to $20,600,000 at December 31, 1995. During 1996, Pinnacle increased borrowings by $12,200,000 and increased the total outstanding line to $35,000,000. The borrowings included a refinancing of the line of $15,000,000 to acquire AFC in 1995; $15,000,000 to finance a portion of the FinSec acquisition and other equity security purchases; and the remaining $2,800,000 used for other corporate needs. Pinnacle had a revolving line of credit of $5,000,000 at December 31, 1996, of which $2,800,000 was drawn.

                               CAPITAL RESOURCES

Total stockholders' equity of Pinnacle was $100,824,000 at December 31, 1996 up 28% from $78,961,000 at December 31, 1995. The ratio of equity to assets was 9.62% and 9.64% at each year end, respectively.

The Federal Reserve Board ("Board") regulations prescribe capital requirements for bank holding companies. Pinnacle must have a Leverage Capital Ratio with a minimum level of Leverage capital to total assets of 3.00%. Leverage capital is the same as Tier One capital, and consists of common stock, additional paid-in capital and retained earnings, and is exclusive of Pinnacle's allowance for loan losses, goodwill and other intangibles, and unrealized gain on securities available for sale, net of tax. In addition, the Board has issued Risk-Based Capital Guidelines with a minimum standard of Tier One regulatory capital to risk weighted assets of 4.00%, and Total (Tier One plus Tier Two) regulatory capital to risk weighted assets of 8.00%. Tier Two capital consists of Pinnacle's allowance for loan losses up to a maximum of 1.25% of risk weighted assets. The structure of Pinnacle's balance sheet results in a Risk-Based Capital Ratio significantly in excess of the guidelines. At December 31, 1996, and December 31, 1995, Pinnacle's total risk-based capital ratio was 15.01% and 18.09%, respectively, assuming the deduction of all goodwill and other intangibles in compliance with the guidelines. The reduction in the ratio was the result of the FinSec acquisition. Each of Pinnacle's subsidiary banks must meet similar minimum capital requirements as prescribed by Federal and state banking regulatory authorities. At December 31, 1996, Pinnacle and each of its subsidiary banks was in compliance with the current capital guidelines. For a detailed analysis of regulatory capital ratios, see Note 16 to the Consolidated Financial Statements. This footnote includes capital ratios for Pinnacle and certain of its significant subsidiaries.

Book value per share was $13.23 at December 31, 1996 compared to $12.03 at December 31, 1995. During 1996, Pinnacle repurchased 236,879 shares of its common stock at market prices in privately negotiated and market transactions as part of its announced stock repurchase program. Dividends amounting to $0.83 per share were paid in 1996. Shares totalling 1,285,413 (adjusted for stock split) were issued for the acquisition of FinSec.

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

                            ------------------------

                TABLE 6. SHORT-TERM BORROWINGS AND FHLB ADVANCES
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                                         1996       1995       1994
                                                                       -------------------------------
Amount Outstanding:
  At year end........................................................  $  28,525  $   --0--  $   4,800
  Average during year................................................     12,092        589     10,989
  Maximum month end..................................................     45,950      2,500     22,200
Average Interest Rate:
  At year end........................................................       6.79%      6.73%      3.40%
  During year........................................................       6.02       6.62       4.28

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

Pinnacle's cash flows are comprised of three general types. Cash flows from operating activities are primarily Pinnacle's net income. Cash flows from investing activities consist of loans made to and collected from customers; and purchases, sales and maturities of securities available for sale. Cash flows from financing activities are determined by Pinnacle's deposit base and from Pinnacle's ability to borrow and repay debt and issue or repurchase stock. For 1996, cash flows were generated from a $20,860,000 net decrease in securities, a $31,990,000 decrease in interest-bearing deposits, a $12,200,000 net increase in notes payable, $7,492,000 from earnings, and a $2,825,000 increase in short-term borrowings. Cash flow uses and needs included a $21,817,000 decrease in deposits, a $39,836,000 increase in loans, net cash of $19,050,000 to purchase FinSec, and $10,436,000 to pay dividends and repurchase common stock. Pinnacle's net cash position decreased $18,278,000 with the majority of the decrease in Federal funds sold.

Pinnacle's subsidiary banks have a relatively stable base of deposits and any increased loan demand can be sufficiently funded without a material change in its balance sheet. Pinnacle's corporate strategy includes acquisitions. These acquisitions are funded with both debt and issuance of stock. Reductions of debt would be made from Pinnacle's earnings. At December 31, 1996, Pinnacle had a line of credit of $5,000,000 with an unaffiliated bank.

Regulatory requirements exist which influence Pinnacle's liquidity and cash flow needs. These requirements include the maintenance of satisfactory capital ratios on a consolidated and subsidiary bank basis, restrictions on the amount of dividends which a subsidiary bank may pay and reserve requirements with the Federal Reserve Bank. Based on these restrictions, at January 1, 1997, bank subsidiaries could have declared approximately $2,489,000 in dividends without requesting approval of the applicable Federal or State regulatory agency. In addition, Pinnacle has made loan commitments which could result in increased cash flow requirements for loans. Management is of the opinion that these regulatory requirements and loan commitments will not have a significant impact on the liquidity of Pinnacle. Management is not aware of any known trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on Pinnacle.

Management had no significant commitments for capital expenditures at December 31, 1996. It is the intent of management to merge both SF and Pinnacle Bank, FSB into PB in the first half of 1997. No significant change is anticipated in the financial condition of Pinnacle due to the merger.

Table 7 details the Corporation's interest rate sensitive position at December 31, 1996. The table

                            ------------------------

                  TABLE 7. INTEREST RATE SENSITIVITY POSITION
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                                    1-90      91-180     181-365    Over 1
                                                                    Days       Days       Days       Year       Total
                                                                  -----------------------------------------------------
Rate Sensitive Assets:
  Interest-bearing deposits.....................................  $   4,279  $     397  $      98  $   --0--  $   4,774
  Taxable securities............................................    372,338      2,308        541     35,921    411,108
  Tax-exempt securities.........................................      1,123      --0--      1,369     20,958     23,450
  Loans, net....................................................    123,184     28,303     55,527    318,055    525,069
                                                                  -----------------------------------------------------
    Total.......................................................    500,924     31,008     57,535    374,934    964,401
                                                                  -----------------------------------------------------
    Cumulative total............................................  $ 500,924  $ 531,932  $ 589,467  $ 964,401
                                                                  ------------------------------------------
Rate Sensitive Liabilities:
  Interest-bearing demand.......................................  $   --0--  $   --0--  $   --0--  $  88,489  $  88,489
  Savings deposits..............................................    297,399      --0--      --0--      --0--    297,399
  Time deposits.................................................    115,866     89,173     87,839     97,659    390,537
  Purchased funds...............................................     22,500        750        275      5,000     28,525
  Notes payable.................................................     32,800      --0--      --0--      --0--     32,800
                                                                  -----------------------------------------------------
    Total.......................................................    468,565     89,923     88,114    191,148    837,750
                                                                  -----------------------------------------------------
    Cumulative total............................................  $ 468,565  $ 558,488  $ 646,602  $ 837,750
                                                                  ------------------------------------------
    Cumulative gap..............................................  $  32,359  $ (26,556) $ (57,135) $ 126,651
                                                                  ------------------------------------------
Cumulative ratio of earning assets to interest-bearing
 liabilities....................................................      1.07x      0.95x      0.91x      1.15x

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

is one method of monitoring the interest rate risk of the Corporation. Interest rate risk arises when the maturity or repricing of assets differs significantly from the maturity or repricing of liabilities. The table presents a static gap analysis which does not fully capture the true dynamics of interest rate changes including the timing and/or the degree of interest rate changes. The Corporation analyzes on a continuing basis the effects that changes in interest rates would have on its interest rate sensitive position and finds the following gap acceptable in light of its balance sheet mix and current interest and economic environment.

A ratio greater than 1.00x of earning assets to interest-bearing liabilities indicates that an increase in interest rates would generally result in an increase in net income for Pinnacle. Conversely, a ratio less than 1.00x of earning assets to interest-bearing liabilities indicates that an increase in interest rates would generally result in a decrease in net income for Pinnacle. Shifts in the structure of interest sensitive assets and liabilities are made by management in response to interest rate movements. These changes would be made primarily through the purchase and sale of securities. All securities owned by Pinnacle are available for sale and the proceeds from a sale of these securities could be reinvested in an alternative maturity range in order to respond to a change in interest rates. Table 7 includes U. S. Government securities as repricing within the earliest period presented since these securities are recorded as available for sale and have been historically sold prior to maturity as part of Pinnacle's portfolio funds management system. Table 7 also includes savings deposits as repricing within the earliest period presented. Management believes that in reality these deposits have longer term repricing characteristics because of the infrequency of repricing and because these deposits are fairly price inelastic and bear relatively low interest rates. If these deposits were included in the longest term category, the cumulative ratio of earning assets to interest-bearing liabilities would be 2.93x for 1-90 days; 2.04x for 91-180 days; and 1.69x for 181-365 days.

                            ------------------------

                           QUARTERLY DATA (UNAUDITED)

The following is a summary of the quarterly results of operations for the year ended December 31, 1996.

                                                                                 1996
                                                                          Three Months Ended
                                                              ------------------------------------------
                                                               Mar 31     Jun 30     Sep 30     Dec 31
                                                              ------------------------------------------
Net interest income.........................................     $5,891     $6,537     $6,560     $8,168
Provision for loan losses...................................      --0--      --0--      --0--      --0--
                                                              ------------------------------------------
Net interest income after provision for loan losses.........     $5,891     $6,537     $6,560     $8,168

Net income..................................................     $1,557     $2,237     $1,185     $2,148
                                                              ------------------------------------------
Earnings per share (adjusted for stock split)...............      $0.24      $0.35      $0.18      $0.28
                                                              ------------------------------------------

--------------------------------------------------------------------------------

                 BOARD OF DIRECTORS, EXECUTIVE OFFICERS, BANK AND BANKING CENTER
                                                PRESIDENTS, AND DEPARTMENT HEADS

----------------------------------------------------------------------

BOARD OF DIRECTORS

Richard W. Burke,PARTNER, BURKE, WARREN & MACKAY, P.C.
Mark P. Burns,VICE CHAIRMAN OF SUBSIDIARY BANKS
William J. Finn, Jr.,PRESIDENT, FINN INSURANCE AGENCY, INC.
Samuel M. Gilman,PARTNER, COYLE, GILMAN & STENGEL
Albert Giusfredi,PRESIDENT, HEADLY MANUFACTURING CO.
John J. Gleason,CHAIRMAN
John J. Gleason, Jr.,VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
William P. Gleason,PRESIDENT
James L. Greene,PRESIDENT, JIM GREENE ASSOCIATES, INC.
Donald G. King,FORMER CHAIRMAN, FIRST NATIONAL BANK IN HARVEY
James A. Maddock,PRESIDENT, MADDOCK INDUSTRIES
James J. McDonough,PRESIDENT, MCDONOUGH ASSOCIATES
William C. Nickels,CHAIRMAN, REPLOGLE GLOBES, INC.
John E. O'Neill,PRESIDENT, F.C. PILGRIM & COMPANY
James R. Phillip, Jr.,PRESIDENT, PHILLIP'S FLOWERS AND GIFTS
Kenneth C. Whitener, Jr.,EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER

EXECUTIVE OFFICERS

John J. Gleason,CHAIRMAN
John J. Gleason, Jr.,VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
William P. Gleason,PRESIDENT
Kenneth C. Whitener, Jr.,EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER Richard W. Burke,SECRETARY

BANK AND BANKING CENTER PRESIDENTS

Robert A. Becker,PINNACLE BANK, F.S.B.
Robert J. Boucek,LAGRANGE PARK BANKING CENTER
Mark P. Burns,VICE CHAIRMAN
Larry R. Clark,PINNACLE BANK OF THE QUAD-CITIES
William P. Gleason,PINNACLE BANK
Patrick J. Hunt,SECURITY FEDERAL SAVINGS AND LOAN ASSOCIATION
Dennis J. Irvin,HARVEY BANKING CENTER
Joanna Kmiec,BERWYN BANKING CENTER
Richard G. Pogvara,OAK PARK BANKING CENTER
William A. Spoo,CICERO BANKING CENTER

DEPARTMENT HEADS

Keith J. Gottschalk,DIRECTOR OF OPERATIONS
Richard M. Kennedy,DIRECTOR OF LOAN OPERATIONS
Glenn M. Mazade,CHIEF CREDIT OFFICER
Denise Medema,DIRECTOR OF PERSONNEL
Sara J. Mikuta,CHIEF FINANCIAL OFFICER AND TREASURER
Ronald J. Rous,CASHIER
Dennis M. Sheen,TRUST DEPARTMENT
Kenneth C. Whitener, Jr.,CHIEF INVESTMENT OFFICER

--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
----------------------------------------------------------------------

MARKET PRICE AND                The Corporation's common stock is traded in the over-the- counter
DIVIDENDS                       market and is quoted on the National Association of Securities
                                Dealers Automated Quotation System (NASDAQ), the National Market.
                                The Corporation's ticker symbol is "PINN" and newspaper listings use the abbreviations "PinBG" and "PinnaclBcGp". The following table sets forth the high and low sales price by quarter as reported by NASDAQ. All per share amounts have been adjusted to give effect for the 3-for-2 stock split effective February 10,
                                1997.

                    1996
--------------------------------------------
                                    Cash
 Quarter     High        Low      Dividends

--------------------------------------------
First      $   22.67  $   20.33   $     0.21
Second         23.00      18.67         0.21
Third          20.17      18.50         0.21
Fourth         20.00      17.83         0.21

                    1995
--------------------------------------------
                                    Cash
 Quarter     High        Low      Dividends
--------------------------------------------
First      $   21.00  $   17.83   $     0.19
Second         22.17      19.33         0.19
Third          21.33      18.67         0.19
Fourth         22.67      19.33         0.19

MARKET MAKERS                   Principal market makers are: The Chicago Corporation; Howe Barnes
                                Investments, Inc.; Chicago Capital, Inc.; Herzog, Heine, Geduld,
                                Inc.; and M. A. Schapiro & Co., Inc.

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

NOTICE OF MEETING               A meeting of Shareholders of Pinnacle Banc Group, Inc. will be held at the Drake Oak Brook Plaza Office Building, Lower Level
                                Conference Room, 2215 York Road, Oak Brook, Illinois on Tuesday,
                                April 15, 1997 at 3:00 p.m.

--------------------------------------------------------------------------------

                                                           Corporate Information
--------------------------------------------------------------------------------

                          PINNACLE BANC GROUP, INC.
                          Corporate Headquarters
                          2215 York Road, Suite 208
                          Oak Brook, Illinois 60521
   [LOGO]                 630/574-3550

                               SUBSIDIARY BANKS:

PINNACLE BANK                                     PINNACLE BANK OF THE QUAD-CITIES
CICERO BANKING CENTER                             SILVIS BANKING CENTER
6000 West Cermak Road                             Eleventh Street at First Avenue
Cicero, Illinois 60804                            Silvis, Illinois 61282
         and                                      309/752-1200
2500 South Cicero Avenue                          GREEN ROCK-COLONA BANKING CENTER
Cicero, Illinois 60804                            107 First Street
708/780-5000                                      Green Rock, Illinois 61241
OAK PARK BANKING CENTER                           309/792-3384
840 South Oak Park Avenue                         PINNACLE BANK, F.S.B.
Oak Park, Illinois 60304                          BATAVIA BANKING CENTER
708/848-6700                                      165 West Wilson Street
HARVEY BANKING CENTER                             Batavia, Illinois 60510
174 East 154th Street                             630/879-5300
Harvey, Illinois 60426                            ELBURN BANKING CENTER
708/333-2010                                      415 South Main Street
BERWYN BANKING CENTER                             Elburn, Illinois 60119
7112 West Cermak Road                             630/365-9292
Berwyn, Illinois 60402                            SECURITY FEDERAL SAVINGS
         and                                      AND LOAN ASSOCIATION
7373 West 25th Street                             CHICAGO/WEST TOWN BANKING CENTER
North Riverside, Illinois 60546                   1209 North Milwaukee Avenue
708/788-4700                                      Chicago, Illinois 60622
LAGRANGE PARK BANKING CENTER                      773/227-7020
Oak Avenue at Sherwood Road                       NILES BANKING CENTER
LaGrange Park, Illinois 60525                     5697 Touhy Avenue
708/579-2000                                      Niles, Illinois 60714
WESTMONT BANKING CENTER                           847/647-8555
640 Pasquinelli Drive
Westmont, Illinois 60559
630/654-2800

--------------------------------------------------------------------------------