Form 10-K, Exhibit 13
period 1997-12-31
PINNACLE BANC GROUP INC
filed 1998-03-24
CIK 827085

                                 ANNUAL REPORT
                                      1997

--------------------------------------------------------------------------------

                                     [LOGO]

                              FINANCIAL HIGHLIGHTS
                           PINNACLE BANC GROUP, INC.

------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                              Percent

                                                     1997       1996       Change
------------------------------------------------------------------------------------
For the Year:
  Net income.....................................  $  14,429  $   7,127         102%
  Return on average equity.......................       15.4%       9.0%
  Return on average assets.......................       1.43       0.82
Per Share:
  Net income.....................................  $    1.91  $    1.04          82%
  Book value.....................................      15.39      13.23          16
  Dividends......................................       0.88       0.83           5
At Year End:
  Total assets...................................  $1,034,811 $1,048,376         (1)%
  Loans..........................................    510,207    525,069          (3)
  Portfolio funds................................    437,262    439,332           0
  Deposits.......................................    846,469    877,552          (4)
  Notes payable..................................     20,000     32,800         (39)
  Stockholders' equity...........................    115,458    100,824          15

                               TABLE OF CONTENTS

Letter to Shareholders...........................................................          2
Consolidated Financial Statements................................................          6
Report of Independent Public Accountants.........................................         25
Selected Financial Data..........................................................         26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.....................................................................         27
Board of Directors, Executive Officers, Bank and Banking Center Presidents, and
  Department Heads...............................................................         42
Shareholder Information..........................................................         43
Corporate Information............................................................         44

--------------------------------------------------------------------------------

Letter to Shareholders
--------------------------------------------------------------------------------

Dear Shareholder:

Each year this letter serves as our "State of the Company" address. It provides us with an opportunity to review our efforts and results over the past year, and gives us a forum to communicate our objectives and challenges for the future. On almost all fronts, 1997 was a successful year; earnings were strong, Pinnacle's common stock price increased significantly, and progress continued to be made on a number of fronts which will be providers for future successes.

FINANCIAL RESULTS

We believe that any report to the shareholders should begin with the financial results--the scorecard. Net income for 1997 was $14,429,000, or $1.91 per share (all per share amounts are on a diluted basis). On a per share basis, this represented an 82% increase from the $7,127,000, or $1.04 per share, earned in 1996. On a dollars earned basis, 1997 represented a record level with earnings per share tying the high water mark set in 1993. The return on average equity in 1997 was 15.4% and the return on average assets amounted to 1.43%.

The significant increase in earnings for 1997, in comparison with the previous year, was primarily the result of two factors. Net securities gains of $8.3 million on a pre-tax basis were recorded in 1997 compared with a minimal amount in 1996. Approximately two-thirds of the gains resulted from Pinnacle's term portfolio program while the remaining one-third was the result of gains recorded on the sale of equity securities. In addition, net interest income increased 23% as a result of both a higher level of earning assets and an increase in the net interest margin.

Total assets were $1.034 billion at December 31, 1997. Total loans amounted to $510 million and total deposits ended the year at $846 million. While these categories were down 3% and 4%, respectively, from the prior year end, the decline was not unexpected. The decrease resulted from the restructuring of the balance sheet of an acquisition completed fifteen months earlier. Stockholders' equity was $115 million at year end, up 15%, and equated to a book value of $15.39 per share.

Pinnacle's common stock price improved significantly in 1997. The year end closing price of $29 represented a 58% increase from the prior year end close. While we recognize that a major portion of this increase can be attributed to a stock market which provided significant returns in 1997, we feel strongly that Pinnacle's improved earnings performance played a key role.

A UNIQUE INCOME STATEMENT

Pinnacle's earnings statement has always been unique in comparison with other banking corporations. Because of that, a few editorial comments are necessary in our estimation. Three points, in particular, are key. First, independent analysis of Pinnacle's income statement many times results in net securities gains being subtracted or ignored in order to arrive at core earnings. It is not that simple. Gains on the sale of U. S. Treasury (term) securities consist of two pieces: an interest rate movement portion and a slope, or maturity adjustment piece. The portion due to a downward interest rate movement has a corresponding negative impact on net interest income going forward since the reinvestment of proceeds of the sale are invested at a lower yield than the rate that was being earned on the securities sold. Therefore, any analysis subtracting net gains on term securities from

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

net income needs an upward adjustment to net interest income to take into account the lower reinvestment yield.

The second point involves the equity portfolio. At year end, Pinnacle's investment in common stocks of other financial institutions had a market value of $48 million which included unrealized appreciation of $22 million. Unrealized appreciation, by definition, is not included in Pinnacle's earnings statement, although this appreciation is included in Pinnacle's stockholders' equity account and, therefore, book value. The increase in net unrealized appreciation, or unrecorded gain, amounted to $13 million on a pre-tax basis in 1997. In addition to the absence of this fact in the earnings statement, net interest income is also negatively impacted by the fact that $48 million of invested funds are earning a low dividend yield. Therefore, the subtracting of actual gains recorded on the sale of equity securities from net income needs to be offset by an adjustment which takes into account the low book yield being earned and the alternative use of these funds.

The third point relates to the amortization of goodwill and the concept of cash earnings. Each of Pinnacle's acquisitions has been accounted for under the purchase method of accounting. This method results in the creation of goodwill, or premium paid, which is amortized over subsequent years as a charge to earnings. The cash nature of Pinnacle's acquisitions has dictated this accounting method as opposed to the pooling method which does not result in goodwill or a reduction in future earnings. Pinnacle's charge to earnings for the amortization of goodwill was $2.4 million in 1997; an expense that was non-cash and not deductible for tax purposes. As a result, cash earnings per share were $2.23, or $0.32 per share, higher than the amount reported. Cash basis return on average assets was 1.70% and cash basis return on average equity amounted to 24.1%.

Each of these items adds up to the fact that Pinnacle's earnings have always differed from other banking organizations and, most likely, will continue to do so in the future. Our efforts continue to focus on improving the core bank. Nevertheless, just focusing on core earnings, however defined, can be misleading. We ask that you view Pinnacle over a longer term, not just a quarter or a year. Since Pinnacle became a publicly-held company in 1988, the average return on equity has equaled 17.1% and the average return on assets has totalled 1.60% in the ten-year period.

PROGRESS IN 1997

Any successful year is a combination of a number of factors. On the banking side, efforts continued to be made to enhance core earnings through positioning Pinnacle as a convenience, service-oriented provider of progressive financial products. This objective was evidenced in a number of ways. A year of planning and construction culminated in Pinnacle's first new market banking center opening in the first week of 1998 in Warrenville. A second new branch is slated for opening in the second quarter of 1998 in Moline which, upon completion, will give customers sixteen Pinnacle banking locations. Additionally, space has been leased for a state-of-the-art Operations Center in Oak Park which will provide a more efficient consolidation of backroom processing and allow room for future expansion.

The assimilation of the West Town and Niles Banking Centers, acquired in September, 1996, was completed, including the data processing and charter conversions to Pinnacle Bank. Projected expense savings from the acquisition were met. The Batavia and Elburn locations were

--------------------------------------------------------------------------------

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------

also merged into Pinnacle Bank creating a single chartered bank in the Chicago area and allowing customers to bank at any desired location. Personnel upgrades in 1997 included the Warrenville Banking Center, lending officer additions, loan operations and new posts for marketing, CRA/compliance and loan workout/ documentation.

Marketing and advertising efforts received a major focus during 1997. The year saw the first attempt at significant advertising on primary television, coupled with radio and newspaper supplements. Pinnacle's initial attempt at the sale of a defined product--the PinnPoint account--met with success, primarily through the introduction of a check card. Continued efforts were made with internal training and sales culture improvement. Improvement continued to be made in the area of problem assets acquired as part of Pinnacle's prior acquisitions. Nonperforming assets declined 29% with minimal additions to the list from internally generated loans, and no charge to earnings for loan loss provisions in 1997.

On the corporate side, two items stand out. First, Pinnacle's equity portfolio consisting of investments in other financial institutions increased substantially in 1997 through a combination of new purchases and market appreciation. At December 31, 1997, the equity portfolio totalled $48 million with $22 million in unrealized appreciation. This represented an increase in unrealized appreciation of $13 million during 1997, not including gains of $2.8 million recorded in income from the sale of certain positions. While Pinnacle was the beneficiary in 1997 of a strong bull market in bank stocks, the creation of this portfolio a number of years ago as an alternative use of funds has resulted in another unique program which will enhance future earnings.

The second success on the corporate side was the improved liquidity in Pinnacle's common stock. Average daily volume in 1997 totalled 8,000 shares, twice that of 1996 and six times the volume of 1995. With the increase in volume has come a narrowing in the quoted bid-ask spread and an increase in the number of market makers to seven.

Every year is not perfect, though, and there are always a few things we can do better. We had hoped to continue our expansion in 1997 through an acquisition, but were unable to for a combination of reasons, not the least of which is price. Instead, we chose the branching route for the present time. Pinnacle's loan portfolio did not show the same successful growth in 1997 that it did in 1996. However, originations were made at a record level; pay downs were just higher than planned. Commercial loans, absent leases, were up 9% and consumer loans increased 14%, but declines in real estate loans negated these increases. Finally, in the needs-to-improve area is Pinnacle's sales culture. We made some good strides in 1997 in this area, but we, as many other banks, still battle the conventional "banker's mentality" of limited hours and waiting for the customer to approach us.

OUR OBJECTIVES

Our goals continue to remain the same as we have communicated in the past: enhance shareholder value by effectively leveraging Pinnacle's equity base and achieve returns on equity and assets significantly in excess of peer group and consistent with Pinnacle's return over the past ten-year period. On the corporate side, we can accomplish these goals through continued acquisitions and common share repurchases. As part of Pinnacle's equity management program, a 5% increase in the dividend was announced in January, 1998, the tenth consecutive

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

annual increase since Pinnacle became a publicly-traded company in 1988. On the banking side, we will continue our efforts to improve the core earnings of the bank and ensure that responsive, quality service will differentiate Pinnacle banks from our competitors.

In past years, Pinnacle has relied for its success on non-core bank earnings--the investment portfolio, tax planning strategies and other innovative programs unrelated to traditional banking. These items can continue to play an important role for Pinnacle. However, the core bank portion of earnings must be enhanced in order to provide a more consistent earnings stream and to lessen the effect of an interest rate environment which may not be favorable to Pinnacle's investment portfolio. We continue to make progress on this front, but we can always do better.

In summary, we are pleased with the financial results for 1997, from both an earnings and common stock price standpoint. We believe that the progress made in a number of areas in 1997 will provide a foundation for the future successes. Pinnacle's performance in the future will hinge on our ability to accomplish the aforementioned objectives and management is confident in its ability to do so.

We thank you for your continued support and assure you that maximizing shareholder value remains our number one priority.

Sincerely,

                          [/S/  JOHN J. GLEASON, JR.]

John J. Gleason, Jr.
Vice Chairman and
 Chief Executive Officer

--------------------------------------------------------------------------------

Consolidated BALANCE SHEETS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                  at December 31
                                                              ----------------------
(in thousands, except per share amounts)                         1997        1996
------------------------------------------------------------------------------------
Assets:
  Cash and due from banks...................................  $   31,103  $   21,745
  Federal funds sold........................................       2,800       1,350
                                                              ----------------------
    Total cash and cash equivalents.........................      33,903      23,095
  Interest-bearing deposits.................................         228       3,424
  Securities--Available for sale (Note 3)...................     434,234     434,558
      (Amortized cost of $409,123 in 1997 and $423,857 in
       1996)
  Loans (Note 4)............................................     510,207     525,069
  Less: Allowance for loan losses (Note 5)..................      (7,520)     (8,364)
                                                              ----------------------
    Net loans...............................................     502,687     516,705
  Premises and equipment (Note 6)...........................      18,451      17,301
  Goodwill and other intangibles (Note 2)...................      23,076      25,366
  Other assets..............................................      22,232      27,927
                                                              ----------------------
    Total...................................................  $1,034,811  $1,048,376
                                                              ----------------------
Liabilities:
  Demand deposits:
    Noninterest-bearing.....................................  $  104,644  $  101,127
    Interest-bearing........................................      96,092      88,489
  Savings deposits..........................................     281,737     297,399
  Other time deposits.......................................     363,996     390,537
                                                              ----------------------
    Total deposits..........................................     846,469     877,552
  Short-term borrowings and FHLB advances (Note 8)..........      38,525      28,525
  Notes payable (Note 8)....................................      20,000      32,800
  Other liabilities.........................................      14,359       8,675
                                                              ----------------------
    Total liabilities.......................................     919,353     947,552
                                                              ----------------------
Commitments and Contingencies (Notes 14 & 15)
Stockholders' equity (Notes 10, 11, 12 and 16):
  Preferred stock...........................................       --0--       --0--
    1,000 shares authorized, none issued
  Common stock, $3.125 par..................................      23,449      23,811
    20,000,000 shares authorized; shares issued and
     outstanding: 1997: 7,503,773; 1996: 7,619,487
  Additional paid-in capital................................      38,578      37,980
  Retained earnings.........................................      36,856      31,985
  Unrealized gain on securities available for sale, net of
   tax (Notes 1 & 3)........................................      16,575       7,048
                                                              ----------------------
    Total stockholders' equity..............................     115,458     100,824
                                                              ----------------------
    Total...................................................  $1,034,811  $1,048,376

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

--------------------------------------------------------------------------------

                                               CONSOLIDATED STATEMENTS OF INCOME
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                      For the year ended
                                                                         December 31
                                                              ----------------------------------
(in thousands, except per share amounts)                         1997        1996        1995
------------------------------------------------------------------------------------------------
Interest Income:
  Loans.....................................................  $   42,928  $   31,143  $   26,316
  Securities:
    Taxable.................................................      24,154      23,133      23,347
    Tax exempt..............................................       1,520       1,746       2,571
  Interest-bearing deposits, Federal funds sold and other...          65         252       1,063
                                                              ----------------------------------
    Interest income.........................................      68,667      56,274      53,297
                                                              ----------------------------------
Interest Expense:
  Deposits:
    Interest-bearing demand.................................       1,806       1,841       1,732
    Savings.................................................       8,715       8,085       8,341
    Other time..............................................      21,169      16,719      13,664
  Short-term borrowings and FHLB advances...................       1,766         728          39
  Notes payable.............................................       1,853       1,745       1,963
                                                              ----------------------------------
    Interest expense........................................      35,309      29,118      25,739
                                                              ----------------------------------
Net Interest Income.........................................      33,358      27,156      27,558
  Provision for loan losses (Note 5)........................       --0--       --0--       --0--
                                                              ----------------------------------
    Net interest income after provision for loan losses.....      33,358      27,156      27,558
                                                              ----------------------------------
Other Income:
  Other income (Note 17)....................................       8,436       7,562       7,225
  Net securities gains......................................       8,340         159       4,731
                                                              ----------------------------------
    Other income............................................      16,776       7,721      11,956
                                                              ----------------------------------
Other Expense:
  Salaries, profit sharing and other employee benefits (Note
   9).......................................................      14,131      12,678      12,051
  Occupancy (Note 6)........................................       2,815       2,674       3,137
  Amortization of goodwill and other intangibles (Note 2)...       2,394       2,033       1,885
  Other expense (Note 17)...................................       8,873       8,315       6,809
                                                              ----------------------------------
    Other expense...........................................      28,213      25,700      23,882
                                                              ----------------------------------
Income before income taxes..................................      21,921       9,177      15,632
  Provision for income taxes (Note 7).......................       7,492       2,050       3,139
                                                              ----------------------------------
    Net income..............................................  $   14,429  $    7,127  $   12,493
                                                              ----------------------------------
Earnings per share (Note 10):
    Basic...................................................       $1.91       $1.05       $1.89

    Diluted.................................................        1.91        1.04        1.89

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

--------------------------------------------------------------------------------

Consolidated STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                             Unrealized
                                                                                               Gain on
                                                                                             Securities
                                                                   Additional                 Available
                                                        Common       Paid-In     Retained     for Sale,
(in thousands, except per share amounts)                 Stock       Capital     Earnings    Net of Tax     Total
-------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994..........................   $  20,653    $  17,551    $  27,584    $   3,048   $  68,836

  Net income........................................                                12,493                   12,493
  Dividends paid--$0.77 per share...................                                (5,109)                  (5,109)
  Purchase and retirement of common stock...........        (268)                   (1,463)                  (1,731)
  Exercise of stock options.........................         120          334                                   454
  Addition to capital (Notes 7 & 12)................                       14                                    14
  Unrealized gain on securities available for sale,
   net of tax
   (Notes 1 & 3)....................................                                              4,004       4,004
                                                      -------------------------------------------------------------
Balance, December 31, 1995..........................   $  20,505    $  17,899    $  33,505    $   7,052   $  78,961

  Net income........................................                                 7,127                    7,127
  Dividends paid--$0.83 per share...................                                (5,639)                  (5,639)
  Purchase and retirement of common stock...........        (740)                   (4,057)                  (4,797)
  Exercise of stock options.........................          29          103                                   132
  Correction of deferred tax valuation allowance
   (Note 7).........................................                                 1,049       (1,672)       (623)
  Issuance of common stock for acquisition (Note
   2)...............................................       4,017       19,978                                23,995
  Unrealized gain on securities available for sale,
   net of tax
   (Notes 1 & 3)....................................                                              1,668       1,668
                                                      -------------------------------------------------------------
Balance, December 31, 1996..........................   $  23,811    $  37,980    $  31,985    $   7,048   $ 100,824

  Net income........................................                                14,429                   14,429
  Dividends paid--$0.88 per share...................                                (6,657)                  (6,657)
  Purchase and retirement of common stock...........        (543)                   (2,901)                  (3,444)
  Exercise of stock options.........................         181          598                                   779
  Unrealized gain (loss) on securities available for
   sale, net of tax (Notes 1 & 3)...................                                              9,527       9,527
                                                      -------------------------------------------------------------
Balance, December 31, 1997..........................   $  23,449    $  38,578    $  36,856    $  16,575   $ 115,458

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

--------------------------------------------------------------------------------

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                       For the year ended December 31
                                                    -------------------------------------
(in thousands)                                         1997         1996         1995
-----------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income......................................  $    14,429  $     7,127  $    12,493
    Adjustments to reconcile net income to net
      cash from operating activities:
      Depreciation................................        1,698        1,619        1,273
      Amortization of goodwill and other
        intangibles...............................        2,394        2,033        1,885
      Amortization of purchase accounting
        adjustments...............................          (69)         175          147
      Provision for loan losses...................        --0--        --0--        --0--
      Premium amortization........................          286          649          246
      Discount accretion..........................       (1,301)      (6,894)     (20,738)
      Increase (decrease) in deferred loan fees...          (88)         264         (183)
      Gain on sales of securities.................       (8,340)        (159)      (4,731)
      Decrease (increase) in interest
        receivable................................        4,078       (8,108)         407
      Deferred income taxes.......................          502         (311)         824
      Decrease in other assets....................        1,617       20,018        5,107
      Increase (decrease) in other liabilities....          280       (7,699)      (1,786)
      Other, net..................................           79       (1,222)          11
                                                    -------------------------------------
        Total adjustments.........................        1,136          365      (17,538)
        Net cash provided by (used for) operating
          activities..............................       15,565        7,492       (5,045)
Cash flows from investing activities:
  Cash portion of acquisitions, net of cash
    acquired (Note 1).............................        --0--      (19,050)     (14,800)
  Proceeds from sales of securities available for
    sale..........................................    1,575,182    1,112,527    3,096,014
  Purchases of securities available for sale......   (1,552,282)  (1,101,715)  (3,088,494)
  Proceeds from maturities and paydowns of
    securities....................................        1,025       10,048       26,915
  Net decrease in interest-bearing deposits.......        3,197       31,990       12,458
  Net loan principal (advanced) collected.........       14,106      (39,836)       9,798
  Premises and equipment, net.....................       (2,780)      (2,638)      (1,709)
                                                    -------------------------------------
        Net cash provided by (used for) investing
          activities..............................       38,448       (8,674)      40,182
Cash flows from financing activities:
  Net decrease in total deposits..................      (31,083)     (21,817)     (18,043)
  Net increase (decrease) in short-term
    borrowings....................................       10,000        2,825       (4,800)
  Proceeds from notes payable.....................       21,600       24,500       31,800
  Principal reductions of notes payable...........      (34,400)     (12,300)     (16,600)
  Issuance of common stock........................          779          132          454
  Purchase and retirement of common stock.........       (3,444)      (4,797)      (1,731)
  Dividends paid..................................       (6,657)      (5,639)      (5,109)
                                                    -------------------------------------
        Net cash used for financing activities....      (43,205)     (17,096)     (14,029)
Net increase (decrease) in cash and cash
  equivalents.....................................       10,808      (18,278)      21,108
Cash and cash equivalents at beginning of year....       23,095       41,373       20,265
                                                    -------------------------------------
Cash and cash equivalents at end of year..........  $    33,903  $    23,095  $    41,373
                                                    -------------------------------------
Cash paid during year for:
  Interest........................................  $    35,527  $    29,221  $    25,691
  Income taxes....................................        6,506        1,525        2,207

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

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

ALL DOLLARS IN THE FOLLOWING FOOTNOTES ARE IN THOUSANDS, EXCEPT PER SHARE
AMOUNTS.

      ACCOUNTING POLICIES:         (1)

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

          CONSOLIDATION -               (A)

          The consolidated financial statements of the Corporation and Subsidiaries include the accounts of the Corporation and its subsidiaries, Pinnacle Bank ("PB") and Pinnacle Bank of the Quad-Cities ("PBQC"). In 1997, Security Federal Savings and Loan Association ("SF"), and Pinnacle Bank, FSB (formerly Batavia Savings Bank) ("FSB"), which were previously separate subsidiaries, were merged into PB. Significant intercompany accounts and transactions have been eliminated in the preparation of these statements.

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

          SECURITIES -                  (C)

          Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" addresses the accounting and reporting of investments in equity securities that have readily determinable fair values and for all investments in debt securities. Securities are to be classified in three categories: held-to-maturity securities, trading securities and available-for-sale securities.

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

          SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting for Creditors for Impairment of a Loan--Income Recognition and Disclosure" address the accounting for loans when it is probable that all principal and interest amounts due on a loan will not be collected in accordance with its contractual terms (i.e. "impaired loans"). Pursuant to SFAS No. 114, to the extent the recorded

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

investment of an impaired loan exceeds the present value of the loan's expected future cash flows or other measures of value, a valuation allowance is established for the difference. The corresponding allocation or charge will be to either the allowance for loan losses or to the provision for loan losses, respectively, depending on the adequacy of the overall allowance for loan losses.

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

                                        (I)
          NEW ACCOUNTING PRONOUNCEMENTS -

          EARNINGS PER SHARE

          In March, 1997, the FASB issued SFAS No. 128, "Earnings per Share". The new statement was effective for financial statements for periods ending after December 15, 1997 and superseded Accounting Principles Board Opinion 15. SFAS No. 128 replaces primary earnings per share ("EPS") with basic EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. No dilution for any potentially dilutive securities is included. Diluted EPS replaced fully diluted EPS and includes the effects of stock options. In using the treasury stock method to compute dilution for options, the average share price for the period is used, rather than the more dilutive greater of the average share price or end-of-period share price required by the previous standard. Pinnacle adopted SFAS No. 128 on December 31, 1997 and, accordingly, all prior EPS data presented has been restated. See also Footnote 10.

          COMPREHENSIVE INCOME

          In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains and losses that under generally accepted accounting principles are directly charged to equity. Examples

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

include foreign currency transactions, pension liability adjustments and unrealized gains and losses on securities (SFAS 115 adjustment). Pinnacle will adopt this statement in the first quarter of 1998 and will include in its reported comprehensive income, the change in unrealized gains and losses on securities.

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

      At the date of the purchase, FinSec was liquidated and SF remained a separate subsidiary of Pinnacle until January 31, 1997 at which time SF was merged with and into PB. As of the date of the purchase, FinSec had total assets of approximately $250,000. Goodwill, based on management's estimates of fair value of assets acquired and liabilities assumed, approximated $8,200 which is being amortized on a straight-line basis over fifteen years. Certain adjustments to goodwill relating to the FinSec acquisition were made in 1997 upon receipt of final appraisal numbers. The adjustments were not material to the financial statements.

      This transaction is being accounted for using the purchase method of accounting and, accordingly, the excess of the aggregate purchase price over the fair value of the net assets acquired consisted of goodwill. Because the acquisition occurred at September 30, 1996, the income effect of SF is included in Pinnacle's results of operations for the last three months of 1996.

      The following unaudited results of operations reflect the acquisition of FinSec as if the acquisition had occurred at the beginning of 1995.

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

      At December 31, 1997 and 1996, the Corporation had goodwill of $21,627 and $23,576, respectively. Goodwill is stated net of accumulated amortization of $21,211 and $19,158 at December 31, 1997 and 1996, respectively. Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets received in the purchases of First National Bank of Cicero and Bank of LaGrange Park in 1980, First National Bank in Harvey in 1982, Bank of Silvis in 1989, Berwyn National Bank and The Henry County Bank in 1991, Batavia Savings Bank in 1992, AFC in 1995, and FinSec in 1996. Goodwill is being amortized on straight line and accelerated methods over periods of 10 years to 20 years. Amortization of goodwill amounted to $2,053 in 1997, $1,692 in 1996, and $1,544 in 1995.
      Other intangibles consist of a deposit base intangible totalling $1,449 and $1,790 as of December 31, 1997 and 1996, respectively, which was allocated to values associated with the acquired deposits of the Berwyn branch of Olympic Federal Savings Association. Other intangibles are stated net of accumulated amortization of $1,960 and $1,619 at December 31, 1997 and 1996, respectively. Amortization of the deposit base intangible, which is being amortized over an estimated 10-year life, amounted to $341 in 1997, 1996, and 1995.

       (3)
     SECURITIES:

      The amortized cost and the estimated fair value of the Corporation's securities as of December 31, 1997 and 1996, are as follows:

                                                                                                1997
                                                                         --------------------------------------------------
                                                                                         Gross        Gross
                                                                          Amortized   Unrealized   Unrealized    Estimated
                                                                            Cost         Gains       Losses     Fair Value

                                                                         --------------------------------------------------
Available for Sale:
  U.S. Treasury and U.S. Government agencies...........................   $ 355,904    $     208    $     187    $ 355,925
  Mortgage-backed securities...........................................       2,384           11           57        2,338
  Floating rate collateralized mortgage obligations....................       2,279            5            7        2,277
  State and municipal..................................................      19,426        3,003          187       22,242
                                                                         --------------------------------------------------
    Total debt securities..............................................     379,993        3,227          438      382,782
  Corporate and other equity securities................................      29,130       22,325            3       51,452
                                                                         --------------------------------------------------
    Total securities...................................................   $ 409,123    $  25,552    $     441    $ 434,234
                                                                         --------------------------------------------------

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
                                                                         --------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The amortized cost and estimated fair value of debt securities at December 31, 1997 and 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    1997                      1996
                                          ------------------------  ------------------------
                                           Amortized    Estimated    Amortized    Estimated
                                             Cost      Fair Value      Cost      Fair Value

                                          ------------------------  ------------------------
Due in one year or less.................   $   3,097    $   3,056    $   2,714    $   2,746
Due after one year through five years...     361,897      362,640      378,139      378,754
Due after five years through ten
  years.................................       8,080        9,563       11,279       12,813
Due after ten years.....................       2,256        2,908        2,337        2,463
                                          ------------------------  ------------------------
                                           $ 375,330    $ 378,167    $ 394,469    $ 396,776
                                          ------------------------  ------------------------
Mortgage-backed securities..............       2,384        2,338        3,221        2,961
Floating rate collateralized mortgage
  obligations...........................       2,279        2,277        2,990        2,982
                                          ------------------------  ------------------------
  Total debt securities.................   $ 379,993    $ 382,782    $ 400,680    $ 402,719
                                          ------------------------  ------------------------

                            ------------------------

      Proceeds from sales of debt securities during 1997 were $1,557,505. Gross gains of $6,693 and gross losses of $1,195 were realized on those sales. Proceeds from sales of debt securities during 1996 were $1,110,249. Gross gains of $349 and gross losses of $190 were realized on those sales.

      At December 31, 1997 and 1996, securities carried at approximately $36,200 and $31,468, respectively, were pledged to secure public and trust deposits, securities sold under agreement to repurchase, and for other purposes as required or permitted by law.

      The mortgage-backed securities are direct obligations of U. S. Government agencies and the floating rate collateralized mortgage obligations are primarily secured by obligations of U. S. Government agencies. In the opinion of management, there were no material securities held at either December 31, 1997 or 1996, which constituted an unusual credit risk for the Corporation.

      LOANS:                       (4)

      The composition of loans included in the accompanying consolidated balance sheets is as follows:

                                          December 31
                                      --------------------
                                        1997       1996

                                      --------------------
Commercial and other................  $ 111,990  $ 111,454
Real estate--
  Residential.......................    291,578    307,217
  Commercial and construction.......     45,107     52,628
Consumer............................     62,294     54,535
                                      --------------------
  Gross loans.......................    510,969    525,834
Less--Unearned income...............        762        765
                                      --------------------
  Loans, net of unearned income.....  $ 510,207  $ 525,069
                                      --------------------

      The balance of impaired loans at December 31, 1997, was $3,723 while the average balance for the year was $5,240. Impaired loans secured by real estate totalled $2,398 and commercial loans totalled $1,325. The balance of impaired loans at December 31, 1996 was $6,485, while the average balance for the year was $7,543. No portion of the allowance for loan losses was allocated to the impaired loans at December 31, 1997 and 1996. Interest income recognized on impaired loans was approximately $625 in 1997 and $62 in 1996.

      Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. Although the Corporation has a diversified loan portfolio, a substantial natural geographic concentration of credit risk exists within the Corporation's defined customer market areas with the exception of loans acquired from the acquisition of SF. Included in SF loan portfolio are certain purchased and participated loans outside the Corporation's defined customer markets. These loans totalled approximately $48,808, or 9.5%, of the total loan portfolio of the Corporation and are in the following areas:
6.02% in California; and 1.73% in the Midwest (excluding the Chicago metropolitan area). All remaining loans are in the geographic market areas including the Chicago metropolitan area and the Quad-Cities metropolitan area of Illinois and Iowa.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      ALLOWANCE FOR LOAN LOSSES:   (5)

      The changes in the allowance for loan losses were as follows:

                                   Year ended December 31
                               -------------------------------
                                 1997       1996       1995

                               -------------------------------
Beginning balance............  $   8,364  $   6,023  $   4,228
Balances acquired (Note 2)...      --0--      2,982      1,946
Loans charged off............     (1,377)      (839)      (372)
Recoveries on loans..........        533        198        221
Provision for loan losses....      --0--      --0--      --0--
                               -------------------------------
  Ending balance.............  $   7,520  $   8,364  $   6,023
                               -------------------------------

      PREMISES AND EQUIPMENT:      (6)

      A summary of premises and equipment is detailed below:

                                            December 31
                                        --------------------
                                          1997       1996

                                        --------------------
Land..................................  $   2,820  $   2,745
Buildings & improvements..............     15,272     14,143
Leasehold improvements................        474        478
Furniture and equipment...............      8,741      6,909
                                        --------------------
  Total...............................     27,307     24,275
Accumulated depreciation..............     (8,856)    (6,974)
                                        --------------------
Premises and equipment................  $  18,451  $  17,301
                                        --------------------

      Depreciation expense for the year ended December 31, 1997, 1996, and 1995 was $1,698, $1,604, and $1,272, respectively.

      The Corporation leases office space for its corporate headquarters under an agreement expiring in the year 2002, leases its banking premises in LaGrange Park under an agreement expiring in the year 2003, leases its banking facility in North Riverside under an agreement expiring in the year 2007, and leases its banking facility in Niles under an agreement expiring in 1999. In December, 1997, PB committed to 26,000 square feet of office space in Oak Park, Illinois, to use as an operations center to house all operating departments of PB which are currently housed at various banking premises. This ten-year lease expires in 2008, with a five-year termination clause. Future minimum lease payments on these operating leases at December 31, 1997, are as follows:

                                   Future Minimum
Year                               Lease Payments
--------------------------------------------------
1998.............................     $     457
1999.............................           514
2000.............................           504
2001.............................           511
Later years......................         2,706

                                   ---------------
Total minimum payments
  required.......................     $   4,692
                                   ---------------

      Rental expenses for leases, included in the consolidated statements of income as occupancy expenses, amounted to $233 in 1997, $177 in 1996, and $156 in 1995. The North Riverside and LaGrange Park leases are subject to periodic adjustment based on changes in the U.S. Department of Labor Consumer Price Index and deposit growth, respectively.

      The Corporation's aggregate future minimum net rentals to be received under non-cancelable leases from third party tenants for its locations in Oak Park and Westmont are as follows:

                                    Future Minimum
Year                               Net Lease Rentals
----------------------------------------------------
1998.............................      $     123
1999.............................             32
2000.............................             10
2001.............................             10
Later years......................              8

                                   -----------------
Total minimum net rentals........      $     183
                                   -----------------

      The Corporation also receives reimbursement from its tenants for certain occupancy expenses including, taxes, insurance, and operating expenses, as defined in the lease agreement. Rental income, included as an offset to occupancy expenses, amounted to $151 in 1997 and $157 in 1996.

      INCOME TAXES:                (7)

      The provision for income taxes in the consolidated statements of income is composed of the following:

                                    Year ended December 31
                                -------------------------------
                                  1997       1996       1995

                                -------------------------------
Federal
  Current.....................  $   6,990  $   2,361  $   2,315
  Deferred....................        461       (311)       824
State:
  Deferred....................         41      --0--      --0--
                                -------------------------------
    Provision for income
     taxes....................  $   7,492  $   2,050  $   3,139
                                -------------------------------

      Not included in the above table, but credited directly to stockholders' equity in 1995 were taxes in the amount of $14 related to the disposition of stock option shares by participants of the Incentive Stock Option Plan before the expiration of defined holding periods for tax purposes. The provision (benefit) for taxes on security gains (losses) was $2,836 in 1997, $54 in 1996, and $1,609 in 1995.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The following table reconciles the provision (benefit) for income taxes with the amounts computed at the applicable statutory Federal income tax rate of 34% for each period, except 1997 where the taxable income in excess of $10 million is taxed at 35%.

                                  Year ended December 31
                              -------------------------------
                                1997       1996       1995
                              -------------------------------
Tax provision at Federal
 statutory rate.............  $   7,572  $   3,121  $   5,314
Tax-exempt income...........       (600)      (690)    (1,028)
Amortization of purchase
 accounting assets and
 goodwill and other
 intangibles................        808        619        692
Dividend received
 deduction..................       (194)      (207)      (901)
Securities writedown........      --0--        (24)      (240)
Other, net..................        (94)      (769)      (698)
                              -------------------------------
  Provision for income
    taxes...................  $   7,492  $   2,050  $   3,139
                              -------------------------------

      The components of and changes in the net deferred tax asset were as follows:

                                          December 31
                                      --------------------
                                        1997       1996
                                      --------------------
Deferred tax assets:
  Allowance for loan losses.........  $   2,557  $   2,249
  Deferred compensation.............        633        631
  Other reserves....................        208        254
  State tax operating loss
   carryforward.....................      3,147      3,188
  Federal regular tax operating loss
   carryforward.....................      1,170      1,238
  Alternative minimum tax credit
   carryforward.....................        207        207
  Other.............................        268        704
                                      --------------------
  Gross deferred tax assets.........      8,190      8,471
  Valuation allowance...............     (2,296)    (2,296)
                                      --------------------
  Gross deferred tax assets, net of
   valuation allowance..............      5,894      6,175
                                      --------------------
Deferred tax liabilities:
  Partnership interests.............        810        397
  Depreciation......................        221        255
  Purchase accounting adjustments...        605        592
  Other.............................        433        419
  Unrealized gain on securities.....      8,536      3,653
                                      --------------------
    Gross deferred tax
      liabilities...................     10,605      5,316
                                      --------------------
  Net deferred tax asset
   (liability)......................  $  (4,711) $     859
                                      --------------------

      A valuation allowance is provided when the realization potential of a portion of the deferred tax asset cannot be determined to be more likely than not. A valuation allowance of $1,049 had been set up against the parent company only Federal net operating loss carryforward in 1993, when the Corporation adopted the provisions of SFAS No. 109. In reviewing its 1996 tax planning strategies relating to the parent company only Federal net operating loss carryforward, a portion which expires in 1999, the Corporation recognized that it did not need that specific valuation allowance because of the effect of the market value adjustment related to SFAS No. 115 on the parent company equity portfolio. A correcting entry was made in 1996 to reverse the valuation allowance and record the SFAS No. 115 adjustment. At the time of the correction, the adjustment to equity (including the SFAS No. 115 adjustment) was less than 1% of equity. Management reviewed the effect of this adjustment on prior period financial statements and determined it was immaterial to those financial statements due to the amount of the adjustment and because any correcting entry would have had no impact on the income or earnings per share of the Corporation. No restatement of prior periods was made. The valuation allowance at December 31, 1997 and 1996 relates solely to the 1995 and 1996 state net operating loss carryforward. Also included in the net deferred tax asset (liability) is the tax effect of the unrealized gain on securities which is not recorded through the provision for taxes, but directly to Stockholders' Equity.

      The net operating loss carryforward for Federal purposes relates to the parent company and is subject to significant limitation on its usage. At December 31, 1997, the Federal net operating loss carryforward amounted to approximately $3,440 which expires, if unused, in the years 1999 to 2001. At December 31, 1997 and 1996, the State net operating loss carryforward amounted to $42,098 and $42,510 which expires, if unused, in the years 2010 through 2012.

      At December 31, 1997 and 1996, the Corporation had an alternative minimum tax credit carryforward of approximately $207, which is not subject to expiration.

      BORROWINGS, FHLB ADVANCES AND(8)
      NOTES PAYABLE:

      Included in short-term borrowings are Federal Home Loan advances with the following maturities and rates:

  Amount       Rate     Maturity
---------------------------------
 $   2,500        7.27%  5/6/98
     2,500        7.44   5/6/99
     -----
 $   5,000
     -----

      The Corporation maintains qualifying collateral against these advances including its Federal Home Loan Bank Stock and 1 - 4 Family residential mortgages.

      The Corporation has financed acquisitions, purchases of equity securities and short-term cash

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

requirements of the parent company with an unaffiliated bank. At December 31, 1997, the notes payable totalled $20,000 of a $35,000 line of credit. Of the $20,000 outstanding, $19,000 was tied to LIBOR and the remaining was tied to prime rate. Total outstandings were $32,800 at December 31, 1996.

      The notes payable mature on October 31, 1998 and are secured by stock of the Corporation's subsidiary bank stock and by certain equity securities of the parent company.

                                   (9)
      RETIREMENT AND INCENTIVE PLANS:
      The Corporation maintains a trusteed, profit-sharing plan covering substantially all employees who have met age and service requirements. Annual contributions are made in accordance with a resolution passed by the Boards of Directors of the Corporation and each subsidiary bank and amounted to $434 for 1997, $424 for 1996, $414 for 1995.
      The Corporation and each subsidiary bank maintain profit incentive plans which are available to certain key executives. Distributions are based on the performance levels of the Corporation and each subsidiary bank, and are subject to the Board of Directors' approval.
                                  (10)
      CAPITAL STOCK AND EARNINGS PER
      SHARE:

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

      As of December 31, 1997, Pinnacle adopted SFAS No. 128, "Earnings per Share". Basic earnings per share were computed by dividing net income by the weighted average shares of common stock outstanding during the year. Diluted earnings per share were determined on the assumptions that stock options outstanding were converted on January 1 of each applicable year. The following table shows the computation of shares outstanding for calculating earnings per share.

                               For the Year ended December 31
                              ---------------------------------
                                            1997
                              ---------------------------------
                                                     Per Share
                               Income     Shares      Amount
                              ---------------------------------
Basic Earnings Per Share
Income available to common
 stockholders...............  $  14,429  7,540,505   $    1.91
                                                           ---
Common stock equivalents:
  Stock option
   outstanding..............                86,250
  Treasury stock method.....               (76,463)
                                         ---------
  Net.......................                 9,787
                                         ---------
Diluted Earnings Per Share
Income available to common
 stockholders plus assumed
 conversions................  $  14,429  7,550,292   $    1.91

                              ---------------------------------

                                For the Year ended December 31
                              -----------------------------------
                                             1996
                              -----------------------------------
                                                       Per Share
                                Income      Shares      Amount
                              -----------------------------------
Basic Earnings Per Share
Income available to common
 stockholders...............   $   7,127   6,810,215   $    1.05
                                                             ---
Common stock equivalents:
  Stock option
   outstanding..............                  65,250
  Treasury stock method.....                 (46,233)
                                           ---------
  Net.......................                  19,017
                                           ---------
Diluted Earnings Per Share
Income available to common
 stockholders plus assumed
 conversions................   $   7,127   6,829,232   $    1.04

                              -----------------------------------

                               For the Year ended December 31
                              ---------------------------------
                                            1995
                              ---------------------------------
                                                     Per Share
                               Income     Shares      Amount
                              ---------------------------------
Basic Earnings Per Share
Income available to common
 stockholders...............  $  12,493  6,603,885   $    1.89
                                                           ---
Common stock equivalents:
  Stock option
   outstanding..............                70,749
  Treasury stock method.....               (48,082)
                                         ---------
  Net.......................                22,667
                                         ---------
Diluted Earnings Per Share
Income available to common
 stockholders plus assumed
 conversions................  $  12,493  6,626,552   $    1.89

                              ---------------------------------

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

      The following table summarizes stock option transactions for 1997, 1996, and 1995 giving effect to stock splits. At December 31, 1997, 86,250 option shares under the 1990 Plan were outstanding. All options outstanding, except those issued in 1997, may be exercised at any time during the five year period from the date of grant. Of the options granted in 1997, 14,607 were exercisable at date of grant; 12,369 are exercisable January 21, 1998; 9,738 are exercisable January 21, 1999 and January 21, 2000; and the remaining are exercisable on January 21, 2001. All are immediately exercisable upon a change in control.

                                                Weighted
                                  Number of   Average Price
                                   Shares       Per Share
                                 --------------------------
Outstanding at December 31,
 1994                               101,764     $   12.73
  Options granted..............       7,500         19.09
  Options exercised............     (38,515)        11.79
                                 --------------------------
Outstanding at December 31,
 1995..........................      70,749     $   13.91
  Options granted..............       3,750         21.33
  Options exercised............      (9,249)        14.30
                                 --------------------------
Outstanding at December 31,
 1996..........................      65,250     $   14.28
  Options granted..............      75,000         20.00
  Options exercised............     (54,000)        23.42
                                 --------------------------
Outstanding at December 31,
 1997..........................      86,250     $   20.28
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

      The range of options exercisable at December 31, 1997 are as follows:

 Exercise     Number of
   Price       Shares     Maturity
-----------------------------------
 $   19.09        7,500    1/17/00
     21.33        3,750    1/23/01
     18.67        7,500    1/21/02
     20.53       67,500    1/21/02
             -----------
                 86,250
             -----------

      The Corporation accounts for its stock option plan under Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense has been recognized for stock options granted. SFAS 123 prescribes a fair value based method for determining compensation expense under stock option plans, but allows corporations to use APB No. 25 if they provide pro forma information compiled under the new standard. Had compensation cost been computed using the methodology contained in SFAS No. 123, net income would have been reduced by the following for options issued in 1997 and 1996:

                          1997       1996
                        --------------------
Net Income:
  As reported.........  $  14,429  $   7,127
  As adjusted.........     13,420      7,116
Diluted Earnings Per
 Share:
  As reported.........  $    1.91  $    1.04
  As adjusted.........       1.78       1.04

      The fair value of the options granted during 1997 is estimated to be $4.14 for those exercisable at $18.67 and $3.54 for those exercisable at $20.53. These were estimated using the Black-Scholes option value model with the following assumptions for 1997: a dividend yield of 4.51%; a risk-free interest rate of 6.33%; volatility of 33.59%; and an expected average life of three years. The fair value of the options granted in 1996 was $4.23 with the following assumptions: a dividend yield of 4.37%; a risk-free interest rate of 5.95%; volatility of 24.38%; and an average life of five years.

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      RELATED-PARTY TRANSACTIONS: (12)

      Analysis of loans made to directors and executive officers of the Corporation and subsidiaries is as follows:

Balance, December 31,
 1996.....................  $   8,472
Additions.................      1,258
Collections...............     (2,086)
                            ---------
Balance, December 31,
 1997.....................  $   7,644
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

      One director of the Corporation is a partner in a law firm that provides various legal services to the Corporation and its subsidiary banks. Fees for these services were $268 in 1997, $229 in 1996, and $250 in 1995.

      CONTINGENCIES:              (13)

      The Corporation and the subsidiary banks are subject to pending and threatened legal actions which arise in the normal course of business. In the opinion of management, based upon consultation of legal counsel, the disposition of all outstanding matters will not have a materially adverse effect on the consolidated financial position and results of operations.

      SF has sold two parcels of foreclosed real estate in California, whereby the City of Los Angeles funds the sale through the issuance of bonds, but the seller has full recourse liability until the bonds are repaid. There is a contingent liability of $656 related to sales under this program.

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

      SECURITIES -                 (B)

      For debt securities and equity securities available for sale, fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar instruments.

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

      DEPOSIT LIABILITIES -        (D)

      The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand as of December 31, 1997. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

      OFF-BALANCE SHEET FINANCIAL  (F)
      INSTRUMENTS -

      The fair value of unrecognized financial instruments including commitments to extend credit, standby letters of credit and financial guarantees are insignificant and, therefore, not presented.

      The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                          1997
                                  --------------------
                                             Estimated
                                  Carrying     Fair
                                    Value      Value
                                  --------------------
Financial assets:
  Cash and due from banks,
   Federal funds sold and
   interest-bearing deposits....  $  34,131  $  34,131
  Securities....................    434,234    434,234
  Loans, net....................    502,687    508,952
Financial liabilities:
  Deposits......................   (846,469)  (840,104)
  Short-term borrowings.........    (38,525)   (38,525)
  Notes payable.................    (20,000)   (20,000)

                                          1996
                                  --------------------
                                             Estimated
                                  Carrying     Fair
                                    Value      Value
                                  --------------------
Financial assets:
  Cash and due from banks,
   Federal funds sold and
   interest-bearing deposits....  $  26,519  $  26,519
  Securities....................    434,558    434,558
  Loans, net....................    516,705    506,906
Financial liabilities:
  Deposits......................   (877,552)  (874,542)
  Short-term borrowings.........    (28,525)   (28,525)
  Notes payable.................    (32,800)   (32,800)

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

                                  (15)
      FINANCIAL INSTRUMENTS WITH OFF-
      BALANCE SHEET RISK:

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

      The subsidiary banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. Each subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 1997 and 1996, the subsidiary banks had the following financial instruments with off-balance-sheet risk:

                                       Contract Amount
                                     --------------------
                                       1997       1996
                                     --------------------
Commitments to extend credit.......  $  89,243  $  72,882
Standby letters of credit and
 financial guarantees written......      3,642      3,890

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

      REGULATORY REQUIREMENTS     (16)

      The subsidiary banks are subject to Federal and state laws which restrict the payment of dividends to the Corporation. Based on these restrictions, at January 1, 1998, the subsidiary banks could have declared approximately $4,308 in dividends without requesting approval of the applicable Federal or state regulatory agency.

      Based on the types and amounts of deposits received, banks are required to maintain non-interest bearing cash balances in accordance with Federal Reserve Bank reserve requirements. At December 31, 1997 and 1996, the non-interest bearing cash balances maintained to meet reserve requirements were $13,632 and $11,750, respectively.

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

      Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and Tier 1 leverage capital to average assets. If banks do not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on a bank's financial statements. Management believes, as of December 31, 1997, that the Corporation and its subsidiary banks meet all capital adequacy requirements to which they are subject.

      As of December 31, 1997, the most recent notification from the Federal Reserve Board categorized the Corporation and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 based and Tier 1 leverage ratios as set forth below.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The following table presents selected capital information for the Corporation (Consolidated) and significant subsidiaries as of December 31, 1997 and 1996:

                                                                                                      To Be Well-
                                                                                                   Capitalized Under
                                                                            Minimum Requirements   Prompt Corrective
                                                             Actual                                Action Provisions
                                                      --------------------  --------------------  --------------------
DECEMBER 31, 1997                                      Amount      Ratio     Amount      Ratio     Amount      Ratio

                                                      ----------------------------------------------------------------
CONSOLIDATED:
  Tier One Capital..................................  $  75,807      15.71% $  19,298       4.00% $  28,947       6.00%
  Total (Tier Two) Capital..........................     81,859      16.97     38,596       8.00     48,245      10.00
  Leverage Capital..................................     75,807       7.49     40,469       4.00     50,587       5.00
PINNACLE BANK:
  Tier One Capital..................................     60,922      14.96     16,293       4.00     24,440       6.00
  Total (Tier Two) Capital..........................     66,037      16.21     32,587       8.00     40,734      10.00
  Leverage Capital..................................     60,922       7.21     33,808       4.00     42,260       5.00
PBQC:
  Tier One Capital..................................      7,649      15.73      1,945       4.00      2,918       6.00
  Total (Tier Two) Capital..........................      8,257      16.98      3,891       8.00      4,863      10.00
  Leverage Capital..................................      7,649       6.53      4,682       4.00      5,853       5.00

DECEMBER 31, 1996
CONSOLIDATED:
  Tier One Capital..................................     67,003      13.76     19,484       4.00     29,226       6.00
  Total (Tier Two) Capital..........................     73,120      15.01     38,967       8.00     48,714      10.00
  Leverage Capital..................................     67,003       6.56     40,884       4.00     51,106       5.00
PINNACLE BANK:
  Tier One Capital..................................     47,867      19.05     10,053       4.00     15,080       6.00
  Total (Tier Two) Capital..........................     51,028      20.30     20,106       8.00     25,133      10.00
  Leverage Capital..................................     47,867       7.75     24,712       4.00     30,890       5.00
SF:
  Tier One Capital..................................     19,508      14.76      5,286       4.00      7,929       6.00
  Total (Tier Two) Capital..........................     21,175      16.02     10,572       8.00     13,215      10.00
  Leverage Capital..................................     19,508       9.77      7,989       4.00      9,986       5.00
PBQC:
  Tier One Capital..................................      7,413      15.23      1,947       4.00      2,921       6.00
  Total (Tier Two) Capital..........................      8,022      16.48      3,894       8.00      4,868      10.00
  Leverage Capital..................................      7,413       6.68      4,437       4.00      5,546       5.00

                                  (17)
      OTHER INCOME AND OTHER EXPENSE:

      The following is the detail of the "Other income" and "Other expense" lines on the Consolidated Statements of Income for the year ended December 31:

                              1997       1996       1995
                            -------------------------------
Other income:
  Banking services........     $3,230     $3,016  $   3,139
  Trust services..........      2,549      2,283      2,307
  Other income............      2,657      2,263      1,779

                            -------------------------------
    Total.................     $8,436     $7,562  $   7,225
                            -------------------------------
Other expense:
  Equipment expense.......     $1,772     $1,647  $   1,317
  FDIC insurance
   premium................        257      1,044        984
  Data processing.........      1,387      1,150      1,206
  Other expense...........      5,457      4,474      3,302
                            -------------------------------
    Total.................     $8,873     $8,315  $   6,809
                            -------------------------------

      PARENT COMPANY STATEMENTS:  (18)

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

--------------------------------------------------------------------------------

                                      Notes to Consolidated Financial Statements
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

BALANCE SHEETS
PINNACLE BANC GROUP, INC. (Parent only)

                                                                                      at December 31
                                                                                   --------------------
                                                                                     1997       1996

-------------------------------------------------------------------------------------------------------
Assets:
  Cash in subsidiary banks.......................................................  $      61  $      13
  Investment in subsidiary banks.................................................     91,891    106,176
  Goodwill and purchase accounting adjustments...................................      2,162      2,460
  Securities.....................................................................     48,217     28,234
    (amortized cost: 1997--$25,895
                1996--$19,573)
  Other assets...................................................................        815        624
                                                                                   --------------------
    Total........................................................................  $ 143,146  $ 137,507
                                                                                   --------------------

Liabilities and stockholders' equity:
  Notes payable..................................................................  $  20,000  $  32,800
  Accrued income taxes...........................................................      6,623      1,356
  Other liabilities..............................................................      1,065      2,527
  Stockholders' equity...........................................................    115,458    100,824
                                                                                   --------------------
    Total........................................................................  $ 143,146  $ 137,507
-------------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. (Parent only)

                                                                                    For the year ended
                                                                                        December 31
                                                                              -------------------------------
                                                                                1997       1996       1995
                                                                              -------------------------------
Income:
  Dividends from subsidiary banks...........................................  $  12,534  $   8,653  $  10,013
  Dividend and interest income..............................................        807        831      1,157
  Net securities gains......................................................      2,842      --0--        695
  Other income..............................................................         29        252         44
                                                                              -------------------------------
    Total...................................................................     16,212      9,736     11,909

Expenses:
  Interest on notes payable.................................................      1,853      1,745      1,964
  Employee compensation and benefits........................................        701        608        639
  Amortization of goodwill..................................................        409        409        409
  Other expenses............................................................        334        643        580
                                                                              -------------------------------
    Total...................................................................      3,297      3,405      3,592

Income before income taxes and undistributed earnings of subsidiary banks...     12,915      6,331      8,317
  Provision (benefit) for income taxes......................................        334     (1,050)    (1,383)
  Equity in undistributed earnings of subsidiary banks......................      1,848       (254)     2,793
                                                                              -------------------------------
Net income..................................................................  $  14,429  $   7,127  $  12,493
                                                                              -------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
PINNACLE BANC GROUP, INC. (Parent Only)

                                                                             For the year ended December 31
                                                                             -------------------------------
                                                                               1997       1996       1995
                                                                             -------------------------------
Cash flows from operating activities:
  Net income...............................................................  $  14,429  $   7,127  $  12,493
  Adjustments to reconcile net income to net cash provided by operating activities:
    Excess of equity in undistributed earnings of subsidiaries (over) under
      dividends received...................................................     (1,848)       254     (2,793)
    Amortization of goodwill...............................................        409        409        409
    Gain on sales of securities............................................     (2,842)     --0--       (695)
    (Increase) decrease in other assets....................................       (191)       275       (458)
    Increase (decrease) in other liabilities and accrued income taxes......       (329)     2,457       (170)
    Other, net.............................................................        286        176       (116)
                                                                             -------------------------------
      Total adjustments....................................................     (4,515)     3,571     (3,823)

      Net cash provided by operating activities............................      9,914     10,698      8,670

Cash flows from investing activities:
  Cash portion of acquisitions, net of cash acquired (Note 1)..............      --0--     (6,022)   (23,414)
  Purchases of securities..................................................    (15,723)    (8,930)      (108)
  Proceeds from sales of securities........................................     12,242      1,862      3,057
  Proceeds from maturities and paydowns of securities......................      --0--        500      2,829
                                                                             -------------------------------
      Net cash used for investing activities...............................     (3,481)   (12,590)   (17,636)

Cash flows from financing activities:
  Stock redemption--Subsidiary bank........................................     15,737      --0--      --0--
  Proceeds from notes payable..............................................     21,600     24,500     31,800
  Principal reductions of notes payable....................................    (34,400)   (12,300)   (16,600)
  Issuance of common stock.................................................        779        132        454
  Purchase and retirement of common stock..................................     (3,444)    (4,797)    (1,731)
  Dividends paid...........................................................     (6,657)    (5,639)    (5,109)
                                                                             -------------------------------
      Net cash provided by (used for) financing activities.................     (6,385)     1,896      8,814

Net increase (decrease) in cash and cash equivalents.......................         48          4       (152)
Cash and cash equivalents at beginning of year.............................         13          9        161
                                                                             -------------------------------
Cash and cash equivalents at end of year...................................  $      61  $      13  $       9
                                                                             -------------------------------
Cash paid during year for:
  Interest.................................................................  $   1,969  $   1,385  $   2,031
  Income taxes.............................................................      6,506      1,525      2,207

--------------------------------------------------------------------------------

                                        Report of Independent Public Accountants
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Pinnacle Banc Group, Inc.:

We have audited the accompanying consolidated balance sheets of Pinnacle Banc Group, Inc. (an Illinois Corporation) and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Banc Group, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN LLP

Chicago, Illinois,
January 14, 1998

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

(in thousands; except per share data)                             For the year ended December 31
                                                       -----------------------------------------------------
                                                         1997       1996       1995       1994       1993

------------------------------------------------------------------------------------------------------------
Interest income......................................  $  68,667  $  56,274  $  53,297  $  42,920  $  40,779
Interest expense.....................................     35,309     29,118     25,739     16,640     17,670
                                                       -----------------------------------------------------
  Net interest income................................     33,358     27,156     27,558     26,280     23,109
Provision for loan losses............................      --0--      --0--      --0--        900      1,700
                                                       -----------------------------------------------------
  Net interest income after provision for loan
   losses............................................     33,358     27,156     27,558     25,380     21,409
Other income.........................................      8,436      7,562      7,225      5,461      5,616
Net securities gains (losses)........................      8,340        159      4,731    (9,845)      8,740
Other expense........................................     28,213     25,700     23,882     21,060     20,467
                                                       -----------------------------------------------------
  Income (loss) before taxes.........................     21,921      9,177     15,632       (64)     15,298
Income tax provision (benefit).......................      7,492      2,050      3,139    (2,319)      4,005
                                                       -----------------------------------------------------
  Income before cumulative effect of change in
   accounting for income taxes.......................     14,429      7,127     12,493      2,255     11,293
  Cumulative effect of change in accounting for
   income taxes......................................      --0--      --0--      --0--      --0--      1,700
                                                       -----------------------------------------------------
Net income...........................................  $  14,429  $   7,127  $  12,493  $   2,255  $  12,993
                                                       -----------------------------------------------------

Per common share data:
  Earnings per share
    Income before cumulative effect of change in
     accounting for income taxes
      Basic..........................................  $    1.91  $    1.05  $    1.89  $    0.34  $    1.68
      Diluted........................................       1.91       1.04       1.89       0.34       1.66
    Net income
      Basic..........................................       1.91       1.05       1.89       0.34       1.93
      Diluted........................................       1.91       1.04       1.89       0.34       1.91
    Book value.......................................      15.39      13.23      12.03      10.41      10.54
    Dividends paid...................................       0.88       0.83       0.77       0.72       0.64

Average common shares outstanding
    Basic............................................      7,541      6,810      6,604      6,647      6,737
    Diluted..........................................      7,550      6,829      6,627      6,685      6,789

At end of year:
  Total assets.......................................  $1,034,811 $1,048,376 $ 818,697  $ 684,892  $ 722,382
  Loans..............................................    510,207    525,069    309,600    248,404    248,076
  Portfolio funds....................................    437,262    439,332    443,755    389,316    420,742
  Deposits...........................................    846,469    877,552    712,805    599,879    633,613
  Notes payable......................................     20,000     32,800     20,600      5,400      --0--
  Stockholders' equity...............................    115,458    100,824     78,961     68,836     70,856

Selected financial ratios:
  Return on average assets...........................       1.43%      0.82%      1.55%      0.32%      1.80%
  Return on average equity...........................      15.36       9.02      18.09       3.35      18.88
  Net interest margin................................       3.69       3.51       3.90       4.28       3.70
  Dividend payout....................................      46.14      79.12      40.89     213.70      33.22
  Average equity to average assets...................       9.28       9.05       8.55       9.61       9.52
  Allowance for loan losses to year-end loans........       1.47       1.59       1.95       1.70       1.43
  Net charge-offs to average loans...................       0.16       0.17       0.05       0.09       0.48
  Nonperforming assets to year-end assets............       0.69       0.99       1.01       0.54       1.29

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

                                   NET INCOME

                             1997 COMPARED TO 1996

NET INCOME

Consolidated net income was $14,429,000, or $1.91 per share in 1997, an increase from the $7,127,000, or $1.04 per share, earned in 1996. All per share amounts reflect the adoption of SFAS No. 128, "Earnings per Share", and are shown on a diluted basis. The return on average assets was 1.43% for 1997 and 0.82% for 1996. For each year, the return on average equity was 15.4% and 9%, respectively. Return on average assets and equity for each year, calculated including the effects of SFAS No. 115, would not be materially different.

Net income for 1997 included pre-tax securities gains of $8,340,000 compared to pre-tax gains in 1996 of $159,000. The net gains in 1997 consisted of gains of $5.5 million from the sales of U. S. Treasury securities as part of Pinnacle's term portfolio program and gains of $2.8 million recorded on the sales of equity securities as part of Pinnacle's equity investment program in other financial institutions.

Net interest income increased 23% in 1997 compared to the previous year. The increase was the result of a 16% rise in average earning assets. The increased level of earning assets was the result of the acquisition of FinSec completed at the end of the third quarter of 1996.

Other income increased 12% while other expense increased 10% on a year-to-year basis. The increases in these categories were primarily attributable to the acquisition completed in September, 1996.

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

Pinnacle's average earning assets were $928,104,000 in 1997, or 16% higher than the previous year. The increase in average earning assets was due to the acquisition. The net interest margin increased 18 basis points to 3.69% in 1997 compared to 3.51% in 1996. The increase is the result of the increase in yields earned on taxable securities as well as the increase in the percent of average loans (a higher yielding category) to average earning assets to 56% in 1997 from 47% in 1996. These increases were slightly offset by the increase in deposit costs of 13 basis points. Net interest income on a fully-taxable equivalent basis was $34,213,000, or 22% higher than a year ago.

The yield earned on total earning assets was 7.49% in 1997 compared to 7.14% in 1996. The increase resulted from the increased level of yields earned on taxable securities. The average rate on taxable securities increased 40 basis points while the average balance decreased approximately $9 million. The effect of the acquisition of FinSec is evident in the effect loans had on interest income. While the yield on loans remained flat at 8.34%, the increase in average loans outstanding of $141 million added approximately $12 million to net interest income. The yield earned on interest-bearing deposits decreased to 3.72% due to continued maturity of interest-bearing certificates. The yield on non-taxable securities decreased 44 basis points as high-yielding zero coupon municipals were called and paid down. Total interest income, on a fully taxable equivalent basis, increased $12,257,000.

The average cost of interest-bearing liabilities increased 14 basis points to 4.35% in 1997 from 4.21% in 1996. The average rate paid on interest-bearing demand deposits decreased slightly by 5 basis points to 2.02% while the rate paid on savings deposits decreased 7 basis points. These deposit categories are considered core deposit categories and are less susceptible to market and rate changes. The interest rate paid on money market deposits increased slightly to 3.47%, indicating Pinnacle has maintained a level amount of high money market customer balances which are offered a third level of interest rates tied to a Treasury index. The average rate paid on other time deposits has increased 11 basis points primarily due to the acquisition. Certain of SF time deposits were brokered deposits and higher "special rate" deposits which matured throughout 1997 and were not renewed. Average balances of

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

other time deposits for SF decreased $32 million. Average balances in savings deposits have increased on a year-to-year basis due to the acquisition, but are also lower on a fourth quarter-to-fourth quarter comparison, decreasing $12 million as customers continue to move their money to higher paying time deposits or mutual funds. On the positive side, both interest-bearing and noninterest-bearing deposits increased $4 million on a fourth quarter-to-fourth quarter basis. Pinnacle continues to monitor the needs of its current customer base as well as its potential customer base, and in the fourth quarter began marketing a "package" of deposit products, which included a free checking account, and will continue to market this and other deposit products to meet its customer's needs. Interest expense paid on all deposits increased $5,045,000.

The average balance in short-term borrowings increased $17 million. The increase related to the acquisition which included fixed-term advances from the Federal Home Loan Bank, which was included in balances for the entire year, as well as the liquidity needs of funding other time deposit maturities. The average rate on these borrowings remained flat; however, the increase in average balances resulted in increased interest expense of $1,038,000. The interest rate paid on notes payable dropped slightly to 7.08% as the indices to which these are tied remained relatively flat throughout the year. Average notes payable balances slightly increased.

Interest expense for 1997 has increased $6,191,000 compared to 1996. An increase in the average interest-bearing liabilities of $119 million has primarily added to the increase.

A detailed Analysis of Net Interest Income for the three years ended December 31, 1997, 1996, and 1995 is included in Table 1. An Analysis of the Volume/Rate Variance for the last three years is found in Table 2.

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 1. ANALYSIS OF NET INTEREST INCOME

                                                                                                              Year ended
(Dollars in thousands)                          Year ended                        Year ended              December 31, 1995
                                            December 31, 1997                 December 31, 1996          --------------------
                                     --------------------------------  --------------------------------
                                      Average                           Average                           Average
                                      Balance   Interest      Rate      Balance   Interest      Rate      Balance   Interest

                                     ----------------------------------------------------------------------------------------
Assets:
  Interest-earning assets:
    Interest-bearing deposits at
      banks and Federal funds
      sold.........................  $   1,746  $      65        3.72% $   5,344  $     252        4.72% $  19,137  $   1,063
    Taxable securities.............    390,847     24,154        6.18    399,903     23,133        5.78    379,223     23,347
    Nontaxable securities..........     19,814      2,303       11.62     21,928      2,645       12.06     36,140      3,895
    Loans..........................    515,697     43,000        8.34    374,647     31,235        8.34    309,818     26,454
                                     --------------------------------  --------------------------------  --------------------
      Total interest-earning
       assets......................    928,104     69,522        7.49    801,822     57,265        7.14    744,318     54,759
  Noninterest-earning assets:
    Cash and due from banks........     26,194                            24,486                            23,755
    Allowance for loan losses......     (7,989)                           (6,750)                           (6,383)
    Other assets...................     66,204                            53,369                            46,455
                                     ---------                         ---------                         ---------
      Total assets.................  $1,012,513                        $ 872,927                         $ 808,145
                                     ---------                         ---------                         ---------

Liabilities and stockholders'
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits......................  $  89,306  $   1,806        2.02% $  88,897  $   1,841        2.07% $  86,573  $   1,732
    Savings deposits...............    244,055      7,084        2.90    217,175      6,451        2.97    219,852      6,852
    Money market deposits..........     46,976      1,631        3.47     47,497      1,634        3.44     50,732      1,489
    Other time deposits............    375,616     21,169        5.64    302,128     16,719        5.53    258,569     13,664
    Short-term borrowings..........     29,380      1,766        6.01     12,092        728        6.02        589         39
    Notes payable..................     26,175      1,853        7.08     24,500      1,745        7.12     24,684      1,964
                                     --------------------------------  --------------------------------  --------------------
      Total interest-bearing
       liabilities.................    811,508     35,309        4.35    692,289     29,118        4.21    640,999     25,740
  Noninterest-bearing liabilities:
    Demand deposits................     99,315                            93,901                            91,481
    Other liabilities..............      7,746                             7,756                             6,588
    Stockholders' equity...........     93,944                            78,981                            69,077
                                     ---------                         ---------                         ---------
      Total liabilities and
       stockholders'
       equity......................  $1,012,513                        $ 872,927                         $ 808,145
                                     ---------                         ---------                         ---------
Net interest income and margin.....             $  34,213        3.69%            $  28,147        3.51%            $  29,019
-----------------------------------------------------------------------------------------------------------------------------


(Dollars in thousands)


                                        Rate

Assets:
  Interest-earning assets:
    Interest-bearing deposits at
      banks and Federal funds
      sold.........................        5.55%
    Taxable securities.............        6.16
    Nontaxable securities..........       10.78
    Loans..........................        8.54
                                          -----
      Total interest-earning
       assets......................        7.36
  Noninterest-earning assets:
    Cash and due from banks........
    Allowance for loan losses......
    Other assets...................

      Total assets.................

Liabilities and stockholders'
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits......................        2.00%
    Savings deposits...............        3.12
    Money market deposits..........        2.94
    Other time deposits............        5.28
    Short-term borrowings..........        6.62
    Notes payable..................        7.96
                                         ------
      Total interest-bearing
       liabilities.................        4.02
  Noninterest-bearing liabilities:
    Demand deposits................
    Other liabilities..............
    Stockholders' equity...........

      Total liabilities and
       stockholders'
       equity......................

Net interest income and margin.....        3.90%
-----------------------------------       -----

Interest income is adjusted to taxable equivalents for the tax-exempt assets based on a Federal income tax rate of 34% for each year. The fully taxable equivalent adjustments to interest income for the years ended December 31, 1997, 1996 and 1995 were, in thousands, $854, $991, and $1,462, respectively. The average balance of nonaccrual loans is included in the total loans category in each year. The average balances do not include the effect of SFAS No. 115.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

TABLE 2. ANALYSIS OF VOLUME / RATE VARIANCE

(Dollars in thousands)                                             1997 versus 1996                 1996 versus 1995
                                                            -------------------------------  -------------------------------
                                                               Change due to                    Change due to
                                                            --------------------    Total    --------------------    Total
                                                             Volume      Rate      Change     Volume      Rate      Change

                                                            -------------------------------  -------------------------------
Interest earned on:
  Interest-bearing deposits at banks and Federal funds
   sold...................................................  $    (170) $     (17) $    (187) $    (766) $     (45) $    (811)
  Taxable securities......................................       (524)     1,545      1,021      1,273     (1,487)      (214)
  Nontaxable securities...................................       (255)       (87)      (342)    (1,532)       282     (1,250)
  Loans...................................................     11,760          5     11,765      5,535       (754)     4,781
                                                            -------------------------------  -------------------------------
    Total interest income.................................     10,811      1,446     12,257      4,510     (2,004)     2,506
                                                            -------------------------------  -------------------------------
Interest paid on:
  Interest-bearing demand deposits........................          8        (43)       (35)        46         63        109
  Savings deposits........................................        798       (165)       633        (83)      (318)      (401)
  Money market deposits...................................        (18)        15         (3)       (95)       240        145
  Other time deposits.....................................      4,067        383      4,450      2,302        753      3,055
  Short-term borrowings...................................      1,041         (3)     1,038        762        (73)       689
  Notes payable...........................................        119        (11)       108        (15)      (204)      (219)
                                                            -------------------------------  -------------------------------
    Total interest expense................................      6,015        176      6,191      2,917        461      3,378
                                                            -------------------------------  -------------------------------
Net interest income.......................................  $   4,796  $   1,270  $   6,066  $   1,593  $  (2,465) $    (872)
                                                            -------------------------------  -------------------------------

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

There has been no provision for loan losses in both 1997 and 1996. Pinnacle had net charge-offs of $844,000, or 0.16%, of average loans compared to $641,000, or 0.17%, of average loans in 1996. The ratio of the allowance for loan losses to total loans was 1.47% at December 31, 1997 compared to 1.59% of a year ago. While Pinnacle's ratio of allowance for loan losses to total loans has decreased from a year ago, management made no provision for loan losses for the past two years and believes the allowance for loan losses is adequate due to the following factors. First, a significant portion of Pinnacle's problem loans originated from the acquisitions of FinSec and AFC. As part of each merger agreement, additional provisions were made to each of these financial institution's allowance for loan losses prior to the

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

acquisition to cover any loss potential of the problem loans which were designated during Pinnacle's due diligence. Second, a significant portion of its loan portfolio is in residential real estate, particularly the loans acquired in the FinSec acquisition, and the majority of the loans in this category are within the loan policy guidelines of loan to value ratio of 80%. Third, the total ratio of non-performing loans to total loans declined during 1997 to 1.31% at December 31, 1997 from 1.79% at year-end 1996. Finally, the loan review process by management is operating effectively. This loan review process was instituted at SF and significant watch list credits were monitored by Pinnacle management prior to the acquisition on September 30, 1996, as part of its due diligence and no new significant problem credits have been identified. Table 3 provides data regarding the analysis of the allowance for loan losses.

At December 31, 1997 total nonperforming loans, defined as nonaccrual loans; loans past due greater than 90 days and still accruing; and restructured loans, were $6,679,000 compared with $9,404,000 of a year ago. The decrease in nonperforming loans is significant in that a majority of the reduction in these loans from year-end 1996, or 69% of the decrease, resulted in payments and payoffs of nonperforming loans as opposed to charging off the loans. Loans considered impaired under SFAS No. 114 and disclosed in the Notes to the Financial Statements are included in the nonperforming category. These included nonaccrual loans, restructured loans, and loans classified as at least doubtful under Pinnacle's credit risk classification system.
In addition, Pinnacle held $442,000 classified as other real estate owned ("OREO") at December 31, 1997. Other real estate includes property acquired through foreclosure. These assets are carried at the lower of fair value less estimated cost to sell or cost. Losses arising at the time of acquisition of property in full or partial satisfaction of loans are recorded as loan losses. Subsequent losses or expenses on the property are charged to other expenses. Income received on property is recorded as an offset to expense. During 1997, all property carried at December 31, 1996 was sold with no significant impact on the results of operations.
Total nonperforming assets were $7,121,000, or 1.39% of total loans plus other real estate owned at December 31, 1997. Total nonperforming assets were 0.69% of total assets at year end. Table 4 provides data regarding nonperforming assets.

                            ------------------------

               TABLE 3. ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                               Year ended December 31
                                                -----------------------------------------------------

                                                  1997       1996       1995       1994       1993
                                                -----------------------------------------------------
Average loans outstanding.....................  $ 515,697  $ 374,647  $ 309,818  $ 248,000  $ 238,826
                                                -----------------------------------------------------
Total loans at year end.......................  $ 510,207  $ 525,069  $ 309,600  $ 248,404  $ 248,076
                                                -----------------------------------------------------
Allowance for loan losses at beginning of
  year........................................  $   8,364  $   6,023  $   4,229  $   3,547  $   3,001
Balance acquired..............................      --0--      2,982      1,945      --0--      --0--
Loans charged off:
  Commercial and other........................        769        365        257        186        769
  Consumer....................................        132        125        115         78        107
  Real estate.................................        476        349      --0--         42        552
                                                -----------------------------------------------------
    Total.....................................      1,377        839        372        306      1,428
                                                -----------------------------------------------------
Recoveries of loans previously charged off:
  Commercial and other........................         81        138        168         14        126
  Consumer....................................         63         48         53         65         86
  Real estate.................................        389         12      --0--          9         62
                                                -----------------------------------------------------
    Total.....................................        533        198        221         88        274
                                                -----------------------------------------------------
Net loans charged off.........................        844        641        151        218      1,154
                                                -----------------------------------------------------
Provision charged to expense..................      --0--      --0--      --0--        900      1,700
                                                -----------------------------------------------------
Allowance for loan losses at end of year......  $   7,520  $   8,364  $   6,023  $   4,229  $   3,547
                                                -----------------------------------------------------
Ratio of net charge-offs to average loans
  outstanding.................................      0.16%      0.17%      0.05%      0.09%      0.48%
                                                -----------------------------------------------------

--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition
and Results of Operations
--------------------------------------------------------------------------------

                         TABLE 4. NONPERFORMING ASSETS
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                                 1997       1996       1995       1994       1993
                                                               -----------------------------------------------------
Nonaccrual...................................................  $   4,392  $   7,441  $   4,791  $     748  $   5,283
Past due 90 days or more and still accruing..................      1,064        633      2,293        552        585
Restructured.................................................      1,223      1,330        931      --0--      --0--
                                                               -----------------------------------------------------
  Nonperforming loans........................................  $   6,679  $   9,404  $   8,015  $   1,300  $   5,868
                                                               -----------------------------------------------------

Other real estate owned......................................  $     442  $     939  $     284  $   2,416  $   3,444
                                                               -----------------------------------------------------
  Nonperforming assets.......................................  $   7,121  $  10,343  $   8,299  $   3,716  $   9,312
                                                               -----------------------------------------------------

Ratios:
  Nonperforming loans/total loans............................       1.31%      1.79%      2.59%      0.52%      2.37%
  Nonperforming assets/total assets..........................       0.69       0.99       1.01       0.54       1.29
  Net charge-offs/average loans..............................       0.16       0.17       0.05       0.09       0.48
  Allowance for loan losses/total loans......................       1.47       1.59       1.95       1.70       1.43
  Allowance for loan losses/nonperforming loans..............     112.59      88.94      75.15     325.28      60.44

                            ------------------------

NET SECURITIES GAINS

In 1997, net securities gains were a significant factor in the earnings. On a pre-tax basis, net securities gains were $8,340,000 compared to $159,000 in 1996. The net gains realized in 1997 consisted of gross gains of $9,527,000 and gross losses of $1,187,000.

The net gains in 1997 consisted of gains of approximately $5.5 million in Pinnacle's U. S. Government securities portfolio, and gains of approximately $2.8 million of equity securities as part of Pinnacle's equity investment program in other financial institutions. The gains in 1996 related to Pinnacle's
U. S. Government securities portfolio as well as the sale of an equity security and sale of securities acquired through the purchase of AFC in 1995.

In prior years, Pinnacle has made decisions to sell its U. S. Government portfolio, take applicable gains and losses and reinvest in acceptable maturities when the slope of the yield curve and the reinvestment rate were acceptable in terms of managing Pinnacle's interest rate risk. Management has always viewed the gains recorded on the U. S. Government security term portfolio program as closely related to its net interest income as opposed to one-time security gains or losses. Accordingly, since implementation of the slope program, the yield on Pinnacle's U. S. Government portfolio has outperformed the
U. S. Treasury yield by 29 basis points. In 1997, due to the relative flatness of the yield curve, the portfolio was approximately the same as the Index. Management reviewed other methods of enhancing the yield of the term portfolio and in May, 1997, began utilizing a reverse repurchase and repurchase agreement program whereby approximately $325 million was loaned to an unaffiliated broker and collateralized in return by similar securities. This transaction involves the utilization of three-year Treasuries and meets the accounting requirements of netting assets and liabilities on the balance sheet. Greater interest spread occurs in this transaction when the securities involved are the newly auctioned three-year Treasuries. Management reviews the strategy, on an ongoing basis, to determine if the sale of its portfolio at auction date is acceptable upon review of the reinvestment rate and term as it relates to the management of the interest rate risk of the organization.

OTHER NON-INTEREST INCOME

The major components of Pinnacle's other non-interest income consist of service charges on deposit accounts, other banking income and trust fees. Fees on banking services and other income were $5,887,000 for 1997 compared to $5,279,000 in 1996. The increase was due primarily to the acquisition. Trust services increased 12% due primarily to the increase in market value of assets under management, to which a significant amount of fee income is tied. Assets under management at year end amounted to $320,000,000, or 19% above the total one year earlier. The increase in the amount of assets under management was also primarily a result of the increase in market value of assets under management.

NON-INTEREST EXPENSE

Non-interest expense totalled $28,213,000, an increase of 10% of a year ago. Employee compensation and benefits increased 11% with the majority

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

of the increase due to the full year of compensation for employees from the 1996 acquisition. Occupancy expense increased 5% primarily due to the acquisition. Other expense increased 7%, primarily due to the acquisition which included increased goodwill amortization, increased data processing expenses and consulting expenses which were paid to former SF employees.

INCOME TAXES

Pinnacle's Federal and State income tax return is prepared on a consolidated basis including the accounts of its subsidiaries. Due to the higher level of pre-tax income, there was an increase in the Federal tax provision to $7,492,000 compared to $2,050,000 of a year ago. There was a small deferred provision for state income taxes in 1997 as Pinnacle realized a portion of the state tax net operating loss carryforward recognized in 1994. See Note 7 to the Consolidated Financial Statements for additional detail on the provision for taxes.

                                   NET INCOME

                             1996 COMPARED TO 1995

NET INCOME

Consolidated net income was $7,127,000, or $1.04 per share, on a diluted basis in 1996, a decrease from the $12,493,000, or $1.89 per share, earned in 1995. All per share amounts have been adjusted for the 3-for-2 stock split declared January 21, 1997, as well as the adoption of SFAS No. 128. The return on average assets was 0.82% for 1997 and 1.55% for 1995. For each year, the return on average equity was 9% and 18.1%, respectively. Return on average assets and equity for each year, calculated including the effects of SFAS No. 115, would not be materially different.

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

Other income increased 5%, with the increase primarily due to the acquisition of FinSec by Pinnacle. Other expense also increased 8%, with approximately half the increase due to the acquisition and the remaining increase due to a reversal of a loss contingency accrual in 1995 that related to a case settled in the Corporation's favor. Absent these items, other expense would have increased slightly or 1%.

Net income in 1996 included the effects of the acquisition of FinSec and its subsidiary, SF, which occurred on September 30, 1996. FinSec was liquidated into Pinnacle while SF remained a subsidiary of the Corporation. On January 31, 1997, SF was merged into PB. The acquisition was accounted for as a purchase and, accordingly, the income and expense is included only from the date of acquisition.

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

The yield earned on total earning assets was 7.14% in 1996 compared to 7.36% in 1995. The decrease resulted primarily from the lower level of yields earned on taxable securities as well as interest-bearing deposits. The yield earned on interest-bearing deposits decreased 83 basis points as a result of the decrease in rates on overnight deposits as well as the decrease in average balances in this category and the maturity of higher-yielding interest-bearing deposits acquired in 1995 from the AFC acquisition. The average rate on taxable securities decreased 38 basis points to 5.78% from 6.16% of a year ago. Average balances in taxable securities increased $20,680,000; however, the decrease in the yield earned offset the increase in the average balances, and interest income on taxable securities decreased $214,000. The average yield earned on loans decreased 20 basis points to 8.34% from 8.54% of a year ago. The average balance in loans increased 21%, partly from the acquisition. The majority of the growth in average loans resulted from a concerted effort on the part of management to increase the loan portfolio without sacrificing the credit quality of

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

the portfolio. The effect on the average balance of loans due to the acquisition will be more visible in 1997; as evidenced by the increase in the ratio of loans to earning assets at December 31, 1996 of 54%, compared to the ratio in 1995 of 41%. The ratio of average loans to average earning assets was 47% in 1996 compared to 42% a year ago. These factors resulted in the increase in interest income on average loans of $4,781,000, more than offsetting the slight decrease in the yield. Total interest income, on a fully taxable equivalent basis, increased $2,506,000 due to the positive impact of the increased loan portfolio.

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

PROVISION FOR LOAN LOSSES

There has been no provision for loan losses in both 1996 and 1995. Pinnacle had net charge-offs of $641,000, or 0.17%, of average loans compared to $151,000, or 0.05%, of average loans in 1995. The ratio of the allowance for loan losses to total loans was 1.59% at December 31, 1996 compared to 1.95% of a year ago. While Pinnacle's ratio of allowance for loan losses to total loans has decreased from a year ago, and the ratio of net charge-offs to average loans has increased, management made no provision for loan losses for the past two years and believes the allowance for loan losses is adequate due to the following factors. First, a significant portion of its loan portfolio is in residential real estate, particularly the loans acquired in the FinSec acquisition, and the majority of the loans in this category are within the loan policy guidelines of loan to value ratio of 80%. Second, the total ratio of non-performing loans to total loans declined during 1996 to 1.79% at December 31, 1996 from 2.59% at year-end 1995. Third, the loan review process by management is operating effectively. This loan review process was instituted at SF and significant watch list credits were monitored by Pinnacle management prior to the acquisition on September 30, 1996, as part of its due diligence.

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

NON-INTEREST EXPENSE

Non-interest expense totalled $25,700,000, an increase of 8% of a year ago. Employee compensation and benefits increase 5% primarily due to general employee raises. The acquisition of SF added approximately $376,000 to the increase in employee compensation in 1996. Occupancy expense totalled $2,674,000, or 15% lower than a year ago. Included in 1995 was a $434,000 write-off relating to the demolition of an old branch office building in 1995 and a $150,000 accrual for a lease buyout on a storage facility which occurred in January, 1996. Absent these two factors, occupancy expense would have increased 5%, primarily due to the acquisition. Other expense increased 22%, primarily due to the acquisition which contributed 23% of the increase, the result of a reversal of a loss contingency accrual in 1995 for litigation settled in Pinnacle's favor, and a $744,000 charge to earnings for the SAIF fund recapitalization recorded in the third quarter of 1996. Absent these changes, other expense would have decreased 4%.

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

                                 CASH EARNINGS

Most of Pinnacle's acquisitions have been made with both the issuance of shares of common stock and cash or cash only and, as a result, the purchase method of accounting was utilized. This method created goodwill, which is the difference between the fair value of assets purchased and the underlying historical cost of the assets purchased. Pinnacle's goodwill is being amortized as a non-cash reduction of net income over time periods from ten to twenty years. If these acquisitions had met stringent accounting rules and no cash had been exchanged, the pooling of interest method of accounting would have been used. There would be no goodwill created and no reduction in net income as a result of the amortization of that goodwill. By computing cash earnings and related ratios, analysts and peer financial institutions have

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

been equalizing the difference these two accounting methods have on bank earnings and earnings per share. The following table outlines Pinnacle's cash earnings and related ratios.

                     (IN THOUSANDS; EXCEPT PER SHARE DATA)

                           For the Twelve Months Ended
                                   December 31
                         -------------------------------
                           1997       1996       1995
                         -------------------------------
Net income.............  $  14,429  $   7,127  $  12,493
Goodwill
 amortization..........      2,394      2,033      1,885
                         -------------------------------
Cash net income........  $  16,823  $   9,160  $  14,378
                         -------------------------------
Cash EPS:
  Basic................  $    2.23  $    1.35  $    2.18
  Diluted..............       2.23       1.34       2.17
Cash ROA:
  Average assets.......  $1,012,513 $ 872,927  $ 808,145
  Average goodwill.....     24,237     20,445     19,874
                         -------------------------------
  Average tangible
   assets..............  $ 988,276  $ 852,482  $ 788,271
                         -------------------------------
Cash ROA...............       1.70%      1.07%      1.82%
Cash ROE:
  Average equity.......  $  93,944  $  78,981  $  69,077
  Average goodwill.....     24,237     20,445     19,874
                         -------------------------------
  Average tangible
   equity..............  $  69,707  $  58,536  $  49,203
                         -------------------------------
Cash ROE...............      24.13%     15.65%     29.22%

                                 BALANCE SHEET

Total assets were $1,034,811,000 at December 31, 1997, or 1% lower than total assets of $1,048,376,000 at year-end 1996.

SECURITIES

Until the SF acquisition, Pinnacle's securities portfolio was its most significant Balance Sheet asset and still totals 42% of total assets. All securities are available for sale and carried at fair value with corresponding (after tax) valuation adjustments included in stockholders' equity. Total securities were $434,234,000 on December 31, 1997 and consisted of U. S. Government securities of $355,925,000; mortgage-backed securities and collateralized mortgage obligations totalled $4,615,000; State and municipal bonds totalled $22,242,000 and corporate and other securities totalled $51,452,000. Total securities remained relatively the same in 1997 as in 1996.
U. S. Government securities decreased $17 million in 1997. Because these securities are available for sale, they are utilized to handle liquidity needs and, when sold, reductions are made in Federal funds borrowings. Corporate and other securities increased $20 million due to purchases of equity securities by the parent company as well as the increased market value of those same securities. A detailed analysis of securities, including unrealized gains and losses as well as maturity schedules is contained in Note 3 to the Consolidated Financial Statements.

Currently, Pinnacle is not using any derivative products for hedging or other purposes.

LOANS

Total loans were $510,207,000 at December 31, 1997, a decrease of 3% from a year ago. Real estate loans decreased $15 million, with the majority of the decrease from loans acquired in the SF acquisition. As anticipated, paydowns made in purchased participated loans totalled approximately $10 million and paydowns in commercial real estate totalled approximately $5 million. Absent the effect of the paydowns in participated loans, loans remained stable. The loan to asset ratio was 49%, slightly down from 50% of a year ago, and still substantially lower than the peer group ratio of 60%. Management's goal continues to be growth in the loan portfolio and has conservatively planned for 4% growth in 1998, with continued planned runoff of its purchased participation portfolio at SF.

At December 31, 1997, Pinnacle's mix of loans consisted of 66% in real estate loans, 22% in commercial loans and the remainder in consumer loans. This mix remained consistent with balances at year-end 1996. See Note 4 in the Notes to Consolidated Financial Statements for a detailed analysis of loans by composition and geographic mix.

DEPOSITS

Total deposits were $846,469,000 at December 31, 1997, or 4% lower than year-end 1996. Table 5 provides an analysis of deposits by category for the past three years.

While noninterest-bearing and interest-bearing demand deposits increased $11.1 million in 1997, or 6%, savings and other time deposits continued to decrease on a year-to-year basis. Savings deposits decreased $15.7 million as customers continued to move their money to non-deposit products such as mutual funds or committed them to longer term other time deposits. Other time deposits decreased $26.5 million. Other time deposits at SF dropped $32 million and were primarily high rate "special" term certificates and brokered certificates. Excluding the decrease from the runoff at SF, other time deposits increased $5.5 million, including new money as well as customers shifting from savings to other time deposits. Management

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

continues to take an active role to monitor interest rates on deposits and provide products to meet customer and market needs.

Pinnacle's deposit base continues to be made up of a high amount of low cost core deposits in comparison with peer group institutions. The impact on earnings of this deposit base has been somewhat offset by the increase in rates paid on time deposits which caused a shift from savings to time deposits.

               TABLE 5. PERCENTAGE OF TOTAL DEPOSITS BY CATEGORY
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                       1997                   1996                   1995
                                               ---------------------  ---------------------  ---------------------
                                                Amount       Pct.      Amount       Pct.      Amount       Pct.
                                               -------------------------------------------------------------------
Demand:
  Noninterest-bearing........................  $ 104,644       12.4%  $ 101,127       11.5%  $  96,715       13.6%
  Interest-bearing...........................     96,092       11.4      88,489       10.1      89,230       12.5
Savings......................................    239,061       28.2     249,918       28.5     211,615       29.7
Money market.................................     42,677        5.0      47,481        5.4      46,179        6.5
Other time less than $100,000................    295,940       35.0     315,597       36.0     236,462       33.2
Other time greater than $100,000.............     68,055        8.0      74,940        8.5      32,604        4.5
                                               -------------------------------------------------------------------
Total deposits...............................  $ 846,469        100%  $ 877,552        100%  $ 712,805        100%
                                               -------------------------------------------------------------------

                            ------------------------

GOODWILL

Goodwill and other intangibles amounted to $23,076,000, or 20% of stockholders' equity, at December 31, 1997. Goodwill and other intangibles relate to premiums paid in Pinnacle's acquisitions and goodwill amortization on a year-to-year basis decreases earnings per share by approximately $0.32 per share.

DEFERRED INCOME TAXES

The primary components of Pinnacle's net deferred tax asset at December 31, 1997 are differences between the book and tax bases of securities and other assets, partnership interests, allowance for loan losses, purchase accounting adjustments, deferred compensation and deferred loan fees. A detailed analysis of the components of the deferred tax assets is contained in Note 7 to the Consolidated financial Statements. At December 31, 1997, Pinnacle had a consolidated Federal net operating loss carryforward of $3,440,000 the benefit of which is included in the deferred tax assets and, if not used, expires in the years 1999 to 2001. All of the Federal net operating loss carryforward relates to the parent company and is subject to significant limitations on its usage. At December 31, 1997, Pinnacle had, for state tax purposes, a net operating loss carryforward of $42,098,000 which expires, if unused, in the years 2010 through 2012.

SHORT-TERM BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase ("repos") and FHLB advances constitute all of Pinnacle's short-term borrowings. These short-term borrowings are not subject to FDIC deposit insurance premiums or reserve requirements.

Short-term borrowings and FHLB advances increased to $38,525,000 at December 31, 1997 from $28,525,000 of a year ago. The increase was due to the maturity and runoff of time deposits, primarily at SF. Table 6 highlights short-term borrowings and FHLB advances for the prior three years.

--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition
and Results of Operations
--------------------------------------------------------------------------------

                TABLE 6. SHORT-TERM BORROWINGS AND FHLB ADVANCES
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                                         1997       1996       1995
                                                                       -------------------------------
Amount Outstanding:
  At year end........................................................  $  38,525  $  28,525  $   --0--
  Average during year................................................     29,380     12,092        589
  Maximum month end..................................................     49,781     45,950      2,500
Average Interest Rate:
  At year end........................................................       7.27%      6.79%      6.73%
  During year........................................................       6.01       6.02       6.62

                            ------------------------

NOTES PAYABLE

Pinnacle had $20,000,000 outstanding in notes payable at December 31, 1997, compared to $32,800,000 at December 31, 1996. During 1997, one of Pinnacle's subsidiary banks had a stock redemption totalling $15.8 million which was used to pay down a significant portion of the debt. The debt has been used during the year for operating needs as well as the purchase of equity securities at the holding company level. Pinnacle has a line of credit of $35,000,000 at an unaffiliated bank which is secured by the stock of subsidiary banks as well as a portion of the equity portfolio.

                               CAPITAL RESOURCES

Total stockholders' equity of Pinnacle was $115,458,000 at December 31, 1997 up 15% from $100,824,000 at December 31, 1996. The ratio of equity to assets was 11.16% and 9.62% at each year end, respectively.

The Federal Reserve Board ("Board") regulations prescribe capital requirements for bank holding companies. Pinnacle must have a Leverage Capital Ratio with a minimum level of Leverage capital to total assets of 4.00%. Leverage capital is the same as Tier One capital, and consists of common stock, additional paid-in capital and retained earnings, and is exclusive of Pinnacle's allowance for loan losses, goodwill and other intangibles, and unrealized gain on securities available for sale, net of tax.

In addition, the Board has issued Risk-Based Capital Guidelines with a minimum standard of Tier One regulatory capital to risk weighted assets of 4.00%, and Total (Tier One plus Tier Two) regulatory capital to risk weighted assets of 8.00%. Tier Two capital consists of Pinnacle's allowance for loan losses up to a maximum of 1.25% of risk weighted assets. The structure of Pinnacle's balance sheet results in a Risk-Based Capital Ratio significantly in excess of the guidelines. At December 31, 1997, and December 31, 1996, Pinnacle's total risk-based capital ratio was 16.96% and 15.01%, respectively, assuming the deduction of all goodwill and other intangibles in compliance with the guidelines. Each of Pinnacle's subsidiary banks must meet similar minimum capital requirements as prescribed by Federal and state banking regulatory authorities. At December 31, 1997, Pinnacle and each of its subsidiary banks was in compliance with the current capital guidelines. For a detailed analysis of regulatory capital ratios, see Note 16 to the Consolidated Financial Statements. This footnote includes capital ratios for Pinnacle and its significant subsidiaries.

Book value per share was $15.39 at December 31, 1997 compared to $13.23 at December 31, 1996. During 1997, Pinnacle repurchased 173,436 shares of its common stock at market prices in privately negotiated and market transactions as part of its announced stock repurchase program. Dividends amounting to $0.88 per share were paid in 1997.

                                   LIQUIDITY

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

Pinnacle's cash flows are comprised of three general types. Cash flows from operating activities are primarily Pinnacle's net income. Cash flows from investing activities consist of loans made to and collected from customers; and purchases,

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

sales and maturities of securities available for sale. Cash flows from financing activities are determined by Pinnacle's deposit base and from Pinnacle's ability to borrow and repay debt and issue or repurchase stock. For 1997, cash flows were generated from a $23,925,000 net decrease in securities, a $3,197,000 decrease in interest-bearing deposits, paydowns of loans of $14,106,000, $15,565,000 from earnings, and a $10,000,000 increase in short-term borrowings. Cash flow uses and needs included a $31,083,000 decrease in deposits, a $12,800,000 reduction in notes payable, and $10,101,000 to pay dividends and repurchase common stock. Pinnacle's net cash position increased $10,808,000 with the majority of the increase in cash and due from banks.

Pinnacle's subsidiary banks have a relatively stable base of deposits and any increased loan demand can be sufficiently funded without a material change in its balance sheet. Pinnacle's corporate strategy includes acquisitions. These acquisitions are funded with both debt and issuance of stock. Reductions of debt would be made from Pinnacle's earnings. At December 31, 1997, Pinnacle had a secured line of credit of $35,000,000 with an unaffiliated bank, whereby $20,000,000 had been drawn.

Regulatory requirements exist which influence Pinnacle's liquidity and cash flow needs. These requirements include the maintenance of satisfactory capital ratios on a consolidated and subsidiary bank basis, restrictions on the amount of dividends which a subsidiary bank may pay and reserve requirements with the Federal Reserve Bank. Based on these restrictions, at January 1, 1998, bank subsidiaries could have declared approximately $4,308,000 in dividends without requesting approval of the applicable Federal or State regulatory agency. In addition, Pinnacle has made loan commitments which could result in increased cash flow requirements for loans. Management is of the opinion that these regulatory requirements and loan commitments will not have a significant impact on the liquidity of Pinnacle. Management is not aware of any known trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on Pinnacle.

Management had no significant commitments for capital expenditures at December 31, 1997.

All Federally insured financial institutions have been mandated by the regulators to provide assurance that their financial institution will not have major disruptions as a result of computer issues as they relate to the date change for the Year 2000. Pinnacle has established a task force that is dealing with this issue as it relates to its data processing system, service providers, vendors and credit customers. This task force has been charged with monitoring the compliance of their major data processing system through ongoing correspondence, meetings and reports of its major data processor. Vendors and service providers have been categorized as to urgency and if determined by the task force to be noncompliant, contingency plans will be made. Pinnacle began converting its data processing systems in 1994 and at that time invested significant monies in new equipment and software. Pinnacle has continued to upgrade its personal computers and software to Year 2000 compliant computers as part of normal ongoing upgrade of systems and software. Additional maintenance or modification costs will continue to be expensed as incurred, while costs of any hardware or software will be capitalized and amortized over its useful life. Correspondence has been made with large credit customers as Year 2000 noncompliance by credit customers could have an impact on the collectibility of their loans. No estimate, however, can be made at this time on what impact that could have on future earnings and the overall adequacy of the reserve for loan losses of Pinnacle.

                                  MARKET RISK

Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument. Market risk sensitive instruments include derivative financial instruments and other financial instruments which generally are disclosed under Footnote 14 in the Notes to Financial Statements "Disclosure about Estimated Fair Value of Financial Instruments". Market risk in a financial institution is broken into four categories: interest rate risk; foreign exchange rate risk; commodity price risk; and equity price risk. At Pinnacle, market risk is interest rate risk with a certain portion of equity price risk as it relates to its equity portfolio at the parent company. No other market risk exposures currently relate to Pinnacle.

INTEREST RATE RISK

Interest rate risk is the exposure of a company's current or future earnings and capital to interest rate changes. Interest rate risk has many components including repricing risk, basis risk, yield curve risk, option risk, and price risk. Repricing risk results from timing differences between rate changes or cash flows from the underlying assets and liabilities such as long-term fixed rate securities funded by variable rate deposits. Basis risk

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

results from weak correlation between coupon rate changes of assets and liabilities such as prime based loans changing by 25 basis points and LIBOR based deposits changing by 50 basis points. Yield curve risk results from changes in the slope of the yield curve. Option risk results when a financial instrument's cash flow timing or amount can change as a result of market interest rate changes such as prepayment risk in mortgage loans when interest rates drop and refinancing of mortgages are prevalent. Price risk results from changes in value of marked-to-market financial instruments when interest rates change, such as held-for-sale loan portfolios.

Pinnacle measures the effect of interest rate risk on both pro forma earnings for the current and future fiscal year and the present value equity of its subsidiary banks using simulation analysis. Measurement includes exposure to immediate, parallel shifts in interest rates of 200 basis points, plus and minus, and is monitored within a specified and Board approved range. Critical to the measurement is the assumptions made by management as to calculating its pro forma earnings and present value equity. These assumptions include the following:

VOLUME ASSUMPTIONS The current balance sheet reflects most recent decisions made with respect to current events and does not project future growth or changes. This establishes the base case from which all percentage changes are calculated.

PREPAYMENT SPEEDS Market consensus speeds described as the average PSA assumptions calculated from reporting primary dealers are used.

REPLACEMENT RATE The current "offered" rates are utilized for loans and deposits. The current market rate is utilized for securities.

REINVESTMENT TERM Assumptions are used based on policy limits of the asset/liability policy and are reviewed annually.

MARKET RATE Historical information is used to determine how the coupon rate of specific balance sheet categories change as interest rates change.

CHARACTERISTICS OF NONMATURITY DEPOSITS Includes statistics regarding the distribution of its nonmaturity deposit accounts and determined through analysis conducted through subsidiary banks' data processing systems.

The following sensitivity analysis highlights the results of the simulation as of December 31, 1997, for 1998 pro forma net income, as well as change in present value equity for Pinnacle's subsidiary banks. All results are within guidelines set by management policy.

                            ------------------------

                 1998 Pro
   Change in       Forma                Present
     Basis          Net         %        Value        %
    Points        Income     Change     Equity     Change
-----------------------------------------------------------
     -200          $11,972      16.22%  $169,676       3.61%
 Base Scenario      10,301         --    163,757         --
     +200            8,625     (16.27)   153,544      (6.24)
Risk Limit (+ /
      -)                        20.00                 15.00

-----------------------------------------------------------

Actual results may vary depending on specific events transpiring in future periods.

PARENT COMPANY MARKET RISK

At the parent company level, most of the market risk centers on its equity portfolio in other financial institutions' stock. At December 31, 1997, equity securities recorded at fair value of $48.2 million, with unrealized appreciation of $22.3 million, have exposure to price risk. This risk is estimated as the potential loss in fair value resulting from a 20% adverse change in prices quoted by stock exchanges and amounts to $9.6 million. This price risk does not have a direct effect on the net income of Pinnacle, although would reduce any gains which may be taken on the sale of certain equity securities in the future. Debt at the holding company level is subject to interest rate risk as its credit lines are tied to both LIBOR and prime rates. Credit lines tied to these indices are at the discretion of management and can be adjusted as these rates change. Currently, $19 million of total notes payable outstanding at year end is tied to LIBOR and the remaining $1 million is tied to prime. If these indices rates increased 200 basis points, interest expense would have increased by approximately $500,000 on a pre-tax basis. The actual results could vary as management has the ability to adjust its level of borrowings and indices tied to LIBOR and prime.

MANAGEMENT OF MARKET RISK

This analysis is performed at least quarterly, and in the event projected pro forma earnings or present value equity fall outside stated guidelines, management will take steps to adjust the maturity structure of its balance sheet to bring the variability of earnings or present value equity into compliance with stated guidelines. These changes would normally be made through the purchase and sale of debt securities. All securities owned by Pinnacle

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

are available for sale and the proceeds from the sale of debt securities could be reinvested in an alternative maturity range in order to respond to a change in interest rates. Currently, Pinnacle is not using any derivative products for hedging or other purposes; however, if necessary, consideration would be given to utilization of these products to manage interest rate risk.

                          FORWARD-LOOKING INFORMATION

Statements contained in Management's Discussion and Analysis of Financial Condition and Results of Operations relate to Pinnacle's expectations as to future events relating to such items as the adequacy of the allowance for loan losses, changes in economic conditions including interest rates, management's ability to manage interest rate, liquidity and credit risks, impact on operations and credit losses as its relates to the Year 2000 issue. Such statements are not statements of historical fact and are forward-looking statements. Pinnacle believes the assumptions on which these statements are founded are reasonable, based on management's knowledge of its business and operations; however, there is no assurance the assumptions will prove to have been correct.

                           QUARTERLY DATA (UNAUDITED)
The following is a summary of the quarterly results of operations for the years ended December 31, 1997 and 1996.

                                               1997                                        1996
                                        Three Months Ended                          Three Months Ended
                            ------------------------------------------  ------------------------------------------
                             Mar 31     Jun 30     Sep 30     Dec 31     Mar 31     Jun 30     Sep 30     Dec 31
                            ------------------------------------------  ------------------------------------------
Net interest income.......     $8,093     $8,374     $8,462     $8,429     $5,891     $6,537     $6,560     $8,168
Provision for loan
  losses..................      --0--      --0--      --0--      --0--      --0--      --0--      --0--      --0--
                            ------------------------------------------  ------------------------------------------
Net interest income after
  provision for loan
  losses..................     $8,093     $8,374     $8,462     $8,429     $5,891     $6,537     $6,560     $8,168
Net income................     $2,739     $3,444     $4,663     $3,583     $1,557     $2,237     $1,185     $2,148
                            ------------------------------------------  ------------------------------------------
Diluted earnings per share
  (adjusted for stock
  split)..................      $0.36      $0.46      $0.62      $0.47      $0.24      $0.35      $0.18      $0.27
                            ------------------------------------------  ------------------------------------------

--------------------------------------------------------------------------------

BOARD OF DIRECTORS, EXECUTIVE OFFICERS, BANK AND BANKING CENTER
PRESIDENTS, AND DEPARTMENT HEADS

----------------------------------------------------------------------

BOARD OF DIRECTORS

Richard W. Burke,PARTNER, BURKE, WARREN, MACKAY & SERRITELLA, P.C.
Mark P. Burns,VICE CHAIRMAN OF PINNACLE BANK
William J. Finn, Jr.,PRESIDENT, FINN INSURANCE AGENCY, INC.
Samuel M. Gilman,PARTNER, COYLE, GILMAN & STENGEL
Albert Giusfredi,PRESIDENT, HEADLY MANUFACTURING CO.
John J. Gleason,CHAIRMAN
John J. Gleason, Jr.,VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
William P. Gleason,PRESIDENT
James L. Greene,PRESIDENT, JIM GREENE ASSOCIATES, INC.
Donald G. King,FORMER CHAIRMAN, FIRST NATIONAL BANK IN HARVEY
James A. Maddock,PRESIDENT, MADDOCK INDUSTRIES
James J. McDonough,PRESIDENT, MCDONOUGH ASSOCIATES
William C. Nickels,CHAIRMAN, REPLOGLE GLOBES, INC.
John E. O'Neill,PRESIDENT, F.C. PILGRIM & COMPANY
James R. Phillip, Jr.,PRESIDENT, PHILLIP'S FLOWERS AND GIFTS
Kenneth C. Whitener, Jr.,EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER

EXECUTIVE OFFICERS

John J. Gleason,CHAIRMAN
John J. Gleason, Jr.,VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER
William P. Gleason,PRESIDENT
Kenneth C. Whitener, Jr.,EXECUTIVE VICE PRESIDENT AND CHIEF INVESTMENT OFFICER Richard W. Burke,SECRETARY
Glenn M. Mazade,CHIEF CREDIT OFFICER
Sara J. Mikuta,CHIEF FINANCIAL OFFICER AND TREASURER

BANK AND BANKING CENTER PRESIDENTS

Bob G. Rosson,BATAVIA BANKING CENTER
Robert J. Boucek,LAGRANGE PARK BANKING CENTER
Mark P. Burns,VICE CHAIRMAN OF PINNACLE BANK
Larry R. Clark,PINNACLE BANK OF THE QUAD-CITIES
William P. Gleason,PINNACLE BANK
Charles B. Hall,WARRENVILLE BANKING CENTER
Patrick J. Hunt,WEST TOWN BANKING CENTER
Dennis J. Irvin,HARVEY BANKING CENTER
Joanna Kmiec,BERWYN BANKING CENTER
Richard G. Pogvara,OAK PARK BANKING CENTER
William A. Spoo,CICERO BANKING CENTER

DEPARTMENT HEADS

Keith J. Gottschalk,DIRECTOR OF OPERATIONS
Richard M. Kennedy,DIRECTOR OF LOAN OPERATIONS
Michael J. Kidney,DIRECTOR OF REGULATORY COMPLIANCE
Michele V. Latz,DIRECTOR OF MARKETING
Glenn M. Mazade,CHIEF CREDIT OFFICER
Denise Medema,DIRECTOR OF PERSONNEL
Sara J. Mikuta,CHIEF FINANCIAL OFFICER AND TREASURER
Jeffrey T. Osterman,DIRECTOR OF INVESTMENT PRODUCTS
Ronald J. Rous,CASHIER
Dennis M. Sheen,TRUST DEPARTMENT
Kenneth C. Whitener, Jr.,CHIEF INVESTMENT OFFICER

--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
----------------------------------------------------------------------

MARKET PRICE AND                The Corporation's common stock is traded in the over-the-counter
DIVIDENDS                       market and is quoted on the National Association of Securities
                                Dealers Automated Quotation System (NASDAQ), the National Market.
                                The Corporation's ticker symbol is "PINN" and newspaper listings use the abbreviations "PinBG" and "PinnaclBcGp". The following table sets forth the high and low sales price by quarter as reported by NASDAQ. All per share amounts have been adjusted to give effect for the 3-for-2 stock split effective February 10,
                                1997.

                    1997
--------------------------------------------
                                    Cash
 Quarter     High        Low      Dividends

--------------------------------------------
First      $   23.50  $   18.67   $     0.22
Second         21.75      19.50         0.22
Third          24.50      21.00         0.22
Fourth         29.38      24.25         0.22

                    1996
--------------------------------------------
                                    Cash
 Quarter     High        Low      Dividends
--------------------------------------------
First      $   22.67  $   20.33   $     0.21
Second         23.00      18.67         0.21
Third          20.17      18.50         0.21
Fourth         20.00      17.83         0.21

MARKET MAKERS                   Principal market makers are: Sandler O'Neill & Partners; Howe
                                Barnes Investments, Inc.; ABN-AMRO Chicago Corporation; J.J.B.
                                Hilliard, W.L. Lyons; Chicago Capital, Inc.; Herzog, Heine,
                                Geduld, Inc.; and McDonald & Company Sec., Inc.

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

NOTICE OF MEETING               A meeting of Shareholders of Pinnacle Banc Group, Inc. will be held at the Drake Oak Brook Plaza Office Building, Lower Level
                                Conference Room, 2215 York Road, Oak Brook, Illinois on Tuesday,
                                April 21, 1998 at 3:00 p.m.

--------------------------------------------------------------------------------

Corporate Information
--------------------------------------------------------------------------------

                          PINNACLE BANC GROUP, INC.
                          Corporate Headquarters
                          2215 York Road, Suite 306
                          Oak Brook, Illinois 60523
     [LOGO]               (630) 574-3550

                               SUBSIDIARY BANKS:

                 PINNACLE BANK                                  NILES BANKING CENTER
             CICERO BANKING CENTER                               5697 Touhy Avenue
             6000 West Cermak Road                             Niles, Illinois 60714
             Cicero, Illinois 60804                                (847) 647-8555
                      and                                     OAK PARK BANKING CENTER
            2500 South Cicero Avenue                         840 South Oak Park Avenue
             Cicero, Illinois 60804                           Oak Park Illinois 60304
                 (708) 780-5000                                    (708) 848-6700
             BATAVIA BANKING CENTER                          WARRENVILLE BANKING CENTER
             165 West Wilson Street                              3601 Winfield Road
            Batavia, Illinois 60510                         Warrenville, Illinois 60555
                 (630) 879-5300                                    (630) 393-4300
             BERWYN BANKING CENTER                            WESTMONT BANKING CENTER
             7112 West Cermak Road                             640 Pasquinelli Drive
             Berwyn, Illinois 60402                           Westmont, Illinois 60559
                      and                                          (630) 654-2800
             7373 West 25th Street                            WEST TOWN BANKING CENTER
        North Riverside, Illinois 60546                     1209 North Milwaukee Avenue
                 (708) 788-4700                               Chicago, Illinois 60622
             ELBURN BANKING CENTER                                 (773) 227-7020
             415 South Main Street                        PINNACLE BANK OF THE QUAD-CITIES
             Elburn, Illinois 60119                            SILVIS BANKING CENTER
                 (630) 365-9292                                  1100 First Avenue
             HARVEY BANKING CENTER                             Silvis, Illinois 61282
             174 East 154th Street                                 (309) 752-1200
             Harvey, Illinois 60426                            COLONA BANKING CENTER
                 (708) 333-2010                                   107 First Street
          LAGRANGE PARK BANKING CENTER                         Colona, Illinois 61241
          Oak Avenue at Sherwood Road                              (309) 792-3384
         LaGrange Park, Illinois 60525
                 (708) 579-2000

--------------------------------------------------------------------------------

44