Form 10-K, Exhibit 13
period 1998-12-31
PINNACLE BANC GROUP INC
filed 1999-03-29
CIK 827085

                                 ANNUAL REPORT
                                      1998

--------------------------------------------------------------------------------

                                     [LOGO]

                              FINANCIAL HIGHLIGHTS
                           PINNACLE BANC GROUP, INC.

------------------------------------------------------------------------------------
                                                                           Percent

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        1998       1997       Change
------------------------------------------------------------------------------------
For the Year:
  Net income.....................................  $  14,681  $  14,429           2%
  Return on average equity.......................       14.4%      15.4%
  Return on average assets.......................       1.43       1.43
Per Share:
  Net income.....................................  $    1.95  $    1.91           2%
  Book value.....................................      15.73      15.39           2
  Dividends......................................       0.92       0.88           5
At Year End:
  Total assets...................................  $1,146,065 $1,034,811         11%
  Loans..........................................    541,356    510,207           6
  Portfolio funds................................    520,838    437,262          19
  Deposits.......................................    883,806    846,469           4
  Notes payable..................................     20,750     20,000           4
  Stockholders' equity...........................    117,376    115,458           2

                               TABLE OF CONTENTS

Letter to Shareholders...........................................................          2
Consolidated Financial Statements................................................          4
Report of Independent Public Accountants.........................................         25
Selected Financial Data..........................................................         26
Management's Discussion and Analysis of Financial Condition and Results of
  Operations.....................................................................         27
Board of Directors, Executive Officers, Bank and Banking Center Presidents, and
  Department Heads...............................................................         43
Shareholder Information..........................................................         44
Corporate Information............................................................         45

--------------------------------------------------------------------------------

Letter to Shareholders
--------------------------------------------------------------------------------

Dear Shareholder:

Each year this letter gives me an opportunity to communicate my views on the year recently completed. Each annual letter includes a recap of financial performance, a summary of the accomplishments for the year, as well as a thing or two that could have been done better. This opportunity also allows me to reemphasize the objectives set out for Pinnacle along with the challenges we face for the future.

If 1998 could be summarized in one phrase, it would be a year of record earnings and internally generated growth. While a new level of earnings is not new, internal growth is a new phenomenon. Pinnacle has historically grown through acquisitions, but even though that door was closed in 1998, increases in loans, deposits and accounts per household were achieved through a directed marketing approach coupled with the opening of new branches.

FINANCIAL SCORECARD

Net income for 1998 totaled $14.7 million, or $1.95 per diluted share. On a per share basis, this represented a 2% increase over the $14.4 million, or $1.91 per share, earned in 1997. Earnings for 1998 translated into a return on average equity of 14.4% and a return on average assets of 1.43%.

As has been the case in previous years, earnings performance continued to be positively impacted by the securities portfolio. In 1998, net gains on the sale of equity securities was a major contributor to the earnings statement as management took opportunities during the year to reallocate Pinnacle's investments in other banking companies. Improvements in the area of fee income were made resulting in an 8% increase over the previous year. On the negative side, Pinnacle's net interest margin remained under pressure due to a sharp decline in interest rates with net interest income declining 3%. Operating expense was up 7% as dollars spent on advertising and new facilities exceeded the previous year's expenditures.

Total assets at December 31, 1998 were $1.1 billion, up 11% from the previous year end. Total loans amounted to $541 million, a 6% increase, and total year end deposits were $884 million, up 4%. Stockholders' equity was $117 million at year end, an increase of 2%. Credit quality remained strong with non-performing assets totaling only 0.52% of total assets.

Pinnacle's common share price of $28.50 at December 31, 1998 was approximately the same as the previous year end close of $29.00 per share. While a static share price is disappointing in light of the strong increase in the Dow Jones and S & P Indexes during 1998, in fact, the performance for a number of bank stock indexes mirrored Pinnacle's results. For example, the NASDAQ Bank Stock Index declined 12% during the year.

FORWARD MOMENTUM

The best successes are those that not only are important at a point in time, in this case 1998, but additionally, provide momentum for the future. Each of the following items noted provided not only an impact on the current year, but set the table for opportunities for future success.

Pinnacle's most significant accomplishment in 1998 was the fact that growth was generated internally for the first time in a number of years. Historically, Pinnacle's growth has come through acquisitions. However, despite the absence of this alternative in 1998, increases in loans, deposits and accounts per household were generated. The loan portfolio increased 6% with significant growth on the commercial side, coupled with improvements in consumer lending. This increase was achieved despite a continued run off in out-of-area loans purchased by previously acquired institutions and significant prepayments on mortgage loans. Deposits were up 4% and accounts per household, a bank industry barometer of performance, increased on a year-to-year comparable basis.

These successes were the product of enhanced marketing efforts including television commercials, direct mail, better use of Pinnacle's customer data base, and an upgrade of the employee incentive program for referrals

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

and sales. Programs during the year focused on the PinnPoint account which includes home banking and free checking, home equity loans and specific emphasis to commercial customers including trust services. Additional banking locations aided the growth opportunities. New branches were opened in Warrenville and Moline during the year, and a new drive-up facility at the Wicker Park office provided much needed convenience at the near northwest office.

The year also included the opening of Pinnacle's Operations Center in Oak Park during May. The center houses approximately one-quarter of Pinnacle's staff and provides back room support to each of the banking locations allowing the employees resident in these branches to focus first and foremost on customer service and development.

A summary of accomplishments for the year would be incomplete without the mention of the continued contribution of Pinnacle's equity portfolio. This portfolio, which consists of investments in other financial institutions, was a major contributor to the earnings statement in 1998. Notwithstanding the fact that a significant amount of net gains on sales found their way to the bottom line during 1998, the portfolio contained unrealized appreciation of $8.6 million at December 31, with a total portfolio of $45 million.

While there are a number of items to be proud of each year, there are always a few disappointments. The failure to complete an acquisition during 1998 would fall into this category. A number of highly publicized transactions followed by an erratic market for bank stocks opened the gap between buyers' and sellers' expectations. Pinnacle needs ongoing external growth to supplement internally generated growth to remain successful, but acquisitions for the sake of acquisitions without proper pricing, are not worth the risk.

OBJECTIVE AND CHALLENGES

Our objective continues to focus on enhancing shareholder value. A financial services company with earnings results consistently above peer group is our goal. Effective management of equity and earnings growth are the keys. Growth through acquisitions and by continued development of new and existing customer opportunities is our primary tool. Capital management will also be enhanced by share repurchases and dividend policy. A 9% increase in the dividend was announced in January, 1999, marking the eleventh consecutive annual increase.

To say that the future for Pinnacle, and the banking industry in general, will be challenging is a huge understatement. External competition from financial service providers and larger banking companies, the rapid change in business processes, and the technological dollars required present significant challenges. Add the low interest rate environment and the accompanying squeeze on net interest margins and it is evident that plenty of work lies ahead.

Despite these challenges, we believe that Pinnacle can continue to compete in this environment by providing convenient, competitively priced products and quality service. We feel that we made great strides in 1998 in making a very good company better. At the same time, we recognize the challenges that lie ahead.

We thank you for your support as shareholders and wish to assure you that enhancement of shareholder value remains our primary objective.

Sincerely,

                           [/S/ JOHN J. GLEASON, JR.]

John J. Gleason, Jr.
Vice Chairman and
 Chief Executive Officer

--------------------------------------------------------------------------------

Consolidated BALANCE SHEETS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                  at December 31
                                                              ----------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                            1998        1997
------------------------------------------------------------------------------------
Assets:
  Cash and due from banks...................................  $   30,922  $   31,103
  Federal funds sold........................................         500       2,800
                                                              ----------------------
    Total cash and cash equivalents.........................      31,422      33,903
  Interest-bearing deposits.................................         101         228
  Securities--Available for sale (Note 3)...................     520,237     434,234
      (Amortized cost of $501,889 in 1998 and $409,123 in
       1997)
  Loans (Note 4)............................................     541,356     510,207
  Less: Allowance for loan losses (Note 5)..................      (6,935)     (7,520)
                                                              ----------------------
    Net loans...............................................     534,421     502,687
  Premises and equipment (Note 6)...........................      20,917      18,451
  Goodwill and other intangibles (Note 2)...................      20,660      23,076
  Other assets..............................................      18,307      22,232
                                                              ----------------------
    Total...................................................  $1,146,065  $1,034,811
                                                              ----------------------
Liabilities:
  Demand deposits:
    Noninterest-bearing.....................................  $  115,809  $  104,644
    Interest-bearing........................................     100,676      96,092
  Savings deposits..........................................     286,220     281,737
  Other time deposits.......................................     381,101     363,996
                                                              ----------------------
    Total deposits..........................................     883,806     846,469
  Short-term borrowings and FHLB advances (Note 8)..........     111,245      38,525
  Notes payable (Note 8)....................................      20,750      20,000
  Other liabilities.........................................      12,888      14,359
                                                              ----------------------
    Total liabilities.......................................   1,028,689     919,353
                                                              ----------------------
Commitments and Contingencies (Notes 14 & 15)
Stockholders' equity (Notes 10, 11 and 16):
  Preferred stock...........................................       --0--       --0--
    1,000 shares authorized, none issued
  Common stock, $3.125 par..................................      23,312      23,449
    20,000,000 shares authorized; shares issued and
     outstanding (1998: 7,459,743; 1997: 7,503,773)
  Additional paid-in capital................................      38,638      38,578
  Retained earnings.........................................      43,407      36,856
  Accumulated other comprehensive income....................      12,019      16,575
                                                              ----------------------
    Total stockholders' equity..............................     117,376     115,458
                                                              ----------------------
    Total...................................................  $1,146,065  $1,034,811

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

--------------------------------------------------------------------------------

                                               Consolidated STATEMENTS OF INCOME
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                  For the year ended
                                                                                      December 31
                                                                            -------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                         1998       1997       1996
-----------------------------------------------------------------------------------------------------------
Interest Income:
  Loans...................................................................  $  42,213  $  42,928  $  31,143
  Securities:
    Taxable...............................................................     23,089     24,154     23,133
    Tax-exempt............................................................      1,390      1,520      1,746
  Interest-bearing deposits, Federal funds sold and other.................        281         65        252
                                                                            -------------------------------
    Interest income.......................................................     66,973     68,667     56,274
                                                                            -------------------------------
Interest Expense:
  Deposits:
    Interest-bearing demand...............................................      1,766      1,806      1,841
    Savings...............................................................      8,473      8,715      8,085
    Other time............................................................     21,560     21,169     16,719
  Short-term borrowings and FHLB advances.................................      1,366      1,766        728
  Notes payable...........................................................      1,368      1,853      1,745
                                                                            -------------------------------
    Interest expense......................................................     34,533     35,309     29,118
                                                                            -------------------------------
Net Interest Income.......................................................     32,440     33,358     27,156
  Provision for loan losses (Note 5)......................................      --0--      --0--      --0--
                                                                            -------------------------------
    Net interest income after provision for loan losses...................     32,440     33,358     27,156
                                                                            -------------------------------
Other Income:
  Other income (Note 17)..................................................      6,189      8,436      7,562
  Net securities gains....................................................     12,755      8,340        159
                                                                            -------------------------------
    Other income..........................................................     18,944     16,776      7,721
                                                                            -------------------------------
Other Expense:
  Salaries, profit sharing and other employee benefits (Note 9)...........     14,870     14,131     12,678
  Occupancy (Note 6)......................................................      3,076      2,815      2,674
  Amortization of goodwill and other intangibles (Note 2).................      2,416      2,394      2,033
  Other expense (Note 17).................................................      9,732      8,873      8,315
                                                                            -------------------------------
    Other expense.........................................................     30,094     28,213     25,700
                                                                            -------------------------------
Income before income taxes................................................     21,290     21,921      9,177
  Provision for income taxes (Note 7).....................................      6,609      7,492      2,050
                                                                            -------------------------------
    Net income............................................................  $  14,681  $  14,429  $   7,127
                                                                            -------------------------------
Earnings per share (Note 10):
    Basic.................................................................      $1.96      $1.91      $1.05

    Diluted...............................................................       1.95       1.91       1.04

--------------------------------------------------------------------------------
The accompanying notes to consolidated financial statements are an integral part of these statements.

--------------------------------------------------------------------------------

Consolidated STATEMENTS OF COMPREHENSIVE INCOME
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                      For the year ended
                                                                         December 31
                                                              ----------------------------------
(IN THOUSANDS)                                                   1998        1997        1996
------------------------------------------------------------------------------------------------
Net Income..................................................  $   14,681  $   14,429  $    7,127
Other Comprehensive income, net of tax......................
  Unrealized gains on securities:
    Unrealized gains (losses) on securities.................       5,852      22,821       2,686
    Less: reclassification adjustment for (gains) losses
     included in net income.................................     (12,755)     (8,340)       (159)
                                                              ----------------------------------
    Net unrealized gains on securities......................      (6,903)     14,481       2,527
Income tax provision (benefit) related to items of other
  comprehensive income......................................      (2,347)      4,954         859
                                                              ----------------------------------
Other comprehensive income, net of tax......................      (4,556)      9,527       1,668

Comprehensive Income........................................  $   10,125  $   23,956  $    8,795

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                                           Accumulated
                                                                Additional                    Other
                                                     Common       Paid-In     Retained    Comprehensive
(IN THOUSANDS, EXCEPT PER SHARE DATA)                 Stock       Capital     Earnings       Income        Total
------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995.......................   $  20,505    $  17,899    $  33,505     $   7,052    $  78,961

  Net income.....................................                                 7,127                      7,127
  Dividends paid--$0.83 per share................                                (5,639)                    (5,639)
  Purchase and retirement of common stock........        (740)                   (4,057)                    (4,797)
  Exercise of stock options......................          29          103                                     132
  Correction of deferred tax valuation allowance
   (Note 7)......................................                                 1,049        (1,672)        (623)
  Issuance of common stock for acquisition (Note
   2)............................................       4,017       19,978                                  23,995
  Unrealized gain on securities available for
   sale, net of tax
   (Notes 1 and 3)...............................                                               1,668        1,668
                                                   ---------------------------------------------------------------
Balance, December 31, 1996.......................   $  23,811    $  37,980    $  31,985     $   7,048    $ 100,824

  Net income.....................................                                14,429                     14,429
  Dividends paid--$0.88 per share................                                (6,657)                    (6,657)
  Purchase and retirement of common stock........        (543)                   (2,901)                    (3,444)
  Exercise of stock options......................         181          598                                     779
  Unrealized gain (loss) on securities available
   for sale, net of tax (Notes 1 and 3)..........                                               9,527        9,527
                                                   ---------------------------------------------------------------
Balance, December 31, 1997.......................   $  23,449    $  38,578    $  36,856     $  16,575    $ 115,458

  Net income.....................................                                14,681                     14,681
  Dividends paid--$0.92 per share................                                (6,907)                    (6,907)
  Purchase and retirement of common stock........        (149)                   (1,223)                    (1,372)
  Exercise of stock options......................          12           60                                      72
  Unrealized gain (loss) on securities available
   for sale, net of tax (Notes 1 and 3)..........                                              (4,556)      (4,556)
                                                   ---------------------------------------------------------------
Balance, December 31, 1998.......................   $  23,312    $  38,638    $  43,407     $  12,019    $ 117,376

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

--------------------------------------------------------------------------------

                                           Consolidated STATEMENTS OF CASH FLOWS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                      For the year ended December 31
                                                                      -------------------------------
(IN THOUSANDS)                                                          1998       1997       1996
-----------------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income........................................................  $  14,681  $  14,429  $   7,127
    Adjustments to reconcile net income to net cash from operating activities:
      Depreciation..................................................      1,865      1,698      1,619
      Amortization of goodwill and other intangibles................      2,416      2,394      2,033
      Amortization of purchase accounting adjustments...............        147        (69)       175
      Provision for loan losses.....................................      --0--      --0--      --0--
      Premium amortization..........................................        222        286        649
      Discount accretion............................................     (1,567)    (1,301)    (6,894)
      Increase (decrease) in deferred loan fees.....................        (55)       (88)       264
      Gain on sales of securities...................................    (12,755)    (8,340)      (159)
      Decrease (increase) in interest receivable....................        588      4,078     (8,108)
      Deferred income taxes.........................................        687        502       (311)
      Decrease in other assets......................................      3,336      1,617     20,018
      Increase (decrease) in other liabilities......................        196        280     (7,699)
      Other, net....................................................       (192)        79     (1,222)
                                                                      -------------------------------
        Total adjustments...........................................     (5,112)     1,136        365
        Net cash provided by operating activities...................      9,569     15,565      7,492
Cash flows from investing activities:
  Cash portion of acquisitions, net of cash acquired (Note 1).......      --0--      --0--    (19,050)
  Proceeds from sales of securities available for sale..............    783,000  1,575,182  1,112,527
  Purchases of securities available for sale........................   (863,085) (1,552,282) (1,101,715)
  Proceeds from maturities and paydowns of securities...............      1,246      1,025     10,048
  Net decrease in interest-bearing deposits.........................        127      3,197     31,990
  Net loan principal (advanced) collected...........................    (31,456)    14,106    (39,836)
  Premises and equipment, net.......................................     (4,482)    (2,780)    (2,638)
                                                                      -------------------------------
        Net cash provided by (used for) investing activities........   (114,650)    38,448     (8,674)
Cash flows from financing activities:
  Net increase (decrease) in total deposits.........................     37,337    (31,083)   (21,817)
  Net increase in short-term borrowings.............................     72,720     10,000      2,825
  Proceeds from notes payable.......................................     23,825     21,600     24,500
  Principal reductions of notes payable.............................    (23,075)   (34,400)   (12,300)
  Issuance of common stock..........................................         72        779        132
  Purchase and retirement of common stock...........................     (1,372)    (3,444)    (4,797)
  Dividends paid....................................................     (6,907)    (6,657)    (5,639)
                                                                      -------------------------------
        Net cash provided by (used for) financing activities........    102,600    (43,205)   (17,096)
Net increase (decrease) in cash and cash equivalents................     (2,481)    10,808    (18,278)
Cash and cash equivalents at beginning of year......................     33,903     23,095     41,373
                                                                      -------------------------------
Cash and cash equivalents at end of year............................  $  31,422  $  33,903  $  23,095
                                                                      -------------------------------
Cash paid during year for:
  Interest..........................................................  $  33,834  $  35,527  $  29,221
  Income taxes......................................................      5,792      6,506      1,525

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

      The consolidated financial statements of the Pinnacle Banc Group, Inc. (the "Corporation" or "Pinnacle") and Subsidiaries have been prepared in conformity with generally accepted accounting principles and reporting practices prescribed for the banking and thrift industry. The Corporation is a multi-bank holding company registered under the Bank Holding Company Act and is engaged in the business of banking through the ownership of subsidiary banks. A description of the significant accounting policies follows:

          CONSOLIDATION -               (A)

          The consolidated financial statements of the Corporation and Subsidiaries include the accounts of the Corporation and its subsidiaries, Pinnacle Bank ("PB") and Pinnacle Bank of the Quad-Cities ("PBQC"). Significant inter-company accounts and transactions have been eliminated in the preparation of these statements.

          STATEMENTS OF CASH FLOWS -    (B)

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are sold for one-day periods.

     i.) In the consolidated statements of cash flows, acquisitions by the Corporation are recorded as net cash from investing activities and, accordingly, cash flows are net of the impact of the acquisitions discussed below. In 1996, Financial Security ("FinSec") and its subsidiary, Security Federal ("SF"), were purchased for a combination of stock and cash. The cash portion of the acquisition price was $20,140; the non-cash portion of the acquisition consisted of 1,285,413 (adjusted for stock split, see Footnote 10) shares valued at $23,995. At the date of purchase, the balance sheet of FinSec included cash and cash equivalents of $1,090, resulting in a net cash position of $19,050.

    ii.) In the statements of cash flows for the parent company only (Note 18), acquisitions by the Corporation are recorded as net cash from investing activities in the amount of the cash paid for the acquisitions net of cash acquired. In 1996, the amount was $6,022 for the acquisition of FinSec.

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

          Upon adoption of SFAS No. 115, all securities held by Pinnacle were classified as available-for-sale. As a result, securities are carried on the balance sheet at fair value, with corresponding (after tax) adjustments included in stockholders' equity.

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

          OTHER REAL ESTATE -           (G)

          Other real estate, included in other assets, includes property acquired through foreclosure or deed in lieu of foreclosure. Other real estate is carried at the lower of cost or fair value. Losses arising at the time of acquisition of property in full or partial satisfaction of loans are recorded as loan losses. Subsequent losses on the property are charged to other expenses. Income received on the property is recorded as an offset to expenses.

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

                                        (I)
          NEW ACCOUNTING PRONOUNCEMENTS -

          COMPREHENSIVE INCOME

          In June, 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This statement is effective for fiscal years beginning after December 15, 1997 with earlier application permitted. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. The object of the statement is to report a measure of all changes in equity of an enterprise that results from transactions and other economic events of the period other than transactions with owners. Items included in comprehensive income include revenues, gains and losses that under generally accepted accounting principles are directly charged to equity. Examples include foreign currency transactions, pension liability adjustments and unrealized gains and losses on securities (SFAS 115 adjustment). Pinnacle adopted this statement in the first quarter of 1998 and has included its comprehensive income in a separate financial statement as part of its consolidated financial statements.

          SEGMENT INFORMATION

          In June, 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement is effective for fiscal years beginning after December 15, 1997. This statement requires an enterprise to present segment information using the management approach. The management approach requires segment information to be reported based on how management organizes segments within a company for making operating decisions and assessing performance. The Corporation adopted this statement effective for the fiscal year ended December 31, 1998. See Footnote 19.

          TRANSFERS OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

          In 1996, FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and Statement No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125". The statement addresses the parameters in which the transfers of assets and extinguishment of liabilities are considered a sale and removed from the balance sheet or recorded

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

as secured borrowings. This statement affects the Corporation through certain financial instruments such as loan participations or repurchase agreements and whether the Corporation has relinquished total control over the transfer of assets or extinguishment of liabilities. The effective date of the standard was for fiscal years beginning after December 31, 1996. The Corporation adopted SFAS No. 125 and SFAS No. 127 on January 1, 1997 and there was no significant effect on its consolidated financial position or results of operations.

          EARNINGS PER SHARE

          In March, 1997, the FASB issued SFAS No. 128, "Earnings per Share". The new statement was effective for financial statements for periods ending after December 15, 1997 and superseded Accounting Principles Board Opinion 15. SFAS No. 128 replaces primary earnings per share ("EPS") with basic EPS. Basic EPS is computed by dividing reported earnings available to common stockholders by weighted average shares outstanding. No dilution for any potentially dilutive securities is included. Diluted EPS replaces fully diluted EPS and includes the effects of stock options. In using the treasury stock method to compute dilution for options, the average share price for the period is used, rather than the more dilutive greater of the average share price or end-of-period share price required by the previous standard. Pinnacle adopted SFAS No. 128 on December 31, 1997 and, accordingly, all prior EPS data presented has been restated. See also Footnote 10.

          ESTIMATES                     (J)

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

      The following unaudited results of operations reflect the acquisition of FinSec as if the acquisition had occurred at the beginning of 1996.

                                       1996
                                     ---------
Net interest income................  $  32,285
Net income.........................      4,201
Net income per share (adjusted for
 stock split)......................       0.53

      At December 31, 1998 and 1997, the Corporation had goodwill of $19,552 and $21,627, respectively. Goodwill is stated net of accumulated amortization of $23,286 and $21,211 at December 31, 1998 and 1997, respectively. Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets received in the purchase of Bank of LaGrange Park in 1980, First National Bank in Harvey in 1982, Bank of Silvis in 1989, Berwyn National Bank and The Henry County Bank in 1991, Batavia Savings Bank in 1992, Acorn Financial Corp in 1995, and FinSec in 1996. Goodwill is being amortized on straight line and accelerated methods over periods of 10 years to 20 years. Amortization of goodwill amounted to $2,075 in 1998, $2,053 in 1997 and $1,692 in 1996.

      Other intangibles consist of a deposit base intangible totaling $1,108 and $1,449 as of December 31, 1998 and 1997, respectively, which was allocated to values associated with the acquired deposits of the Berwyn branch of Olympic Federal Savings Association. Other intangibles are stated net of accumulated amortization of $2,301 and $1,960 at December 31, 1998 and 1997, respectively. Amortization of the deposit base intangible,

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

which is being amortized over an estimated 10-year life, amounted to $341 in 1998, 1997, and 1996.

       (3)
     SECURITIES:

      The amortized cost and the estimated fair value of the Corporation's securities as of December 31, 1998 and 1997, are as follows:

                                                                                                1998
                                                                         --------------------------------------------------
                                                                                         Gross        Gross
                                                                          Amortized   Unrealized   Unrealized    Estimated
                                                                            Cost         Gains       Losses     Fair Value

                                                                         --------------------------------------------------
Available for Sale:
  U.S. Treasury and U.S. Government agencies...........................   $ 405,056    $   7,218    $       2    $ 412,272
  Mortgage-backed securities...........................................      39,680            8           92       39,596
  Floating rate collateralized mortgage obligations....................         964            2        --0--          966
  State and municipal..................................................      16,851        2,591            1       19,441
                                                                         --------------------------------------------------
    Total debt securities..............................................     462,551        9,819           95      472,275
  Corporate and other equity securities................................      39,338        9,740        1,116       47,962
                                                                         --------------------------------------------------
    Total securities...................................................   $ 501,889    $  19,559    $   1,211    $ 520,237
                                                                         --------------------------------------------------

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
                                                                         --------------------------------------------------

      The amortized cost and estimated fair value of debt securities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    1998                      1997
                                          ------------------------  ------------------------
                                           Amortized    Estimated    Amortized    Estimated
                                             Cost      Fair Value      Cost      Fair Value

                                          ------------------------  ------------------------
Due in one year or less.................   $ 105,750    $ 105,782    $   3,097    $   3,056
Due after one year through five years...     309,639      317,833      361,897      362,640
Due after five years through ten
  years.................................       5,331        6,448        8,080        9,563
Due after ten years.....................       1,187        1,650        2,256        2,908
                                          ------------------------  ------------------------
                                           $ 421,907    $ 431,713    $ 375,330    $ 378,167
Mortgage-backed securities..............      39,680       39,596        2,384        2,338
Floating rate collateralized mortgage
  obligations...........................         964          966        2,279        2,277
                                          ------------------------  ------------------------
  Total debt securities.................   $ 462,551    $ 472,275    $ 379,993    $ 382,782
                                          ------------------------  ------------------------

                            ------------------------

      Proceeds from sales of debt securities during 1998 were $751,927. Gross gains of $2,890 and gross losses of $1,642 were realized on those sales. Proceeds from sales of debt securities during 1997 were $1,557,505. Gross gains of $6,693 and gross losses of $1,195 were realized on those sales.

      At December 31, 1998 and 1997, securities carried at approximately $136,626 and $36,200,

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

respectively, were pledged to secure public and trust deposits, securities sold under agreement to repurchase, and for other purposes as required or permitted by law.

      The mortgage-backed securities are direct obligations of U. S. Government agencies and the floating rate collateralized mortgage obligations are primarily secured by obligations of U. S. Government agencies. In the opinion of management, there were no material securities held at either December 31, 1998 or 1997, which constituted an unusual credit risk for the Corporation.

      LOANS:                       (4)
      The composition of loans included in the accompanying consolidated balance sheets is as follows:

                                          December 31
                                      --------------------
                                        1998       1997

                                      --------------------
Commercial and other................  $ 146,588  $ 111,990
Real estate--
  Residential.......................    279,418    291,578
  Commercial and construction.......     46,695     45,107
Consumer............................     69,250     62,294
                                      --------------------
  Gross loans.......................    541,951    510,969
Less--Unearned income...............        595        762
                                      --------------------
  Loans, net of unearned income.....  $ 541,356  $ 510,207
                                      --------------------

      The balance of impaired loans at December 31, 1998, was $2,695 while the average balance for the year was $3,422. Impaired loans secured by real estate totaled $1,915 and commercial loans totaled $780. The balance of impaired loans at December 31, 1997 was $3,723, while the average balance for the year was $5,240. No portion of the allowance for loan losses was allocated to the impaired loans at December 31, 1998 and 1997. Interest income recognized on impaired loans was approximately $221 in 1998 and $625 in 1997.

      Loan concentrations are defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which would cause them to be similarly impacted by economic or other conditions. Although the Corporation has a diversified loan portfolio, a substantial natural geographic concentration of credit risk exists within the Corporation's defined customer market areas with the exception of loans acquired from the acquisition of SF. Included in SF loan portfolio are certain purchased and participated loans outside the Corporation's defined customer markets. These loans totaled approximately $39,256, or 7.3%, of the total loan portfolio of the Corporation and are in the following areas:
4.72% in California; and 1.34% in the Midwest (excluding the Chicago metropolitan area). All remaining loans are in the geographic market areas including the Chicago metropolitan area and the Quad-Cities metropolitan area of Illinois and Iowa.

      ALLOWANCE FOR LOAN LOSSES:   (5)

      The changes in the allowance for loan losses were as follows:

                                   Year Ended December 31
                               -------------------------------
                                 1998       1997       1996

                               -------------------------------
Beginning balance............  $   7,520  $   8,364  $   6,023
Balance acquired (Note 2)....      --0--      --0--      2,982
Loans charged off............       (917)    (1,377)      (839)
Recoveries on loans..........        332        533        198
Provision for loan losses....      --0--      --0--      --0--
                               -------------------------------
  Ending balance.............  $   6,935  $   7,520  $   8,364
                               -------------------------------

      PREMISES AND EQUIPMENT:      (6)

      A summary of premises and equipment is detailed below:

                                            December 31
                                        --------------------
                                          1998       1997

                                        --------------------
Land..................................  $   3,672  $   2,820
Buildings and improvements............     15,994     15,272
Leasehold improvements................      1,114        474
Furniture and equipment...............     10,346      8,741
                                        --------------------
  Total...............................     31,126     27,307
Accumulated depreciation..............    (10,209)    (8,856)
                                        --------------------
Premises and equipment................  $  20,917  $  18,451
                                        --------------------

      Depreciation expense for the year ended December 31, 1998, 1997, and 1996 was $1,865, $1,698, and $1,619, respectively.

      The Corporation leases office space for its corporate headquarters under an agreement expiring in the year 2002, leases its banking premises in LaGrange Park under an agreement expiring in the year 2003, leases its banking facility in North Riverside under an agreement expiring in the year 2007, leases its banking facility in Niles under an agreement expiring in 2000, and leases space for PB Operations Center. The PB Operations Center lease expires in 2008, with a five-year termination

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

clause. Future minimum lease payments on these operating leases at December 31, 1998, are as follows:

                                   Future Minimum
Year                               Lease Payments
--------------------------------------------------
1999.............................     $     514
2000.............................           504
2001.............................           511
Later years......................         2,706

                                   ---------------
Total minimum payments
  required.......................     $   4,235
                                   ---------------

      Rental expenses for leases, included in the consolidated statements of income as occupancy expenses, amounted to $457 in 1998, $233 in 1997, and $177 in 1996. The North Riverside and LaGrange Park leases are subject to periodic adjustment based on changes in the U.S. Department of Labor Consumer Price Index and deposit growth, respectively.

      The Corporation's aggregate future minimum net rentals to be received under non-cancelable leases from third party tenants for its locations in Oak Park and Westmont are as follows:

                                    Future Minimum
Year                               Net Lease Rentals
----------------------------------------------------
1999.............................      $      43
2000.............................             10
2001.............................              9
Later years......................              8

                                   -----------------
Total minimum payments
  required.......................      $      70
                                   -----------------

      The Corporation also receives reimbursement from its tenants for certain occupancy expenses including, taxes, insurance, and operating expenses, as defined in the lease agreement. Rental income and expense reimbursement, included as an offset to occupancy expenses, amounted to $176 in 1998, $151 in 1997, and $157 in 1996.

      INCOME TAXES:                (7)

      The provision for income taxes in the consolidated statements of income is composed of the following:

                                    Year Ended December 31
                                -------------------------------
                                  1998       1997       1996

                                -------------------------------
Federal:
  Current.....................  $   5,922  $   6,990  $   2,361
  Deferred....................        367        461       (311)
State:
  Deferred....................        320         41      --0--
                                -------------------------------
    Provision for income
     taxes....................  $   6,609  $   7,492  $   2,050
                                -------------------------------

      The provision for taxes on security gains was $4,337 in 1998, $2,836 in 1997, and $54 in 1996.

      The following table reconciles the provision for income taxes with the amounts computed at the applicable statutory Federal income tax rate of 34% for each period, except 1998 and 1997 where the taxable income in excess of $10 million is taxed at 35%.

                                  Year Ended December 31
                              -------------------------------
                                1998       1997       1996
                              -------------------------------
Tax provision at Federal
 statutory rate.............  $   7,351  $   7,572  $   3,121
Tax-exempt income...........       (587)      (600)      (690)
Amortization of purchase
 accounting assets and
 goodwill and other
 intangibles................        833        808        619
Dividend received
 deduction..................       (282)      (194)      (207)
Other, net..................       (706)       (94)      (793)
                              -------------------------------
Provision for income
 taxes......................  $   6,609  $   7,492  $   2,050
                              -------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The components of and changes in the net deferred tax asset were as follows:

                                          December 31
                                      --------------------
                                        1998       1997
                                      --------------------
Deferred tax assets:
  Allowance for loan losses.........  $   2,441  $   2,557
  Deferred compensation.............        590        633
  Other reserves....................         50        208
  State tax operating loss
   carryforward.....................      2,022      2,255
  Federal regular tax operating loss
   carryforward.....................          0      1,170
  Alternative minimum tax credit
   carryforward.....................          0        207
  Other.............................        193        268
                                      --------------------
  Gross deferred tax assets.........      5,296      7,298
  Valuation allowance...............     (1,404)    (1,404)
                                      --------------------
  Gross deferred tax assets, net of
   valuation allowance..............      3,892      5,894
                                      --------------------
Deferred tax liabilities:
  Partnership interests.............          3        810
  Depreciation......................        226        221
  Purchase accounting adjustments...        477        605
  Other.............................        397        433
  Unrealized gain on securities.....      6,329      8,536
                                      --------------------
    Gross deferred tax
     liabilities....................      7,432     10,605
                                      --------------------
  Net deferred tax asset
   (liability)......................  $  (3,540) $  (4,711)
                                      --------------------

      A valuation allowance is provided when the realization potential of a portion of the deferred tax asset cannot be determined to be more likely than not. A valuation allowance of $1,049 had been set up against the parent company only Federal net operating loss carryforward in 1993, when the Corporation adopted the provisions of SFAS No. 109. In reviewing its 1996 tax planning strategies relating to the parent company only Federal net operating loss carryforward, a portion which expires in 1999, the Corporation recognized that it did not need that specific valuation allowance because of the effect of the market value adjustment related to SFAS No. 115 on the parent company equity portfolio. A correcting entry was made in 1996 to reverse the valuation allowance and record the SFAS No. 115 adjustment. At the time of the correction, the adjustment to equity (including the SFAS No. 115 adjustment) was less than 1% of equity. Management reviewed the effect of this adjustment on prior period financial statements and determined it was immaterial to those financial statements due to the amount of the adjustment and because any correcting entry would have had no impact on the income or earnings per share of the Corporation. No restatement of prior periods was made. The valuation allowance at December 31, 1998 and 1997 relates solely to the 1997, 1996 and 1995 state net operating loss carryforward. Also included in the net deferred tax asset (liability) is the tax effect of the unrealized gain on securities which is not recorded through the provision for taxes, but directly to Stockholders' Equity.

      The net operating loss carryforward, for Federal purposes, as of December 31, 1997 related to the parent company and was utilized in 1998. At December 31, 1998 and 1997, the State net operating loss carryforward amounted to $38,229 and $42,686 which expires, if unused, in the years 2010 through 2013.

      BORROWINGS, FHLB ADVANCES AND(8)
      NOTES PAYABLE:

      Included in short-term borrowings are Federal Home Loan advances with the following maturities and rates:

Amount     Rate     Maturity
----------------------------
$2,500     7.44%     5/6/99

      The Corporation maintains qualifying collateral against these advances including its Federal Home Loan Bank Stock and 1 - 4 Family residential mortgages.

      The Corporation has financed acquisitions, purchases of equity securities and short-term cash requirements of the parent company with an unaffiliated bank. At December 31, 1998, the notes payable totaled $20,750 of a $35,000 line of credit. All of the outstandings were tied to LIBOR-type rates. Total outstandings were $20,000 at December 31, 1997.

      The notes payable mature on October 31, 1999 and are secured by stock of the Corporation's subsidiary banks.

                                   (9)
      RETIREMENT AND INCENTIVE PLANS:

      The Corporation maintains a trusteed, profit-sharing plan covering substantially all employees who have met age and service requirements. Annual contributions are made in accordance with a resolution passed by the Boards of Directors of the Corporation and each subsidiary bank and amounted to $499 for 1998, $434 for 1997, and $424 for 1996.

      The Corporation also maintains a 401(k) savings plan that allows eligible employees to defer a percentage of their salary, which the Corporation will match up to 4% of the employee's compensation at the rate of 25% of the employee's contribution. The Corporation's contribution to this plan amounted to $63 in 1998, $55 in 1997 and $61 in 1996.

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

                                                                      For the year ended December 31
                                          --------------------------------------------------------------------------------------
                                                     1998                          1997                          1996
                                          ---------------------------   ---------------------------   --------------------------
                                                                Per                           Per                          Per
                                                               Share                         Share                        Share
                                          Income     Shares    Amount   Income     Shares    Amount   Income    Shares    Amount
                                          --------------------------------------------------------------------------------------
Basic Earnings Per Share
Income available to common
 stockholders...........................  $14,681   7,505,749  $1.96    $14,429   7,540,505  $1.91    $7,127   6,810,215  $1.05
                                                               ------                        ------                       ------
Common stock equivalents:
  Stock option outstanding..............              118,000                        86,250                       65,250
  Treasury stock method.................              (89,496)                      (76,463)                     (46,233)
                                                   ----------                    ----------                   ----------
  Net...................................               28,504                         9,787                       19,017
                                                   ----------                    ----------                   ----------
Diluted Earnings Per Share
Income available to common stockholders
 plus assumed conversions...............  $14,681   7,534,253  $1.95    $14,429   7,550,292  $1.91    $7,127   6,829,232  $1.04

                                          --------------------------------------------------------------------------------------

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

      The following table summarizes stock option transactions for 1998, 1997, and 1996 giving effect to stock splits. At December 31, 1998, 118,000 option shares under the 1990 Plan were outstanding. At December 31, 1997, 86,250 option shares under the 1990 Plan were outstanding.

                                                Weighted
                                  Number of   Average Price
                                   Shares       Per Share
                                 --------------------------
Outstanding at December 31,
 1995..........................      70,749     $   13.91
  Options granted..............       3,750         21.33
  Options exercised............      (9,249)        14.43
                                 --------------------------
Outstanding at December 31,
 1996..........................      65,250     $   14.28
  Options granted..............      75,000         20.00
  Options exercised............     (54,000)        23.42
                                 --------------------------
Outstanding at December 31,
 1997..........................      86,250     $   20.28
  Options granted..............      35,500         30.31
  Options exercised............      (3,750)        19.09
                                 --------------------------
Outstanding at December 31,
 1998..........................     118,000     $   23.33
                                 --------------------------

      The range of options exercisable and dates exercisable at December 31, 1998 are as follows:

  Number      Exercise    Exercise   Expiration
 of Shares      Price       Date       Date
----------------------------------------------
     3,750    $   19.09   Immediate   1/17/00
     3,750        21.33   Immediate   1/23/01
     7,500        18.67   Immediate   1/21/02
    19,476        20.53   Immediate   1/21/02
     9,738        20.53    1/21/99    1/21/02
     9,738        20.53    1/21/00    1/21/02
    28,548        20.53    1/21/01    1/21/02
    12,067        28.50   Immediate  12/21/03
       933        28.50   12/21/99   12/21/03
     6,378        31.35   Immediate  12/21/03
     6,378        31.35   12/21/99   12/21/03
     6,378        31.35   12/21/00   12/21/03
     3,366        31.35   12/21/01   12/21/03
-----------
   118,000
-----------

All options are exercisable immediately upon a change in control.

      The Corporation accounts for its stock option plan under Accounting Principle Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation expense has been recognized for stock options granted. SFAS 123 prescribes a fair value based method for determining compensation expense under stock option plans, but allows corporations to use APB No. 25 if they provide pro forma information compiled under the new standard. Had compensation cost been computed using the methodology contained in SFAS No. 123, net income would have been reduced by the following for options issued in 1998 and 1997:

                         1998       1997
                       --------------------
Net Income:
  As reported........  $  14,681  $  14,429
  As adjusted........     14,529     14,249
Diluted Earnings Per
 Share:
  As reported........  $    1.95  $    1.91
  As adjusted........       1.93       1.89

      The fair value of the options granted during 1998 is estimated to be $7.03 for those exercisable at $28.50 and $6.15 for those exercisable at $31.35. These were estimated using the Black-Scholes option value model with the following assumptions for 1998: a dividend yield of 3.23%; a risk-free interest rate of 4.71%; volatility of 32.46%; and an expected average life of four years. The fair value of the options granted in 1997 were $4.14 for those exercisable at $18.67 and $3.43 for those exercisable at $20.53 with the following assumptions: a dividend yield of 4.51%; a risk-free interest rate of 6.33%; volatility of 33.59%; and an average life of three years.

      RELATED-PARTY TRANSACTIONS: (12)

      Analysis of loans made to directors and executive officers of the Corporation and subsidiaries is as follows:

Balance, December 31,
 1997.....................  $   7,644
Additions.................      5,918
Collections...............     (2,279)
                            ---------
Balance, December 31,
 1998.....................  $  11,283
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

      One director of the Corporation is a partner in a law firm that provides various legal services to the Corporation and its subsidiary banks. Fees for these services were $225 in 1998, $268 in 1997, and $229 in 1996.

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

      SF has sold two parcels of foreclosed real estate in California, whereby the City of Los Angeles funds the sale through the issuance of bonds, but the seller has full recourse liability until the bonds are repaid. There is a contingent liability of $644 related to sales under this program.

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

      Fair value for significant impaired loans is based on estimated cash flows which are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

      DEPOSIT LIABILITIES -        (D)

      The fair value of deposits with no stated maturity, such as non-interest bearing deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

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

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The estimated fair values of the Corporation's financial instruments at December 31 are as follows:

                                          1998
                                  --------------------
                                             Estimated
                                  Carrying     Fair
                                    Value      Value
                                  --------------------
Financial assets:
  Cash and due from banks,
   Federal funds sold and
   interest-bearing deposits....  $  31,523  $  31,523
  Securities....................    520,237    520,237
  Loans, net....................    534,421    540,930
Financial liabilities:
  Deposits......................   (883,806)  (878,042)
  Short-term borrowings.........   (111,245)  (111,245)
  Notes payable.................    (20,750)   (20,750)

                                          1997
                                  --------------------
                                             Estimated
                                  Carrying     Fair
                                    Value      Value
                                  --------------------
Financial assets:
  Cash and due from banks,
   Federal funds sold and
   interest-bearing deposits....  $  34,131  $  34,131
  Securities....................    434,234    434,234
  Loans, net....................    502,687    508,952
Financial liabilities:
  Deposits......................   (846,469)  (840,104)
  Short-term borrowings.........    (38,525)   (38,525)
  Notes payable.................    (20,000)   (20,000)

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

      FINANCIAL INSTRUMENTS WITH  (15)
      OFF-BALANCE SHEET RISK:

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

      The subsidiary banks' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. Each subsidiary bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. At December 31, 1998 and 1997, the subsidiary banks had the following financial instruments with off-balance-sheet risk:

                                       Contract Amount
                                     --------------------
                                       1998       1997
                                     --------------------
Commitments to extend credit.......  $  82,355  $  89,243
Standby letters of credit and
 financial guarantees written......      4,888      3,642

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

      The subsidiary banks are subject to Federal and state laws which restrict the payment of dividends to the Corporation. Based on these restrictions, at January 1, 1999, the subsidiary banks could have declared approximately $1,501 in dividends without requesting approval of the applicable Federal or state regulatory agency.

      Based on the types and amounts of deposits received, banks are required to maintain non-interest bearing cash balances in accordance with Federal Reserve Bank reserve requirements. At December 31, 1998 and 1997, the non-interest bearing cash balances maintained to meet reserve requirements were $9,891 and $13,632, respectively.

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

      Quantitative measures established by regulation to ensure capital adequacy require banks and bank holding companies to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and Tier 1 leverage capital to average assets. If banks do not meet these minimum capital requirements, as defined, bank regulators can initiate certain actions that could have a direct material effect on a bank's financial statements. Management believes, as of December 31, 1998, that the Corporation and its subsidiary banks meet all capital adequacy requirements to which they are subject.

      As of December 31, 1998, the most recent notification from the Federal Reserve Board categorized the Corporation and its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's categories. To be categorized as well capitalized, banks must maintain minimum total risk-based, Tier 1 based and Tier 1 leverage ratios as set forth below.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      The following table presents selected capital information for the Corporation (Consolidated) and significant subsidiaries as of December 31, 1998 and 1997:

                                                                                                          To Be Well-
                                                                                                       Capitalized Under
                                                                              Minimum Requirements     Prompt Corrective
                                                              Actual                                   Action Provisions
                                                       --------------------  ----------------------  ----------------------
DECEMBER 31, 1998                                       Amount      Ratio     Amount       Ratio      Amount       Ratio

                                                       --------------------------------------------------------------------
CONSOLIDATED:
  Tier One Capital...................................  $  84,697      15.13% $  22,398           4%  $  33,596           6%
  Total (Tier Two) Capital...........................     91,632      16.36     44,795           8      55,994          10
  Leverage Capital...................................     84,697       7.53     45,016           4      56,270           5
PINNACLE BANK:
  Tier One Capital...................................     60,115      12.96     18,560           4      27,840           6
  Total (Tier Two) Capital...........................     65,920      14.21     37,119           8      46,399          10
  Leverage Capital...................................     60,115       6.46     37,226           4      46,533           5
PBQC:
  Tier One Capital...................................      7,655      13.18      2,323           4       3,485           6
  Total (Tier Two) Capital...........................      8,367      14.41      4,647           8       5,808          10
  Leverage Capital...................................      7,655       6.00      5,103           4       6,379           5

DECEMBER 31, 1997
CONSOLIDATED:
  Tier One Capital...................................  $  75,807      15.71% $  19,928           4%  $  28,947           6%
  Total (Tier Two) Capital...........................     81,859      16.97     38,596           8      48,245          10
  Leverage Capital...................................     75,807       7.49     40,469           4      50,587           5
PINNACLE BANK:
  Tier One Capital...................................     60,922      14.96     16,293           4      24,440           6
  Total (Tier Two) Capital...........................     66,037      16.21     32,587           8      40,734          10
  Leverage Capital...................................     60,922       7.21     33,808           4      42,260           5
PBQC:
  Tier One Capital...................................      7,649      15.73      1,945           4       2,918           6
  Total (Tier Two) Capital...........................      8,257      16.98      3,891           8       4,863          10
  Leverage Capital...................................      7,649       6.53      4,682           4       5,853           5

                            ------------------------

                                  (17)
      OTHER INCOME AND OTHER EXPENSE:

      The following is the detail of the "Other income" and "Other expense" lines on the Consolidated Statements of Income for the year ended December 31:

                                  1998       1997       1996
                                -------------------------------
Other income:
  Banking services............  $   3,379  $   3,230  $   3,016
  Trust services..............      2,904      2,549      2,283
  Income (loss) in Purchased
   Mortgage Servicing
   Rights.....................     (2,341)       518        173
  Other income................      2,247      2,139      2,090
                                -------------------------------
    Total.....................  $   6,189  $   8,436  $   7,562
                                -------------------------------
Other expense:
  Advertising and customer
   relations..................  $   1,069  $     723  $     614
  Equipment expense...........      1,824      1,772      1,647
  FDIC insurance premium......        238        257      1,044
  Data processing.............      1,439      1,387      1,150
  Other expense...............      5,162      4,734      3,860
                                -------------------------------
    Total.....................  $   9,732  $   8,873  $   8,315
                                -------------------------------

      PARENT COMPANY STATEMENTS:  (18)

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

--------------------------------------------------------------------------------

                                      Notes to Consolidated Financial Statements
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

BALANCE SHEETS
PINNACLE BANC GROUP, INC. (Parent only)

                                                                                      at December 31
                                                                                   --------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                1998       1997
-------------------------------------------------------------------------------------------------------
Assets:
  Cash in subsidiary banks.......................................................  $   1,444  $      61
  Investment in subsidiary banks.................................................     93,546     91,891
  Goodwill and purchase accounting adjustments...................................      1,642      2,162
  Securities.....................................................................     44,974     48,217
    (amortized cost: 1998--$36,349
                1997--$25,895)
  Other assets...................................................................      1,795        815
                                                                                   --------------------
    Total........................................................................  $ 143,401  $ 143,146
                                                                                   --------------------

Liabilities and stockholders' equity:
  Notes payable..................................................................  $  20,750  $  20,000
  Accrued income taxes...........................................................      4,143      6,623
  Other liabilities..............................................................      1,132      1,065
  Stockholders' equity...........................................................    117,376    115,458
                                                                                   --------------------
    Total........................................................................  $ 143,401  $ 143,146
-------------------------------------------------------------------------------------------------------

STATEMENTS OF INCOME
PINNACLE BANC GROUP, INC. (Parent only)

                                                                                   For the year ended
                                                                                       December 31
                                                                             -------------------------------
(IN THOUSANDS)                                                                 1998       1997       1996
------------------------------------------------------------------------------------------------------------
Income:
  Dividends from subsidiary banks..........................................  $  10,881  $  12,534  $   8,653
  Dividend and interest income.............................................      1,113        807        831
  Net securities gains.....................................................     11,527      2,842      --0--
  Other income.............................................................         40         29        252
                                                                             -------------------------------
    Total..................................................................     23,561     16,212      9,736

Expenses:
  Interest on notes payable................................................      1,368      1,853      1,745
  Employee compensation and benefits.......................................        690        701        608
  Amortization of goodwill.................................................        409        409        409
  Other expenses...........................................................        661        334        643
                                                                             -------------------------------
    Total..................................................................      3,128      3,297      3,405

Income before income taxes and undistributed earnings of subsidiary
  banks....................................................................     20,433     12,915      6,331
  Provision (benefit) for income taxes.....................................      2,945        334     (1,050)
  Equity in undistributed earnings of subsidiary banks.....................     (2,807)     1,848       (254)
                                                                             -------------------------------
Net income.................................................................  $  14,681  $  14,429  $   7,127
                                                                             -------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
PINNACLE BANC GROUP, INC. (Parent Only)

                                                                                   For the year ended
                                                                                       December 31
                                                                             -------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                          1998       1997       1996
------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income...............................................................  $  14,681  $  14,429  $   7,127
  Adjustments to reconcile net income to net cash provided by operating activities:
    Excess of equity in undistributed earnings of subsidiaries (over) under
      dividends received...................................................      2,807     (1,848)       254
    Amortization of goodwill...............................................        409        409        409
    Gain on sales of securities............................................    (11,527)    (2,842)     --0--
    (Increase) decrease in other assets....................................       (965)      (191)       275
    Increase (decrease) in other liabilities and accrued income taxes......      2,262       (329)     2,457
    Other, net.............................................................        118        286        176
                                                                             -------------------------------
      Total adjustments....................................................     (6,896)    (4,515)     3,571

      Net cash provided by operating activities............................      7,785      9,914     10,698

Cash flows from investing activities:
  Cash portion of acquisitions, net of cash acquired (Note 1)..............      --0--      --0--     (6,022)
  Purchases of securities..................................................    (24,712)   (15,723)    (8,930)
  Proceeds from sales of securities........................................     25,785     12,242      1,862
  Proceeds from maturities and paydowns of securities......................      --0--      --0--        500
  Premises and equipment, net..............................................        (18)     --0--      --0--
                                                                             -------------------------------
      Net cash provided by (used for) investing activities.................      1,055     (3,481)   (12,590)

Cash flows from financing activities:
  Stock redemption--Subsidiary bank........................................      --0--     15,737      --0--
  Proceeds from notes payable..............................................     23,825     21,600     24,500
  Principal reductions of notes payable....................................    (23,075)   (34,400)   (12,300)
  Issuance of common stock.................................................         72        779        132
  Purchase and retirement of common stock..................................     (1,372)    (3,444)    (4,797)
  Dividends paid...........................................................     (6,907)    (6,657)    (5,639)
                                                                             -------------------------------
      Net cash provided by (used for) financing activities.................     (7,457)    (6,385)     1,896

Net increase in cash and cash equivalents..................................      1,383         48          4
Cash and cash equivalents at beginning of year.............................         61         13          9
                                                                             -------------------------------
Cash and cash equivalents at end of year...................................  $   1,444  $      61  $      13
                                                                             -------------------------------
Cash paid during year for:
  Interest.................................................................  $   1,347  $   1,969  $   1,385
  Income taxes.............................................................      5,792      6,506      1,525

--------------------------------------------------------------------------------

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

      SEGMENT REPORTING:          (19)

      As of December 31, 1998, the Corporation adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This statement requires an enterprise to present segment information using the management approach. This approach requires segment information to be reported based on how management organizes segments within a company for making operating decisions and assessing performance.

The Corporation's banking subsidiaries consist of two operating segments: PB and PBQC. These segments meet the six criteria, as defined in SFAS No. 131, for aggregating similar segments. Management considers the nature of the products and services and geographic location in determining reportable segments. The Corporation measures segment information using the same accounting policies that it uses in the preparation of consolidated financial statements.
The banking subsidiaries' interest revenue is derived from interest on loans, investment securities and interest-bearing deposits. The parent company's interest revenue is derived from interest on investment securities and equity and dividends from the banking subsidiaries. Transactions between the reportable segments are recorded on the reportable segments' financial statements and significant inter-segment accounts and transactions have been eliminated in the preparation of the consolidated financial statements. The inter-segment eliminations include revenues and dividends from the banking subsidiaries and certain interest income for bank accounts of the parent company held at the banking subsidiaries.

The following tables show segment information for the years ended December 31, 1998, 1997, and 1996.

                                                               For the year ended December 31, 1998
                                                          ----------------------------------------------
                                                           Banking    Parent    Inter-segment
                                                          Subsidiaries  Company Eliminations Consolidated
                                                          ----------------------------------------------
Interest income.........................................  $  65,899  $   9,187   $  (8,113)   $  66,973
Interest expense........................................     33,204      1,368         (39)      34,533
Provision for loan loss.................................      --0--      --0--       --0--        --0--
                                                          ----------------------------------------------
  Net interest income...................................     32,695      7,819      (8,074)      32,440

Other income:
  Other income..........................................      6,201         40         (52)       6,189
  Net securities gains..................................      1,228     11,527       --0--       12,755
                                                          ----------------------------------------------
                                                              7,429     11,567         (52)      18,944

Other expense:
  Amortization of goodwill..............................      2,007        409       --0--        2,416
  Depreciation..........................................      1,862          3       --0--        1,865
  Other expense.........................................     24,517      1,348         (52)      25,813
                                                          ----------------------------------------------
                                                             28,386      1,760         (52)      30,094
Income before income taxes..............................     11,738     17,626      (8,074)      21,290
  Provision for income taxes............................      3,664      2,945       --0--        6,609
                                                          ----------------------------------------------
Net income..............................................  $   8,074  $  14,681   $  (8,074)   $  14,681
                                                          ----------------------------------------------

Segment assets..........................................  $1,097,658 $ 143,401   $ (94,994)   $1,146,065
Expenditures to acquire long-lived assets...............     (4,464)       (18)      --0--       (4,482)

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PINNACLE BANC GROUP, INC. and Subsidiaries
--------------------------------------------------------------------------------

                                                                For the year ended December 31, 1997
                                                          ------------------------------------------------
                                                            Banking     Parent    Inter-segment
                                                          Subsidiaries  Company   Eliminations Consolidated
                                                          ------------------------------------------------
Interest income.........................................   $  68,299   $  15,189   $ (14,821)   $  68,667
Interest expense........................................      33,895       1,853        (439)      35,309
Provision for loan loss.................................       --0--       --0--       --0--        --0--
                                                          ------------------------------------------------
  Net interest income...................................      34,404      13,336     (14,382)      33,358
Other income:
  Other income..........................................       8,457          29         (50)       8,436
  Net securities gains..................................       5,498       2,842       --0--        8,340
                                                          ------------------------------------------------
                                                              13,955       2,871         (50)      16,776

Other expense:
  Amortization of goodwill..............................       1,985         409       --0--        2,394
  Depreciation..........................................       1,698       --0--       --0--        1,698
  Other expense.........................................      23,136       1,035         (50)      24,121
                                                          ------------------------------------------------
                                                              26,819       1,444         (50)      28,213
Income before income taxes..............................      21,540      14,763     (14,382)      21,921
  Provision for income taxes............................       7,158         334       --0--        7,492
                                                          ------------------------------------------------
Net income..............................................   $  14,382   $  14,429   $ (14,382)   $  14,429
                                                          ------------------------------------------------

Segment assets..........................................   $ 983,630   $ 143,146   $ (91,965)   $1,034,811
Expenditures to acquire long-lived assets...............      (2,780)      --0--       --0--       (2,780)


                                                               For the year ended December 31, 1996
                                                          ----------------------------------------------
                                                           Banking    Parent    Inter-segment
                                                          Subsidiaries  Company Eliminations Consolidated
                                                          ----------------------------------------------
Interest income.........................................  $  55,821  $   9,230   $  (8,777)   $  56,274
Interest expense........................................     27,751      1,745        (378)      29,118
Provision for loan loss.................................      --0--      --0--       --0--        --0--
                                                          ----------------------------------------------
  Net interest income...................................     28,070      7,485      (8,399)      27,156

Other income:
  Other income..........................................      7,469        252        (159)       7,562
  Net securities gains..................................        159      --0--       --0--          159
                                                          ----------------------------------------------
                                                              7,628        252        (159)       7,721

Other expense:
  Amortization of goodwill..............................      1,624        409       --0--        2,033
  Depreciation..........................................      1,619      --0--       --0--        1,619
  Other expense.........................................     20,956      1,251        (159)      22,048
                                                          ----------------------------------------------
                                                             24,199      1,660        (159)      25,700
Income before income taxes..............................     11,499      6,077      (8,399)       9,177
  Provision for income taxes............................      3,100     (1,050)      --0--        2,050
                                                          ----------------------------------------------
Net income..............................................  $   8,399  $   7,127   $  (8,399)   $   7,127
                                                          ----------------------------------------------

Segment assets..........................................  $1,037,655 $ 137,507   $(126,786)   $1,048,376
Expenditures to acquire long-lived assets...............     (2,638)     --0--       --0--       (2,638)

--------------------------------------------------------------------------------

                                        Report of Independent Public Accountants
--------------------------------------------------------------------------------

To the Stockholders and the Board of Directors of Pinnacle Banc Group, Inc.:

We have audited the accompanying consolidated balance sheets of Pinnacle Banc Group, Inc. (an Illinois Corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We have conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pinnacle Banc Group, Inc. and Subsidiaries as of December 31, 1998 and 1997 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                ARTHUR ANDERSEN, LLP

Chicago, Illinois
January 15, 1999

--------------------------------------------------------------------------------

Selected Financial Data
PINNACLE BANC GROUP, INC and Subsidiaries
--------------------------------------------------------------------------------

                                                                For the year ended December 31
                                                     -----------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                  1998       1997       1996       1995       1994
----------------------------------------------------------------------------------------------------------
Condensed Statement of Income:
Interest income....................................  $  66,973  $  68,667  $  56,274  $  53,297  $  42,920
Interest expense...................................     34,533     35,309     29,118     25,739     16,640

                                                     -----------------------------------------------------
  Net interest income..............................     32,440     33,358     27,156     27,558     26,280
Provision for loan losses..........................      --0--      --0--      --0--      --0--        900
                                                     -----------------------------------------------------
  Net interest income after provision for loan
   losses..........................................     32,440     33,358     27,156     27,558     25,380
Other income.......................................      6,189      8,436      7,562      7,225      5,461
Net securities gains (losses)......................     12,755      8,340        159      4,731     (9,845)
Other expense......................................     30,094     28,213     25,700     23,882     21,060
                                                     -----------------------------------------------------
  Income (loss) before taxes.......................     21,290     21,921      9,177     15,632        (64)
Income tax provision (benefit).....................      6,609      7,492      2,050      3,139     (2,319)
                                                     -----------------------------------------------------
Net income.........................................  $  14,681  $  14,429  $   7,127  $  12,493  $   2,255
                                                     -----------------------------------------------------

Per Common Share Data:
  Earnings Per Share
    Basic..........................................  $    1.96  $    1.91  $    1.05  $    1.89  $    0.34
    Diluted........................................       1.95       1.91       1.04       1.89       0.34
  Book value.......................................      15.73      15.39      13.23      12.03      10.41
  Dividends paid...................................       0.92       0.88       0.83       0.77       0.72
  Average Common Shares Outstanding
    Basic..........................................      7,506      7,541      6,810      6,604      6,647
    Diluted........................................      7,534      7,550      6,829      6,627      6,685

At End of Year:
  Total assets.....................................  $1,146,065 $1,034,811 $1,048,376 $ 818,697  $ 684,892
  Loans............................................    541,356    510,207    525,069    309,600    248,404
  Portfolio funds..................................    520,838    437,262    439,332    443,755    389,316
  Deposits.........................................    883,806    846,469    877,552    712,805    599,879
  Notes payable....................................     20,750     20,000     32,800     20,600      5,400
  Stockholders' equity.............................    117,376    115,458    100,824     78,961     68,836

Selected Financial Ratios:
  Return on average assets.........................       1.43%      1.43%      0.82%      1.55%      0.32%
  Return on average equity.........................      14.41      15.36       9.02      18.09       3.35
  Net interest margin..............................       3.52       3.69       3.51       3.90       4.28
  Dividend payout..................................      47.05      46.14      79.12      40.89     213.70
  Average equity to average assets.................       9.90       9.28       9.05       8.55       9.61
  Allowance for loan losses to year-end loans......       1.28       1.47       1.59       1.95       1.70
  Net charge-offs to average loans.................       0.11       0.16       0.17       0.05       0.09
  Nonperforming assets to year-end assets..........       0.52       0.69       0.99       1.01       0.54

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

                                   NET INCOME

                             1998 COMPARED TO 1997

NET INCOME

Consolidated net income was $14,681,000, or $1.95 per diluted share in 1998, an increase from the $14,429,000, or $1.91 per diluted share, earned in 1997. The return on average assets was 1.43% for 1998 and 1997. For each year, the return on average equity was 14.4% and 15.4%, respectively. Return on average assets and equity for each year, calculated including the effects of SFAS No. 115, would not be materially different.

Net income for 1998 included pre-tax securities gains of $12,755,000 compared to pre-tax gains in 1997 of $8,340,000. The net gains in 1998 consisted of gains of $1.2 million from the sales of U. S. Treasury securities as part of Pinnacle's term portfolio program and gains of $11.5 million recorded on the sales of equity securities as part of Pinnacle's equity investment program in other financial institutions.

Net income for 1998 included a $2.3 million pre-tax charge to earnings to set up a valuation reserve to reflect a decline in the value of Pinnacle's investment in a limited partnership which owns purchased mortgage servicing rights ("PMSR's"). The decrease in value resulted from the general decline in interest rates on mortgage loans and an acceleration in the amount of prepayments on the underlying mortgages.

Net interest income decreased 3% in 1998 compared with 1997. A decline in the net interest margin of 17 basis points to 3.52% for 1998 was partially offset by a 2% increase in average earning assets. Lower yields earned on taxable securities was the primary contributory to the lower net interest margin. Other income, absent the PMSR's, was up 8%. Other operating expense increased 7% primarily as the result of higher costs associated with the opening of two new banking offices, a new drive-up facility, the PB operations center, and increased marketing and advertising costs.

NET INTEREST INCOME

The primary component of Pinnacle's consolidated earnings is net interest income, or the difference between interest income on earning assets and interest paid on supporting liabilities. The net interest margin is net interest income expressed as a percentage of average earning assets. Pinnacle's earning assets consist of loans, securities, interest-bearing deposits at banks and Federal funds sold. Supporting liabilities primarily consist of deposits, short-term borrowings and notes payable. A portion of Pinnacle's interest income is earned on tax-exempt investments such as state and municipal bonds. In an effort to state this tax-exempt income and its resultant yields on a basis comparable to all other taxable investments, an adjustment is made to analyze this income on a tax-equivalent basis.

Pinnacle's average earning assets were $942,976,000 in 1998, or 2% higher than the previous year. The increase in average earning assets was in taxable securities. The net interest margin decreased to 3.52% in 1998 compared to 3.69% in 1997. The decline was the result of the decrease in yields earned on taxable securities as well as the decrease in yields earned on loans. These declines were offset by the decrease in all categories on interest-bearing liabilities, with the largest decreases in rates paid on savings deposits, short-term borrowings, and the notes payable. Net interest income on a fully-taxable equivalent basis was $33,206,000, or 3% lower than a year ago.

The yield earned on total earning assets was 7.18% in 1998 compared to 7.49% in 1997. The decline resulted from the decreased level of yields earned on taxable securities. The average rate on taxable securities decreased 49 basis points while the average balance increased approximately $15 million. The increase was due to a purchase of a FNMA discount note in the last quarter of 1998, with a cost of $101 million. The purchase was funded with a repurchase agreement of approximately the same amount. The decline in the yield on taxable securities was a result of the decrease in the rate earned on these securities carried in 1998 compared to those carried a year ago. The yield earned on loans decreased 12 basis points while the average balance decreased slightly, or $1.5 million. The decreased yield earned on loans was due to several factors including the general decrease in mortgage rates which occurred in 1998 and the drop in the prime rate which decreased 50 basis points in the last quarter of 1998. In 1998, the makeup of the loan portfolio changed slightly. While real estate loans are the majority of Pinnacle's loans, commercial and consumer loans increased to 37% of the average portfolio, compared to 33% in 1997. Commercial loan yields for 1998 decreased 30 basis points to 8.43% primarily due to the drop in prime rate. The average balance increased $12 million in 1998. Consumer loan yields for 1998 decreased 13 basis points to 8.66%, with the decrease attributable to the drop in rates tied to prime on home equity loans, which make up 42% of the consumer

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

portfolio. The average balance in consumer loans increased $6 million. While commercial and consumer rates dropped in 1998, those loan categories earned greater returns than the real estate portfolio. In 1998, the rate earned on real estate loans decreased 19 basis points to 7.74%; a much lower yield than both consumer and commercial loans. The average balance of real estate mortgages declined $18.5 million, with the decrease in purchased participation loans of $10 million acquired from Security Federal in 1996 and the decrease in multi-family loans of $9 million, also primarily related to the portfolio at Security Federal. Absent this decrease, the real estate portfolio remained relatively flat, although approximately $70 million new loans were made in 1998 to replace loans which paid off or were refinanced due to the low mortgage rate environment.

The average cost of interest-bearing liabilities decreased 7 basis points to 4.28% in 1998 from 4.35% in 1997. The average rate paid on interest-bearing demand deposits decreased 12 basis points, the average rate paid on savings deposits decreased 2 basis points. These deposit categories are considered core deposit categories and are less susceptible to disintermediation if the rate changes. As a result of the decrease in the prime rate and general government bond rates, Pinnacle's management adjusted rates paid on these accounts as well as the base money market rate paid to customers. The rates paid on money market accounts increased 6 basis points to 3.53%. Pinnacle has a significant number of money market customer accounts over a defined balance which are offered a higher tiered level of interest rates. The average rate paid on other time deposits decreased 4 basis points to 5.60% from 5.64% of a year ago. Rates paid on other time deposits have dropped significantly in the latter half of 1998. Certain higher-than-market rate deposits, which were in the portfolio at SF, have been maturing in the last twelve months. Pinnacle offered a highly competitive rate, 14-month time deposit that was implemented in the first quarter of 1998 in conjunction with the opening of a new Chicago-area branch and a marketing campaign. This promotion, which negates some of the impact of the higher rate maturing deposits, brought in $39 million, of which two-thirds were new deposits. In June, 1998, this same promotion was implemented in conjunction with the opening of a new branch in Moline, Illinois. This promotion brought in approximately $7 million in deposits of which approximately half were new customers. As these certificates start to mature in the first quarter of 1999, management anticipates a new promotion deposit certificate will be utilized to retain the deposits; and will offer a highly competitive rate in its marketplace. The average balance in savings deposits decreased $6.3 million as customers switched their funds to higher rate time deposits early in 1998. Average balances in savings deposits have remained relatively flat throughout the year.

The average rate paid on short-term borrowings decreased 48 basis points to 5.53%, while the average balance decreased $4.7 million. Increases or decreases in the average balance in this category fluctuates due to the subsidiary bank's daily liquidity needs, such as loan growth and maturity of time deposits and purchase of securities. The average balance in Pinnacle's notes payable decreased $5.7 million due to a stock redemption by Pinnacle Bank in July, 1997, proceeds of which were used to pay down a portion of the notes payable. The rates paid on notes payable decreased 41 basis points as the indices to which these notes payable are tied were lower in 1998 than in 1997.

Interest expense for 1998 decreased $776,000 compared to 1997. The decrease in average rates paid was primarily responsible for the decrease.

A detailed Analysis of Net Interest Income for the three years ended December 31, 1998, 1997, and 1996 is included in Table 1. An Analysis of the Volume/Rate Variance for the last three years is found in Table 2.

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

                    TABLE 1. ANALYSIS OF NET INTEREST INCOME
                             (DOLLARS IN THOUSANDS)

                                               Year Ended                        Year Ended                  Year Ended
                                           December 31, 1998                 December 31, 1997           December 31, 1996
                                    --------------------------------  --------------------------------  --------------------
                                     Average                           Average                           Average
                                     Balance   Interest      Rate      Balance   Interest      Rate      Balance   Interest
                                    ----------------------------------------------------------------------------------------
Assets:
  Interest-earning assets:
    Interest-bearing deposits and
      Federal funds sold..........  $   5,509  $     281        5.10% $   1,746  $      65        3.72% $   5,344  $     252
    Taxable securities............    406,095     23,089        5.69    390,847     24,154        6.18    399,903     23,133
    Nontaxable securities.........     17,171      2,106       12.26     19,814      2,303       11.62     21,928      2,645
    Loans.........................    514,201     42,263        8.22    515,697     43,000        8.34    374,647     31,235

                                    --------------------------------  --------------------------------  --------------------
      Total interest-earning
       assets.....................    942,976     67,739        7.18    928,104     69,522        7.49    801,822     57,265
  Noninterest-earning assets:
    Cash and due from banks.......     26,685                            26,194                            24,486
    Allowance for loan losses.....     (7,259)                           (7,989)                           (6,750)
    Other assets..................     66,139                            66,204                            53,369
                                    ---------                         ---------                         ---------
      Total assets................  $1,028,541                        $1,012,513                        $ 872,927
                                    ---------                         ---------                         ---------

Liabilities and stockholders
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits.....................  $  93,106  $   1,766        1.90% $  89,306  $   1,806        2.02% $  88,897  $   1,841
    Savings deposits..............    237,714      6,850        2.88    244,055      7,084        2.90    217,175      6,451
    Money market deposits.........     45,978      1,623        3.53     46,976      1,631        3.47     47,497      1,634
    Other time deposits...........    385,029     21,560        5.60    375,616     21,169        5.64    302,128     16,719
    Short-term borrowings.........     24,712      1,366        5.53     29,380      1,766        6.01     12,092        728
    Notes payable.................     20,503      1,368        6.67     26,175      1,853        7.08     24,500      1,745
                                    --------------------------------  --------------------------------  --------------------
      Total interest-bearing
       liabilities................    807,042     34,533        4.28    811,508     35,309        4.35    692,289     29,118
  Noninterest-bearing liabilities:
    Demand deposits...............    110,321                            99,315                            93,901
    Other liabilities.............      9,367                             7,746                             7,756
    Stockholders' equity..........    101,811                            93,944                            78,981
                                    ---------                         ---------                         ---------
      Total liabilities and
       stockholders' equity.......  $1,028,541                        $1,012,513                        $ 872,927
                                    ---------                         ---------                         ---------
Net interest income and margin....             $  33,206        3.52%            $  34,213        3.69%            $  28,147
----------------------------------------------------------------------------------------------------------------------------



                                       Rate

Assets:
  Interest-earning assets:
    Interest-bearing deposits and
      Federal funds sold..........        4.72%
    Taxable securities............        5.78
    Nontaxable securities.........       12.06
    Loans.........................        8.34

      Total interest-earning
       assets.....................        7.14
  Noninterest-earning assets:
    Cash and due from banks.......
    Allowance for loan losses.....
    Other assets..................

      Total assets................

Liabilities and stockholders
  equity:
  Interest-bearing liabilities:
    Interest-bearing demand
     deposits.....................        2.07%
    Savings deposits..............        2.97
    Money market deposits.........        3.44
    Other time deposits...........        5.53
    Short-term borrowings.........        6.02
    Notes payable.................        7.12

      Total interest-bearing
       liabilities................        4.21
  Noninterest-bearing liabilities:
    Demand deposits...............
    Other liabilities.............
    Stockholders' equity..........

      Total liabilities and
       stockholders' equity.......

Net interest income and margin....        3.51%
----------------------------------

Interest income is adjusted to taxable equivalents for the tax-exempt assets based on a Federal income tax rate of 34% for each year. The fully taxable equivalent adjustments to interest income for the year ended December 31, 1998, 1997 and 1996 were, in thousands, $766, $855 and $991, respectively. The average balance of non-accrual loans is included in the total loans category in each year. The average balances do not include the effect of SFAS No. 115.

--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition
and Results of Operations
--------------------------------------------------------------------------------

                  TABLE 2. ANALYSIS OF VOLUME / RATE VARIANCE
                             (DOLLARS IN THOUSANDS)

                                                                   1998 versus 1997                 1997 versus 1996
                                                            -------------------------------  -------------------------------
                                                               Change due to                    Change due to
                                                            --------------------    Total    --------------------    Total
                                                             Volume      Rate      Change     Volume      Rate      Change

                                                            -------------------------------  -------------------------------
Interest earned on:
  Interest-bearing deposits at banks and Federal funds
   sold...................................................  $     140  $      76  $     216  $    (170) $     (17) $    (187)
  Taxable securities......................................        942     (2,007)    (1,065)      (524)     1,545      1,021
  Nontaxable securities...................................       (307)       110       (197)      (255)       (87)      (342)
  Loans...................................................       (125)      (612)      (737)    11,760          5     11,765
                                                            -------------------------------  -------------------------------
    Total interest income.................................        650     (2,433)    (1,783)    10,811      1,446     12,257
                                                            -------------------------------  -------------------------------
Interest paid on:
  Interest-bearing demand deposits........................         77       (117)       (40)         8        (43)       (35)
  Savings deposits........................................       (184)       (50)      (234)       798       (165)       633
  Money market deposits...................................        (35)        27         (8)       (18)        15         (3)
  Other time deposits.....................................        531       (140)       391      4,067        383      4,450
  Short-term borrowings...................................       (281)      (119)      (400)     1,041         (3)     1,038
  Notes payable...........................................       (402)       (83)      (485)       119        (11)       108
                                                            -------------------------------  -------------------------------
    Total interest expense................................       (294)      (482)      (776)     6,015        176      6,191
                                                            -------------------------------  -------------------------------
Net interest income.......................................  $     944  $  (1,951) $  (1,007) $   4,796  $   1,270  $   6,066
                                                            -------------------------------  -------------------------------

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

Management's system of review of the loan portfolio, preparation of the reviewable record and the attendant determination of the adequacy of the allowance for loan losses is made up of a number of factors. The most significant part of the system is the independent credit review function which reviews all commercial credits including commercial real estate credits, in excess of $250,000 on a bi-annual basis at a minimum, with problem credits reviewed more often as necessary. An informed, judgmental determination is made of the risk associated with loans which have received low grades under the credit review function. This estimated risk as well as any valuation allowances related to impaired loans are taken into account in determining the allowance for loan losses. In addition, the allowance includes additional reserves for coverage of unidentified risks which exist at the reporting date.

In addition to the credit review system, on a quarterly basis an internal report provides an analysis of the adequacy of the allowance for management and the Board of Directors. This analysis focuses on allocations based on loan review ratings and historical charge-off and recovery data. Management also reviews the status of all watch list credits on a monthly basis. The process and the amount of the allowance and of the provision have also been subject to the review of external auditors and banking regulatory authorities, for reasonableness of the methodology.

There has been no provision for loan losses in both 1998 and 1997. Pinnacle had net charge-offs of $585,000, or 0.11%, of average loans in 1998 compared to $844,000, or 0.16%, of average loans in 1997. The ratio of the allowance for loan losses to total loans was 1.28% at December 31, 1998 compared to 1.47% of a year ago. While Pinnacle's ratio of allowance for loan losses to total loans has decreased from a year ago, management has made

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

no provision for loan losses for the past two years and believes the allowance for loan losses is adequate, but not excessive, due to the following factors. First, a significant portion of Pinnacle's problem loans originated from the acquisitions of FinSec and Acorn Financial Corp. As part of each merger agreement, additional provisions were made to each of these financial institution's allowance for loan losses prior to the acquisition to cover any loss related to problem loans which were designated during Pinnacle's due diligence. Second, a significant portion of its loan portfolio is in residential real estate, particularly the loans acquired in the FinSec acquisition, and the majority of the loans in this category are within the loan policy guidelines of loan to value ratio of 80%. Third, the total ratio of non-performing loans to total loans declined during 1998 to 1.06% at December 31, 1998 from 1.31% at year-end 1997. Finally, the loan review process by management is operating effectively. While there has been no provision for loan losses for 1998 and 1997, management continues to monitor the adequacy of its allowance for loan losses by the above process as well as comparing to its peer group data. Pinnacle's allowance for loan losses to total loans remains below its peer group ratio of 1.48% and its coverage of non-performing loans (allowance divided by non-performing loans) is 120% compared to the peer group ratio of 259%. (Source:
September, 1998, Bank Holding Company Performance Report; Consolidated Assets between $1 billion and $3 billion.) These ratios are reviewed in conjunction with the mix of the peer portfolio, type and level of charge-offs and are monitored on an ongoing basis for significant changes. Table 3 provides data regarding the analysis of the allowance for loan losses.

At December 31, 1998, total non-performing loans, defined as non-accrual loans; loans past due greater than 90 days and still accruing; and restructured loans, were $5,765,000 compared with $6,679,000 of a year ago. The decrease in non-performing loans resulted from the refinancing of a restructured loan to terms and conditions in line with current loan requirements, as well as the reduction of non-accrual loans resulting from payoffs as opposed to charging off those loans. Loans considered impaired under SFAS No. 114 and disclosed in the Notes to the Financial Statements are included in the non-performing category. These included non-accrual loans greater than $100,000, restructured loans, and loans classified as at least doubtful under Pinnacle's credit risk classification system.

Pinnacle's watch list includes credits which may be potential problem loans, but are not currently considered non-performing loans. Credits which are rated by management and the independent review process as "5" or worse are considered potential problem loans and would indicate the loan is considered a "special mention" by regulatory examiners. At December 31, 1998, potential problem loans not included in non-performing loans totaled $3,980,000.

In addition, Pinnacle held $169,000 classified as other real estate owned ("OREO") at December 31, 1998. Other real estate includes property acquired through foreclosure. These assets are carried at the lower of fair value less estimated cost to sell or cost. Losses arising at the time of acquisition of property in full or partial satisfaction of loans are recorded as loan losses. Subsequent losses or expenses on the property are charged to other expenses. Income received on property is recorded as an offset to expense. During 1998, substantially all property carried at December 31, 1997 was sold with no significant impact on the results of operations.

Total non-performing assets were $5,934,000, or 1.10% of total loans plus other real estate owned at December 31, 1998. Total non-performing assets were 0.52% of total assets at year end. Table 4 provides data regarding non-performing assets.

--------------------------------------------------------------------------------

Management's Discussion and Analysis of Financial Condition
and Results of Operations
--------------------------------------------------------------------------------

               TABLE 3. ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
                             (DOLLARS IN THOUSANDS)

                                                               Year Ended December 31
                                                -----------------------------------------------------

                                                  1998       1997       1996       1995       1994
                                                -----------------------------------------------------
Average loans outstanding.....................  $ 514,201  $ 515,697  $ 374,647  $ 309,818  $ 248,000
                                                -----------------------------------------------------
Total loans at year end.......................  $ 541,356  $ 510,207  $ 525,069  $ 309,600  $ 248,404
                                                -----------------------------------------------------
Allowance for loan losses at beginning of
  year........................................  $   7,520  $   8,364  $   6,023  $   4,229  $   3,547
Balance acquired..............................      --0--      --0--      2,982      1,945      --0--
Loans charged off:
  Commercial and other........................        602        769        365        257        186
  Consumer....................................        233        132        125        115         78
  Real estate.................................         82        476        349      --0--         42
                                                -----------------------------------------------------
    Total.....................................        917      1,377        839        372        306
                                                -----------------------------------------------------
Recoveries of loans previously charged off:
  Commercial and other........................        259         81        138        168         14
  Consumer....................................         73         63         48         53         65
  Real estate.................................      --0--        389         12      --0--          9
                                                -----------------------------------------------------
    Total.....................................        332        533        198        221         88
                                                -----------------------------------------------------
Net loans charged off.........................        585        844        641        151        218
                                                -----------------------------------------------------
Provision charged to expense..................      --0--      --0--      --0--      --0--        900
                                                -----------------------------------------------------
Allowance for loan losses at end of year......  $   6,935  $   7,520  $   8,364  $   6,023  $   4,229
                                                -----------------------------------------------------

                         TABLE 4. NON-PERFORMING ASSETS
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                              1998       1997       1996       1995       1994
                                                            -----------------------------------------------------
Non-accrual...............................................  $   3,507  $   4,392  $   7,441  $   4,791  $     748
Past due 90 days or more and still accruing...............      1,775      1,064        633      2,293        552
Restructured..............................................        483      1,223      1,330        931      --0--
                                                            -----------------------------------------------------
  Non-performing loans....................................      5,765      6,679      9,404      8,015      1,300
                                                            -----------------------------------------------------

Other real estate owned...................................        169        442        939        284      2,416
                                                            -----------------------------------------------------
  Non-performing assets...................................  $   5,934  $   7,121  $  10,343  $   8,299  $   3,716
                                                            -----------------------------------------------------

Ratios:
  Non-performing loans/total loans........................       1.06%      1.31%      1.79%      2.59%      0.52%
  Non-performing assets/total assets......................       0.52       0.69       0.99       1.01       0.54
  Net charge-offs/average loans...........................       0.11       0.16       0.17       0.05       0.09
  Allowance for loan losses/total loans...................       1.28       1.47       1.59       1.95       1.70
  Allowance for loan losses/non-performing loans..........     120.29     112.59      88.94      75.15     325.28

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

NET SECURITIES GAINS

In 1998, net securities gains were a significant factor in the earnings. On a pre-tax basis, net securities gains were $12,755,000 compared to $8,340,000 in 1997. The net gains realized in 1998 consisted of gross gains of $15,725,000 and gross losses of $2,970,000.

The net gains in 1998 consisted of gains of approximately $1.2 million in Pinnacle's U. S. Government securities portfolio, and gains of approximately $11.5 million of equity securities as part of Pinnacle's equity investment program in other financial institutions. The net gains in 1997 consisted of gains of approximately $5.5 million in Pinnacle's U. S. Government securities portfolio, and gains of approximately $2.8 million in equity securities.

In prior years, Pinnacle has made decisions to sell its U. S. Government portfolio, take applicable gains and losses and reinvest in acceptable maturities when the slope of the yield curve and the reinvestment rate were acceptable in terms of managing Pinnacle's interest rate risk. Management has always viewed the gains recorded on the U. S. Government security term portfolio program as closely related to its net interest income as opposed to one-time security gains or losses. Accordingly, since implementation of the slope program, the yield on Pinnacle's U. S. Government portfolio has outperformed the
U. S. Treasury yield by 27 basis points and by including the gain on sale of these securities, by 126 basis points. In 1998, the program outperformed the index by 35 basis points and including the gain in 1998, by 71 basis points. Because of the relative flatness of the yield curve in 1997 and 1998, management reviewed other methods of enhancing the yield of the term portfolio and in May, 1997, began utilizing a reverse repurchase and repurchase agreement program whereby approximately $325 million was loaned to an unaffiliated broker and collateralized in return by similar securities. These transactions involved the utilization of three-year Treasuries and met the accounting requirements of netting assets and liabilities on the balance sheet. Additional yields earned on this program approximated 36 basis points in 1998. In November, 1998, Pinnacle utilized a repurchase agreement with this unaffiliated broker to purchase a FNMA discount note. Both the note and repurchase agreement mature in February, 1999, and management anticipates a net spread of 27 basis points on this transaction. The repurchase agreement is secured by U. S. Treasuries and is included in short-term borrowings and FHLB advances on the Consolidated Balance Sheets.

Security sales were taken in the equity investment portfolio to reallocate portfolio funds based on management's assessment of the financial performance of certain issues as well as market conditions as it related to those issues.

OTHER NON-INTEREST INCOME

The major components of Pinnacle's other non-interest income consist of service charges on deposit accounts, other banking income, income (loss) on PMSR's, and trust fees. Fees on banking services and other income were $5,626,000 for 1998 compared to $5,369,000 in 1997. The increase was primarily related to the increase in deposit service charges of $148,000, ATM service charges of $72,000 and income on the debit card usage of $68,000.

Through the acquisition of SF, Pinnacle acquired an investment in a limited partnership which invests in PMSR's. This investment is carried at lower of cost or market and income is booked on the equity method. In 1998, the value of this investment was below cost as a market valuation reserve of $2.3 million was recorded to reflect the decline in the market value of the PMSR's. Total investment in this asset amounted to $6,676,000, net of the reserve, at year-end 1998 and is included in other assets in the Consolidated Balance Sheets. Income earned on the investment in 1997 was $518,000.

Trust fees increased to $2,904,000, or 14% from 1997. The increase in trust fees relates to increased trust business of $44 million in 1998. Assets under management at year end amounted to $345 million, or 8% above the total one year earlier.

NON-INTEREST EXPENSE

Non-interest expense totaled $30,094,000, an increase of 7% of a year ago. Employee compensation increased 5% with the majority of the increase relating to normal overall raises as well as the addition of staff in the commercial lending, marketing and training areas of Pinnacle's banks. The opening of the new branches also contributed to the increase. Occupancy expense increased 9%, primarily attributable to the new branches and the opening of the PB operations center in 1998. Other expense increased 10%, with advertising and marketing contributing to 39% of the increase.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Pinnacle embarked on four major media campaigns in 1998 and portions of its advertising budgets were allocated to the opening of the new branches. Expenses relating to other real estate owned increased $366,000 due to added market writedowns of distressed properties held and sold in this category in 1998.

INCOME TAXES

Pinnacle's Federal and State income tax return is prepared on a consolidated basis including the accounts of its subsidiaries. The Federal tax provision for 1998 was $6,289,000 compared to $7,451,000 of a year ago. Included in the provision for 1998 taxes was the benefit of utilization of an AMT tax credit carryforward not included in previous years. There was a deferred provision for state income taxes in 1998 of $320,000, as Pinnacle continued to realize a portion of the state tax net operating loss carryforward recognized in 1994. See
Note 7 to the consolidated Financial Statements for additional detail on the provision for taxes.

                                   NET INCOME

                             1997 COMPARED TO 1996

NET INCOME

Consolidated net income was $14,429,000, or $1.91 per diluted share in 1997, an increase from the $7,127,000, or $1.04 per diluted share, earned in 1996. The return on average assets was 1.43% for 1997 and 0.82% for 1996. For each year, the return on average equity was 15.4% and 9%, respectively. Return on average assets and equity for each year, calculated including the effects of SFAS No. 115, would not be materially different.

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

The average cost of interest-bearing liabilities increased 14 basis points to 4.35% in 1997 from 4.21% in 1996. The average rate paid on interest-bearing demand deposits decreased slightly by 5 basis points to 2.02% while the rate paid on savings deposits decreased 7 basis points. These deposit categories are considered core deposit categories and are less susceptible to market and rate changes. The interest rate paid on money market deposits increased slightly to 3.47%, indicating Pinnacle has maintained a level amount of high money market customer balances which are offered a third level of interest rates tied to a Treasury index. The average rate paid on other

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

time deposits has increased 11 basis points primarily due to the acquisition. Certain of SF time deposits were brokered deposits and higher "special rate" deposits which matured throughout 1997 and were not renewed. Average balances of other time deposits for SF decreased $32 million. Average balances in savings deposits have increased on a year-to-year basis due to the acquisition, but are also lower on a fourth quarter-to-fourth quarter comparison, decreasing $12 million as customers continue to move their money to higher paying time deposits or mutual funds. On the positive side, both interest-bearing and noninterest-bearing deposits increased $4 million on a fourth quarter-to-fourth quarter basis. Pinnacle continues to monitor the needs of its current customer base as well as its potential customer base, and in the fourth quarter began marketing a "suite" of deposit products, which included a free checking account, and will continue to market this and other deposit products to meet its customer's needs. Interest expense paid on all deposits increased $5,045,000.

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

PROVISION FOR LOAN LOSSES

There has been no provision for loan losses in both 1997 and 1996. Pinnacle had net charge-offs of $844,000, or 0.16%, of average loans compared to $641,000, or 0.17%, of average loans in 1996. The ratio of the allowance for loan losses to total loans was 1.47% at December 31, 1997 compared to 1.59% of a year ago. At December 31, 1997 total non-performing loans, defined as non-accrual loans; loans past due greater than 90 days and still accruing; and restructured loans, were $6,679,000 compared with $9,404,000 of a year ago. The decrease in non-performing loans is significant in that a majority of the reduction in these loans from year-end 1996, or 69% of the decrease, resulted in payments and payoffs of non-performing loans as opposed to charging off the loans. Loans considered impaired under SFAS No. 114 and disclosed in the Notes to the Financial Statements are included in the non-performing category. These included non-accrual loans greater than $100,000, restructured loans, and loans classified as at least doubtful under Pinnacle's credit risk classification system.

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

Total non-performing assets were $7,121,000, or 1.39% of total loans plus other real estate owned at December 31, 1997. Non-performing assets were 0.69% of total assets at year end.

NET SECURITIES GAINS

In 1997, net securities gains were a significant factor in the earnings. On a pre-tax basis, net securities gains were $8,340,000 compared to $159,000 in 1996. The net gains realized in 1997 consisted of gross gains of $9,527,000 and gross losses of $1,187,000.

The net gains in 1997 consisted of gains of approximately $5.5 million in Pinnacle's U. S. Government securities portfolio, and gains of approximately $2.8 million of equity securities as part of Pinnacle's equity investment program in other financial institutions. The gains in 1996 related to Pinnacle's
U. S. Government securities portfolio as well as the sale of an equity security and sale of securities acquired through the purchase of Acorn Financial Corp in 1995.

OTHER NON-INTEREST INCOME

Fees on banking services and other income were $5,887,000 for 1997 compared to $5,279,000 in 1996. The increase was due primarily to the

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

acquisition. Trust services increased 12% due primarily to the increase in market value of assets under management, to which a significant amount of fee income is tied. Assets under management at year end amounted to $320,000,000, or 19% above the total one year earlier. The increase in the amount of assets under management was also primarily a result of the increase in market value of assets under management.
NON-INTEREST EXPENSE
Non-interest expense totaled $28,213,000, an increase of 10% of a year ago. Employee compensation and benefits increased 11% with the majority of the increase due to the full year of compensation for employees from the 1996 acquisition. Occupancy expense increased 5% primarily due to the acquisition. Other expense increased 7%, primarily due to the acquisition which included increased goodwill amortization, increased data processing expenses and consulting expenses which were paid to former SF employees.

INCOME TAXES

Due to the higher level of pre-tax income, there was an increase in the Federal tax provision to $7,451,000 compared to $2,050,000 of a year ago. There was a small deferred provision for state income taxes in 1997 as Pinnacle realized a portion of the state tax net operating loss carryforward recognized in 1994. See
Note 7 to the Consolidated Financial Statements for additional detail on the provision for taxes.

                                 CASH EARNINGS

Pinnacle's acquisitions have been made with both the issuance of shares of common stock and cash or cash only and, as a result, the purchase method of accounting was utilized. This method created goodwill, which is the difference between the fair value of assets purchased and the underlying historical cost of the assets purchased. Pinnacle's goodwill is being amortized as a non-cash reduction of net income over time periods from ten to twenty years. If these acquisitions had met stringent accounting rules and no cash had been exchanged, the pooling of interest method of accounting would have been used. There would be no goodwill created and no reduction in net income as a result of the amortization of that goodwill. By computing cash earnings and related ratios, analysts and peer financial institutions have been equalizing the difference these two accounting methods have on bank earnings and earnings per share. The following table outlines Pinnacle's cash earnings and related ratios.

                              For the year ended
                                  December 31
(IN THOUSANDS; EXCEPT   -------------------------------
   PER SHARE DATA)        1998       1997       1996
                        -------------------------------
Net income, as
 reported.............  $  14,681  $  14,429  $   7,127
Goodwill
 amortization.........      2,416      2,394      2,033
                        -------------------------------
Cash net income.......  $  17,097  $  16,823  $   9,160
                        -------------------------------
Cash EPS:
  Basic...............  $    2.28  $    2.23  $    1.35
  Diluted.............       2.27       2.23       1.34
Cash ROA:
  Average assets......  $1,028,541 $1,012,513 $ 872,927
  Average goodwill....     21,916     24,237     20,445
                        -------------------------------
  Average tangible
   assets.............  $1,006,625 $ 988,276  $ 852,482
                        -------------------------------
Cash ROA..............       1.70%      1.70%      1.07%
Cash ROE:
  Average equity......  $ 101,811  $  93,944  $  78,981
  Average goodwill....     21,916     24,237     20,445
                        -------------------------------
  Average tangible
   equity.............  $  79,895  $  69,707  $  58,536
                        -------------------------------
Cash ROE..............      21.40%     24.13%     15.65%

                                 BALANCE SHEET

Total assets were $1,146,065,000 at December 31, 1998, or 11% higher than total assets of $1,034,811,000 at year-end 1997.

SECURITIES

Total securities were $520,237,000 at December 31, 1998. All securities are available for sale and carried at fair value with corresponding valuation adjustments included in stockholders' equity. Securities consisted of U. S. Government securities of $412,273,000; mortgage-backed and collateralized mortgage-backed securities of $40,562,000; state and municipal bonds totaling $19,440,000 and corporate and other securities of $47,962,000. In the latter part of 1998, Pinnacle invested approximately $101 million in a FNMA discount note funded by a repurchase agreement of the same amount and Pinnacle invested approximately $38 million in a FHLMC collateralized mortgage obligation, funded partially by the sale of a portion of Pinnacle's U. S. Government term portfolio. State and municipal bonds decreased $2.8 million from maturities and calls. Corporate and other securities decreased $3.5 million. In 1998, Pinnacle purchased $24.7 million in new equity issues as part of its equity investment program in other financial institutions and sold certain issues with a cost of $14.3 million. The

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

unrealized gain on the equity portfolio decreased from $22.3 million to $8.6 million, primarily as the result of the sales of certain issues. A detailed analysis of securities, including unrealized gains and losses as well as maturity schedules is contained in Note 3 to the Consolidated Financial Statements.

Currently, Pinnacle is not using any derivative products for hedging or other purposes.

LOANS

Total loans were $541,356,000 at December 31, 1998, an increase of 6%, or $31.1 million, from a year ago. The increase in loans was primarily in commercial loans, which increased 31% or $34.5 million. Consumer loans increased 11%, or $6.9 million. These increases were offset by the decrease in real estate loans (excluding commercial real estate and construction) of $12.2 million. This decrease was a result of the continued paydowns in purchased participation loans. Absent the effect of the paydown in purchased loans, total loans increased 9%. The loan to asset ratio was 47%, down from a year ago of 49%; and still substantially below peer of 61%. Management's goal continues to be growth in the loan portfolio.

At December 31, 1998, Pinnacle's mix of loans consisted of 60% in real estate loans, 27% in commercial loans and the remainder in consumer loans. The mix shifted slightly to greater commercial loans in 1998. See Note 4 in the Notes to Consolidated Financial Statements for a detailed analysis of loans by composition and geographic mix.
DEPOSITS

Total deposits were $883,806,000 at December 31, 1998 or 4% higher than year-end 1997. Table 5 provides an analysis of deposits by category for the past three years.

The increase in deposits was primarily in other time deposits under $100,000 which increased $22 million. As previously mentioned, a promotion corresponding with the opening of the two new banking centers in 1998 brought in significant new time deposit money. Noninterest-bearing demand deposits increased 11% from added emphasis on sales and the introduction of a "suite" of products surrounding a noninterest-bearing deposit account. Interest-bearing demand deposits increased 5%, money market deposits increased 10%, and savings deposits increased slightly. The opening of the new branches and a concerted sales effort by the banks contributed to the successful increase in deposit accounts.

Pinnacle's deposit base continues to be made up of a high amount of low cost core deposits in comparison with peer group institutions.

               TABLE 5. PERCENTAGE OF TOTAL DEPOSITS BY CATEGORY
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                     1998                   1997                   1996
                                             ---------------------  ---------------------  ---------------------
                                              Amount       Pct.      Amount       Pct.      Amount       Pct.
                                             -------------------------------------------------------------------
Demand:
  Noninterest-bearing......................  $ 115,809       13.1%  $ 104,644       12.4%  $ 101,127       11.5%
  Interest-bearing.........................    100,676       11.4      96,092       11.4      88,489       10.1
Savings....................................    239,355       27.1     239,061       28.2     249,918       28.5
Money market...............................     46,865        5.3      42,677        5.0      47,481        5.4
Other time less than $100,000..............    318,008       36.0     295,940       35.0     315,597       36.0
Other time greater than $100,000...........     63,093        7.1      68,055        8.0      74,940        8.5
                                             -------------------------------------------------------------------
Total deposits.............................  $ 883,806        100%  $ 846,469        100%  $ 877,552        100%
                                             -------------------------------------------------------------------

                            ------------------------

GOODWILL

Goodwill and other intangibles amounted to $20,660,000, or 18% of stockholders' equity, at December 31, 1998. Goodwill and other intangibles relate to premiums paid in Pinnacle's acquisitions and goodwill amortization on a year-to-year basis decreases earnings per share by approximately $0.32 per share.

DEFERRED INCOME TAXES

The primary components of Pinnacle's net deferred tax asset at December 31, 1998 are differences between the book and tax bases of securities and other assets, allowance for loan losses, purchase accounting adjustments, deferred compensation and deferred loan fees. A detailed analysis of the components of the deferred tax assets is contained in Note 7 to the Consolidated Financial

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Statements. At December 31, 1998, Pinnacle had, for state tax purposes, a net operating loss carryforward of $38,229,000 which expires, if unused, in the years 2010 through 2013.

SHORT-TERM BORROWINGS

Federal funds purchased, securities sold under agreements to repurchase ("repos") and FHLB advances constitute all of Pinnacle's short-term borrowings. These short-term borrowings are not subject to FDIC deposit insurance premiums or reserve requirements.

Short-term borrowings and FHLB advances increased to $111,245,000 at December 31, 1998 from $38,525,000 of a year ago. The increase in short-term borrowings was primarily due to the previously mentioned repurchase agreement which was utilized to fund the purchase of a FNMA discount note. Table 6 highlights short-term borrowings and FHLB advances for the prior three years.

                TABLE 6. SHORT-TERM BORROWINGS AND FHLB ADVANCES
                     (AT DECEMBER 31; DOLLARS IN THOUSANDS)

                                                                        1998       1997       1996
                                                                      -------------------------------
Amount Outstanding:
  At year end.......................................................  $ 111,245  $  38,525  $  28,525
  Average during year...............................................     24,712     29,380     12,092
  Maximum month end.................................................    117,945     49,781     45,950
Average Interest Rate:
  At year end.......................................................       4.94%      7.27%      6.79%
  During year.......................................................       5.53       6.01       6.02

                            ------------------------

NOTES PAYABLE

Pinnacle had $20,750,000 outstanding in notes payable at December 31, 1998, compared to $20,000,000 at December 31, 1997. The debt has been used during the year for operating needs as well as the purchase of equity securities at the parent company level. Pinnacle has a line of credit of $35,000,000 at an unaffiliated bank which is secured by the stock of subsidiary banks.

                               CAPITAL RESOURCES

Total stockholders' equity of Pinnacle was $117,376,000 at December 31, 1998 up 2% from $115,458,000 at December 31, 1997. The ratio of equity to assets was 10.24% and 11.16% at each year end, respectively.

The Federal Reserve Board ("Board") regulations prescribe capital requirements for bank holding companies. Pinnacle must have a Leverage Capital Ratio with a minimum level of Tier One capital to total assets of 4.00%. Tier One capital consists of common stock, additional paid-in capital and retained earnings, and is exclusive of Pinnacle's allowance for loan losses, goodwill and other intangibles, and unrealized gain on securities available for sale, net of tax. In addition, the Board has issued Risk-Based Capital Guidelines with a minimum standard of Tier One regulatory capital to risk weighted assets of 4.00%, and Total (Tier One plus Tier Two) regulatory capital to risk weighted assets of 8.00%. Tier Two capital consists of Pinnacle's allowance for loan losses up to a maximum of 1.25% of risk weighted assets. The structure of Pinnacle's balance sheet results in a Risk-Based Capital Ratio significantly in excess of the guidelines. At December 31, 1998, and December 31, 1997, Pinnacle's total risk-based capital ratio was 16.36% and 16.97%, respectively, assuming the deduction of all goodwill and other intangibles in compliance with the guidelines. Each of Pinnacle's subsidiary banks must meet similar minimum capital requirements as prescribed by Federal and state banking regulatory authorities. At December 31, 1998, Pinnacle and each of its subsidiary banks was in compliance with the current capital guidelines. For a detailed analysis of regulatory capital ratios, see Note 16 to the Consolidated Financial Statements. This footnote includes capital ratios for Pinnacle and its subsidiaries.

--------------------------------------------------------------------------------

                     Management's Discussion and Analysis of Financial Condition
                                                       and Results of Operations
--------------------------------------------------------------------------------

Book value per share was $15.73 at December 31, 1998 compared to $15.39 at December 31, 1997. Tangible book value (stockholders' equity less goodwill) was $12.97 compared to $12.31 of a year ago. During 1998, Pinnacle repurchased 47,780 shares of its common stock at market prices in privately negotiated and market transactions as part of its announced stock repurchase program. Dividends amounting to $0.92 per share were paid in 1998.

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

Pinnacle's cash flows are comprised of three general types. Cash flows from operating activities are primarily Pinnacle's net income. Cash flows from investing activities consist of loans made to and collected from customers; and purchases, sales and maturities of securities available for sale. Cash flows from financing activities are determined by Pinnacle's deposit base and from Pinnacle's ability to borrow and repay debt and issue or repurchase stock. For 1998, cash flows were primarily generated from a $37,337,000 increase in deposits, a $72,720,000 increase in short-term borrowings and $9,569,000 from earnings. Cash flow uses and needs included a net increase in securities of $78,839,000, advances of net loan principal of $31,456,000, purchases of premises and equipment of $4,482,000, and dividend payments and repurchases of common stock of $8,279,000. Pinnacle's net cash position decreased $2,481,000 with the majority of the decrease in Federal funds sold.

Pinnacle's subsidiary banks have a relatively stable base of deposits and any increased loan demand can be sufficiently funded without a material change in its balance sheet. Pinnacle's corporate strategy includes acquisitions. These acquisitions are funded with both debt and issuance of stock. Reductions of debt would be made from Pinnacle's earnings. At December 31, 1998, Pinnacle had a secured line of credit of $35,000,000 with an unaffiliated bank, whereby $20,750,000 had been drawn.

Regulatory requirements exist which influence Pinnacle's liquidity and cash flow needs. These requirements include the maintenance of satisfactory capital ratios on a consolidated and subsidiary bank basis, restrictions on the amount of dividends which a subsidiary bank may pay and reserve requirements with the Federal Reserve Bank. Based on these restrictions, at January 1, 1999, bank subsidiaries could have declared approximately $1,501,000 in dividends without requesting approval of the applicable Federal or State regulatory agency. In addition, Pinnacle has made loan commitments which could result in increased cash flow requirements for loans. Management is of the opinion that these regulatory requirements and loan commitments will not have a significant impact on the liquidity of Pinnacle. Management is not aware of any known trends, events or uncertainties that will have, or that are reasonably likely to have, a material effect on Pinnacle.

Management had no significant commitments for capital expenditures at December 31, 1998.

                         YEAR 2000 READINESS DISCLOSURE

The paragraphs of this section constitute a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act (Pub. L. No. 105-271). Pinnacle faces risks associated with the Year 2000 date change as it relates to the readiness of its major data processing provider, other critical vendor suppliers and its large commercial customers.

Pinnacle's Year 2000 task force, consisting of senior management and key department managers, is charged with the Year 2000 project oversight. The task force utilized an approach outlined by the Federal Financial Institution Examination Council (FFIEC), supplemented by correspondence guidance from its primary regulators and internal auditors. All deadlines recommended by the FFIEC have been met by Pinnacle's task force. The task force meets at least quarterly and is in constant communication with its major data processor and addresses issues relating to Year 2000 compliance on an ongoing basis. The task force chairman reports quarterly to each Bank's board and the parent company's board.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Currently, Pinnacle has completed its testing strategies and plans and has received test strategies and plans from its critical vendors. Pinnacle's main data processing provider began testing in a proxy environment during August, 1998. Year 2000 Renovated software from Pinnacle's major data processor was installed and tested in October, 1998. Pinnacle currently utilizes this software with no processing issues. Testing on that software for future dates will continue through March, 1999. The contingency plan has been prepared and submitted to the regulators for comment and changes. The contingency planning will be tested and continually monitored and updated to ensure uninterrupted customer services and backroom processing.

Pinnacle has received and reviewed correspondence from significant vendors, particularly the Federal Reserve Bank, and all necessary testing for interfaces with these vendors has been completed or will be completed by March 31, 1999. While Pinnacle has received correspondence from and evaluated plans from certain vendors, such as utilities and phone companies, it cannot guarantee that computer failure of these vendors would not disrupt Pinnacle's operations. The severity of the disruption would depend on the nature and duration of that vendor's failure.

Pinnacle has incurred costs related to assessment of, and preliminary efforts in connection with, the Year 2000 program and remediation plan. Costs incurred by Pinnacle's major data processor, at this time, are not being passed on to its customers. The impact of any costs incurred has not been material to the financial position of Pinnacle and total costs incurred, and expected to be incurred, are estimated to be less than $0.01 per share on Pinnacle's diluted earnings per share. Additionally, although Pinnacle's major data processor has met all deadlines for their Year 2000 readiness plan and management is confident it will continue to do so, Pinnacle cannot estimate the effect or impact of what the failure of its processing system would have on the financial position of Pinnacle. Furthermore, costs cannot be estimated at this time on what the effect on the financial position of Pinnacle would be if there were a significant utility disruption or failure.

Pinnacle has assessed its large commercial customers as to their Year 2000 readiness and ability to manage their relationship with Pinnacle's banking subsidiaries. Ongoing monitoring is being done on a case by case basis, based on the initial assessment. Currently, it is unknown what impact a high risk customer's inability to repay its bank obligations will have on the adequacy of Pinnacle's allowance for loan losses or its financial position. Liquidity availability and requirements are being assessed and monitored on an ongoing basis, in keeping with the safe and sound management of the subsidiary banks.

Pinnacle believes it is taking reasonable steps to address and remediate Year 2000 issues, especially as they relate to critical vendors. However, Pinnacle can make no representation that all of its systems, especially those of significant third parties, will be Year 2000 compliant or that it will not be adversely affected by Year 2000 issues.

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

INTEREST RATE RISK

Interest rate risk is the exposure of a company's current or future earnings and capital to interest rate changes. Interest rate risk has many components including repricing risk, basis risk, yield curve risk, option risk, and price risk. Repricing risk results from timing differences between rate changes or cash flows from the underlying assets and liabilities such as long-term fixed rate securities funded by variable rate deposits. Basis risk results from weak correlation between coupon rate changes of assets and liabilities such as prime based loans changing by 25 basis points and LIBOR based deposits changing by 50 basis points. Yield curve risk results from changes in the slope of the yield curve. Option risk results when a financial instrument's cash flow timing or amount can change as a result of market interest rate changes such as prepayment risk in mortgage loans when interest rates drop and refinancing of mortgages are prevalent. Price risk results from

--------------------------------------------------------------------------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

changes in value of marked-to-market financial instruments when interest rates change, such as held-for-sale loan portfolios.

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

CHARACTERISTICS OF NON-MATURITY DEPOSITS Includes statistics regarding the distribution of its non-maturity deposit accounts and is determined through analysis conducted through subsidiary banks' data processing systems.

The following sensitivity analysis highlights the results of the simulation as of December 31, 1998, for 1999 pro forma net interest income, as well as change in present value equity for Pinnacle's subsidiary banks. The risk limits set for the subsidiary banks are plus or minus 20% for change in pro forma net interest income and 15% for change in present value equity. All results are within guidelines set by management policy.

Actual results may vary depending on specific events transpiring in future periods.

                                                      1998                             1997
                                         -------------------------------  -------------------------------
                                           -200                  +200       -200                  +200
                                           Basis      Base       Basis      Basis      Base       Basis
                                          Points    Scenario    Points     Points    Scenario    Points
                                         ---------  ---------  ---------  ---------  ---------  ---------
Next 12 months
Net interest income....................  $  35,629  $  34,025  $  31,242  $  35,478  $  32,550  $  29,951
% Change...............................       4.71%    --          (8.18)%      9.00%    --         (7.98)%

Present Value Equity...................    155,670    159,887    152,985    169,676    163,757    153,544
% Change...............................      (2.64)%    --         (4.32)%      3.61%    --         (6.24)%

                            ------------------------

PARENT COMPANY MARKET RISK

At the parent company level, most of the market risk centers on its equity portfolio in other financial institutions' stock. At December 31, 1998, equity securities recorded at fair value of $45 million, with unrealized appreciation of $8.6 million, have exposure to price risk. This risk is estimated as the potential loss in fair value resulting from a 20% adverse change in prices quoted by stock exchanges and amounts to $8.9 million. This price risk does not have a direct effect on the net income of Pinnacle, although would reduce any gains which may be taken on the sale of certain equity securities in the future. Debt at the holding company level is subject to interest rate risk as its credit lines are tied to both LIBOR and prime rates. Credit lines tied to these indices are at the discretion of management and can be adjusted as these rates change. Currently, the total notes payable outstanding at year end is tied to LIBOR-type indices. If these indices rates increased 200 basis points, interest expense would have increased by approximately $450,000 on a pre-tax basis. The actual results could vary as management has the ability to adjust its level of borrowings and indices tied to LIBOR and prime.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

MANAGEMENT OF MARKET RISK

This analysis is performed at least quarterly, and in the event projected pro forma earnings or present value equity fall outside stated guidelines, management will take steps to adjust the maturity structure of its balance sheet to bring the variability of earnings or present value equity into compliance with stated guidelines. These changes would normally be made through the purchase and sale of debt securities. All securities owned by Pinnacle are available for sale and the proceeds from the sale of debt securities could be reinvested in an alternative maturity range in order to respond to a change in interest rates. Currently, Pinnacle is not using any derivative products for hedging or other purposes; however, if necessary, consideration would be given to utilization of these products to manage interest rate risk.

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

                           QUARTERLY DATA (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1998 and 1997.

                                               1998                                        1997
                                        Three Months Ended                          Three Months Ended
                            ------------------------------------------  ------------------------------------------
                             Mar 31     Jun 30     Sep 30     Dec 31     Mar 31     Jun 30     Sep 30     Dec 31
                            ------------------------------------------  ------------------------------------------
Net interest income.......     $7,912     $7,990     $8,150     $8,388     $8,093     $8,374     $8,462     $8,429
Provision for loan
  losses..................      --0--      --0--      --0--      --0--      --0--      --0--      --0--      --0--
                            ------------------------------------------  ------------------------------------------
Net interest income after
  provision for loan
  losses..................     $7,912     $7,990     $8,150     $8,388     $8,093     $8,374     $8,462     $8,429
Net income................     $3,850     $3,279     $4,435     $3,117     $2,739     $3,444     $4,663     $3,583
                            ------------------------------------------  ------------------------------------------
Diluted earnings per share
  (adjusted for stock
  split)..................      $0.51      $0.44      $0.58      $0.42      $0.36      $0.46      $0.61      $0.48
                            ------------------------------------------  ------------------------------------------

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

BANK AND BANKING CENTER PRESIDENTS

William P. Gleason,PINNACLE BANK
Robert J. Boucek,LAGRANGE PARK BANKING CENTER
Larry R. Clark,PINNACLE BANK OF THE QUAD-CITIES
Charles B. Hall,BATAVIA/ELBURN/WARRENVILLE/WESTMONT BANKING CENTERS
Dennis J. Irvin,HARVEY BANKING CENTER
Richard G. Pogvara,OAK PARK BANKING CENTER
William A. Spoo,BERWYN/CICERO/NILES/NORTH RIVERSIDE/WICKER PARK BANKING CENTERS

DEPARTMENT HEADS

Keith J. Gottschalk,DIRECTOR OF OPERATIONS
Richard M. Kennedy,DIRECTOR OF LOAN OPERATIONS AND CASH MANAGEMENT Michael J. Kidney,DIRECTOR OF REGULATORY COMPLIANCE
Joanna L. Kmiec,DIRECTOR OF MARKETING AND TRAINING
Glenn M. Mazade,CHIEF CREDIT OFFICER
Giles M. McCarthy,HEAD OF RETAIL LENDING DEPARTMENT
Denise Medema,DIRECTOR OF HUMAN RESOURCES
Sara J. Mikuta,CHIEF FINANCIAL OFFICER AND TREASURER
Jeffrey T. Osterman,DIRECTOR OF INVESTMENT PRODUCTS
John W. Pindiak,HEAD OF TRUST DEPARTMENT
Ronald J. Rous,DIRECTOR OF DEPOSIT SERVICES AND CASHIER
Kenneth C. Whitener, Jr.,CHIEF INVESTMENT OFFICER

--------------------------------------------------------------------------------

SHAREHOLDER INFORMATION
----------------------------------------------------------------------

MARKET PRICE AND                The Corporation's common stock is quoted on the National Market of
DIVIDENDS                       the National Association of Securities Dealers Automated Quotation
                                System (NASDAQ). The Corporation's ticker symbol is "PINN" and newspaper listings use the abbreviations "PinBG" and
                                "PinnaclBcGp". The following table sets forth the high and low sales price by quarter as reported by NASDAQ. All per share amounts have been adjusted to give effect for the 3-for-2 stock split effective February 10, 1997.

                     1998
----------------------------------------------
                                     Cash
 Quarter     High        Low       Dividends

----------------------------------------------
First      $   35.50  $   26.25    $    0.23
Second         37.00      32.00         0.23
Third          34.13      24.50         0.23
Fourth         30.25      24.00         0.23

                     1997
----------------------------------------------
                                     Cash
 Quarter     High        Low       Dividends
----------------------------------------------
First      $   23.50  $   18.67    $    0.22
Second         21.75      19.50         0.22
Third          24.50      21.00         0.22
Fourth         29.38      24.25         0.22

MARKET MAKERS                   Principal market makers are: ABN-AMRO Chicago Corporation; Howe
                                Barnes Investments, Inc.; J. J. B. Hilliard, W. L. Lyons, Inc.;
                                McDonald Investments Inc.; and Sandler O'Neill & Partners.

STOCK TRANSFER AGENT            The Transfer Agent for the Corporation's common stock is Harris
                                Trust and Savings Bank, Shareholder Communications Team, P. O. Box
                                A3504, Chicago, Illinois 60690-3504, (312) 461-3309.

FORM 10-K                       Form 10-K Annual Report filed with the Securities and Exchange
                                Commission can be obtained by written request to the Vice Chairman of the Corporation.

NOTICE OF MEETING               A meeting of Shareholders of Pinnacle Banc Group, Inc. will be held at the Drake Oak Brook Plaza Office Building, Lower Level
                                Conference Center, 2215 York Road, Oak Brook, Illinois on Tuesday,
                                April 20, 1999 at 3:00 p.m.

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

                               SUBSIDIARY BANKS:

                 PINNACLE BANK                                  NILES BANKING CENTER
             CICERO BANKING CENTER                               5697 Touhy Avenue
             6000 West Cermak Road                             Niles, Illinois 60714
             Cicero, Illinois 60804                                (847) 647-8555
                      and                                     OAK PARK BANKING CENTER
            2500 South Cicero Avenue                         840 South Oak Park Avenue
             Cicero, Illinois 60804                           Oak Park, Illinois 60304
                 (708) 780-5000                                    (708) 848-6700
             BATAVIA BANKING CENTER                          WARRENVILLE BANKING CENTER
             165 West Wilson Street                              3601 Winfield Road
            Batavia, Illinois 60510                         Warrenville, Illinois 60555
                 (630) 879-5300                                    (630) 393-4300
             BERWYN BANKING CENTER                            WESTMONT BANKING CENTER
             7112 West Cermak Road                             640 Pasquinelli Drive
             Berwyn, Illinois 60402                           Westmont, Illinois 60559
                      and                                          (630) 654-2800
             7373 West 25th Street                           WICKER PARK BANKING CENTER
        North Riverside, Illinois 60546                     1209 North Milwaukee Avenue
                 (708) 788-4700                               Chicago, Illinois 60622
             ELBURN BANKING CENTER                                 (773) 227-7020
             415 South Main Street                        PINNACLE BANK OF THE QUAD-CITIES
             Elburn, Illinois 60119                            SILVIS BANKING CENTER
                 (630) 365-9292                                  1100 First Avenue
             HARVEY BANKING CENTER                             Silvis, Illinois 61282
             174 East 154th Street                                 (309) 752-1200
             Harvey, Illinois 60426                            COLONA BANKING CENTER
                 (708) 333-2010                                   107 First Street
          LAGRANGE PARK BANKING CENTER                         Colona, Illinois 61241
          Oak Avenue at Sherwood Road                              (309 792-3384
         LaGrange Park, Illinois 60525                         MOLINE BANKING CENTER
                 (708) 579-2000                                   3600 70th Street
                                                               Moline, Illinois 61265
                                                                   (309) 796-1000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                     [LOGO]

--------------------------------------------------------------------------------